As filed with the Securities and Exchange Commission on April 7, 1998

                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   U. S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                               Intercardia, Inc.
            (Exact name of registrant as specified in its charter)

               Delaware                              8731                     56-1924222
    (State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
     incorporation or organization)      Classification Code Number)     Identification No.)

                                P.O. Box 14287
                             3200 East Highway 54
                         Cape Fear Building, Suite 300
                 Research Triangle Park, North Carolina 27709
                                (919) 558-8688
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------

                                                Intercardia, Inc.              RICHARD W. REICHOW
             CLAYTON I. DUNCAN
                                                  P.O. Box 14287            Senior Vice President and
  President and Chief Executive Officer
                                               3200 East Highway 54          Chief Financial Officer
                                          Cape Fear Building, Suite 300
                                             Research Triangle Park,
                                               North Carolina 27709
                                                  (919) 558-8688

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------

                                  Copies to:
                            DONALD R. REYNOLDS, Esq.

                       Wyrick Robbins Yates & Ponton LLP
                        4101 Lake Boone Trail, Suite 300
                         Raleigh, North Carolina 27607

                                (919) 781-4000

                                ---------------
               Approximate date of proposed sale to the public:
     As soon as practicable after the registration statement becomes effective and upon consummation of the transaction described herein. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instructions, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier of effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


   Title of each class                     Proposed maximum    Proposed maximum    Amount of
    of securities to       Amount to be     offering price        aggregate       registration
      be registered        registered(1)     per share(2)     offering price(2)      fee(3)
Common Stock, par value
  $.001 per share ...... 920,308 shares     Not Applicable   $8,511              $100


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Intercardia Common Stock issuable in connection with the merger (the "Merger") of Transcell Technologies, Inc., a Delaware corporation ("Transcell"), with and into Intercardia, Inc. ("Intercardia") pursuant to the Agreement and Plan of Merger dated March 2, 1998, including shares issuable upon the exercise of replacement options and warrants issued in the Merger, and assuming the market price of Intercardia Common Stock used for calculating the number of shares to be registered for issuance in the three installments is $20.29 per share, based upon the average of the high and low sales prices of Intercardia Common Stock for the five most recent trading days in which trading volume exceeds 1,500 shares ending two business days immediately prior to the date hereof.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) based on $25,534, the aggregate par value of the securities of Transcell to be received by Intercardia, assuming the exercise of all outstanding options and warrants to purchase capital stock of Transcell. Transcell has an accumulated capital deficit, and, in accordance with Rule 457(f)(2), the proposed maximum aggregate offering price was calculated by dividing the aggregate par value of the capital stock of Transcell by three. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the minimum registration fee is $100.

(3) Previously paid upon the filing of the Registrant's preliminary proxy materials in March 1998.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Intercardia, Inc.

                                920,308 Shares

                    Common Stock, Par Value $.001 Per Share

                                  PROSPECTUS
                                ---------------
                             Intercardia, Inc. and
                         Transcell Technologies, Inc.
                           JOINT PROXY STATEMENT FOR
                  ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

               Intercardia Annual Meeting To Be Held May 6, 1998
               Transcell Special Meeting To Be Held May 6, 1998

     This Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished to the stockholders of record as of March 31, 1998 (the "Record Date") of Intercardia, Inc., a Delaware corporation ("Intercardia"), and to the stockholders of record as of the Record Date of Transcell Technologies, Inc., a Delaware corporation ("Transcell"), in connection with the solicitation of proxies by the Board of Directors of Intercardia from holders of Intercardia's outstanding shares of Common Stock, par value $.001 per share ("Intercardia Common Stock"), and the solicitation of proxies by the Board of Directors of Transcell from holders of Transcell's outstanding shares of capital stock (including shares of Class A Common Stock and Class B Common Stock, each having a par value of $.001 per share, and shares of Series A Preferred Stock and Series B Preferred Stock, each having a par value of $.01 per share, which are referred to herein as "Transcell Capital Stock"), for use at the Annual Meeting of Stockholders of Intercardia and a Special Meeting of Stockholders of Transcell, respectively (together with any adjournments and postponements thereof, the "Meetings"). At the Meetings, the stockholders of Intercardia and Transcell will be asked to consider and vote upon a proposal to approve and adopt that certain Agreement and Plan of Merger, dated as of March 2, 1998 (as the same may be amended, supplemented or modified) by and among Transcell, Intercardia and Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron"), the majority stockholder of both Transcell and Intercardia (the "Merger Agreement"), providing for the proposed merger of Transcell with and into Intercardia (the "Merger"). A copy of the Merger Agreement (without exhibits or schedules) is attached hereto as Annex A and incorporated herein by reference. The stockholders of Intercardia and Transcell will also consider and vote upon such other matters as may properly come before the Meetings, and any adjournments or postponements thereof. This Proxy Statement/Prospectus is also being furnished for information purposes only to holders of options and warrants to purchase shares of Transcell Capital Stock.
     This Proxy Statement/Prospectus has been filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the registration of shares of Intercardia Common Stock issuable pursuant to the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of Intercardia filed as part of such Registration Statement. See "Risk Factors" beginning on page 14 for a discussion of certain factors to be considered by stockholders in connection with their vote.

     Upon the closing of the Merger (the "Closing"), each share of Transcell Capital Stock outstanding immediately prior to the Closing (excluding shares held by dissenting stockholders who have asserted applicable appraisal rights, if any, collectively "Dissenting Shares") will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in three installments (the initial installment at Closing (the "Closing Installment"), the second installment on the 15-month anniversary of Closing (the "Second Installment") and the third installment on the 21-month

                                                  (continued on following page)
                                ---------------
NEITHER THE MERGER NOR THE SECURITIES COVERED BY THIS PROXY STATEMENT HAVE BEEN
  APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This Proxy Statement is being first mailed to the stockholders of Intercardia and Transcell, and for information purposes only to the holders of options and warrants to purchase Transcell Capital Stock,
                           on or about April 8, 1998.

anniversary of Closing (the "Third Installment")), that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series, based on the average of the high and the low sales prices of Intercardia Common Stock for the five most recent trading days in which trading volume exceeds 1,500 shares ending two business days immediately prior to the date of determination (the "Intercardia Stock Price").

     The exchange ratios for each share of Transcell Series B Preferred Stock will be determined by dividing: (i) $4.3750 by the Intercardia Stock Price at Closing for the Closing Installment; (ii) $2.4609 by the Intercardia Stock Price determined at the 15-month anniversary of Closing for the Second Installment; and (iii) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment. The exchange ratios for each Common Equivalent Share (the aggregate number of "Common Equivalent Shares" is calculated by adding the number of issued and outstanding shares of Transcell Class A Common Stock to the number of shares of Transcell Class A Common Stock issuable upon conversion of the Transcell Class B Common Stock and Transcell Series A Preferred Stock as determined under the provisions of Transcell's Amended and Restated Certificate of Incorporation) will be determined by: (i) for the Closing Installment (the "Closing Common Exchange Ratio"), dividing $1.40 by the Intercardia Stock Price at Closing and multiplying the result by 50%; provided, however, that if the Intercardia Stock Price at Closing is less than $15.00, then the Closing Common Exchange Ratio will be 0.0467, and if the Intercardia Stock Price at Closing is greater than $29.00, then the Closing Common Exchange Ratio will be 0.0241, and (ii) for each of the Second and Third Installments (the "Future Installments"), dividing $1.40 by (a) the Intercardia Stock Price determined on the 15-month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the 21-month anniversary of the Closing with respect to the Third Installment, and in each case multiplying the result by 25%.


     Each of the outstanding warrants to purchase shares of Series B Preferred Stock (the "Transcell Warrants") will be converted into the right to receive a replacement warrant ("Replacement Warrant") to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Series B Preferred Stock underlying such Transcell Warrant multiplied by the Warrant Exchange Ratio. The "Warrant Exchange Ratio" will be determined by dividing $8.75 by the Intercardia Stock Price at Closing. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant ($6.875) divided by the Warrant Exchange Ratio.

     Intercardia will assume the existing Transcell 1992 Stock Option Plan, as amended (the "1992 Plan"), and each of the outstanding options to purchase shares of Class A Common Stock under the 1992 Plan (the "Transcell Options") will be converted into the right to receive a replacement option to purchase shares of Intercardia Common Stock ("Replacement Options"). Each Replacement Option will represent the right to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Common Exchange Ratio multiplied by two. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the product of the Closing Common Exchange Ratio multiplied by two.


     The shares of Common Stock of Intercardia are listed on the Nasdaq National Market under the symbol "ITRC". As of November 4, 1997, the date immediately prior to the announcement of execution of the Letter of Intent relating to the Merger, the closing sales price of Intercardia's Common Stock was $24.25. As of March 2, 1998, the date immediately prior to the date of the announcement of execution of the Merger Agreement, the closing sales price of Intercardia's Common Stock was $18.125. As of April 7, 1998, the Intercardia Stock Price would have been $20.29. In the event that, as of immediately prior to the Closing, it appears that the Intercardia Stock Price will be more than $34.00 or less than $10.00, each of Intercardia, Transcell and Interneuron will consider, in light of the circumstances at that time, whether or not to exercise its respective right to terminate the Merger Agreement.

     The following tables set forth (a) the total number and dollar value of shares of Intercardia Common Stock to be issued to holders of Transcell Capital Stock (assuming there are no Dissenting Shares) in all three installments, as well as the shares of Intercardia Common Stock to be issued at Closing to Interneuron (the "Technology/Guarantee Shares") in exchange for certain Transcell-related technology rights and lease guarantees and (b) the percentage of the outstanding Intercardia Common Stock to be held by the former holders of Transcell Capital Stock, assuming no exercise of Replacement Warrants and Replacement Options, at the selected Intercardia Stock Prices at Closing and at each Future Installment set forth in the column entitled "Intercardia Stock Price", and giving effect, in the column entitled "Effective Intercardia Stock Price", to the adjustment to the Closing Common Exchange Ratio if the Intercardia Stock Price at Closing is less than $15.00 or more than $29.00:

                                   Intercardia Shares to be        Technology/Guarantee
                                     Issued in the Merger           Shares to be Issued
                                  for Transcell Capital Stock         to Interneuron                     Totals
 Intercardia       Effective      ---------------------------   ---------------------------   -----------------------------
    Stock         Intercardia                      Value                         Value                            Value
   Price(1)      Stock Price(2)     Number     (in millions)      Number     (in millions)       Number       (in millions)
-------------   ---------------   ---------   ---------------   ---------   ---------------   ------------   --------------
    $  34             $ 29        350,091         $  11.9       103,448         $  3.5           453,539        $  15.4
    $  29             $ 29        386,860         $  11.2       103,448         $  3.0           490,308        $  14.2
    $  25             $ 25        448,758         $  11.2       120,000         $  3.0           568,758        $  14.2
    $  20             $ 20        560,947         $  11.2       150,000         $  3.0           710,947        $  14.2
    $  15             $ 15        747,930         $  11.2       200,000         $  3.0           947,930        $  14.2
    $  10             $ 15        989,625         $   9.9       200,000         $  2.0         1,189,625        $  11.9



                                            Percentage Ownership of Intercardia after the Merger(3)
                                      Shares to be Issued in the
                                               Merger to
                                                                          Technology/         Total Shares
                                      Transcell                            Guarantee        To be Issued in
 Intercardia        Effective       Stockholders                             Shares            the Merger
    Stock          Intercardia       other than                         to be Issued to     plus Technology/
   Price(1)      Stock Price(2)      Interneuron     Interneuron(4)      Interneuron(4)     Guarantee Shares
-------------   ----------------   --------------   ----------------   -----------------   -----------------
    $  34             $ 29               2.0%              2.9%                1.4%                6.3%
    $  29             $ 29               2.2%              3.1%                1.4%                6.7%
    $  25             $ 25               2.5%              3.6%                1.6%                7.7%
    $  20             $ 20               3.1%              4.4%                2.0%                9.5%
    $  15             $ 15               4.0%              5.7%                2.6%               12.3%
    $  10             $ 15               5.5%              6.9%                2.5%               14.9%

---------

(1) Assumes the Intercardia Stock Price for each Future Installment is the same as the Intercardia Stock Price at Closing.

(2) Sets forth the Effective Intercardia Stock Price used to calculate the Closing Common Exchange Ratio.

(3) Assumes no additional issuances of Intercardia Common Stock after the Closing other than the Future Installments.

(4) After the Merger and the issuance of the Technology/Guarantee Shares, Interneuron's total percentage ownership of Intercardia would range between 61.4% and 61.9% at the Intercardia Stock Prices at Closing set forth in the table. As of the Record Date, Interneuron's total percentage ownership of Intercardia was 61.1%.

     After careful consideration, the Board of Directors of Intercardia (with Glenn L. Cooper, M.D., who is President, Chief Executive Officer and a director of Interneuron and Chairman of the Board and acting President and Chief Executive Officer of Transcell, abstaining) has unanimously determined that the Merger is fair to and in the best interests of the stockholders of Intercardia and recommends that they vote their Intercardia Common Stock FOR approval of the Merger Agreement. After careful consideration, the Board of Directors of Transcell (with Clayton I. Duncan, who is President, Chief Executive Officer and a director of Intercardia, abstaining) has unanimously determined that the Merger is fair to and in the best interests of the stockholders of Transcell, and recommends that they vote their Transcell Capital Stock FOR approval of the Merger Agreement.


     Under Delaware law, stockholders of Transcell who object to the Merger may under certain circumstances, and by following prescribed statutory procedures, exercise appraisal rights. See "Appraisal Rights of Transcell Stockholders".

                     (THIS PAGE INTENTIONALLY LEFT BLANK)

                               INTERCARDIA, INC.

                                P.O. Box 14287
                             3200 East Highway 54
                         Cape Fear Building, Suite 300
                 Research Triangle Park, North Carolina 27709

                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 6, 1998
                   ----------------------------------------
DEAR STOCKHOLDERS OF INTERCARDIA, INC.:


     You are cordially invited to attend the Annual Meeting of Stockholders of Intercardia, Inc., a Delaware corporation ("Intercardia"), to be held at 9:00 a.m., local time, on May 6, 1998, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina (the "Intercardia Meeting"), to consider and vote upon: (i) the approval of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 2, 1998, by and among Intercardia, Transcell Technologies, Inc., a Delaware corporation ("Transcell"), and Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron"), the majority stockholder of Intercardia and Transcell, pursuant to which, among other things, Intercardia would acquire Transcell through a proposed merger of Transcell with and into Intercardia (the "Merger"); (ii) the election of the Board of Directors of Intercardia; (iii) the approval of amendments to Intercardia's 1994 Stock Option Plan to, among other things, increase the number of shares of Common Stock reserved for issuance thereunder from 1,500,000 to 2,500,000 shares; (iv) the ratification of the appointment of Coopers & Lybrand L.L.P. as the independent auditors of Intercardia for the fiscal year ending September 30, 1998; and (v) any other matter as may properly come before the meeting or any adjournment thereof.

     The aggregate purchase price of the Merger will be paid in shares of the Common Stock, $.001 par value, of Intercardia ("Intercardia Common Stock"). Upon the closing of the Merger (the "Closing"), each outstanding share of Transcell capital stock (including shares of Class A Common Stock and shares of Class B Common Stock, each having a par value of $.001 per share, and shares of Series A Preferred Stock and shares of Series B Preferred Stock, each having a par value of $.01 per share, will be converted into the right to receive in three installments (the initial installment at Closing (the "Closing Installment"), the second installment on the 15-month anniversary of Closing (the "Second Installment") and the third installment on the 21-month anniversary of Closing (the "Third Installment")) that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series, based on the average of the high and the low sales prices of Intercardia Common Stock for the five most recent trading days in which trading volume exceeds 1,500 shares ending two business days immediately prior to the date of determination (the "Intercardia Stock Price").

     The exchange ratios for each share of Transcell Series B Preferred Stock will be determined by dividing: (i) $4.3750 by the Intercardia Stock Price at Closing for the Closing Installment; (ii) $2.4609 by the Intercardia Stock Price determined at the 15-month anniversary of Closing for the Second Installment; and (iii) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment. The exchange ratios for each Common Equivalent Share (the aggregate number of "Common Equivalent Shares" will be calculated by adding the number of issued and outstanding shares of Transcell Class A Common Stock to the number of shares of Transcell Class A Common Stock issuable upon conversion of the Transcell Class B Common Stock and Transcell Series A Preferred Stock as determined under the provisions of Transcell's Amended and Restated Certificate of Incorporation) will be determined by: (i) for the Closing Installment (the "Closing Common Exchange Ratio"), dividing $1.40 by the Intercardia Stock Price at Closing and multiplying the result by 50%; provided, however, that if the Intercardia Stock Price at Closing is less than $15.00, then the Closing Common Exchange Ratio will be 0.0467, and if the Intercardia Stock Price at Closing is greater than $29.00, then the Closing Common Exchange Ratio will be 0.0241; and (ii) for each of the Second and Third Installments, dividing $1.40 by (a) the Intercardia Stock Price determined on the 15-month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the 21-month anniversary of the Closing with respect to the Third Installment, and in each case multiplying the result by 25%.


     Each of the outstanding warrants to purchase shares of Series B Preferred Stock (the "Transcell Warrants") will be converted into the right to receive a replacement warrant ("Replacement Warrant") to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Series B Preferred Stock underlying such Transcell Warrant multiplied by the Warrant Exchange Ratio. The "Warrant Exchange Ratio" will be determined by dividing $8.75 by the Intercardia Stock Price at Closing. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant ($6.875) divided by the Warrant Exchange Ratio.

     Intercardia will assume the existing Transcell 1992 Stock Option Plan, as amended (the "1992 Plan"), and each of the outstanding options to purchase shares of Class A Common Stock under the 1992 Plan (the "Transcell Options") shall be converted into the right to receive a replacement option to purchase shares of Intercardia Common Stock ("Replacement Options"). Each Replacement Option will represent the right to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Common Exchange Ratio multiplied by two. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the product of the Closing Common Exchange Ratio multiplied by two.

     Only stockholders of record as of the close of business on March 31, 1998 (the "Record Date") are entitled to notice of and to vote at the Intercardia Meeting or any postponements or adjournments thereof. The stock transfer books of Intercardia will not be closed.

     The Board of Directors of Intercardia (with director Glenn L. Cooper, M.D., who is President, Chief Executive Officer and a director of Interneuron and Chairman of the Board and acting President and Chief Executive Officer of Transcell, abstaining) has unanimously determined that the Merger is fair to and in the best interests of the stockholders of Intercardia and recommends that you vote FOR approval of the Merger Agreement. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Recommendation of the Board of Directors of Intercardia". The Merger will not be effected unless approved by the holders of a majority of the outstanding Intercardia Common Stock. As of the Record Date, Interneuron owned 4,145,029 shares of Intercardia Common Stock (approximately 61.1% of Intercardia's outstanding Common Stock). As of the Record Date, the directors and executive officers of Intercardia and their affiliates (other than Interneuron) had the right to vote, in the aggregate, an additional 20,566 shares of Intercardia Common Stock (approximately 0.3% of Intercardia's outstanding Common Stock). Interneuron and Intercardia's directors and executive officers have advised Intercardia that they intend to vote their shares FOR approval of the Merger Agreement. Therefore, it is probable that the Merger Agreement will be approved by the requisite Intercardia stockholder vote. See "Voting and Proxy Information" and "Certain Information Regarding the Company -- Principal Stockholders".

     A copy of the Merger Agreement (without exhibits or schedules) is attached to the accompanying Joint Proxy Statement and Prospectus as Annex A. The Joint Proxy Statement and Prospectus forms a part of this Notice.


     All Intercardia stockholders, whether or not they expect to attend the Intercardia Meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable, either in writing or by voting in person at the Intercardia Meeting, at any time prior to its exercise.

                                    By Order of the Board of Directors of
                                    Intercardia, Inc.



                                    RICHARD W. REICHOW
                                    Senior Vice President, Chief Financial
                                    Officer,
                                    Treasurer and Secretary


April 8, 1998

                         TRANSCELL TECHNOLOGIES, INC.
                              8 Cedar Brook Drive
                           Cranbury, New Jersey 08512

                   ----------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To Be Held On May 6, 1998
                   ----------------------------------------
DEAR STOCKHOLDERS OF TRANSCELL TECHNOLOGIES, INC.:


     You are cordially invited to attend a Special Meeting of Stockholders of Transcell Technologies, Inc., a Delaware corporation ("Transcell"), to be held at 8:30 a.m., local time, on May 6, 1998, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina (the "Transcell Meeting"), to consider and vote upon the approval of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 2, 1998, by and among Intercardia, Inc., a Delaware corporation ("Intercardia"), Transcell and their majority stockholder, Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron"), pursuant to which, among other things, Intercardia would acquire Transcell through a proposed merger of Transcell with and into Intercardia (the "Merger").

     The aggregate purchase price of the Merger will be paid in shares of the Common Stock, $.001 par value, of Intercardia ("Intercardia Common Stock"). Upon the closing of the Merger (the "Closing"), each outstanding share of Transcell capital stock (including shares of Class A Common Stock and shares of Class B Common Stock, each having a par value of $.001 per share, and shares of Series A Preferred Stock and shares of Series B Preferred Stock, each having a par value of $.01 per share, which collectively are referred to herein as "Transcell Capital Stock", but excluding shares held by dissenting stockholders who have asserted applicable appraisal rights, if any) will be converted into the right to receive in three installments (the initial installment at Closing (the "Closing Installment"), the second installment on the 15-month anniversary of Closing (the "Second Installment") and the third installment on the 21-month anniversary of Closing (the "Third Installment")) that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series, based on the average of the high and the low sales prices of Intercardia Common Stock for the five most recent trading days in which trading volume exceeds 1,500 shares ending two business days immediately prior to the date of determination (the "Intercardia Stock Price").

     The exchange ratios for each share of Series B Preferred Stock will be determined by dividing: (i) $4.3750 by the Intercardia Stock Price at Closing for the Closing Installment; (ii) $2.4609 by the Intercardia Stock Price determined at the 15-month anniversary of Closing for the Second Installment; and (iii) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment. The exchange ratios for each Common Equivalent Share (the aggregate number of "Common Equivalent Shares" will be calculated by adding the number of issued and outstanding shares of Transcell Class A Common Stock to the number of shares of Transcell Class A Common Stock issuable upon conversion of the Transcell Class B Common Stock and Transcell Series A Preferred Stock as determined under the provisions of Transcell's Amended and Restated Certificate of Incorporation) will be determined by: (i) for the Closing Installment (the "Closing Common Exchange Ratio"), dividing $1.40 by the Intercardia Stock Price at Closing and multiplying the result by 50%; provided, however, that if the Intercardia Stock Price at Closing is less than $15.00, then the Closing Common Exchange Ratio will be 0.0467 and if the Intercardia Stock Price at Closing is greater than $29.00, then the Closing Common Exchange Ratio will be 0.0241; and (ii) for each of the Second and Third Installments, dividing $1.40 by (a) the Intercardia Stock Price determined on the 15-month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the 21-month anniversary of the Closing with respect to the Third Installment, and in each case multiplying the result by 25%.

     Each of the outstanding warrants to purchase shares of Series B Preferred Stock (the "Transcell Warrants") will be converted into the right to receive a replacement warrant ("Replacement Warrant") to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Series B Preferred Stock underlying such Transcell Warrant multiplied by the Warrant Exchange Ratio. The "Warrant Exchange Ratio" will be determined by dividing $8.75 by the Intercardia Stock Price at Closing. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant ($6.875) divided by the Warrant Exchange Ratio.


     Intercardia will assume the existing Transcell 1992 Stock Option Plan, as amended (the "1992 Plan"), and each of the outstanding options to purchase shares of Class A Common Stock under the 1992 Plan (the "Transcell Options") will be converted into the right to receive a replacement option to purchase shares of Intercardia Common Stock ("Replacement

Options"). Each Replacement Option will represent the right to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Common Exchange Ratio multiplied by two. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the product of the Closing Common Exchange Ratio multiplied by two.


     Only stockholders of record as of the close of business on March 31, 1998 (the "Record Date") are entitled to notice of and to vote at the Transcell Meeting or any postponements or adjournments thereof.

     The Board of Directors of Transcell (with director Clayton I. Duncan, who is President, Chief Executive Officer and a director of Intercardia, abstaining) has unanimously determined that the Merger is fair to and in the best interests of the stockholders of Transcell and recommends that you vote FOR approval and adoption of the Merger Agreement. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Recommendation of the Board of Directors of Transcell". The Merger will not be effected unless approved by the holders of a majority of the outstanding shares of Transcell Capital Stock. As of the Record Date, Interneuron owned 3,230,376 shares of Transcell Class A Common Stock and 1,460,388 shares of Transcell Series A Preferred Stock (representing approximately 77.9% of the outstanding voting power of the Transcell Capital Stock calculated on an as converted to Class A Common Stock basis). Pursuant to the Merger Agreement, Interneuron is obligated to vote its Transcell stock FOR approval of the Merger Agreement. As of the Record Date, the directors and executive officers of Transcell and their affiliates (other than Interneuron) had the right to vote, in the aggregate, an additional 490,797 shares of Transcell Class A Common Stock (approximately 8.2% of the outstanding voting power of the Transcell Capital Stock on an as converted to Class A Common Stock basis). These Transcell directors and executive officers have advised Transcell that they intend to vote their shares FOR approval of the Merger Agreement. Therefore, it is probable that the Merger Agreement will be approved by the requisite Transcell stockholder vote. See "Voting and Proxy Information" and "Certain Information Regarding Transcell -- Principal Stockholders".


     Under Delaware law, stockholders of Transcell who object to the Merger may under certain circumstances, and by following prescribed statutory procedures, exercise appraisal rights. See "Appraisal Rights of Transcell Stockholders".

     A copy of the Merger Agreement (without exhibits or schedules) is attached to the accompanying Proxy Statement/

Prospectus as Annex A. The Proxy Statement/Prospectus forms a part of this Notice.


     Stockholders of Transcell will also consider and vote upon any other matters that may properly come before the Transcell Meeting.

     All Transcell stockholders, whether or not they expect to attend the Transcell Meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable, either in writing or by voting in person at the Transcell Meeting, at any time prior to its exercise.

                                    By Order of the Board of Directors of
Transcell Technologies, Inc.



                                    GLENN L. COOPER, M. D.
                                    Chairman of the Board of Directors


April 8, 1998

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                             AVAILABLE INFORMATION

     Intercardia, Inc. ("Intercardia") has filed a Registration Statement on Form S-4 (as amended, and together with all exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") to register the shares of Intercardia Common Stock to be issued by it in the Merger. This joint Proxy Statement and Prospectus ("Proxy Statement/Prospectus") constitutes the Prospectus of Intercardia that is filed as a part of the Registration Statement. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement, including the exhibits filed as part thereof, for further information with respect to Intercardia, Intercardia Common Stock and related matters.


     Intercardia is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements, and other information with the SEC. The Registration Statement and the reports, proxy statements and other information filed by Intercardia with the SEC pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the SEC located at the 14th Floor, 75 Park Place, New York, New York 10007, and Room 3190, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may also be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning Intercardia may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


     The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

     Transcell Technologies, Inc. ("Transcell") is not subject to the reporting requirements of the Exchange Act.

     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the matters described herein and, if given or made, such information or representation must not be relied upon as having been authorized by Intercardia or Transcell. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof or that the information in this Proxy Statement/Prospectus is correct as of any date subsequent to the date hereof. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Proxy Statement/Prospectus or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.

                               TABLE OF CONTENTS




                                                                                            Page No.
                                                                                           ---------
AVAILABLE INFORMATION ....................................................................     i
TABLE OF CONTENTS ........................................................................     ii
SUMMARY ..................................................................................      1
 The Parties .............................................................................      1
 The Meetings; Purposes of the Meetings ..................................................      1
 Effective Time of the Merger ............................................................      3
 Principal Terms of the Merger ...........................................................      3
 Background of the Merger ................................................................      6
 Recommendation of Intercardia's Board of Directors ......................................      6
 Recommendation of Transcell's Board of Directors ........................................      6
 Opinions of Financial Advisors ..........................................................      7
 Board of Directors and Management of Intercardia After the Merger .......................      7
 Interests of Certain Persons in the Merger ..............................................      7
 Conditions to Consummation of the Merger ................................................      7
 Exchange of Share Certificates ..........................................................      8
 Termination .............................................................................      8
 Certain Federal Income Tax Consequences .................................................      8
 Accounting Treatment ....................................................................      8
 Regulatory Approvals ....................................................................      8
 Appraisal Rights ........................................................................      8
 Market Prices and Dividend Policies .....................................................      9
 Selected Historical and Unaudited Pro Forma Combined Financial Data .....................      9
NOTE REGARDING FORWARD-LOOKING STATEMENTS ................................................     14
RISK FACTORS .............................................................................     14
 Risk Factors with Respect to the Company ................................................     14
 Risk Factors with Respect to Transcell ..................................................     23
 Risk Factors with Respect to the Merger .................................................     27
INTRODUCTION .............................................................................     30
VOTING AND PROXY INFORMATION .............................................................     30
 Intercardia .............................................................................     30
 Transcell ...............................................................................     31
INTERCARDIA AND TRANSCELL PROPOSAL NO. 1 -- THE MERGER ...................................     33
 General .................................................................................     33
 Background of the Merger ................................................................     33
 Recommendation of the Intercardia Board .................................................     37
 Recommendation of the Transcell Board ...................................................     38
 Opinions of Financial Advisors ..........................................................     40
 The Merger Agreement ....................................................................     44
 Certain Federal Income Tax Consequences .................................................     52
 Accounting Treatment ....................................................................     53
 Nasdaq Listing for Intercardia Common Stock .............................................     53
 Restrictions on Resales of Intercardia Common Stock .....................................     53
 Interests of Certain Persons in the Merger ..............................................     54
 Regulatory and Other Legal Matters ......................................................     56
APPRAISAL RIGHTS OF TRANSCELL STOCKHOLDERS ...............................................     57
INTERCARDIA, INC. AND TRANSCELL TECHNOLOGIES, INC. UNAUDITED PRO FORMA
 CONDENSED COMBINED FINANCIAL STATEMENTS .................................................     58
CERTAIN INFORMATION REGARDING THE COMPANY ................................................     65
 Business ................................................................................     65
 Management's Discussion and Analysis of Financial Condition and Results of Operations ...     79
 Management ..............................................................................     83
 Compensation Committee Interlocks and Insider Participation .............................     88

                                                                                           Page No.
                                                                                           ---------
 Performance Graph .......................................................................     88
 Principal Stockholders ..................................................................     89
 Certain Transactions ....................................................................     90
 Section 16(a) Beneficial Ownership Reporting Compliance .................................     91
 Description of Capital Stock ............................................................     91
SHARES ELIGIBLE FOR FUTURE SALE ..........................................................     94
CERTAIN INFORMATION REGARDING TRANSCELL ..................................................     96
 Business ................................................................................     96
 Management's Discussion and Analysis of Financial Condition and Results of Operations ...     98
 Principal Stockholders ..................................................................    102
COMPARISON OF THE RIGHTS OF HOLDERS OF INTERCARDIA COMMON STOCK AND
 TRANSCELL CAPITAL STOCK .................................................................    104
INTERCARDIA PROPOSAL NO. 2 -- ELECTION OF DIRECTORS ......................................    106
INTERCARDIA PROPOSAL NO. 3 -- APPROVAL OF AMENDMENTS TO THE 1994 STOCK OPTION
 PLAN ....................................................................................    107
INTERCARDIA PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF
 INDEPENDENT AUDITORS ....................................................................    111
DEADLINE FOR STOCKHOLDER PROPOSALS .......................................................    111
OTHER MATTERS ............................................................................    111
LEGAL MATTERS ............................................................................    111
EXPERTS ..................................................................................    111



INDEX TO FINANCIAL STATEMENTS ................    F-1
ANNEX A AGREEMENT AND PLAN OF MERGER ..........   A-1
ANNEX B NMS FAIRNESS OPINION ..................   B-1
ANNEX C HEMPSTEAD FAIRNESS OPINION ............   C-1
ANNEX D SECTION 262 OF THE DELAWARE GENERAL
        CORPORATION LAW .......................   D-1

                        ------------------------------
This Proxy Statement/Prospectus contains trademarks of Intercardia, Interneuron and Transcell, as well as trademarks of other companies.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The summary is not intended to be a complete statement of all material features of the Merger and related transactions and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the Annexes attached hereto, including the Merger Agreement, which is incorporated by reference herein. Stockholders of each of Intercardia and Transcell should read all such information in its entirety.

     This Proxy Statement/Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act which represent the Company's and/or Transcell's expectations or beliefs. For this purpose, any statements contained in this Proxy Statement/Prospectus that are not statements of historical fact may be deemed to be forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond the control of the Company or Transcell, as applicable, and actual results may differ materially depending on a variety of important factors, including those described in "Risk Factors" below. All forward-looking statements included in this Proxy Statement/ Prospectus are based on information available to the Company or Transcell as the case may be, as of the date hereof, and neither the Company nor Transcell assumes any obligation to update any such forward-looking statements.


The Parties


     Intercardia was incorporated in Delaware in March 1994 and completed its initial public offering ("IPO") of Common Stock in February 1996. Unless the context indicates otherwise, the "Company" refers collectively to Intercardia and its majority-owned subsidiaries, CPEC, Inc., a Nevada corporation ("CPEC"), Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus") and Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance"), and, in the context of forward-looking statements, includes Transcell in the event that Transcell Technologies, Inc., a Delaware corporation ("Transcell"), is merged with and into Intercardia (the "Merger"). The Company develops products intended for the treatment of, among other things, cardiovascular and pulmonary diseases. The Company's strategy is to be a leader in the discovery, development and commercialization of therapeutics for the treatment of cardiovascular, pulmonary, infectious and other diseases. The Company's most advanced product is BEXTRATM (bucindolol HCl), a drug in Phase III clinical trials for congestive heart failure ("CHF" or "heart failure"). The Company's other programs, which are in the early stages of development, focus on catalytic antioxidant small molecules as therapeutics for a variety of conditions (including neonatal respiratory distress syndrome and resulting broncho-pulmonary dysplasia, cardiomyopathy and stroke), and on hepatic stem cell research for treatment of liver disease. The principal executive office of Intercardia is located at P.O. Box 14287, 3200 East Highway 54, Cape Fear Building, Suite 300, Research Triangle Park, North Carolina 27709, and its telephone number at that address is (919) 558-8688. See "Certain Information Regarding the Company".


     Transcell is a privately-held development stage company engaged in developing drug discovery technologies in the field of carbohydrate chemistry. The principal executive office of Transcell is located at 8 Cedar Brook Drive, Cranbury, New Jersey 08512, and its telephone number at that address is (609) 655-6900. See "Certain Information Regarding Transcell".

     Each of Intercardia and Transcell is a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron").


The Meetings; Purposes of the Meetings

     Time, Date and Place of the Meetings


     The Annual Meeting of Stockholders of Intercardia will be held at 9:30 a.m. (local time) on May 6, 1998 at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina (the "Intercardia Meeting").

     The Special Meeting of Stockholders of Transcell will be held at 9:00 a.m. (local time) on May 6, 1998 at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina (the "Transcell Meeting").



     Purpose of the Meetings

     The Intercardia Meeting will be held to permit the holders of shares of Intercardia Common Stock to consider and vote upon proposals to: (i) approve the Agreement and Plan of Merger dated March 2, 1998 by and among Intercardia, Transcell and Interneuron (the "Merger Agreement"); (ii) elect the Board of Directors of Intercardia (the "Intercardia Board"); (iii) approve amendments to Intercardia's 1994 Stock Option Plan (the "Option Plan") to, among other things, increase the number of shares of Intercardia Common Stock reserved for issuance thereunder from 1,500,000 to 2,500,000 shares; (iv) ratify the appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent auditors of Intercardia for the fiscal year ending September 30, 1998; and (v) act upon any other matter as may properly come before the Intercardia Meeting or any adjournment thereof.

     The Transcell Meeting will be held to permit the holders of shares of Transcell Capital Stock to consider and vote upon a proposal to approve the Merger Agreement and to act upon any other matter that may properly come before the Transcell Meeting or any adjournment thereof.


     Record Date and Outstanding Shares


     Only holders of record of Intercardia's outstanding shares of Common Stock, par value $.001 per share ("Intercardia Common Stock"), as of the close of business on March 31, 1998 (the "Record Date") will be entitled to notice of and to vote at the Intercardia Meeting. On the Record Date, 6,781,687 shares of Intercardia Common Stock were outstanding. Intercardia stockholders of record on the Record Date are entitled to one vote per share on any matter which may properly come before the Intercardia Meeting.

     Only holders of record of Transcell's outstanding shares of capital stock (including shares of Class A Common Stock and shares of Class B Common Stock, each having a par value of $.001 per share, and shares of Series A Preferred Stock and shares of Series B Preferred Stock, each having a par value of $.01 per share, collectively referred to herein as "Transcell Capital Stock") as of the close of the business on the Record Date will be entitled to notice of and to vote at the Transcell Meeting. On the Record Date, there were outstanding 3,928,603 shares of Transcell Class A Common Stock, 199,488 shares of Class B Common Stock (convertible at the Record Date into 279,696 shares of Class A Common Stock), 1,460,388 shares of Series A Preferred Stock (convertible at the Record Date into 1,460,388 shares of Class A Common Stock), and 349,000 shares of Series B Preferred Stock (convertible at the Record Date into 349,000 shares of Class A Common Stock). Holders of Transcell Class A Common Stock are entitled to one vote per share and holders of Transcell Class B Common Stock, Series A Preferred Stock and Series B Preferred Stock are entitled for each such share to the number of votes equal to the number of shares of Transcell Class A Common Stock into which such shares could be converted as of the Record Date (without giving effect to the Merger). Accordingly, as of the Record Date the aggregate number of votes held by holders of Transcell Capital Stock ("Transcell Voting Shares") is 6,017,687.



     Vote Required


     The affirmative vote of the holders of a majority of the shares of Intercardia Common Stock entitled to vote, and present or represented by proxy at the Intercardia Meeting is required to approve the Merger Agreement. As of the Record Date, Interneuron owned 4,145,029 shares of Intercardia Common Stock (approximately 61.1% of the outstanding Intercardia Common Stock). As of the Record Date, the directors and executive officers of Intercardia and their affiliates had the right to vote, in the aggregate, an additional 20,566 shares of Intercardia Common Stock (approximately 0.3% of the outstanding Intercardia Common Stock). Interneuron and these directors and executive officers of Intercardia have advised Intercardia that they intend to vote their shares FOR approval of the Merger Agreement. Therefore it is probable that the Merger Agreement will be approved by the requisite Intercardia stockholder vote. See "Voting and Proxy Information" and "Certain Information Regarding the Company -- Principal Stockholders".


     The affirmative vote of the holders of a majority of the Transcell Voting Shares, voting together as a single class, is required to approve the Merger Agreement. As of the Record Date, Interneuron owned 3,230,376 shares of Transcell Class A Common Stock and 1,460,388 shares of Transcell Series A Preferred Stock (representing approximately 77.9% of the Transcell Voting Shares). Pursuant to the Merger Agreement, Interneuron is obligated to vote its Transcell Voting Shares FOR approval of the Merger Agreement. As of the Record Date, the directors and executive officers of Transcell and their affiliates had the right to vote, in the aggregate, an additional 490,797 shares of Transcell Class A Common Stock (representing approximately 8.2% of the Transcell Voting Shares). These Transcell directors and executive officers have advised Transcell that they intend to vote their Transcell Voting Shares FOR approval of the Merger Agreement. Therefore, it is probable that the Merger Agreement will be approved by the requisite Transcell stockholder vote. See "Voting and Proxy Information" and "Certain Information Regarding Transcell -- Principal Stockholders".

     The obligations of Transcell and Intercardia to consummate the Merger are subject, among other things, to the condition that such affirmative stockholder votes shall have been obtained. See "The Merger -- The Merger Agreement -- Conditions to Consummation of the Merger" and " -- Amendments and Termination of the Merger Agreement".

Effective Time of the Merger

     The Merger will become effective at such time as the Certificate of Merger setting forth the principal terms of the Merger provided for in the Merger Agreement is duly filed in accordance with Delaware law (the "Effective Time"). Under the Merger Agreement, the required filing is expected to be made as soon as practicable after the satisfaction or waiver of all conditions to the Merger, including the approval of the Merger Agreement by the stockholders of Intercardia and the stockholders of Transcell. It is anticipated that if the Merger Agreement is approved at the Meetings and all other conditions to the Merger have been fulfilled or waived, the Effective Time will occur on the later of the date of the Meetings or as soon as practicable thereafter. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement -- Effective Time of the Merger".


Principal Terms of the Merger

     Exchange of Transcell Capital Stock

     Under the terms of the Merger Agreement, at the Effective Time Transcell will be merged with and into Intercardia and Transcell will cease to exist as a separate legal entity. At the Effective Time, each share of Transcell Capital Stock outstanding immediately prior to the Effective Time (other than shares held by dissenting stockholders who have properly perfected appraisal rights, if any, collectively "Dissenting Shares") will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in three installments (the first installment (the "Closing Installment") at the closing of the Merger (the "Closing"), the second installment on the 15-month anniversary of Closing (the "Second Installment") and the third installment on the 21-month anniversary of Closing (the "Third Installment", together with the Second Installment, the "Future Installments")) that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series as follows:


     Series B Exchange Ratios


     The exchange ratios for each share of Series B Preferred Stock outstanding as of the Effective Time (the "Series B Exchange Ratios") will be determined by dividing:

      (i) $4.3750 by the Intercardia Stock Price at Closing for the Closing Installment;

      (ii) $2.4609 by the Intercardia Stock Price determined at the 15-month anniversary of Closing for the Second Installment; and

      (iii) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment.

     The total number of shares of Intercardia Common Stock issuable in exchange for the outstanding Series B Preferred Stock, as determined by the Series B Exchange Ratios, is referred to as the "Series B Purchase Price". The "Intercardia Stock Price" shall mean the average of the high and low sales prices of Intercardia Common Stock for the five most recent trading days in which trading volume exceeds 1,500 shares ending two business days immediately prior to the date of determination.


     Common Exchange Ratios



     The exchange ratios for each Common Equivalent Share (the aggregate number of "Common Equivalent Shares" will be calculated by adding the number of issued and outstanding shares of Transcell Class A Common Stock to the number of shares of Transcell Class A Common Stock issuable upon conversion of the Transcell Class B Common Stock and Transcell Series A Preferred Stock as determined under the provisions of Transcell's Amended and Restated Certificate of Incorporation (the "Transcell Charter")) will be determined by: (i) for the Closing Installment (the "Closing Common Exchange Ratio"), dividing $1.40 by the Intercardia Stock Price at Closing and multiplying the result by 50%; provided, however, that if the Intercardia Stock Price at Closing is less than $15.00, then the Closing Common Exchange Ratio will be 0.0467 and if the Intercardia Stock Price at Closing is greater than $29.00, then the Closing Common Exchange Ratio will be 0.0241; and (ii) for each of the Future Installments (the "Installment Common Exchange Ratio(s)"), dividing $1.40 by
(a) the Intercardia Stock Price determined on the 15-month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the 21-month anniversary of the Closing with respect to the Third Installment, and in each case multiplying the result by 25%.

     If the Intercardia Stock Price at Closing is within the range of $15.00 to $29.00 (the "Fixed Value Range"), then the "Effective Intercardia Stock Price" shall be the Intercardia Stock Price at Closing; if the Intercardia Stock Price at Closing is less than $15.00, the Effective Intercardia Stock Price shall be $15.00, and if the Intercardia Stock Price at Closing is more than $29.00, the Effective Intercardia Stock Price shall be $29.00. If the Intercardia Stock Price at Closing is within the Fixed Value Range, the dollar amount of the shares of Intercardia Common Stock to be issued in the three installments for each Common Equivalent Share shall be $1.40. If the Intercardia Stock Price at Closing is outside the Fixed Value Range, the Closing Common Exchange Ratio is fixed, and, accordingly, the dollar amount of the shares of Intercardia Common Stock to be issued at Closing for each Common Equivalent Share cannot be determined until the Intercardia Stock Price at Closing has been determined.

     The total number of shares of Intercardia Common Stock to be issued in exchange for the Common Equivalent Shares, as determined by the Common Exchange Ratios, is referred to herein as the "Common Purchase Price". The corresponding per share dollar amount of the Intercardia Common Stock applicable to each class or series to be received in three installments in the Merger is referred to herein as the "Per Share Amount". Each of the respective classes and series of Transcell Capital Stock will be converted into the right to receive the applicable number of shares of Intercardia Common Stock calculated in accordance with the applicable Exchange Ratio for such class or series.


     The following table sets forth examples, for the Series B Preferred Stock and the Common Equivalent Shares, of the Per Share Amount of Intercardia Common Stock to be issued pursuant to the Merger in accordance with the applicable Exchange Ratios in all three installments at the selected Intercardia Stock Prices set forth in the column entitled "Intercardia Stock Price", and giving effect, in the column entitled "Effective Intercardia Stock Price", to the adjustment to the Closing Common Exchange Ratio if the Intercardia Stock Price at Closing is outside the Fixed Value Range:





                                               Effective                  Second        Third        Total
                                Intercardia   Intercardia    Closing   Installment   Installment     of the
Class or Series of Transcell       Stock         Stock      Exchange     Exchange      Exchange     Exchange   Per Share
   Capital Stock                  Price(1)      Price(2)      Ratio      Ratio(1)      Ratio(1)    Ratios(1)    Amount
------------------------------ ------------- ------------- ---------- ------------- ------------- ----------- ----------
 Common Equivalent Shares      $34           $29           .0241      .0103         .0103         .0447       $ 1.52
                               $29           $29           .0241      .0121         .0121         .0483       $ 1.40
                               $20           $20           .0350      .0175         .0175         .0700       $ 1.40
                               $15           $15           .0467      .0233         .0233         .0933       $ 1.40
                               $10           $15           .0467      .0350         .0350         .1167       $ 1.17
 Series B Preferred Stock(3)   $34           $34           .1287      .0724         .0756         .2767       $ 9.41
                               $29           $29           .1509      .0849         .0886         .3244       $ 9.41
                               $20           $20           .2188      .1230         .1285         .4703       $ 9.41
                               $15           $15           .2917      .1641         .1714         .6272       $ 9.41
                               $10           $10           .4375      .2461         .2570         .9406       $ 9.41


---------

(1) Assumes the Intercardia Stock Price for each Future Installment is the same as the Intercardia Stock Price at Closing.

(2) Sets forth the Effective Intercardia Stock Price used to calculate the Closing Common Exchange Ratio.

(3) The Exchange Ratios for the Series B Preferred Stock give effect to the minimum return adjustments to the conversion ratio of the Series B Preferred Stock set forth in the Transcell Charter, adjusting for the portion of the Series B Purchase Price payable in the Future Installments.



     The Exchange Ratios and Per Share Amounts applicable to each class or series of Transcell Capital Stock will depend upon the Intercardia Stock Price at Closing and for each of the Future Installments. Accordingly, it is not possible to determine the Exchange Ratios and Per Share Amounts that will apply in the Merger.

     Fractional shares of Intercardia Common Stock will not be issued in connection with the Merger. A holder of Transcell Capital Stock otherwise entitled to a fractional share of Intercardia Common Stock will be paid cash in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Intercardia Stock Price at Closing and the applicable Intercardia Stock Price for each Future Installment.

     Because the market price of Intercardia Common Stock following the Merger is subject to fluctuation, the market value of the shares of Intercardia Common Stock that holders of Transcell Capital Stock will receive in the Merger may increase or decrease following the Merger.


     Treatment of Transcell Options and Warrants

     Each of the issued and outstanding Transcell Warrants to purchase an aggregate of 34,901 shares of Series B Preferred Stock shall be converted into the right to receive a replacement warrant ("Replacement Warrant") to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Transcell Series B Preferred Stock issuable upon exercise of the corresponding Transcell Warrant multiplied by the Warrant Exchange Ratio. The "Warrant Exchange Ratio" shall be determined by dividing $8.75 by the Intercardia Stock Price at Closing. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant ($6.875) divided by the Warrant Exchange Ratio. The term of each Replacement Warrant will be the same as the remaining term of the corresponding Transcell Warrant.

     Intercardia shall assume the existing Transcell 1992 Stock Option Plan, as amended (the "1992 Plan"), and each of the Transcell Options to purchase an aggregate of 2,963,377 shares of Class A Common Stock under the 1992 Plan outstanding as of the Effective Time will be converted into the right to receive a replacement option ("Replacement Option") to purchase shares of Intercardia Common Stock on terms as set forth below:

      (A) Each Replacement Option will represent the right to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Common Exchange Ratio multiplied by two.

      (B) The exercise price per share of the Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the product of the Closing Common Exchange Ratio multiplied by two.

      (C) The term of each Replacement Option will be the same as the remaining term of the corresponding Transcell Option.

      (D) The vesting restrictions contained in each Replacement Option will be the same as the vesting restrictions contained in the corresponding Transcell Options, except as otherwise agreed.


     Aggregate Purchase Price and Aggregate Merger Consideration

     The aggregate purchase price (the "Aggregate Purchase Price") to be paid in the Merger equals the Series B Purchase Price plus the Common Purchase Price. The "Aggregate Merger Consideration" consists of the Aggregate Purchase Price, the Replacement Warrants and the Replacement Options.

     In connection with the Merger, Interneuron has agreed, simultaneously with the Closing, to contribute to Transcell's equity, without additional consideration, all of the then outstanding debt owed by Transcell to Interneuron which, as of December 31, 1997, aggregated approximately $14,296,000, including accrued interest (the "Debt Contribution") and to cancel any warrants to purchase shares of Transcell Capital Stock to which it was entitled in connection with the foregoing debt.


     Stock Ownership Following the Merger


     The following tables set forth (a) the total number and dollar value of shares of Intercardia Common Stock to be issued to holders of Transcell Capital Stock (assuming there are no Dissenting Shares) in all three installments, as well as the shares of Intercardia Common Stock (the "Technology/Guarantee Shares") to be issued at Closing to Interneuron in exchange for certain Transcell-related technology rights and lease guarantees pursuant to an agreement to be entered into between Intercardia and Interneuron at Closing (the "Technology/Guarantee Agreement"), and (b) the percentage of the outstanding Intercardia Common Stock to be held by the former holders of Transcell Capital Stock, assuming no exercise of Replacement Warrants and Replacement Options, at the selected Intercardia Stock Prices at Closing and at each Future Installment set forth in the column entitled "Intercardia Stock Price", and giving effect, in the column entitled "Effective Intercardia Stock Price", to the adjustment to the Closing Common Exchange Ratios if the Intercardia Stock Price at Closing is outside the Fixed Value Range:

                                   Intercardia Shares to be        Technology/Guarantee
                                     Issued in the Merger         Shares to be Issued to
                                  for Transcell Capital Stock           Interneuron                      Totals
 Intercardia       Effective      ---------------------------   ---------------------------   -----------------------------
    Stock         Intercardia                      Value                         Value                            Value
   Price(1)      Stock Price(2)     Number     (in millions)      Number     (in millions)       Number       (in millions)
-------------   ---------------   ---------   ---------------   ---------   ---------------   ------------   --------------
    $   34            $ 29        350,091         $  11.9       103,448         $  3.5           453,539        $  15.4
    $   29            $ 29        386,860         $  11.2       103,448         $  3.0           490,308        $  14.2
    $   25            $ 25        448,758         $  11.2       120,000         $  3.0           568,758        $  14.2
    $   20            $ 20        560,947         $  11.2       150,000         $  3.0           710,947        $  14.2
    $   15            $ 15        747,930         $  11.2       200,000         $  3.0           947,930        $  14.2
    $   10            $ 15        989,625         $   9.9       200,000         $  2.0         1,189,625        $  11.9



                                           Percentage Ownership of Intercardia after the Merger(3)
                                   ------------------------------------------------------------------------
                                   Shares to be Issued in the Merger
                                                  to
                                   ---------------------------------      Technology/        Total Shares
                                      Transcell                            Guarantee         to be Issued
 Intercardia        Effective       Stockholders                            Shares          in the Merger
    Stock          Intercardia       other than                         to be Issued to    plus Technology/
   Price(1)      Stock Price(2)      Interneuron     Interneuron(4)     Interneuron(4)     Guarantee Shares
-------------   ----------------   --------------   ----------------   ----------------   -----------------
    $  34              $29               2.0%              2.9%               1.4%                6.3%
    $  29              $29               2.2%              3.1%               1.4%                6.7%
    $  25              $25               2.5%              3.6%               1.6%                7.7%
    $  20              $20               3.1%              4.4%               2.0%                9.5%
    $  15              $15               4.0%              5.7%               2.6%               12.3%
    $  10              $15               5.5%              6.9%               2.5%               14.9%

---------

(1) Assumes the Intercardia Stock Price for each Future Installment is the same as the Intercardia Stock Price at Closing.

(2) Sets forth the Effective Intercardia Stock Price used to calculate the Closing Common Exchange Ratio.

(3) Assumes (i) no additional issuances of Intercardia Common Stock after the Closing other than the Future Installments and (ii) no prior ownership.

(4) After the Merger and the issuance of the Technology/Guarantee Shares, Interneuron's total percentage ownership of Intercardia would range between 61.4% and 61.9% at the Intercardia Stock Prices at Closing set forth in the table. As of the Record Date, Interneuron's total percentage ownership of Intercardia was 61.1%.


See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement -- General".


Background of the Merger

     On March 2, 1998, Intercardia, Transcell and Interneuron entered into the Merger Agreement. The Merger Agreement provides for the merger of Transcell with and into Intercardia. Upon consummation of the Merger, each outstanding share of Transcell Capital Stock (other than Dissenting Shares) will be converted into the right to receive shares of Intercardia Common Stock at the applicable Exchange Ratios. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Background of the Merger".


Recommendation of Intercardia's Board of Directors


     The Intercardia Board (with director Glenn L. Cooper, M.D., who is President, Chief Executive Officer and a director of Interneuron and Chairman of the Board, acting President and Chief Executive Officer of Transcell, abstaining) has unanimously determined that the Merger is in the best interests of and fair to the stockholders of Intercardia and approved the Merger Agreement, and recommends that the Intercardia stockholders vote FOR approval of the Merger Agreement. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Recommendation of the Intercardia Board".



Recommendation of Transcell's Board of Directors


     The Board of Directors (the "Transcell Board") of Transcell (with director Clayton I. Duncan, who is President, Chief Executive Officer and a director of Intercardia, abstaining) has unanimously determined that the Merger is in the best interests of and fair to the stockholders of Transcell and approved the Merger Agreement, and recommends that the Transcell stockholders vote FOR approval of the Merger Agreement. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Recommendation of the Transcell Board".

Opinions of Financial Advisors

     NationsBanc Montgomery Securities LLC ("NMS") delivered to the Intercardia Board its oral opinion on December 1, 1997, as updated orally on February 12, 1998, and in writing on March 2, 1998, to the effect that the total consideration to be paid by Intercardia in connection with the Merger, including the Technology/Guarantee Shares to be paid to Interneuron, is fair, from a financial point of view, to Intercardia as of the date of such opinion. A copy of NMS's opinion is attached to this Proxy Statement/Prospectus as Annex B and should be read carefully in its entirety. For certain financial advisory services to Intercardia, including the rendering of its opinion, NMS will receive from Intercardia fees of $50,000, plus reimbursement for out-of-pocket expenses.

     Hempstead & Company ("Hempstead") delivered to the Transcell Board its oral opinion on February 12, 1998, as updated in writing on February 26, 1998, to the effect that the consideration offered to the holders of Transcell Capital Stock, Transcell Warrants and Transcell Options (other than Interneuron) in the Merger was fair from a financial point of view. A copy of Hempstead's opinion is attached to this Proxy Statement/Prospectus as Annex C and should be read carefully in its entirety. For certain financial advisory services to Transcell, including the rendering of its opinion, Transcell has agreed to pay Hempstead a fee of $25,000, and has agreed to indemnify Hempstead, its affiliates, and their directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws. Interneuron has also retained Hempstead to provide an appraisal of the value of the stock of another majority-owned subsidiary of Interneuron for a fee of $5,000. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Opinions of Financial Advisors".


Board of Directors and Management of Intercardia After the Merger


     At and after the Merger, the Intercardia Board shall consist of Intercardia's Board as of immediately prior to the Merger. It is currently expected that at and after the Merger, the executive officers of Intercardia shall be the executive officers of Intercardia immediately prior to the Effective Time with the addition of Michael J. Sofia, Ph.D., Transcell's Vice President of Research and Director of Chemistry, as a new vice president of Intercardia and such other additions as the Intercardia Board shall designate. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement -- Board of Directors and Management of Intercardia After the Merger".



Interests of Certain Persons in the Merger


     As of the Record Date, Interneuron owned approximately 77.9% of the Transcell Voting Shares and approximately 61.1% of the outstanding Intercardia Common Stock. In addition, certain directors and executive officers of and consultants to each of Intercardia and Transcell have certain interests in the Merger that may be in addition to the interests of the stockholders of Transcell generally and may create certain conflicts of interest. These interests arise from, among other things, stock or option ownership in each company, certain employee benefit plans, indemnification and insurance arrangements among Intercardia, Transcell and certain directors and officers of Transcell. These include arrangements providing for acceleration at the Closing of certain options to purchase Transcell's Capital Stock, including those under agreements providing for such acceleration in the event such directors are terminated in connection with a change in control, including the Merger.


     NMS, the financial advisor to Intercardia in connection with the Merger and the underwriter of Intercardia's initial public offering in February 1996, received fees from Transcell during 1996 in connection with a proposed acquisition of Transcell which was not consummated, and from Interneuron in connection with a public offering of Interneuron's securities in June 1996. Interneuron has supported Transcell by, among other things, entering into certain research and license agreements relating to technology under development by Transcell when the other parties thereto were unable to enter into them with Transcell directly. Pursuant to the Merger Agreement, Interneuron has agreed to assign to Intercardia its rights and obligations under these agreements and to continue to guarantee certain equipment and facility lease obligations of Transcell. In exchange for the assignment of those rights and continuing guaranties, Interneuron will receive the Technology/ Guarantee Shares at Closing and certain royalties on net sales of products subject to such agreements. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Interests of Certain Persons in the Merger".


Conditions to Consummation of the Merger

     Consummation of the Merger is subject to a number of conditions, including the approval of the Merger Agreement by the requisite stockholders of each of Intercardia and Transcell. Conditions to each party's obligations to consummate the Merger may be waived by such party, subject to applicable law and certain limitations imposed by the Merger Agreement. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement -- Conditions to Consummation of the Merger" and " -- Amendment and Termination of the Merger Agreement".

Exchange of Share Certificates

     Certificates nominally representing shares of Transcell Capital Stock, other than any certificates representing Dissenting Shares, if any ("Transcell Certificates"), shall, as of the Effective Time, for all purposes, be deemed to evidence the number of shares of Intercardia Common Stock determined in accordance with the applicable Exchange Ratio. As soon as practicable following the Effective Time, notice of consummation of the Merger, together with a Letter of Transmittal for use in surrendering Transcell Certificates in exchange for certificates representing shares of Intercardia Common Stock, will be mailed to holders of shares of Transcell Capital Stock. At the time of issuance of certificates for such Intercardia Common Stock, cash will be paid in lieu of issuing any fractional shares of Intercardia Common Stock. Holders of Transcell Capital Stock are requested not to surrender their Transcell Certificates until they receive such a Letter of Transmittal. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement -- Exchange of Shares".


Termination


     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Intercardia and the stockholders of Transcell under circumstances specified in the Merger Agreement, including: (i) by the mutual written consent of Intercardia, Transcell and Interneuron; (ii) by Intercardia, Interneuron or Transcell if the Merger is not consummated on or prior to May 31, 1998; (iii) by Intercardia, Interneuron or Transcell if stockholder approval shall not have been obtained at either of the Meetings; (iv) by Intercardia, Interneuron or Transcell if any judgment, injunction or other order of a court or other competent authority preventing consummation of the Merger shall have become final and nonappealable; (v) by Intercardia, Interneuron or Transcell in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which has not been cured or waived as provided for therein; or (vi) by Intercardia, Interneuron or Transcell, if the Intercardia Stock Price at Closing is less than $10.00 or more than $34.00. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement -- Amendment and Termination of the Merger Agreement".



Certain Federal Income Tax Consequences

     In general, it is anticipated that no gain or loss will be recognized by the holders of Transcell Capital Stock as a result of the Merger, except with respect to: (i) the cash received in lieu of fractional shares of Intercardia Common Stock; and (ii) that portion of the Aggregate Purchase Price received as part of the Future Installments which may be deemed imputed interest income and treated as taxable ordinary income. The holders of Transcell Options and Transcell Warrants being exchanged for Replacement Options and Replacement Warrants, respectively, in the Merger should not recognize taxable income as a result of such exchange. However, Transcell Holders should consult with their own tax advisers regarding the tax consequences of the Merger with respect to their own particular circumstances, including the applicability of various state and local tax laws. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Certain Federal Income Tax Consequences".


Accounting Treatment


     It is intended that a portion of the Merger will be treated in a manner similar to a "pooling of interests", because of the common ownership by Interneuron of Intercardia and Transcell, and a portion will be treated as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Accounting Treatment".



Regulatory Approvals

     No filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder with respect to the Merger. Intercardia and Transcell are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable "blue sky" laws of the various states. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Regulatory and Other Legal Matters".


Appraisal Rights

     Holders of Transcell Capital Stock who comply with the conditions of
Section 262 of the Delaware General Corporation Law (the "DGCL") and who do not vote in favor of the Merger will, if the Merger is consummated, be entitled to assert the rights afforded dissenting stockholders pursuant to Section 262 of the DGCL. Failure to follow the required procedure under the DGCL on a timely basis in connection with the exercise of such rights may nullify such rights. See "Appraisal

Rights of Transcell Stockholders" and the full text of Section 262 of the DGCL, which is attached hereto as Annex D. Holders of shares of Intercardia Common Stock will have no appraisal or dissenters' rights in connection with the Merger.



Market Prices and Dividend Policies

     The shares of Intercardia Common Stock are listed and traded on Nasdaq under the symbol "ITRC". Set forth below are the quarterly high and low sales prices, as reported on Nasdaq, of shares of Intercardia Common Stock for the fiscal quarters indicated from February 1, 1996 (the date trading commenced). These prices are based on transactions between dealers, which do not reflect retail mark-up, markdown or commissions.




                                                         High       Low
                                                      --------- -----------
Fiscal Year Ended September 30, 1996
  February 1, 1996 through March 31, 1996 ...........  $    27   $ 17 1/2
  April 1, 1996 through June 30, 1996 ...............   35 3/4     20 3/4
  July 1, 1996 through September 30, 1996 ...........   29 1/2         18
Fiscal Year Ended September 30, 1997
  October 1, 1996 through December 31, 1996 .........       29         17
  January 1, 1997 through March 31, 1997 ............   27 1/4         16
  April 1, 1997 through June 30, 1997 ...............   23 3/8     17 1/4
  July 1, 1997 through September 30, 1997 ...........   24 3/4         18
Fiscal Year Ending September 30, 1998
  October 1, 1997 through December 31, 1997 .........   25 1/2     16 7/8
  January 1, 1998 through March 31, 1998 ............   21 1/4         15
  April 1, 1998 through April 6, 1998 ...............   20 3/8     19 3/4



     On November 4, 1997, the last full trading day prior to the announcement that Intercardia and Transcell had entered into the Letter of Intent relating to the Merger, the reported closing sales price per share of Intercardia Common Stock on Nasdaq was $24.25. On April 6, 1998, the second to last full trading day prior to the date of this Proxy Statement/Prospectus, the reported closing sales price per share of Intercardia Common Stock on Nasdaq was $19.75. As of April 7, 1998, the Intercardia Stock Price would have been $20.29.


     STOCKHOLDERS ARE ADVISED TO OBTAIN MARKET QUOTATIONS FOR THE INTERCARDIA COMMON STOCK. No assurance can be given as to the market price of Intercardia Common Stock at the Effective Time or at any other time.

     Intercardia has never paid cash dividends on Intercardia Common Stock. Intercardia intends to retain future earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The decision whether to pay dividends will be made by the Intercardia Board in light of conditions then existing, including Intercardia's results of operations, financial condition and requirements, business conditions and other factors.

     Transcell's stock is not publicly traded. Transcell has never paid any cash dividends on Transcell Common Stock and, for the foreseeable future, intends to retain all of its earnings, if any, for use in its business. The declaration of any future dividends by Transcell is within the discretion of the Transcell Board and is dependent upon the earnings, financial condition and capital requirements of Transcell, as well as any other factors deemed relevant by the Transcell Board.


Selected Historical and Unaudited Pro Forma Combined Financial Data

     Selected Financial Data of the Company


     The selected consolidated financial data presented below for each of the fiscal years ended September 30, 1995 through September 30, 1997 and for the period from inception (March 15, 1994) to September 30, 1994 have been derived from, and are qualified by reference to, the consolidated financial statements of the Company, which have been audited by Coopers & Lybrand, independent public accountants. The selected financial data presented below for the three months ended December 31, 1997 and 1996 have been derived from the Company's unaudited financial statements and reflect all adjustments the Company's management considers necessary for a fair and consistent presentation of the financial position and results of operations for those periods. The operating results for the three-month period ended December 31, 1997 are not necessarily indicative of results that may be obtained for the fiscal year ending September 30, 1998 or any other period. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", ("SFAS

No. 128") as of December 31, 1997. All prior period data relating to earnings
(loss) per share have been restated to conform to the provisions of SFAS No. 128 and SEC Staff Accounting Bulletin No. 98. The following selected financial data are qualified by reference to, and should be read in conjunction with, "Certain Information Regarding the Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations", the consolidated financial statements of the Company, the notes thereto and the audit report thereon included elsewhere in this Proxy Statement/Prospectus.


                               INTERCARDIA, INC.

                      SELECTED HISTORICAL FINANCIAL DATA

Statement of Operations Data:




                                                 Three Months Ended
                                                    December 31,                 Fiscal Year Ended September 30,
                                            ----------------------------- ----------------------------------------------
                                                  1997           1996           1997            1996           1995
                                            --------------- ------------- ---------------- ------------- ---------------
Revenue:
 Contract and license fee revenue .........  $    216,934    $2,148,637    $   4,042,816    $5,009,000
 Investment income ........................       509,280       515,877        2,110,269     1,342,088    $     61,663
                                             ------------    ----------    -------------    ----------    ------------
   Total revenue ..........................       726,214     2,664,514        6,153,085     6,351,088          61,663
                                             ------------    ----------    -------------    ----------    ------------
Costs and expenses:
 Research and development .................     1,314,973       522,637       14,263,590     2,317,904       2,003,663
 Purchase of in-process research
   and development ........................            --            --          410,608       350,000              --
 General and administrative ...............       619,141       530,865        2,125,696     1,895,251         582,912
                                             ------------    ----------    -------------    ----------    ------------
   Total costs and expenses ...............     1,934,114     1,053,502       16,799,894     4,563,155       2,586,575
                                             ------------    ----------    -------------    ----------    ------------
Income (loss) before income taxes
 and minority interest ....................    (1,207,900)    1,611,012      (10,646,809)    1,787,933      (2,524,912)
Income taxes ..............................            --            --               --       (37,000)             --
Minority interest .........................            --      (388,912)         568,068      (568,068)             --
                                             ------------    ----------    -------------    ----------    ------------
Net income (loss) .........................  $ (1,207,900)   $1,222,100    $ (10,078,741)   $1,182,865    $ (2,524,912)
                                             ============    ==========    =============    ==========    ============
Net income (loss) per common
 share -- basic ...........................  $      (0.18)   $     0.18    $       (1.49)   $     0.20    $      (0.60)
                                             ============    ==========    =============    ==========    ============
Net income (loss) per common
 share -- diluted .........................  $      (0.18)   $     0.16    $       (1.49)   $     0.20    $      (0.60)
                                             ============    ==========    =============    ==========    ============
Weighted average common shares
 outstanding -- basic .....................     6,766,547     6,739,657        6,750,611     5,871,115       4,192,621
                                             ============    ==========    =============    ==========    ============
Weighted average common shares
 outstanding -- diluted ...................     6,766,547     7,504,429        6,750,611     6,041,025       4,192,621
                                             ============    ==========    =============    ==========    ============



                                             Period from Inception
                                              (March 15, 1994) to
                                                 September 30,
                                                     1994
                                            ----------------------
Revenue:
 Contract and license fee revenue .........
 Investment income ........................
   Total revenue ..........................
Costs and expenses:
 Research and development .................      $    106,344
 Purchase of in-process research
   and development ........................         1,852,000
 General and administrative ...............                --
                                                 ------------
   Total costs and expenses ...............         1,958,344
                                                 ------------
Income (loss) before income taxes
 and minority interest ....................        (1,958,344)
Income taxes ..............................                --
Minority interest .........................                --
                                                 ------------
Net income (loss) .........................      $ (1,958,344)
                                                 ============
Net income (loss) per common
 share -- basic ...........................      $      (0.47)
                                                 ============
Net income (loss) per common
 share -- diluted .........................      $      (0.47)
                                                 ============
Weighted average common shares
 outstanding -- basic .....................         4,192,621
                                                 ============
Weighted average common shares
 outstanding -- diluted ...................         4,192,621
                                                 ============


Balance Sheet Data:



                                                                                    September 30,
                                            December 31,   ----------------------------------------------------------------
                                                1997             1997            1996            1995            1994
                                          ---------------- ---------------- -------------- --------------- ----------------
Cash and marketable securities ..........  $  27,619,484    $  37,018,279    $ 37,096,308   $  1,121,624
Working capital (deficit) ...............     20,708,844       24,362,793      35,035,852       (176,158)    $ (1,958,343)
Total assets ............................     29,055,855       38,527,311      38,945,004      1,289,721              600
Due to Interneuron ......................      1,253,784               --              --        171,868        1,044,207
Long-term lease and debt obligations ....        148,603          160,938         118,113        115,269               --
Total liabilities .......................      3,596,384       11,979,361       2,149,463      1,421,569        1,958,943
Accumulated deficit .....................    (14,590,531)     (13,382,631)     (3,303,890)    (4,486,755)      (1,961,843)
Total stockholders' equity (deficit) ....     25,459,471       26,547,950      36,227,473       (131,848)      (1,958,343)

 Selected Financial Data of Transcell


     The selected financial data presented below for each of the fiscal years ended September 30, 1993 through September 30, 1997 have been derived from the financial statements of Transcell. The selected financial data presented below for the three-month periods ended December 31, 1997 and 1996 and for the period from October 21, 1991 (date of inception) to December 31, 1997 have been derived from Transcell's financial statements and reflect all adjustments Transcell's management considers necessary for a fair and consistent presentation of the financial position and results of operations for those periods. The results of operations for the three month period ended December 31, 1997 are not necessarily indicative of results of operations for the fiscal year ending September 30, 1998 or any other period. The data presented below are qualified by reference to, and should be read in conjunction with "Certain Information Regarding Transcell -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Transcell's financial statements, the notes thereto and the audit report thereon, which includes a qualification relating to Transcell's ability to continue as a going concern, included elsewhere in this Proxy Statement/Prospectus.



                          TRANSCELL TECHNOLOGIES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

Statement of Operations Data:




                                                                                  October 21, 1991
                                            Three Months Ended December 31,      (date of inception)
                                          -----------------------------------      to December 31,
                                                1997               1996                 1997
                                          ----------------   ----------------   --------------------
Contract revenue ......................     $    316,750                           $   2,276,481
Costs and expenses:
   Research and development ...........        1,340,776       $    923,812           19,093,091
   General and administrative .........          396,408            501,751            7,033,751
   Interest expense, net ..............          357,226            238,327            3,308,642
                                            ------------       ------------        -------------
     Total costs and expenses .........        2,094,410          1,663,890           29,165,484
                                            ------------       ------------        -------------
Net loss ..............................     $ (1,777,660)      $ (1,663,890)       $ (26,889,003)
                                            ============       ============        =============


Balance Sheet Data:



                                                 December 31, 1997
                                                ------------------
Cash and marketable securities ................   $     106,645
Working capital deficit .......................     (16,569,626)
Total assets ..................................       3,857,468
Due to Interneuron ............................      14,296,343
Long-term lease and debt obligations ..........       1,860,774
Total liabilities .............................      18,705,270
Accumulated deficit ...........................     (26,892,771)
Total stockholders' deficit ...................     (14,847,802)

                          TRANSCELL TECHNOLOGIES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                                  (Continued)


Statement of Operations Data:




                                                              Fiscal Year Ended September 30,
                                    ------------------------------------------------------------------------------------
                                          1997             1996             1995             1994             1993
                                    ---------------- ---------------- ---------------- ---------------- ----------------
Contract revenue ..................   $  1,316,750     $    338,650     $    304,331
Costs and expenses:
   Research and development .......      5,708,625        2,958,373        3,123,414     $  3,491,348     $  1,706,771
   General and administrative .....      2,079,813        1,533,304        1,481,381        1,151,797          361,010
   Interest expense, net ..........      1,252,330          589,350          267,479          443,625          128,632
                                      ------------     ------------     ------------     ------------     ------------
     Total costs and expenses .....      9,040,768        5,081,027        4,872,274        5,086,770        2,196,413
                                      ------------     ------------     ------------     ------------     ------------
Net loss ..........................   $ (7,724,018)    $ (4,742,377)    $ (4,567,943)    $ (5,086,770)    $ (2,196,413)
                                      ============     ============     ============     ============     ============


Balance Sheet Data:




                                                                            September 30,
                                           --------------------------------------------------------------------------------
                                                 1997             1996            1995            1994            1993
                                           ---------------- --------------- --------------- --------------- ---------------
Cash and marketable securities ...........  $     561,559    $     294,715   $      46,699   $     48,800    $     21,382
Working capital deficit ..................    (14,508,306)      (6,165,574)     (1,220,673)    (8,589,825)     (3,316,657)
Total assets .............................      4,095,898        1,704,614         805,747      1,094,342         372,165
Due to Interneuron .......................     12,425,916        5,021,582         832,074      7,982,572       2,987,477
Long-term lease and debt obligations .....      1,967,030          778,157         753,496        495,648              --
Total liabilities ........................     17,188,009        7,251,658       2,041,659      9,141,680       3,361,864
Accumulated deficit ......................    (25,115,111)     (17,391,093)    (12,648,717)    (8,080,773)     (2,994,003)
Total stockholders' deficit ..............    (13,092,111)      (5,547,044)     (1,235,911)    (8,047,338)     (2,989,699)

 Selected Unaudited Pro Forma Condensed Combined Financial Data


     The following unaudited pro forma condensed combined statements of operations data have been prepared by combining the condensed statements of operations of the Company and Transcell for the three months ended December 31, 1997 and for the fiscal years ended September 30, 1997, 1996 and 1995. The pro forma combination has been accounted for using a partial "pooling of interests" and a partial "purchase" method of accounting. The partial "purchase" method of accounting has been used for the three months ended December 31, 1997 and for the fiscal year ended September 30, 1997. The pro forma condensed combined balance sheet data combines the condensed balance sheets of the Company and Transcell as of December 31, 1997 and September 30, 1997 as adjusted to reflect the acquisition by Intercardia of the current non-Interneuron ownership interest in Transcell accounted for as a "purchase" as if the transaction occurred on such dates. These data should be read in conjunction with the other unaudited pro forma condensed combined financial statements, the accompanying notes, and the historical financial statements of the respective companies and the related notes thereto. The unaudited pro forma results are not necessarily indicative of the operating results or financial position that would have been achieved or existed had the transactions been in effect as of the dates assumed and should not be construed as representative of future combined results or of the Company's financial position for any future date.



              INTERCARDIA, INC. AND TRANSCELL TECHNOLOGIES, INC.
                         SELECTED UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA





                                                                 Three Months
                                                                    Ended              Fiscal Year Ended September 30,
                                                                 December 31,  ------------------------------------------------
                                                                     1997            1997             1996            1995
Statement of Operations Data:                                  --------------- ---------------- --------------- ---------------
Revenue:
  Contract and license fee revenue ...........................  $    533,684    $   5,359,566    $  5,347,650    $    304,331
  Investment income ..........................................       510,484        2,113,554       1,342,957          89,854
                                                                ------------    -------------    ------------    ------------
   Total revenue .............................................     1,044,168        7,473,120       6,690,607         394,185
Costs and expenses:
  Research and development ...................................     2,655,749       19,972,215       5,276,277       5,127,077
  Purchase of in-process research and development ............            --          410,608         350,000              --
  General and administrative .................................     1,004,477        4,178,636       3,395,552       2,063,363
  Interest expense ...........................................       369,502        1,282,488         623,222         296,600
                                                                ------------    -------------    ------------    ------------
   Total costs and expenses ..................................     4,029,728       25,843,947       9,645,051       7,487,040
                                                                ------------    -------------    ------------    ------------
Loss before minority interest ................................    (2,985,560)     (18,370,827)     (2,954,444)     (7,092,855)
Income taxes .................................................            --               --         (37,000)             --
Minority interest ............................................            --          568,068        (568,068)             --
                                                                ------------    -------------    ------------    ------------
Net loss .....................................................  $ (2,985,560)   $ (17,802,759)   $ (3,559,512)   $ (7,092,855)
                                                                ============    =============    ============    ============
Net loss per common share -- basic (1) .......................  $      (0.40)   $       (2.39)   $      (0.56)   $      (1.52)
                                                                ============    =============    ============    ============
Net loss per common share -- diluted (1) .....................  $      (0.40)   $       (2.39)   $      (0.56)   $      (1.52)
                                                                ============    =============    ============    ============
Weighted average common shares outstanding -- basic (1) ......     7,467,333        7,451,397       6,342,632       4,664,137
                                                                ============    =============    ============    ============
Weighted average common shares outstanding -- diluted (1).....     7,467,333        7,451,397       6,342,632       4,664,137
                                                                ============    =============    ============    ============




                                                December 31, 1997   September 30, 1997
Balance Sheet Data:                            ------------------- -------------------
Cash and marketable securities ...............    $  27,726,129       $  37,579,838
Working capital ..............................       18,723,855          22,578,674
Total assets .................................       32,913,323          42,623,209
Due to Interneuron ...........................        1,253,784                  --
Long-term lease and debt obligations .........        1,484,671           1,613,239
Total liabilities ............................        7,192,311          15,928,454
Accumulated deficit ..........................      (47,046,695)        (44,061,135)
Total stockholders' equity ...................       25,971,012          26,944,755


---------

(1) Calculated as set forth in Note C of Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act which represent the Company's and/or Transcell's expectations or beliefs. For this purpose, any statements contained in this Proxy Statement/Prospectus that are not statements of historical fact may be deemed to be forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including those described in "Risk Factors" below. All forward-looking statements included in this Proxy Statement/Prospectus are based on information available to Intercardia or Transcell as the case may be, as of the date hereof, and neither Intercardia nor Transcell assumes any obligation to update any such forward-looking statements.


                                 RISK FACTORS

     Transcell Holders and Intercardia stockholders should consider carefully the following factors, among others, in evaluating the Merger.


Risk Factors with Respect to the Company

     History of Losses; Fluctuations in Operating Results; Future Charges to Operations


     The Company has incurred net losses in each of its fiscal years except the fiscal year ended September 30, 1996, during which it received the initial $5,000,000 payment from Astra Merck Inc. ("Astra Merck") under a collaboration and license agreement for BEXTRA, the "twice-daily" formulation of bucindolol under development in the United States (the "Astra Merck Collaboration"). The Company has experienced, and may continue to experience significant fluctuations in revenues and expenses as a result of the timing of payments under collaborative and license agreements. As of December 31, 1997, the Company had accumulated net losses of approximately $14,591,000. As of December 31, 1997, on a combined pro forma basis, the Company had an accumulated deficit of approximately $47,381,000. The Company expects to incur operating losses at least through the fiscal year ending September 30, 1999 as it contributes to the funding of clinical trials of BEXTRA and as its product research and development programs expand. Prior to the Merger, substantially all of Transcell's net losses (approximately $1,778,000, $7,724,000 and $26,889,000 during the three-month period ended December 31, 1997, during the fiscal year ended September 30, 1997 and since October 21, 1991 (date of inception), respectively) were funded by Interneuron and the Company's expenses will increase substantially as a result of the acquisition of Transcell. To achieve profitable operations, the Company, alone or with others, must successfully develop, receive commercial marketing approvals for, manufacture, introduce and market products. No assurance can be given that the Company will ever generate significant revenue or achieve or sustain profitability.


     Intercardia expects that, as of Closing, it will incur charges to operations for the purchase of the non-Interneuron portion of in-process research and development, estimated to be up to $8,000,000 (based on Intercardia's stock price as of the date hereof). The actual charges could be lesser or greater, depending in part on the Intercardia Stock Price at Closing. The Company will incur additional future charges relating to certain Replacement Options to be issued in connection with the Merger. In connection with its acquisition of CPEC, the Company will also incur additional future charges to operations when and if it makes milestone payments to the former CPEC stockholders, with each additional payment being a minimum of $750,000 and a maximum of $1,875,000. See "Certain Information Regarding the Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Future Capital Needs; Uncertainty of Additional Funding

     While the Company believes it has sufficient cash available for currently planned expenditures through the fiscal year ending September 30, 1999, including expenses related to Transcell (but excluding any additional bucindolol development costs the Company may assume in connection with the Astra Merck Collaboration), there can be no assurance that additional equity or debt financing will not be required prior to such time. Intercardia may require additional financing to fund the Company's operations or to make payments to its collaborative partners, including up to $11,000,000 in payments for U.S. product launch expenses to Astra Merck under the Astra Merck Collaboration, any additional costs incurred in connection with the Astra Merck Collaboration and 40% of development and marketing costs of bucindolol outside the United States, Puerto Rico and Japan (the "Knoll Territory") pursuant to an agreement (the "Knoll Collaboration") with BASF Pharma/Knoll AG ("Knoll"), as well as to fund new business opportunities and fund growth. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development, the scope and results of preclinical studies and clinical trials (including, in particular, the ongoing bucindolol Phase III Beta-blocker

Evaluation of Survival Trial (the "BEST Study")), the cost, timing and outcome of regulatory reviews, the rate of technological advances, determinations as to the commercial potential of the Company's products under development, the market acceptance of any of the Company's products, administrative and legal expenses, competitive products, the establishment of third-party manufacturing and marketing arrangements and the establishment of collaborative relationships with other companies. The Company's strategy is to seek additional collaborative agreements with corporate partners, when appropriate for each of its potential products. There can be no assurance, however, that any such agreements will be entered into or that they will generate cash sufficient to fund the Company's operations.

     There can be no assurance that funds will be available on favorable terms, if at all. Any additional equity financing may result in dilution to Intercardia's stockholders. If adequate funds are not available, the Company may be required to cut back or discontinue one or more of its product development programs, or obtain funds through strategic alliances on terms less favorable to the Company than might otherwise be obtained. See "Certain Information Concerning the Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


     Risks Relating to Astra Merck Collaboration

     To date, a significant portion of the cost of the development activities relating to BEXTRA in the United States have been funded by Astra Merck under the Astra Merck Collaboration. The Company expects that the funding for a significant portion of the remaining development activities, as well as the commercialization and marketing activities of BEXTRA in the United States, will be undertaken by Astra Merck under the Astra Merck Collaboration. Therefore, the Company is substantially dependent upon Astra Merck for the success of this formulation of the Company's first product, bucindolol.

     The Astra Merck Collaboration provides that Astra Merck shall be responsible for the Company's royalty obligation to Bristol-Meyers Squibb Company ("BMS") and for the expenses incurred in development and commercialization of the twice-daily formulation of bucindolol in the United States, and Astra Merck has committed an amount up to $15,000,000 to be expended in connection with such development. The Company expects that during the fiscal year ending September 30, 1998 the cumulative total of such expenses will exceed $15,000,000. The Company and Astra Merck are discussing Astra Merck's contractual responsibility to fund such expenses above $15,000,000. The Company believes that in the event Astra Merck does not fund such expenses, Astra Merck would be in breach of the Astra Merck Collaboration. The Astra Merck Collaboration provides for arbitration of any disputes, and there can be no assurance as to the cost or results of any arbitration. In the event that the Company funds such expenses, or a portion of such expenses, in excess of $15,000,000, the Company's results of operations and financial position might be materially adversely affected.


     In addition, under the Astra Merck Collaboration, the Company must reimburse Astra Merck for one-third of BEXTRA launch costs beginning when the Company files a new drug application (an "NDA") for the twice-daily formulation and continuing through the first 12 months subsequent to the first commercial sale of the formulation, up to a total launch cost reimbursement of $11,000,000, or the royalties payable by Astra Merck to CPEC will be significantly reduced. The Company currently intends to make such payments, assuming sufficient funds are available. However, in the event that the Company does not make these payments, the royalties payable by Astra Merck to CPEC will be significantly reduced and the Company's results of operations would be materially adversely affected.



     Risks Relating to Knoll Collaboration

     Under the Knoll Collaboration, Knoll and the Company share the development and marketing costs of bucindolol in the Knoll Territory. In general, Knoll pays approximately 60% of the development and marketing costs prior to product launch and the Company pays approximately 40% of such costs, subject to certain maximum dollar limitations. Knoll also pays approximately 60% of once-daily development costs which relate to development solely for the Knoll Territory and approximately 33% of once-daily developments costs which have a worldwide benefit. The Company is responsible for the remainder of once-daily development costs.

     Because a significant portion of the development, commercialization and marketing activities relating to bucindolol in the Knoll Territory will be funded by Knoll under the Knoll Collaboration, the Company is substantially dependent upon Knoll for the success of bucindolol in the Knoll Territory.


     Dependence on Other Collaborative Partners

     The Company believes that it will be necessary to enter into additional collaborative arrangements in the future to develop, commercialize, manufacture and market additional products. There can be no assurance that the Company will be able to establish additional collaborative arrangements, that Astra Merck, Knoll or the Company's other collaborative partners will not terminate their collaborations with the Company, or that these collaborations will be completed or successful.

Should the Company and its collaborative partners fail to develop, commercialize, manufacture or market products, the Company would be materially adversely affected. In addition, there can be no assurance that any collaborative partner will not be pursuing alternative technologies or developing alternative compounds either on its own or in collaboration with others, targeted at the same diseases as those involved in the collaborative arrangements. See "Certain Information Regarding the Company -- Business -- Collaborative Arrangements".


     Dependence on One Product

     A significant majority of the Company's efforts over the next few years will be devoted to bucindolol. Accordingly, the Company's future prospects are substantially dependent on favorable results of the BEST Study, approval of BEXTRA by the U.S. Food and Drug Administration (the "FDA") and the successful commercialization of BEXTRA. Even if the results of the BEST Study are favorable and regulatory approval is obtained, the success of BEXTRA is subject to a number of risks, including risks related to competition, with carvedilol in particular (see " -- Competition"), the expiration in November 1997 of the composition of matter patent on bucindolol, governmental regulation, pharmaceutical pricing and reimbursement, market acceptance and product liability. The Company licenses bucindolol from BMS. The Company has licensed U.S. rights to a twice-daily formulation of bucindolol to Astra Merck and rights to all formulations of bucindolol in the Knoll Territory to Knoll. The Company must comply with the terms of its agreements with these parties, and is dependent on Astra Merck and Knoll to comply with and perform their respective obligations under such agreements as bucindolol is developed and marketed commercially. Although the Merger involves the acquisition of additional technologies, the Company will remain dependent on BEXTRA.


     Competition


     Due to the incidence and severity of cardiovascular and pulmonary diseases, the market for therapeutic products that address such diseases is large, and competition is intense and expected to increase. In particular, carvedilol, a non-selective beta blocker with moderate vasodilating properties owned by Boehringer Mannheim GmbH ("Boehringer") and licensed in the United States and certain other countries to SmithKline Beecham ("SKB"), was launched in June 1997 in the United States by SKB for the treatment of CHF and is being co-promoted by Boehringer. Carvedilol's approval for marketing as a treatment of CHF in the United States prior to BEXTRA may have adversely affected the patient enrollment rate of the BEST Study and could provide a marketing advantage for Coreg. The Company is also aware that carvedilol is approved for the treatment of CHF in at least 15 other countries, including Canada, Mexico and a number of major European countries. In addition, in March 1998, Germany-based Merck KGaA announced early termination of the CBIS II trial to test bisoprolol as a treatment in CHF patients in Europe. Merck KGaA reported that in the trial, which enrolled 2,647 patients, those receiving bisoprolol had a much higher survival rate than patients receiving customary treatment. Bisoprolol is a beta-1 receptor selective beta-blocker marketed in the United States by Lederle for hypertension. The Company is aware of other products in research or development by its competitors that address the diseases being targeted by the Company. In addition, other pharmaceutical companies that are selling, developing or manufacturing beta-blockers may develop their beta-blockers as a treatment for CHF. The Company's most significant competitors are fully integrated pharmaceutical companies and established biotechnology companies, all of which have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant cardiovascular and pulmonary products cleared for commercial marketing or under development, and operate large, well-funded cardiovascular and pulmonary disease research and development programs. Furthermore, academic institutions, governmental agencies, and other public and private research organizations continue to conduct research, and are becoming more active in seeking patent protection and establishing collaborative arrangements for research, development, manufacturing and marketing with respect to technologies that they have developed, some of which may be competitive with those of the Company. There can be no assurance that competitors will not succeed in developing technologies and products that are preferred compared to those being developed by the Company or that would render the Company's technology obsolete or noncompetitive.


     Several companies have explored the therapeutic potential of antioxidant compounds in numerous indications. Antioxidant drug research continues at a rapid pace despite earlier commercial setbacks. Several companies have antioxidant compounds in clinical trials. Any catalytic antioxidant small molecule product which the Company succeeds in developing and for which it gains regulatory approval must then compete for market acceptance and market share. Several companies have conducted research and development on a bioartificial liver device which could be competitive with technology under a development by Renaissance. In particular Circe Biomedical, a subsidiary of W.
R. Grace & Co. ("Circe"), has conducted clinical trials with a bioartificial liver which utilizes porcine hepatocytes (pig liver cells). Other corporations and academic institutions are conducting research in the area of liver and other stem cells. See "Certain Information Regarding the Company -- Business -- Competition".


     Limited Operating History; Early Stage of Development

     Intercardia was founded in March 1994 to acquire rights to bucindolol for the treatment of congestive heart failure. The Company's activities to date have been primarily limited to development of bucindolol. None of the Company's products has received approval for commercial marketing. There can be no assurance that the costs and time required to complete studies, including the BEST Study, will not exceed current estimates, that the results of such studies will be favorable, or that, even after such time and expenditures, FDA or any other regulatory approval will be obtained for any Company product. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully manufactured or marketed or achieve customer acceptance. Even assuming successful completion of the BEST Study and regulatory approval of BEXTRA, the Company does not expect that BEXTRA will be commercially available before 2000. All of the Company's other products and technologies are in the very early stages of development. Moreover, any products developed by the Company, including those under development by Transcell, may prove to have undesirable and unintended side effects and, in some cases, may require complex delivery systems that may prevent or limit their commercial use. The Company may also encounter problems relating to research, development, manufacturing, distribution and marketing of its products. The failure or inability to address such problems adequately would have a material adverse effect on the Company. See "Certain Information Regarding the Company -- Business".


     Uncertainties Related to Clinical Trials

     Before obtaining regulatory approval for the commercial sale of BEXTRA or any of its other products under development, the Company must demonstrate that the product is safe and efficacious for use in each target indication. The results of preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that clinical trials of the Company's products, including the BEST Study, will demonstrate the safety and efficacy of bucindolol or any other products or will result in marketable products. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.


     The rate of completion of the BEST Study or any other Company clinical trial is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, and the alternative therapies and drug regimens (including other beta-blockers) available. In particular, the Company believes current patient enrollment in the BEST Study may have been and could continue to be adversely affected by the May 1997 FDA approval of carvedilol as a treatment for CHF. See " -- Competition". Delays in planned patient enrollment, including delays in enrolling a sufficient number of female patients in the BEST Study, may result in increased study costs and delays, which could have a material adverse effect on the Company. In addition, the Company does not control the BEST Study, which is being conducted by the National Institutes of Health ("NIH") and the Department of Veterans Affairs ("VA").

     The Company currently intends to submit an NDA for BEXTRA to the FDA within one year after completion of the BEST Study, if its results are favorable. This submission will be followed by equivalent submissions to appropriate regulatory authorities in Europe. There can be no assurance that the Company will meet this schedule, or that BEXTRA or any of the Company's other products in development will receive marketing approval in any country on a timely basis, or at all. In addition to the BEST Study, the Company has initiated several pharmacokinetic and drug interaction clinical trials with bucindolol. If the Company were unable to complete clinical trials or demonstrate the safety and efficacy of BEXTRA, the Company would be materially and adversely affected. See "Certain Information Regarding the Company -- Business -- Bucindolol" and " -- Government Regulation".



     Uncertainties Related to Development Stage of Products


     Any future product in-licensed by the Company will likely be and all of Transcell's technology is in the development stage, require significant further research and development, as well as testing and regulatory approvals, and will be subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that any or all of these proposed products or procedures are found to be unsafe or ineffective, or otherwise fail to receive necessary regulatory approvals; that the proposed products or procedures are uneconomical to market or do not achieve broad market acceptance; that third parties hold proprietary rights that preclude the Company from marketing them; or that third parties market a superior or equivalent product. The Company is unable to predict whether research and development activities will result in any commercially viable products. Further, due to the extended testing and regulatory review process required before marketing approval can be obtained, the time frames for commercialization of any products are long and uncertain.


     Uncertainty Regarding Patents and Proprietary Rights; Expiration of Bucindolol Patent in November 1997


     The Company's success will depend in part on its ability to obtain and enforce patent and other intellectual property protection for its products both in the United States and other countries. The U.S. composition of matter patent covering bucindolol expired in November 1997. As a result, assuming FDA approval can be obtained, competitors, including generic drug manufacturers, may market bucindolol. Although the Company expects to seek the limited periods of market exclusivity for bucindolol under the Waxman-Hatch Act and similar foreign laws, there can be no assurance that any such exclusivity will be granted or obtained. See " -- Uncertainty Regarding Waxman-Hatch Act and Similar Foreign Laws". There can be no assurance that any other patents will issue on any of the Company's patent applications or on patent applications licensed from third parties. Even if such patents issue, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that the patents will provide protection against competitive products or otherwise be commercially valuable. No assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed, circumvented or held unenforceable.


     In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technological advances which it seeks to protect, in part, through confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

     The commercial success of the Company will also depend in part on its ability to commercialize its products without infringing patents or other proprietary rights of others or breaching the licenses granted to the Company. There can be no assurance that the Company will be able to obtain a license to any third-party technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost. Failure by the Company to obtain a license to any technology that it may require to commercialize its technologies or products would have a material adverse effect on the Company.

     Furthermore, as with any pharmaceutical company, the Company's patent and other proprietary rights are subject to uncertainty. The Company's patent or other proprietary rights related to its products might conflict with current or future rights of others. For the same reasons, the products of others could infringe the patent or other proprietary rights of the Company. Litigation or patent interference proceedings, either of which could result in substantial cost to the Company, may be necessary to enforce any patents issued to and other proprietary rights of the Company or to determine the scope and validity of other parties' proprietary rights. The defense and prosecution of patent and intellectual property claims are both costly and time-consuming, even if the outcome is favorable to the Company. Any adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require the Company to cease selling its products. See "Certain Information Concerning the Company -- Business -- Patents and Proprietary Rights".


     Uncertainty Regarding Waxman-Hatch Act and Similar Non-U.S. Laws


     Certain provisions of the Waxman-Hatch Act grant market exclusivity for certain new drugs and dosage forms. The Waxman-Hatch Act establishes a period of time from the date of FDA approval of certain NDAs during which the FDA may not accept or approve short-form applications for generic versions of the drug from other sponsors, although it may accept or approve long-form applications (that is, other complete NDAs) for such drug. The applicable period is five years in the case of drugs containing an active ingredient not previously approved. Because the U.S. composition of matter patent covering bucindolol expired in November 1997, the Company intends to rely on the Waxman-Hatch Act for up to five years of marketing exclusivity in the United States commencing on the date of the FDA's approval of bucindolol for commercial marketing in the United States. In addition, the Company intends to seek marketing exclusivity under similar laws in effect in the European Community and Japan. There can be no assurance that any of the benefits of the Waxman-Hatch Act or similar foreign laws will be available to the Company or that such laws will not be amended or repealed. The Company currently intends to attempt to enhance its competitive position with respect to bucindolol beyond any exclusivity period provided by the Waxman-Hatch Act by developing a patented once-daily formulation of bucindolol. There can be no assurance, however, that such a once-daily formulation will be successfully developed and, if so, whether its patent coverage will be adequate to provide the Company with a degree of market exclusivity. See "Certain Information Regarding the Company -- Business -- Patents and Proprietary Rights".


     Control of Intercardia by, and Conflicts of Interest with, Interneuron


     As of the Record Date, Interneuron owned approximately 61.1% of the outstanding Common Stock of Intercardia. Accordingly, Interneuron has the ability to elect all of the directors of Intercardia and control voting with respect to other matters submitted to stockholders, including extraordinary corporate transactions such as the Merger or a merger or sale of substantially all of the Company's assets. Immediately following the Merger, Interneuron will own approximately 61.5% to 61.9% of the outstanding Intercardia Common Stock (assuming the Intercardia Stock at Closing and for each of the Future Installments is in the Fixed Value Range). The actual ownership percentage of Interneuron in Intercardia after the Merger will depend upon the Intercardia Stock Price at Closing and for each of the Future Installments, which will determine the number of shares of Intercardia Common Stock to be issued in the Merger and under the Technology/Guarantee Agreement. In addition, under the Technology/Guarantee Agreement, Interneuron is entitled to receive royalties based on sales of certain products, payable in Intercardia Common Stock. Interneuron also owns directly 19.9% of CPEC, Intercardia's 80.1% owned subsidiary. Pursuant to an intercompany services agreement between Intercardia and Interneuron, Interneuron has the right to purchase from Intercardia additional shares of Intercardia's Common Stock at fair market value, if necessary to provide that Interneuron's equity ownership in Intercardia does not fall below 51.0%.


     Intercardia may be subject to various risks arising from Interneuron's influence over Intercardia, including conflicts of interest relating to new business opportunities that could be pursued by Intercardia or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required.

     In the event that all or part of the shares of Intercardia Common Stock held by Interneuron are sold or otherwise transferred, the market price of the Intercardia Common Stock could be adversely affected. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Interests of Certain Persons in the Merger" and "Certain Information Regarding the Company -- Principal Stockholders".


     Uncertainties Relating to Government Regulation

     The Company's research and development activities and the manufacturing and marketing of its products are subject to extensive and rigorous regulation by numerous governmental agencies in the United States and other countries. Clinical trials and the manufacturing and marketing of products will be subject to the testing and approval processes of the FDA and foreign regulatory authorities. The process of obtaining required regulatory approvals for pharmaceuticals from the FDA and other regulatory authorities takes many years and is expensive. As with any new drug, additional government regulations may be promulgated which could delay regulatory approval of the Company's products. Adverse governmental regulation which might arise from future legislative or administrative action cannot be predicted. There can be no assurance that any products developed by the Company alone or in collaboration with others will be determined to be safe and efficacious in clinical trials or meet other applicable regulatory standards to receive the necessary approvals for manufacturing and marketing. Even if such approvals are obtained, post-market evaluation of the products, if required, could result in suspension or limitation of the approvals. Delays in obtaining United States or foreign approvals could materially adversely affect the Company. In addition, delays in regulatory approvals that may be encountered by Astra Merck, Knoll or any other of the Company's collaborative partners, suppliers or manufacturers could adversely affect the Company.

     In addition to the regulatory framework for product approvals, the Company is and its collaborative partners may be subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and possible future local, state, federal and foreign regulation. The impact of such regulation upon the Company cannot be predicted and could be material and adverse. See "Certain Information Regarding the Company -- Business -- Government Regulation".


     Uncertainty Regarding Pharmaceutical Pricing and Reimbursement

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of governmental and third-party payors to contain or reduce the cost of healthcare. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement or adoption of such proposals or efforts could have a material adverse effect on the Company. Further, to the extent that such proposals or efforts have a material adverse effect on companies that are prospective collaborative partners of the Company, the Company's ability to establish collaborative partnerships may be materially adversely affected. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Certain Information Regarding the Company -- Business -- Pharmaceutical Pricing and Reimbursement".


     Risks Relating to Licenses

     The Company has contractual rights to bucindolol for the treatment of CHF through its license agreement with BMS, to catalytic antioxidant small molecule technology through its exclusive worldwide license agreement ("Duke License") with Duke University ("Duke") and its Sponsored Research Agreement (the "National Jewish Agreement") with National Jewish Medical and Research Center ("National Jewish"), and to hepatic stem cell research through its Sponsored Research Agreement with the University of North Carolina at Chapel Hill ("UNC"). The Company has royalty obligations for bucindolol even though the underlying patent has expired, which may materially adversely affect the Company's competitive position in the event a generic version of bucindolol is introduced. The Company's licenses are terminable by the licensor for cause or in the event the Company does not undertake efforts to develop the compounds and technologies under license. The Company's sponsored research agreements give it certain rights to obtain exclusive licenses to inventions in the future, but do not guarantee that it will be able also to obtain such licenses on favorable terms. There can be no assurance that any of these agreements will not be so terminated and, if terminated, that the Company will be able to enter into similar agreements on terms as favorable to the Company as those contained in its existing agreements. Furthermore, the Company's strategy is to seek additional licenses in the future, and there can be no assurance that the Company will be able to enter into similar agreements for additional products in the future on acceptable terms. See "Certain Information Regarding the Company -- Business -- Business Strategy" and " -- License Agreements".


     Lack of Manufacturing and Marketing Capabilities

     The Company does not have the capability to manufacture or market any products, and does not currently intend to develop such capabilities. The Company therefore will be dependent on third parties, including its collaborative partners, for the manufacturing and marketing of any products that it may develop. There can be no assurance that such parties will be able to meet the Company's needs either with respect to timing, quantity or quality. If the Company is unable to obtain or retain third party manufacturing or marketing on acceptable terms, it may be delayed in its ability to commercialize products. The Company's dependence upon third parties, including its collaborative partners, for the manufacturing and marketing of products may adversely affect the Company's profit margins and its ability to develop, deliver and sell products on a timely and competitive basis. In the event the Company determines to establish its own manufacturing or marketing capabilities, it will require substantial additional funds, manufacturing facilities and equipment, and personnel. See " -- Dependence on Other Collaborative Partners" and "Certain Information Regarding the Company -- Business -- Manufacturing and Marketing".


     Uncertainty of Market Acceptance

     The commercial success of the Company's products, including bucindolol as a treatment for CHF, will depend upon their acceptance by the medical community and third-party payors as useful and cost-effective. Market acceptance will depend upon several factors, including the establishment of the utility and cost-effectiveness of the Company's products, the receipt of regulatory approvals in the United States and elsewhere, and competitive products. In particular, the Company believes that many physicians traditionally have considered beta-blockers, such as bucindolol and carvedilol, primarily as treatments for hypertension and angina, and not for CHF. The Company, Astra Merck and Knoll may be required to engage in extensive advertising, educational programs and other means to market bucindolol as an effective treatment for CHF. Failure of any of the Company's products, particularly bucindolol, to achieve market acceptance would have a material adverse effect on the Company. See "Certain Information Concerning the Company -- Business -- Manufacturing and Marketing".

 Dependence Upon Key Personnel


     The Company has only 20 employees and is highly dependent on the principal members of its management and scientific staff, including in particular Clayton
I. Duncan, Intercardia's President and Chief Executive Officer. The Company will also be highly dependent on the principal members of the scientific and management staff of Transcell, as well as consultants thereto, particularly Daniel Kahne, Ph.D. and Suzanne Walker-Kahne, Ph.D. with respect to the development of Transcell's technology. The loss of certain key employees could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific and managerial personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth. See "Certain Information Regarding the Company -- Business -- Employees" and " -- Management".



     Product Liability Exposure and Insurance

     The use of any of the Company's products in clinical trials, and the sale of any of the Company's products, may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers or healthcare providers or by pharmaceutical companies or others selling such products. Under the Astra Merck Collaboration, both the Company and Astra Merck have agreed to maintain, through self-insurance or otherwise, product liability insurance with the other party named as an additional insured. Under the Knoll Collaboration, both the Company and Knoll have agreed to maintain, through self-insurance or otherwise, product liability insurance with the other party named as an additional insured. The Company has obtained limited product liability insurance coverage for its human clinical trials. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain sufficient product liability insurance on commercially reasonable terms for any products approved for marketing. A successful product liability or indemnification claim or series of claims brought against the Company could have a material adverse effect on the Company. See "Certain Information Regarding the Company -- Business -- Product Liability Exposure and Insurance".


     Antitakeover Considerations


     The Intercardia Board has the authority to issue up to 3,000,000 shares of Intercardia Preferred Stock in one or more series, and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further vote or action by the stockholders. Intercardia has no current plans to issue shares of Preferred Stock. However, the rights of the holders of Intercardia Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate activities, could have the effect of making it more difficult for a third party to acquire control of Intercardia. In addition, pursuant to an intercompany services agreement between Intercardia and Interneuron, Interneuron has the right to purchase from Intercardia additional shares of Intercardia's Common Stock at fair market value, if necessary to provide that Interneuron's equity ownership in Intercardia does not fall below 51.0%. In addition, all outstanding options under Intercardia's Option Plan become fully exercisable for 60 days following certain changes of control of Intercardia. Further, certain provisions of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving Intercardia. While such provisions are intended to enable the Intercardia Board to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There can be no assurance that such provisions will not have an adverse effect on the market value of Intercardia's stock in the future. Intercardia is subject to the antitakeover provisions of
Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Interneuron's voting control over Intercardia may have the effect of delaying or preventing sales of additional securities of Intercardia or a sale of Intercardia or other change of control supported by the other stockholders of Intercardia. See "Certain Information Regarding Intercardia -- Description of Capital Stock" and "Risk Factors -- Risk Factors with Respect to the Company -- Control of Intercardia, and Conflicts of Interest with, Interneuron".



     Management of Growth; Risks Associated with Acquisitions

     The Company has experienced rapid growth over the past three years and it anticipates continued rapid growth in the future. The Company believes that sustained growth places a strain on operations and on human and financial resources. In order to manage its growth, the Company must continue to improve its operating and administrative systems and attract and retain qualified management and professional, scientific and technical personnel. Failure to manage growth effectively could have a material adverse effect on the Company's business. The Company reviews many acquisition candidates in the ordinary course of its business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and services of the acquired companies, the expenses incurred in connection with the acquisition and subsequent assimilation of operations and products, the diversion of management's attention from other business concerns, and the potential loss of key employees of the acquired company. If the Company consummates any acquisitions in the future, there can be no assurance that such acquisitions will be successfully integrated into the Company's operations. See " -- Risk Factors with Respect to the Merger -- Risks Associated with Integration of Companies".



     Limited Historical Market; Volatility of Stock Price

     Since Intercardia's IPO in February 1996, the public market for Intercardia's Common Stock has been characterized by low and/or erratic trading volume, often resulting in price volatility. The Intercardia Stock Price at Closing and at each Future Installment may vary significantly from the price on the date hereof. There can be no assurance that there will be an active public market for Intercardia Common Stock after the Merger. The market price of Intercardia's Common Stock could be subject to wide fluctuations in response to results of testing and clinical trials, regulatory developments, variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the pharmaceutical and biotechnology industries, future announcements concerning the Company or its competitors, including technological innovations or commercial products, government regulations, developments concerning proprietary rights or public concern as to the safety or commercial value of the Company's products and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may have an adverse effect on the market price of Intercardia's Common Stock.


     Shares Eligible for Future Sale; Possible Adverse Effect on Stock Price


     As of immediately after the Merger, all shares of Intercardia Common Stock outstanding will be freely tradable, except (i) the shares held by Interneuron and directors and executive officers of Intercardia which will be eligible for sale in the public market under Rule 144 or Rule 701 promulgated under the Securities Act, and (ii) the shares issued in the Merger to Transcell stockholders (other than Interneuron or directors or executive officers of Intercardia) and the shares issuable under the Replacement Options and the Replacement Warrants, all of which will be eligible for sale in the public market pursuant to Rule 145. Pursuant to the terms of the Merger Agreement, additional shares of Intercardia Common Stock will be issued to the former holders of Transcell Capital Stock as of 15 months after the Closing and 21 months after the Closing. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement". These shares will become eligible for sale in the public market in accordance with Rule 145. In addition, Intercardia has reserved 2,500,000 shares for issuance pursuant to its Option Plan and as of the Record Date, Intercardia also had 64,256 shares remaining available for issuance pursuant to its Employee Stock Purchase Plan (the "ESPP"), and 49,033 shares underlying outstanding warrants (excluding the Replacement Warrants). The shares of Intercardia Common Stock issuable under the Option Plan and the ESPP have been or will be registered and will be eligible for sale in the public market immediately upon issuance. The shares underlying the warrants will become eligible for sale in the public market in accordance with Rule 144.



     Future sales of shares or the availability of shares for future sale could have an adverse effect on the market price of Intercardia Common Stock and could make it more difficult for the Company to raise funds through equity offerings in the future.

     Holders of an aggregate of 49,033 shares of Intercardia Common Stock issued or issuable upon exercise of warrants are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the five-year period ending in February 2002, that the Company use its best efforts to register such shares, and these holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities by the Company for its own account during such period subject to certain conditions and restrictions.


     Holders of an aggregate of 349,000 shares of Transcell Series B Preferred Stock (exchangeable for 161,793 shares of Intercardia Common Stock in the Merger assuming an Intercardia Stock Price at Closing and at each Future Installment of $20.29) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the four-year period commencing 12 months following the Merger, that the Company use its best efforts to register such shares, and the holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities of the Company for its own account during such period subject to certain conditions and restrictions.

     Holders of an aggregate of 34,901 shares of Transcell Series B Preferred Stock issued or issuable upon exercise of warrants (exchangeable for Replacement Warrants to purchase an aggregate of 15,051 shares of Intercardia Common Stock in the Merger assuming the Intercardia Stock Price at Closing is $20.29) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the four-year period commencing 12 months following the Merger, that the Company use its best efforts to register such shares, and the holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities of the Company for its own account during such period subject to certain conditions and restrictions. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."



     Risk Associated With Use of Net Operating Loss Carryforwards


     As of September 30, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,000,000 and Transcell had net operating loss carryforwards for federal income tax purposes of approximately $23,000,000, which expire at various dates from 2007 through 2012. The ability of the Company to utilize such net operating loss carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any such limitation on the utilization of such net operating loss carryforwards, to the extent it increases the amount of federal income tax that the Company must actually pay, may have an adverse impact on the Company's financial condition.



Risk Factors with Respect to Transcell


     The following sets forth risk factors with respect to Transcell (certain of which are applicable primarily in the event the Merger is not consummated). In addition, the risk factors set forth above under the headings " -- Risk Factors with Respect to the Company -- Uncertainties Relating to Government Regulation" and " -- Uncertainties Regarding Pharmaceutical Pricing and Reimbursement" are also relevant to Transcell.


     Substantial Transcell Indebtedness to Interneuron; Future Capital Needs; Uncertainty of Additional Funding

     To date, Interneuron has funded substantially all of Transcell's operations, primarily through advances and loans to Transcell, and has agreed to continue to fund Transcell's operations at specified levels through consummation of the Merger. However, Interneuron is not obligated to, and there can be no assurance that Interneuron would continue to, provide additional advances to Transcell to fund its operations if the Merger Agreement is terminated. Accordingly, Transcell would be required to seek additional corporate collaborations or other financing to fund research and development and expand management and administrative capabilities and there is no assurance it would be able to do so.

     From inception through December 31, 1997, net borrowings from Interneuron aggregated approximately $23,424,000, including accrued interest, of which approximately $9,127,000 was converted into Series A Preferred Stock in December 1994, and approximately $14,296,000 was outstanding at December 31, 1997. Interneuron has agreed, in connection with and simultaneously with the Closing, to contribute to Transcell's capital all of the then indebtedness owed by Transcell. However, if the Merger is not consummated, such indebtedness could materially adversely affect the ability of Transcell to obtain equity financings or enter into other corporate transactions. Interneuron requires repayment of such indebtedness. In addition, Transcell is unlikely to generate sufficient cash flow in the foreseeable future to pay such indebtedness or fund its operations.


     Transcell has not generated any revenues from operations other than a license fee and research support payments under its only corporate collaboration agreement, a Research Collaboration and License Agreement dated effective as of June 30, 1997 by and among Transcell, Merck and Co., Inc. ("Merck") and Interneuron (the "Merck Agreement"). Although Transcell management expects, based on the current status of the research, to achieve certain early stage milestones under the Merck Agreement within the next 12 months, there can be no assurance this will be the case and in any event, any related milestone payments, if received, will not be adequate to fund Transcell's operations.

     Transcell expects that it will be required to raise substantial additional capital over a period of several years in order to conduct its operations. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, Transcell will be required to curtail operations significantly.

     To the extent that additional capital is raised through the sale of equity or debt securities, which may also require the issuance of stock options or warrants, the issuance of such securities would result in dilution to Transcell's existing stockholders. Transcell may also enter into arrangements with collaborative partners or others that may require Transcell to relinquish rights to certain of its technologies, product candidates, products or potential markets that Transcell would not otherwise relinquish. See "Certain Information Regarding Transcell -- Management's Discussion and Analysis of Financial Condition and Results of Operations".



     No Revenues from Operations; History of Operating Losses; Anticipation of Future Losses


     Transcell is a development stage company that has incurred net losses since inception. As of December 31, 1997, Transcell had an accumulated deficit of approximately $26,893,000. Assuming Transcell would be able to obtain sufficient financing to fund ongoing operations, Transcell's research and development activities are expected to result in significant expenses that are unlikely to be offset by revenues and, accordingly, Transcell expects that it would continue to incur losses for the foreseeable future. To date, Transcell has derived only minimal revenues, substantially all of which have been from upfront fees and research and development funding paid pursuant to the Merck Agreement. Transcell expects that any revenues in the foreseeable future will be dependent to a large extent upon achieving milestones under the Merck Agreement. Although Transcell management expects, based on the current status of the research, to achieve certain early stage milestones under its collaboration with Merck within the next 12 months, there can be no assurance this will be the case or that any future milestones will be achieved. Transcell has not yet received any revenues from the achievement of milestones or royalties from the discovery, development or sale of a commercial drug. Transcell is unable to predict whether, or if, it will ever become profitable. See "Certain Information Regarding Transcell -- Management's Discussion and Analysis of Financial Condition and Results of Operations".



     New and Uncertain Business and Technology

     To date, Transcell has not developed or commercialized any products. Transcell's approach to drug discovery relies upon an unproven technology and represents a newly created business for which there is little financially successful precedent. Transcell's strategy, which is unproven, is to use carbohydrate combinatorial chemistry for the purposes of rapidly synthesizing, identifying, optimizing and obtaining proprietary rights to lead compounds, and of creating analogs of known drugs. Transcell's ability to commercialize this technology depends to a significant extent on the efforts of Merck under the Merck Agreement with respect to compounds covered by that Agreement and on Transcell's ability to enter into additional collaborative and licensing agreements with third parties for other compounds. The nature of the combinatorial libraries under development by Transcell is such that there may only be a limited number of pharmaceutical companies that are potential collaborative partners and/or users of such libraries. Transcell's ability to succeed is dependent upon the acceptance by potential collaborative partners of Transcell's carbohydrate combinatorial chemistry as an effective tool in new drug discovery. Historically, pharmaceutical companies have conducted lead compound identification and optimization within their own research departments, due to the highly proprietary nature of the activities being conducted, the central importance of these activities to their drug discovery and development efforts, and the desire to obtain maximum patent and other proprietary protection on the results of their internal programs. In order to achieve its business objectives, Transcell must convince these companies that Transcell's technology and expertise justify the outsourcing of these programs to Transcell. There can be no assurance that Transcell will be able to attract additional collaborative partners on acceptable terms or develop a sustainable profitable business. See "Certain Information Regarding Transcell -- Business".



     Dependence on Merck and Potential Future Collaborators

     Transcell's strategy for the development and commercialization of its technology depends upon establishing collaborations and licensing arrangements with third parties, principally pharmaceutical companies. To date, Transcell has entered into only one such arrangement, the Merck Agreement. Transcell is substantially dependent on Merck to develop and commercialize any products resulting from the Merck collaboration and has little control over such activities. Transcell will be dependent upon the expertise and dedication of sufficient resources by Merck and any future corporate partners to develop and commercialize products based on library compounds produced and lead compounds optimized by Transcell. Should Merck or any other collaborative partner fail to develop or commercialize a compound or product to which it has rights from Transcell, Transcell may not receive any future milestone payments or royalties associated with such compound or product. There can be no assurance that Transcell will be able to establish additional collaborative or licensing arrangements, that any such arrangements or licenses will be on terms favorable to Transcell, or that current or future collaborative or licensing arrangements will ultimately be successful. Further, Transcell's receipt of milestone payments under the Merck Agreement is dependent primarily upon Merck's participation in identifying lead compounds for further development, determination to proceed with preclinical and clinical development, and on regulatory submissions and approval of products developed, as well as on efforts of Transcell and Princeton University ("Princeton") in lead compound identification. Transcell intends to rely on Merck and any other corporate collaborators to conduct preclinical development and clinical studies, prepare regulatory submissions and obtain regulatory approvals and manufacture and market any resulting products. Further, there can be no assurance that disputes will not arise over payment provisions relating to milestones and royalties under the Merck Agreement. There can be no assurance that current or future collaborative partners will not pursue alternative technologies, or develop alternative products either on their own or in collaboration with others, including Transcell's competitors, as a means for developing treatments for the diseases targeted by collaborative arrangements with Transcell. See "Certain Information Regarding Transcell -- Business".



     Dependence on Patents and Proprietary Rights

     Transcell's success will depend in large part on its ability, and the ability of its licensees and its licensors, to obtain patents for its technologies and the compounds and other products, if any, resulting from the application of such technologies, defend patents once obtained and maintain trade secrets, both in the United States and in foreign countries. The commercial success of Transcell will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which certain of Transcell's current products are, or any future products under development might be, based. Certain patent applications relating to combinatorial libraries have been filed by others prior to Transcell's patent applications. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on Transcell's ability to compete in the marketplace pending resolution of the disputed matters. Moreover, there can be no assurance that Transcell or its collaborative partners will be able to obtain patent protection for lead compounds or pharmaceutical products based upon Transcell's technology.

     There can be no assurance that any patents issued to Transcell or its collaborative partners, or for which Transcell has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to Transcell. Litigation, which could result in substantial cost to Transcell, may be necessary to enforce Transcell's patent and license rights or to determine the scope and validity of others' proprietary rights. If competitors of Transcell prepare and file patent applications in the United States that claim technology also claimed by Transcell, Transcell may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office (the "PTO") to determine the priority of invention, which could result in substantial cost to Transcell, even if the outcome is favorable to Transcell. An adverse outcome could subject Transcell to significant liabilities to third parties and require Transcell to license disputed rights from third parties or cease using the technology, which licenses may not be available, if at all, at reasonable cost.


     A number of pharmaceutical and biotechnology companies, and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to Transcell's business. Some of these technologies, applications or patents may conflict with Transcell's technologies or patent applications. Such conflicts could also limit the scope of the patents, if any, that Transcell may be able to obtain, or result in the denial of Transcell's patent applications. Transcell currently has certain licenses from third parties and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, or that the patents underlying such licenses will remain proprietary. Transcell relies on certain proprietary trade secrets and know-how. Although Transcell has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, Transcell would have adequate remedies for any breach, or Transcell's trade secrets will not otherwise become known or be independently developed or discovered by competitors. See "Certain Information Regarding Transcell -- Business -- Patent Status."



     Risks Associated with Agreements with Princeton


     Substantially all of Transcell's technology is based on research originating at Princeton in the laboratories of Daniel Kahne, Ph.D. and Suzanne Walker-Kahne, Ph.D., consultants to Transcell. Transcell has a license agreement with Princeton with respect to its carbohydrate chemistry technology. Due to certain conflict of interest policies adopted at Princeton, Princeton advised that Transcell would not be able to sponsor additional research at Princeton after June 30, 1994. However, Interneuron agreed to sponsor certain research relating to Transcell's technology and is currently sponsoring research under two agreements with Princeton, both of which provide Interneuron with an exclusive option to license any inventions derived under such sponsored research agreements, and prohibit Interneuron from sublicensing such rights to Transcell. Interneuron has an agreement to license from Princeton certain intellectual property generated under one of the sponsored research agreements, certain of which have been sublicensed by Interneuron to Merck under the Merck Agreement. Under the Technology/

Guarantee Agreement, Interneuron has agreed to assign to Intercardia its rights and obligations under the Merck Agreement and the Princeton agreements to which Interneuron is a party. However, in the event the Merger is not consummated, Transcell would be dependent on Interneuron to continue to sponsor research at Princeton in areas relating to Transcell's technology, to license inventions resulting from such research, to comply with the terms of such licenses and to sublicense such rights to corporate partners of Transcell, if any, seeking to develop and commercialize products based on such rights. There can be no assurance that Interneuron would continue to do so, which would impair Transcell's ability to commercialize its technology or derive any benefit from research sponsored by Interneuron at Princeton in areas relevant to Transcell's technology. Transcell would also be required to reimburse Interneuron for any payments Interneuron makes to Princeton under the Princeton license agreements with Interneuron for areas relating to Transcell's technology. The Princeton license agreements contain certain due diligence obligations by the licensee. Transcell would be materially adversely affected in the event Princeton or Interneuron terminated certain of the Princeton license agreements.



     Competition and the Risk of Obsolescence of Technology

     Competition in the pharmaceutical and biotechnology industry is intense. Many organizations are actively attempting to identify, synthesize and optimize compounds for potential pharmaceutical development. Transcell competes with the research departments of pharmaceutical companies, biotechnology companies, other combinatorial chemistry companies and research and academic institutions. Many of these competitors have greater financial and human resources, and more experience in research and development, than Transcell. Historically, pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies are developing combinatorial chemistry and other methodologies to improve productivity, including major investments in robotics technology to permit the automated parallel synthesis of compounds. In addition, Transcell competes with companies that provide combinatorial chemistry products and services to third parties using methodologies such as parallel synthesis, molecule tag encoding, deconvolution and spatial separation. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which Transcell is working, either on their own or through collaborative efforts. Transcell anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. Transcell's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of Transcell's competitors. The existing approaches of Transcell's competitors or new approaches or technology developed by Transcell's competitors may be more effective than those developed by Transcell.



     Dependence Upon Third Party; Sole Source Supplier


     Transcell currently relies on a single supplier to provide the microkans and radiofrequency tags used in the solid phase chemical synthesis of its compounds. Transcell is not aware of any other sources of these items. Transcell does not have a long-term supply agreement with its supplier. No assurance can be given that the microkans and radiofrequency tags used by Transcell will remain available in commercial quantities at commercially reasonable rates, if at all. Should Transcell be unable to obtain an adequate supply of these or comparable microkans and radiofrequency tags at commercially reasonable rates, its ability to continue to identify and optimize lead compounds and development candidates would be materially and adversely affected.



     Dependence on Scale-Up and Management of Growth

     Transcell's success will depend on the expansion of its operations and the management of these expanded operations. Transcell must further automate its processes, improve its technology generally and generate libraries of compounds on a cost-effective basis. In addition, Transcell intends to seek to enter into additional collaborative relationships and, if successful, will be required to manage multiple relationships. There can be no assurance that Transcell will be successful in adding technical personnel as needed to meet the staffing requirements of additional collaborative relationships. In addition, there can be no assurance that Transcell will be successful in its engineering efforts to further automate its processes or its initiatives to develop new materials or reactions for solid phase synthesis and therefore expand the potential range of compounds it can produce. Furthermore, there can be no assurance that conflicts will not arise as to proprietary rights to particular compounds in Transcell's libraries. Failure to achieve any of these goals or the occurrence of conflicts could have a material adverse effect on Transcell's business, financial condition or results of operations. See "Certain Information Regarding Transcell -- Business -- Employees".

 Need to Recruit and Retain Management; Dependence on Key Employees and
   Consultants


     Transcell does not have any full-time executive officers other than Michael J. Sofia, Ph.D., its Vice President -- Research and Development. Its management and business functions are being performed primarily by Interneuron and Intercardia management, including Glenn L. Cooper, M.D., the Chairman of the Board and acting President and Chief Executive Officer of Transcell, as well as by Clayton I. Duncan, the Vice Chairman of the Transcell Board. In the event the Merger is not consummated, Transcell would be required to recruit and retain additional management personnel and there can be no assurance it will be able to recruit and retain qualified management personnel. Transcell is highly dependent on certain scientific and management personnel, including Dr. Sofia, and consultants, including Daniel Kahne, Ph.D., Transcell's scientific founder, and Suzanne Walker-Kahne, Ph.D., who are only available to consult with Transcell on a limited basis. Transcell's consulting agreement with Dr. Kahne expires on December 31, 1999, and there can be no assurance such agreement would be renewed on terms acceptable to Transcell or at all. Transcell does not maintain key person life insurance on the life of any employee, but maintains a $5,000,000 term life insurance policy on Dr. Kahne. Transcell's future success also will depend in part on the continued service of its key scientific, software, engineering and management personnel and its ability to identify, hire and retain additional personnel. There is intense competition for such qualified personnel in the areas of Transcell's activities, and there can be no assurance that Transcell will be able to continue to hire and retain such personnel necessary for the development of Transcell's business. Failure to hire and retain key personnel could have a material adverse effect on Transcell's business, financial condition and results of operations. See "Certain Information Regarding Transcell -- Business -- Employees".



     Control of Transcell by, and Conflicts of Interest with, Interneuron


     As of the Record Date, Interneuron owned approximately 77.9% of the Transcell Voting Shares. Accordingly, Interneuron has the ability to elect all of the directors of Transcell and control voting with respect to matters submitted to stockholders, including extraordinary corporate transactions such as the Merger. In the event the Merger is not consummated, Interneuron's voting control over Transcell may have the effect of delaying or preventing sales of additional securities of Transcell or a sale of Transcell or other change of control supported by the other stockholders of Transcell. In addition, Transcell has substantial outstanding indebtedness owed to Interneuron. See " -- Substantial Transcell Indebtedness to Interneuron; Future Capital Needs; Uncertainty of Additional Funding".


     Transcell may also be subject to various risks arising from Interneuron's influence over Transcell, including conflicts of interest relating to new business opportunities that could be pursued by Transcell or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required.


     In addition, Interneuron is a party to certain agreements with Princeton relating to technology under development at Princeton and Transcell and sublicensed to Merck under the Merck Agreement. See " -- Risks Associated with Agreements with Princeton".

     In addition, in connection with the private placement of the Transcell Series B Preferred Stock, the holders of Transcell Series B Preferred Stock have certain "put protection rights" which, in the event the Merger is not consummated, would give such stockholders the right, on July 7, 1998, to sell their shares of Series B Preferred Stock to Interneuron in exchange for shares of common stock of Interneuron having a fair market value on such date equal to approximately $464,000 in the aggregate, or approximately $1.33 per share of Series B Preferred Stock currently outstanding. Based on the closing sales price of the common stock of Interneuron on April 1, 1998, if all of the holders of Series B Preferred Stock exercised their put protection rights, Interneuron would be required to issue an aggregate of approximately 38,000 shares of common stock of Interneuron. As a result of the Merger, the put protection rights will terminate and, accordingly, Interneuron will not be required to issue such shares of common stock.


     In the event that all or part of the shares of Transcell Capital Stock held by Interneuron are sold or otherwise transferred, the value per share of the Transcell Capital Stock could be adversely affected. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Interests of Certain Persons in the Merger" and "Certain Information Regarding Transcell -- Principal Stockholders".


Risk Factors with Respect to the Merger

     Risks Associated With Integration of Companies

     The Merger involves the integration of two companies that have previously operated independently at different locations with separate work forces. There can be no assurance that Intercardia will successfully integrate the operations of Transcell, or that the benefits expected from the integration of Transcell, including the addition of new research capabilities, equipment and technologies, will be achieved. The acquisition of Transcell also involves a number of additional risks, including assimilation of new operations and personnel; the diversion of resources from Intercardia's existing business; coordination of geographically separated facilities and work forces; management challenges associated with the integration of the companies, in addition to the other requirements associated with growth of Transcell's scientific infrastructure and research capabilities; assimilation of new management personnel; and maintenance of standards, controls, procedures and policies. The process of integrating Transcell's operations, including its personnel, could cause interruption of, or loss of momentum in, the activities of Intercardia's business and operations. Moreover, the costs of the Merger are anticipated to be substantial. There can be no assurance that combining the two companies' businesses, even in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently. See " -- Risk Factors with Respect to the Company -- Management of Growth; Risks Associated with Acquisitions".



     Uncertainties Regarding the Merger

     The obligation of each of Intercardia and Transcell to consummate the Merger is subject to certain conditions, as set forth under "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement". In particular, each of Interneuron, Transcell and Intercardia may terminate the Merger Agreement if the Intercardia Stock Price at Closing is less than $10.00 or greater than $34.00. In the event that, as of immediately prior to the Closing, it appears that the Intercardia Stock Price will be more than $34.00 or less than $10.00, each of Intercardia, Transcell and Interneuron will consider, in light of the circumstances at that time, whether or not to exercise its respective right to terminate the Merger Agreement. There can be no assurance that any party will or will not terminate the Merger Agreement in circumstances under which it would be in the best interests of stockholders of Transcell or Intercardia. The public market for Intercardia's Common Stock has been characterized by low and/or erratic trading volume, often resulting in price volatility. See " -- Risk Factors with Respect to the Company -- Limited Historical Market; Volatility of Stock Price".


     Uncertainties Regarding the Exchange Ratios

     As a result of the Merger, each outstanding share of Transcell Capital Stock, and all Transcell Options and Transcell Warrants will be converted into the right to receive a certain number of shares of Intercardia Common Stock, or Replacement Options or Replacement Warrants, based on the Exchange Ratios for the respective class and series of such shares of Transcell Capital Stock. The Exchange Ratios for each installment of the Common Equivalent Shares are dependent upon the Intercardia Stock Price, which cannot be determined until the Effective Time or the applicable payment date of the Future Installments. Accordingly, it is not possible to determine the Exchange Ratios for the Common Equivalent Shares that will apply in the Merger. In addition, if the Intercardia Stock Price at Closing is outside the Fixed Value Range, the Closing Common Exchange Ratio is fixed, as if the Intercardia Stock Price at Closing were $29.00 if above the Fixed Value Range and $15.00 if below the Fixed Value Range. Therefore, the dollar amount of the aggregate number of shares issued at Closing cannot be determined until the Intercardia Stock Price at Closing has been determined.


     Potential Adjustment in Common Purchase Price Amount


     The Effective Intercardia Stock Price is capped at $29.00 and has a floor of $15.00. As a result, in the event the Intercardia Stock Price at Closing is less than $15.00, the holders of Common Equivalent Shares will receive the same number of shares of Intercardia Common Stock in the Closing Installment as if the Intercardia Stock Price equaled $15.00. Accordingly, the dollar amount of the Intercardia Common Stock to be received in the Closing Installment could be reduced from approximately $11.2 million (assuming the Intercardia Stock Price is $15.00) to approximately $9.9 million (assuming the Intercardia Stock Price is $10.00). In this event, a corresponding greater percentage of the Purchase Price will be paid to those former holders of Transcell Capital Stock in the Future Installments. Conversely, in the event the Intercardia Stock Price at Closing is greater than $29.00, the holders of Common Equivalent Shares will receive the same number of shares of Intercardia Common Stock in the Closing Installment as if the Intercardia Stock Price equaled $29.00. In such event, the dollar amount of the Intercardia Common Stock to be received in the Closing Installment could be increased from approximately $11.2 million (assuming the Intercardia Stock Price is $29.00) to approximately $11.9 million (assuming the Intercardia Stock Price is $34.00). In this event, a corresponding smaller percentage of the Purchase Price will be paid to the former holders of Transcell Capital Stock in the Future Installments. The public market for Intercardia Common Stock has been characterized by low and/or erratic trading volume, often resulting in price volatility. See " -- Risk Factors with Respect to the Company -- Limited Historical Market; Volatility of Stock Price" and "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement".

 Potential Dilution to Intercardia Stockholders


     In connection with the Merger and the issuance to Interneuron of Technology/Guarantee Shares, Intercardia will issue shares of Intercardia Common Stock. The number of shares to be issued in all three installments could range from 453,539 shares or 6.3% of Intercardia's outstanding Common Stock (assuming the Intercardia Stock Price at Closing is $34.00, and no additional issuances of Intercardia Common Stock other than in connection with the Merger) to 1,189,625 shares or 14.9% of Intercardia's outstanding Common Stock (assuming the Intercardia Stock Price at Closing is $10.00, and no additional issuances of Intercardia Common Stock other than in connection with the Merger), in each case assuming that the Intercardia Stock Price for each Future Installment is the same as the Intercardia Stock Price at Closing. However, the Installment Common Exchange Ratios are not subject to the cap or floor of the Fixed Value Range applicable to the Closing Common Exchange Ratio. Accordingly, the number of shares of Intercardia Common Stock to be issued in each Future Installment will be based on the Intercardia Stock Price determined on the relevant date and may substantially exceed these numbers and percentages of shares to be issued, which may result in substantial dilution to Intercardia's existing stockholders.



     Voting Control by Interneuron Assures Approval of Merger Agreement

     Although each of Intercardia and Transcell are submitting the Merger Agreement for approval of their respective stockholders, Interneuron is the majority stockholder of each of Intercardia and Transcell. Interneuron has agreed in the Merger Agreement to vote its Transcell Voting Shares to approve the Merger Agreement. In addition, Interneuron has advised Intercardia that Interneuron intends to vote its shares of Intercardia Common Stock for approval of the Merger Agreement. Accordingly, the requisite stockholder approvals of the Merger Agreement are probable regardless of the votes cast by the other stockholders of Intercardia or Transcell.

                                 INTRODUCTION


     This Proxy Statement/Prospectus is being furnished to the holders of Intercardia Common Stock in connection with the solicitation of proxies by the Intercardia Board for use at the Intercardia Meeting to be held on May 6, 1998, at 9:30 a.m., local time, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, and all adjournments and postponements thereof, and is being furnished to the holders of Transcell Capital Stock in connection with the solicitation of proxies by the Transcell Board for use at the Transcell Meeting to be held on May 6, 1998, at 9:00 a.m., local time, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, and all adjournments and postponements thereof. This Proxy Statement/Prospectus is also being furnished to holders of Transcell Options and Transcell Warrants.


     As set forth more fully below, at each of the Meetings, the holders of Intercardia Common Stock and the holders of Transcell Voting Shares will be asked to consider and vote upon a proposal to approve the Merger Agreement. A copy of the Merger Agreement (without exhibits or schedules) is attached as Annex A to this Proxy Statement/Prospectus. The Merger Agreement provides for, among other things, upon satisfaction of certain conditions set forth therein,
(i) the merger of Transcell with and into Intercardia, and (ii) the conversion of each share of Transcell Capital Stock, and all Transcell Options and Transcell Warrants, outstanding immediately prior to the Closing (excluding Dissenting Shares) into the right to receive a certain number of shares of Intercardia Common Stock, or Replacement Options or Replacement Warrants to purchase a certain number of shares of Intercardia Common Stock, based on the Exchange Ratios for the respective class or series of such shares of Transcell Capital Stock. Fractional shares of Intercardia Common Stock will not be issued in connection with the Merger. A holder of Transcell Capital Stock otherwise entitled to a fractional share of Intercardia Common Stock will be paid cash in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Effective Intercardia Stock Price for the Common Equivalent Shares for the Closing Installment and the applicable Intercardia Stock Price for the Series B Preferred Stock and for each Future Installment.

     The stockholders of Intercardia are also being asked to consider and vote upon the following matters (the "Annual Meeting Matters") to: (i) elect the Board of Directors of Intercardia; (ii) approve and ratify amendments to Intercardia's Option Plan to, among other things, increase the number of shares of Intercardia Common Stock reserved for issuance thereunder from 1,500,000 to 2,500,000 shares; (iii) approve and ratify the appointment of Coopers & Lybrand as the independent auditors of Intercardia for its fiscal year ending September 30, 1998; and (iv) act upon such other matter as may properly come before the Intercardia Meeting or any adjournment thereof. The stockholders of Transcell will also consider and vote upon such other matters as may properly come before the Transcell Meeting, and any adjournments or postponements thereto.


                         VOTING AND PROXY INFORMATION

Intercardia


     Proxies are being solicited from Intercardia's stockholders by and on behalf of the Intercardia Board, and from Transcell's stockholders by and on behalf of the Transcell Board. Each of Intercardia and Transcell will bear its own expenses of the solicitation, including the costs of preparing and mailing this Proxy Statement/Prospectus. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers and employees of Intercardia and Transcell, respectively, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for such services but may be reimbursed for out-of-pocket expenses incurred by them in connection with such solicitation. Arrangement will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Intercardia Common Stock and Transcell Capital Stock held of record by such persons.

     The Intercardia Board has fixed the close of business on March 31, 1998 as the Record Date for determining the holders of Intercardia Common Stock entitled to receive notice of and to vote at the Intercardia Meeting. On the Record Date, there were outstanding 6,781,687 shares of Intercardia Common Stock entitled to vote on all matters. For each share of Intercardia Common Stock held on the Record Date, a holder of Intercardia Common Stock is entitled to one vote on all matters properly brought before the Intercardia Meeting. A majority of the shares of Intercardia Common Stock outstanding, entitled to vote on any matter and represented at the Intercardia Meeting in person or by proxy, shall constitute a quorum. Assuming a quorum is present, the affirmative vote of the holders of a majority of the 6,781,687 shares of Intercardia Common Stock entitled to vote and present or represented by proxy at the Intercardia Meeting will constitute approval of the Merger Agreement. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.


     On the Record Date, Interneuron had the right to vote 4,145,029 or approximately 61.1% of the outstanding shares of Intercardia Common Stock and the directors and executive officers of Intercardia and their affiliates (other than Interneuron) had the right to vote, in the aggregate, 20,589 or approximately 0.3% of the outstanding shares of Intercardia Common Stock. Interneuron and Intercardia's directors and executive officers have advised Intercardia that they intend to vote their shares FOR approval of the Merger Agreement. Therefore, it is probable that the Merger Agreement will be approved. See "Certain Information Regarding the Company -- Principal Stockholders".


     All shares of Intercardia Common Stock that are represented at the Intercardia Meeting by properly executed proxies received by Intercardia prior to or at the Intercardia Meeting and not revoked will be voted at the Intercardia Meeting in accordance with the instructions indicated in such proxies. Unless instructions to the contrary are specified in the proxy, each such proxy will be voted FOR the proposals to approve the Merger Agreement and the Annual Meeting Matters. Any Intercardia proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Intercardia proxies may be revoked by filing with the Secretary of Intercardia before the vote is taken at the Intercardia Meeting a written notice of revocation bearing a date later than the date of the proxy, by duly executing and delivering a subsequent proxy relating to the same shares, or by attending the Intercardia Meeting and voting in person (although attendance at the Intercardia Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation should be sent to: Corporate Secretary, Intercardia, Inc., P. O. Box 14287, 3200 East Highway 54, Cape Fear Building, Suite 300, Research Triangle Park, North Carolina 27709.


Transcell


     The Transcell Board has fixed the close of business on March 31, 1998 as the Record Date for determining the holders of Transcell Capital Stock entitled to receive notice of and to vote at the Transcell Meeting. On the Record Date, there were outstanding 6,017,687 Transcell Voting Shares entitled to vote on all matters. Holders of each Transcell Voting Share outstanding (or deemed to be outstanding) on the Record Date, are entitled to one vote per share on all matters properly brought before the Transcell Meeting. Such votes may be cast in person or by proxy. A majority of the Transcell Voting Shares outstanding (or deemed to be outstanding), entitled to vote on any matter and represented at the Transcell Meeting in person or by proxy, shall constitute a quorum. Assuming a quorum is present, under Delaware law and the Transcell Charter, the affirmative vote, either in person or by proxy, of the holders of a majority of the Transcell Voting Shares is necessary to approve the Merger Agreement. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     As of the Record Date, Interneuron owned and had the right to vote 3,230,376 shares of Class A Common Stock and 1,460,388 shares of Transcell Series A Preferred Stock (representing approximately 77.9% of the Transcell Voting Shares). Pursuant to the Merger Agreement, Interneuron has agreed to vote its Transcell Voting Shares FOR approval of the Merger Agreement. As of the Record Date, the directors and executive officers of Transcell and their affiliates (other than Interneuron) owned and had the right to vote, in the aggregate, 490,797 shares of Transcell Class A Common Stock (representing approximately 8.2% of the Transcell Voting Shares). These Transcell directors and executive officers have advised Transcell that they intend to vote their Transcell Voting Shares FOR approval of the Merger Agreement. Therefore, it is probable that the Merger Agreement will be approved. See "Certain Information Regarding Transcell -- Principal Stockholders".


     All Transcell Voting Shares that are represented at the Transcell Meeting by properly executed proxies received by Transcell prior to or at the Transcell Meeting and not revoked will be voted at the Transcell Meeting in accordance with the instructions indicated in such proxies. Unless instructions to the contrary are specified in the proxy, each such proxy will be voted FOR the proposal to approve the Merger Agreement. Any Transcell proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Transcell proxies may be revoked by (i) filing with the Secretary of Transcell before the vote is taken at the Transcell Meeting a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and delivering a subsequent proxy relating to the same shares, or (iii) attending the Transcell Meeting and voting in person (although attendance at the Transcell Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation should be sent to:
Corporate Secretary, Transcell Technologies, Inc., 8 Cedar Brook Drive, Cranbury, New Jersey 08512.


     Under certain circumstances, and upon following the appropriate procedures, holders of Transcell Voting Shares are eligible for certain appraisal rights under the DGCL in connection with the Merger. See "Appraisal Rights of Transcell Stockholders".

                           INTERCARDIA AND TRANSCELL
                          PROPOSAL NO. 1--THE MERGER

     The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.


General


     The Merger Agreement provides that Transcell will merge into Intercardia following the satisfaction or, to the extent permitted, waiver of all conditions to the Merger and the filing of a duly executed Certificate of Merger conforming to the requirements of Delaware law setting forth the principal terms of the Merger, as provided for in the Merger Agreement, with the Secretary of State of the State of Delaware, or at such later time as the parties to the Merger Agreement may agree. At the Effective Time, the separate corporate existence of Transcell shall cease, and Intercardia will be the surviving corporation. Upon the Closing, each share of Transcell Capital Stock outstanding immediately prior to the Closing (excluding Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in three installments (the Closing Installment at Closing, the Second Installment on the 15-month anniversary of Closing and the Third Installment on the 21-month anniversary of Closing) that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series, based on the applicable Intercardia Stock Price.


     The exchange ratios for each share of Series B Preferred Stock will be determined by dividing: (i) $4.3750 by the Intercardia Stock Price at Closing for the Closing Installment; (ii) $2.4609 by the Intercardia Stock Price determined at the 15-month anniversary of Closing for the Second Installment; and (iii) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment. The exchange ratios for each Common Equivalent Share is determined by: (i) for the Closing Installment, dividing $1.40 by the Effective Intercardia Stock Price at Closing and multiplying the result by 50%; and (ii) for each of the Future Installments, dividing $1.40 by (a) the Intercardia Stock Price determined on the 15-month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the 21-month anniversary of the Closing with respect to the Third Installment, and in each case multiplying the result by 25%.

     Each of the Transcell Warrants will be converted into the right to receive a Replacement Warrant to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Series B Preferred Stock underlying such Transcell Warrant multiplied by the Warrant Exchange Ratio, determined by dividing $8.75 by the Intercardia Stock Price at Closing. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable under each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant ($6.875) divided by the Warrant Exchange Ratio.

     Intercardia will assume the 1992 Plan and each of the Transcell Options will be converted into the right to receive a Replacement Option. Each Replacement Option will represent the right to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Common Exchange Ratio multiplied by two. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the product of the Closing Common Exchange Ratio multiplied by two.

     Cash will be paid in lieu of the issuance of any fractional shares of Intercardia Common Stock.


     The Merger Agreement provides that the Certificate of Incorporation and Bylaws of Intercardia, in each case as in effect at the Effective Time, will be the Certificate of Incorporation and Bylaws of the surviving corporation. The rights of Intercardia stockholders, including the former holders of Transcell Capital Stock who will become holders of Intercardia Common Stock, will be governed by the Certificate of Incorporation and Bylaws of Intercardia and the laws of the State of Delaware. See "Comparison of the Rights of Holders of Intercardia Common Stock and Transcell Capital Stock".



Background of the Merger

     Transcell was founded in 1991 as a subsidiary of Interneuron to further develop drug delivery technology resulting from research conducted by Daniel Kahne, Ph.D. and Suzanne Walker-Kahne, Ph.D. at Princeton. Subsequently, the second of Transcell's core proprietary technologies, consisting of a method to construct oligosaccharides and glycoconjugates on the solid phase, was licensed from Princeton. During the past two years, Transcell has focused its efforts and business strategy on developing a platform capability in carbohydrate-based combinatorial technology and expanding the drug discovery potential of oligosaccharides and glycoconjugates by generating libraries that can be screened for therapeutic activity. See "Certain Information Regarding Transcell -- Business".


     Development stage biopharmaceutical companies such as Transcell generally rely on equity funding and strategic research collaborations with larger, more established pharmaceutical corporations to finance research and development operations. To date, Transcell has met its financing needs primarily through equity investments and loans from its majority stockholder, Interneuron. In addition, Interneuron has, when required by other parties, entered into certain sponsored research and corporate collaboration agreements relating to technology under development by Transcell. Interneuron has indicated to Transcell that, consistent with Interneuron's general strategy relating to subsidiary funding, Interneuron intended its funding of Transcell as a temporary measure. At various times, both at Transcell Board meetings and in discussions between members of Interneuron and Transcell management, Interneuron has indicated to Transcell its strategy of encouraging financial independence of its subsidiaries and the desire that Transcell not be dependent upon Interneuron to fund Transcell operations. To date, Transcell has completed one equity financing with investors other than Interneuron in a private placement resulting in net proceeds to Transcell of approximately $1.5 million used to fund Transcell's operations.

     Between December 1994 and July 1995, Transcell issued and sold an aggregate of 349,000 shares of Series B Preferred Stock in a private placement. The private placement was a sale of units for $6.25 each, each unit consisting of one share of Series B Preferred Stock of Transcell, one share of preferred stock of Progenitor, Inc. (then a majority-owned subsidiary of Interneuron, "Progenitor"), a put protection right from Interneuron and a warrant to purchase one share of Interneuron's common stock. Transcell also issued to designees or affiliates of the placement agent for the private placement warrants to purchase an aggregate of 47,715 shares of Series B Preferred Stock. The put protection right provides that on July 7, 1998, holders of such Series B Preferred Stock have the right to sell to Interneuron their Series B Preferred Stock of Transcell at a purchase price equal to the purchase price of the units in the private placement, less the market value of shares of Progenitor Common Stock received by such investors as of the date of Progenitor's initial public offering. The put protection right with respect to Transcell's Series B Preferred Stock will expire upon the issuance of Intercardia Common Stock to the holders of the Series B Preferred Stock at the Closing. See "Risk Factors -- Risk Factors with Respect to Transcell -- Control of Transcell by, and Conflicts of Interest with, Interneuron". In December 1994, upon the initial closing of the private placement, the aggregate amount of Interneuron's outstanding advances to Transcell of $9,127,428, including accrued interest, was converted by Interneuron into an aggregate of 1,460,388 shares of Series A Preferred Stock of Transcell at a conversion price of $6.25 per share. Of the approximately $4.4 million gross proceeds of the private placement, Transcell received approximately $1.5 million, net of placement agent fees and costs, and Interneuron received approximately $833,000 as its consideration for the issuance of warrants to purchase common stock of Interneuron and the put protection rights. Of this amount, Interneuron loaned approximately $417,000 to Transcell in exchange for a convertible debenture dated March 31, 1995, bearing interest at 1% over the prime rate. The indebtedness evidenced by this debenture and accrued interest thereon (approximately $525,000 as of December 31, 1997), will be contributed by Interneuron to Transcell's capital simultaneously with the closing of the Merger.

     Under a support letter (the "Support Letter") between Interneuron and Transcell, Interneuron agreed to advance to Transcell a limited monthly amount to fund operations commencing in August 1995 and Transcell agreed to issue to Interneuron warrants to purchase Transcell Capital Stock in connection with such advances and to pay interest on such advances. Advances by Interneuron to Transcell from and after August 1995 are evidenced by a promissory note dated March 31, 1996, in the amount of approximately $2,242,000, as updated from time to time, payable on the earlier of five years from the date of the note, the closing of a public offering by Transcell or on demand, and bearing interest at one percent over the prime rate. In March 1996, Dr. Cooper, Interneuron's Chief Executive Officer, was appointed acting President and Chief Executive Officer of Transcell to serve until a new President could be hired, and at that time, Interneuron indicated that it would support Transcell's combinatorial chemistry program for an additional 12 to 18 months. Interneuron has agreed to contribute to Transcell's capital simultaneously with closing of the Merger the outstanding indebtedness evidenced by this note (approximately $13,772,000 as of December 31, 1997), and to cancel any rights it has to receive warrants to purchase Transcell Capital Stock in connection with such indebtedness.


     As an alternative to financing provided by Interneuron, at the direction of the Transcell Board, management of Transcell has, over the past several years, considered and pursued several other possible financing options, including the possibility of selling shares of Transcell Capital Stock or other securities in privately negotiated transactions. To this end, Transcell management has had discussions with a number of investment banking firms, venture capital firms and institutional investors relating to potential private financings but was not successful in obtaining commitments from any such third parties.

Accordingly, the Transcell Board decided that it was in the best interests of Transcell and its securityholders for management to target merger or strategic alliance opportunities. The Board believed such opportunities would be more likely to accomplish Transcell's strategic objectives, maximize value to Transcell's stockholders and continue the development of Transcell's technology without having to significantly reduce Transcell's existing experienced scientific staff thereby delaying development of Transcell's technology. Commencing in approximately August 1996, Transcell management began actively pursuing a possible merger into another entity and met with representatives of two public biopharmaceutical companies regarding their respective interest in acquiring Transcell. Based on the proposals submitted by these entities, extensive discussions and negotiations were held with one of such entities through December 1996. The Transcell Board met, discussed these negotiations and authorized a merger into such entity, subject to certain conditions. During these negotiations NMS was engaged by the Transcell Board to render an opinion that such transaction was fair, from a financial point of view, to the stockholders of Transcell. The parties were unable to finalize terms of an agreement and negotiations with this entity terminated in December 1996.


     In April 1997, the Transcell Board approved a proposal by Interneuron to restructure its investment in Transcell in order to position Transcell more favorably for a future public or private financing, merger or other corporate financing transaction. The proposal was intended to facilitate any such transaction. As part of this restructuring, the Transcell Charter was amended to eliminate the right to minimum return adjustments to the conversion ratio of the Transcell Series A Preferred Stock held by Interneuron. The terms of the Series A Preferred Stock were originally identical to the terms of the Series B Preferred Stock in that they provided for minimum return adjustments to the conversion ratio in the event of an IPO by Transcell or certain corporate transactions such as a merger.


     While members of management of Transcell pursued possible merger and other strategic alliance opportunities, they also continued their ongoing efforts to seek out strategic collaborations with pharmaceutical companies as a means to fund development and commercialization of Transcell's proprietary technologies. Transcell's business strategy has been to generate near-term revenues and secure research funding by entering into collaborations with larger pharmaceutical companies to generate libraries of compounds in specific therapeutic areas as well as ones designed around specific biological leads. Since March 1996, members of Transcell's management have focused on potential collaborations and have held discussions with a number of biotechnology and pharmaceutical companies. With the exception of the Merck Agreement, Transcell has been unable to consummate any other corporate collaboration agreements. See "Certain Information Regarding Transcell -- Business -- Merck Agreement".

     Effective as of June 30, 1997, Transcell, Interneuron and Merck entered into the Merck Agreement relating to the discovery, development and commercialization of novel antibacterial agents. Interneuron agreed to be a party to the Merck Agreement because rights relating to one class of the antibacterial agents subject to the Merck Agreement were held by Interneuron pursuant to a sponsored research agreement between Interneuron and Princeton. Interneuron was a party to the sponsored research agreement with Princeton because, due to conflict of interest policies implemented at Princeton, Transcell was unable to sponsor further research at Princeton. Under the Merck Agreement, Merck paid $2,500,000 to Transcell upon execution of the agreement (one third of which was paid to Interneuron relating in part to the technology Interneuron licensed to Merck), and is paying $750,000 per year for two years' research support. Transcell may also receive additional payments based upon the achievement of defined, mostly late-stage clinical development and regulatory milestones for compounds and products generated from the research programs. As part of the negotiation of the Merger, Interneuron agreed to assign to Intercardia its rights and obligations under the Merck Agreement and the related Princeton agreements and to continue to guarantee certain equipment and facility lease obligations of Transcell. In exchange for the assignment of those rights and continuing guarantees, Interneuron will receive the Technology/Guarantee Shares at Closing and royalties on net sales of products subject to such agreements. See " -- Interests of Certain Persons in the Merger -- Technology/Guarantee
Agreement."


     Notwithstanding the execution of the Merck Agreement, Transcell recognized that the possibility of a merger or sale of Transcell or other financing alternative would need to be considered once again because the funding under the Merck Agreement would not be sufficient to fund Transcell's operations.


     In early July 1997, Dr. Cooper first approached Mr. Duncan, the President and Chief Executive Officer of Intercardia, to discuss the possibility of Intercardia acquiring Transcell. Prior to that time, Mr. Duncan had expressed general interest in exploring the possibility of such a transaction. Mr. Duncan has served as Vice Chairman of the Transcell Board since

February 1996. In addition, Mr. Duncan and other members of Intercardia's management previously acquired and developed a small molecule combinatorial chemistry program at Sphinx Pharmaceuticals Corporation (now a division of Eli Lilly and Company) and integrated high throughput drug discovery screening with the combinatorial chemistry program.

     On July 16 and 17, 1997, at a national healthcare financial conference, representatives of Transcell, Interneuron and Intercardia met independently and discussed Transcell's operations and the possibility of Intercardia acquiring Transcell. Discussions included the impact of various valuation methods for the acquisition of Transcell by Intercardia. Intercardia also met with representatives of its financial advisor, NMS, to discuss the proposed acquisition of Transcell by Intercardia.

     During August 1997, the parties exchanged telephone calls and consulted their legal advisors and independent public accountants to discuss the legal, tax, accounting and financial implications of different potential transaction structures. In the course of these discussions, the basic terms of the Merger were proposed and discussed. As a part of these negotiations, Interneuron agreed to recapitalize its investment in Transcell simultaneously with the closing of the Merger such that Interneuron will contribute to Transcell's capital all then outstanding indebtedness owed to Interneuron by Transcell (approximately $14,296,000 as of December 31, 1997) and will waive any rights Interneuron may have to receive warrants to purchase Transcell Capital Stock in connection with that indebtedness.

     On September 2, 1997, Mr. Duncan and Richard W. Reichow, Intercardia's Senior Vice President and Chief Financial Officer, visited the offices of Transcell and met with Dr. Kahne, Dr. Walker-Kahne and the officers of Transcell to discuss, among other things, the status of Transcell's operations and the Merger.


     On September 9, 1997, the Intercardia Board met in Boston, Massachusetts and discussed, among other things, the Merger. Mr. Duncan reported that Intercardia had preliminary discussions with Interneuron regarding the Merger. It was anticipated that the Merger would increase the Company's use of cash over the next few years, however, a detailed review of Transcell's proposed operating plan for those years had not yet been completed. The Intercardia Board reviewed the merits, risks and preliminary proposed terms of the Merger in some detail including the costs associated with the Merger, the payment of the purchase price with Intercardia Common Stock and stock options and warrants, and the payment to Interneuron in exchange for certain technology rights and certain lease guarantees held by Interneuron of consideration consisting of Intercardia Common Stock at Closing and in the future as royalties.

     During the remainder of September and early October 1997, the parties held a number of meetings and conference calls, including with their legal and accounting advisors, to negotiate and discuss further the Merger. These discussions led to certain modifications to the terms and conditions of the Merger.


     On October 14, 1997, the Transcell Board met by telephone to discuss, among other things, the Merger. The Transcell Board preliminarily approved the Merger, subject to, among other factors, obtaining a fairness opinion from a financial advisor and review and approval of the Merger Agreement.

     In mid-October 1997, Intercardia retained NMS to provide a fairness opinion, and Transcell retained Hempstead to provide a fairness opinion relating to the Merger.

     The first draft of the Letter of Intent outlining the financial terms of the Merger, as prepared by Intercardia, was received by Transcell in mid-October 1997. Throughout the end of that month, the parties discussed and negotiated the terms of the Letter of Intent. On November 5, 1997, Transcell, Intercardia and Interneuron executed the Letter of Intent and issued a joint press release announcing the signing of the Letter of Intent.


     On December 1, 1997, the Intercardia Board met in Boston, Massachusetts and discussed, among other things, the status of the Merger. At that meeting, NMS discussed its review of the Merger and verbally indicated that the Merger was fair from a financial point of view to Intercardia. Following NMS's presentation, the Intercardia Board, with Dr. Cooper abstaining, unanimously approved the terms of the Merger, as set forth in the Letter of Intent, and recommended that Intercardia's stockholders approve the Merger.


     On December 15, 1997, Intercardia delivered the first draft of the Merger Agreement to representatives of Transcell and Interneuron. During the period between December 15, 1997 and March 2, 1998, representatives of the parties discussed and negotiated the terms and conditions of the Merger Agreement.


     On February 12, 1998, the Transcell Board met and discussed the Merger, reviewed the proposed terms and conditions of the Merger and related agreements and reviewed a draft of the Merger Agreement. A representative of Hempstead summarized the bases of their conclusion as to the fairness from a financial point of view of the consideration to be received in the Merger by the holders of Transcell Capital Stock, other than Interneuron. After discussion, the Transcell Board, with Mr. Duncan abstaining, unanimously determined to approve the execution and delivery of the Merger Agreement, that the terms of the Merger Agreement are fair to, and in the best interests of, Transcell and its stockholders, and to submit the Merger to Transcell's stockholders for approval. On February 26, 1998, the Transcell Board received the written fairness opinion of Hempstead and approved the final Merger Agreement.

     On February 12, 1998, the Intercardia Board met and discussed the Merger and reviewed a draft of the Merger Agreement. Representatives of NMS summarized the bases of their conclusion as to the fairness from a financial point of view of the consideration to be given in connection with the Merger. After discussion, the Intercardia Board, with Dr. Cooper abstaining, unanimously reaffirmed their approval of the Merger.

     The Merger Agreement was executed on March 2, 1998, after which the parties jointly issued a press release publicly announcing the execution of the Merger Agreement.


Recommendation of the Intercardia Board

     THE INTERCARDIA BOARD (WITH DR. COOPER ABSTAINING) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS A VOTE BY THE STOCKHOLDERS OF INTERCARDIA FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. THE INTERCARDIA BOARD BELIEVES THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF INTERCARDIA STOCKHOLDERS.

     The Intercardia Board believes that the Merger is fair to and in the best interests of the Intercardia stockholders for the following reasons, among others:

     (i) The technology under development at Transcell, including Transcell's collaboration with Merck to discover and commercialize novel compounds as antibacterial products, will provide Intercardia the capability to develop a pipeline of additional products. Furthermore, Transcell offers Intercardia the capability to establish internal drug discovery programs. The ability to develop a number of additional products could provide Intercardia with additional potential sources of revenue.


      (ii) The addition of Transcell's carbohydrate combinatorial chemistry platform could help diversify Intercardia's product development efforts, reducing Intercardia's dependence on BEXTRA (which is currently in Phase III clinical trials), and reducing Intercardia's dependence on a single therapeutic area, congestive heart failure. The Company expects that the Transcell platform technology will help it develop additional products across multiple therapeutic areas.


      (iii) Transcell is developing a carbohydrate combinatorial chemistry program with broad applications in drug discovery. Combinatorial chemistry is a set of technologies that results in rapid generation of large libraries of compounds for drug discovery. Numerous development stage companies and large pharmaceutical companies have added combinatorial chemistry programs to synthesize libraries of peptides and traditional small organic molecules for their drug discovery programs. Transcell's combinatorial approach to create carbohydrate-based molecular diversity is less established, but is believed to be a logical progression for the creation of libraries of compounds for drug discovery.

      (iv) Intercardia's senior management and senior scientists will have the opportunity to apply their experience in corporate partnering and drug discovery to Transcell's technology. In particular, the members of the management team at Intercardia, led by Mr. Duncan, previously acquired and developed a small molecule combinatorial chemistry program at Sphinx Pharmaceuticals Corporation (now a division of Eli Lilly and Company) and integrated high throughput drug discovery screening with the combinatorial chemistry program. In addition, Intercardia management has experience in identifying and selecting biological targets for drug discovery.

      (v) Adding the medicinal chemistry expertise and resources of Transcell to the Company could provide significant benefit to the chemistry efforts associated with the research stage discovery programs at one of Intercardia's subsidiaries, Aeolus.

      (vi) The Merck Agreement would provide the Company with an additional corporate collaboration with a large pharmaceutical company. The Company believes that through this collaboration, Transcell will be able to generate libraries of carbohydrate-derived compounds of distinct structural classes for screening as anti-bacterial agents.

      (vii) The Merger gives the Company the ability to leverage research and development capabilities, and to realize economies of scale through centralization of general management and administrative functions.

      (viii) The oral opinion of NMS (subsequently confirmed in writing) to the Intercardia Board states that as of March 2, 1998, and based upon and subject to certain matters, the total consideration to be paid by Intercardia in connection with the Merger, including the Technology/Guarantee Shares to be paid to Interneuron, was fair, from a financial point of view, to Intercardia.

     In the course of its deliberations, the Intercardia Board reviewed with Intercardia's management a number of other factors relevant to the Merger. In particular, the Intercardia Board considered, among other things: (i) information concerning the Company's and Transcell's respective businesses, prospects, historical and expected financial performances, financial condition and operations; (ii) an analysis of the respective projected contributions of each company to net revenues and operating results of the Company; (iii) reports from management of Intercardia on its due diligence investigation of Transcell; (iv) the business capabilities of the management of and consultants to Transcell, the need for additional management at Transcell, as well as the compatibility of the managements and corporate cultures of Intercardia and Transcell; (v) cash requirements relating to the Merger and the Company; (vi) a financial presentation by NMS, including the opinion of NMS to the effect that the total consideration to be paid by Intercardia in connection with the Merger, including the Technology/ Guarantee Shares to be paid to Interneuron, is fair, from a financial point of view, to Intercardia; (vii) valuations for publicly traded companies with businesses comparable to Transcell; (viii) amounts paid in other merger and acquisition transactions in Transcell's industry; and (ix) the fact that the Merger Agreement permits Intercardia, Interneuron or Transcell to terminate the Merger Agreement if the Intercardia Stock Price at Closing is less than $10.00 or greater than $34.00.


     In its deliberations concerning the Merger, the Intercardia Board also considered a variety of additional considerations and risk factors, including:
(i) the historical financial performance and cash requirements of Transcell;
(ii) the ownership dilution to Intercardia stockholders resulting from the issuance to the Transcell stockholders of shares of Intercardia Common Stock and options and warrants to purchase Intercardia Common Stock in the Merger;
(iii) the risk that the market price of Intercardia Common Stock might be adversely affected by announcement of the Merger or by other associated factors; (iv) the risk that other benefits sought to be obtained by the Merger will not be obtained; (v) the charges to operations expected to result from the Merger and the cost of integration of the operations of Intercardia and Transcell and its impact on the combined results of the Company after the Merger; (vi) the risks that Intercardia may need to raise additional capital and the resulting dilution to Intercardia stockholders; and (vii) other risks described under "Risk Factors".

     The foregoing discussion of the information and factors considered by the Intercardia Board is not intended to be exhaustive, but it does include all material factors considered by the Intercardia Board. In view of the wide variety of factors, both positive and negative, considered by the Intercardia Board, the Intercardia Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all of the factors set forth above, the Intercardia Board determined that the Merger was in the best interests of and fair to Intercardia and its stockholders and that Intercardia should proceed with the Merger.


     IN APPROVING THE MERGER AGREEMENT, CERTAIN MEMBERS OF THE INTERCARDIA BOARD MAY BE DEEMED TO HAVE CERTAIN CONFLICTS OF INTEREST. SEE " -- INTERESTS OF CERTAIN PERSONS IN THE MERGER".


Recommendation of the Transcell Board

     THE TRANSCELL BOARD (WITH MR. DUNCAN ABSTAINING) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT THE TRANSCELL STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. THE TRANSCELL BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRANSCELL.

     The Transcell Board believes that the Merger is fair and in the best interests of the Transcell stockholders for the following reasons, among others:


     (i) Transcell's prospects as an independent company are not favorable. The Merger would provide a greater likelihood of obtaining funding on acceptable terms for development of Transcell's research programs within the time frame of its capital requirements. Transcell has incurred cumulative net losses of approximately $26,893,000 through December 31, 1997, and owed Interneuron approximately $14,296,000 as of that date. Transcell has not been able to, and does not believe that it could, raise the capital required to continue or to successfully develop its technology without significant dilution to current stockholders, if at all.


      (ii) Interneuron agreed in the Merger Agreement that at Closing it will contribute to Transcell's capital all then outstanding indebtedness owed by Transcell to Interneuron (approximately $14,296,000 as of December 31,
   1997). Interneuron also agreed to terminate any rights it may have to warrants to purchase Transcell Capital Stock in connection with such indebtedness. There can be no assurance that Interneuron would make any similar concessions in connection with any other merger or financing proposal.

      (iii) The strategic fit of the businesses to be combined as a result of the Merger. Transcell believes that Transcell's focus, capabilities and expertise in the compound synthesis and biological screening components of drug discovery complements the Company's focus, capabilities and expertise in the selection of biological targets and the Company's capability in preclinical and clinical drug development and regulatory affairs.

      (iv) The Merger offers the holders of Transcell Capital Stock the opportunity to participate in an enterprise with a broader product portfolio, greater financial resources and increased likelihood of funding future growth. Without the Merger, or a similar transaction, Transcell would lack the financial resources and other characteristics necessary to commercialize its research programs.

      (v) The experience, strength and drug discovery expertise of Intercardia's senior management, and in particular the ability of Mr. Duncan, to lead the combined operations of Transcell and the Company. Intercardia's senior management and senior scientists should benefit Transcell by applying their experience in corporate partnering and drug discovery. In particular, the management team at Intercardia, led by Mr. Duncan, previously acquired and developed a small molecule combinatorial chemistry program at Sphinx Pharmaceuticals Corporation (now a division of Eli Lilly and Company) and integrated high throughput drug discovery screening with the combinatorial chemistry program. Intercardia management has experience in identifying and selecting biological targets for drug discovery. Mr. Duncan has extensive experience in negotiating corporate partnering agreements and in conducting corporate collaborations. As Vice Chairman of Transcell, Mr. Duncan had a significant role in establishing and negotiating Transcell's collaboration with Merck. Transcell does not have its own experienced senior management necessary to develop Transcell's business.

      (vi) The preclinical and clinical drug development capabilities of the Company could allow it (more than Transcell independently) to retain more value from a drug candidate by having the ability to advance a drug candidate further along the drug development pathway prior to entering into a corporate collaboration. Typically, a drug candidate in a more advanced stage of development commands higher value in an out-licensing arrangement in terms of higher royalties and milestone payments from collaborators.

      (vii) The Merger would provide Transcell stockholders with potential liquidity as Intercardia Common Stock is listed on Nasdaq, and Transcell is a private company with virtually no liquidity and no assurance of ever becoming a public company.


      (viii) The fact that the Merger is expected to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See " -- Certain Federal Income Tax Consequences".



      (ix) The evaluation performed by Hempstead and the opinion delivered by Hempstead to Transcell that the consideration to be received by holders of Transcell Capital Stock, Transcell Options and Transcell Warrants in the Merger is fair, from a financial point of view, to the holders of Transcell Capital Stock, Transcell Options and Transcell Warrants (other than Interneuron).

     In the course of its deliberations, the Transcell Board reviewed a number of other factors relevant to the Merger. In particular, the Transcell Board considered, among other things: (i) information concerning the Company's and Transcell's respective businesses, prospects, historical and expected financial performances, financial condition and operations; (ii) analyses of the respective projected contributions to net revenues, operating profits and net incomes of each company; (iii) reports from management on Transcell's due diligence investigation of Intercardia; (iv) the business capabilities of the management of the Company, as well as the compatibility of the managements and corporate cultures of the Company and Transcell; (v) a presentation by Hempstead, including the opinion of Hempstead to the effect that the Aggregate Merger Consideration is fair, from a financial point of view, to the holders of Transcell Capital Stock, Transcell Options and Transcell Warrants (other than Interneuron); and (vi) the fact that the Merger Agreement permits Transcell, Interneuron or Intercardia to terminate the Merger Agreement if the Intercardia Stock Price at Closing is less than $10.00 or greater than $34.00.

     In its deliberations concerning the Merger, the Transcell Board also considered a variety of additional considerations and risk factors, including:
(i) the historical financial performance and financial condition of Intercardia; (ii) the fact that the public market for Intercardia's Common Stock has been characterized by low and/or erratic trading volume, often resulting in price volatility; (iii) the risk that other benefits sought to be obtained by the Merger will not be obtained; (iv) the cost of integration of the operations of the Company and Transcell and its impact on the combined results of the Company after the Merger; and (v) other risks described under "Risk Factors".

     The foregoing discussion of the information and factors considered by the Transcell Board is not intended to be exhaustive, but it does include all material factors considered by the Transcell Board. In view of the wide variety of factors, both positive and negative, considered by the Transcell Board, the Transcell Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. After taking into consideration all of the factors set forth above, the Transcell Board determined that the Merger was in the best interests of Transcell and its stockholders and that Transcell should proceed with the Merger.

     IN APPROVING THE MERGER AGREEMENT, CERTAIN MEMBERS OF THE TRANSCELL BOARD MAY BE DEEMED TO HAVE CERTAIN CONFLICTS OF INTEREST. SEE " -- INTERESTS OF CERTAIN PERSONS IN THE MERGER".


Opinions of Financial Advisors

     The following descriptions of the opinions and presentations of NMS and Hempstead contain forward-looking information. Without limiting the generality of the foregoing, the projections and forecasts furnished to the financial advisors rendering the opinions described above were prepared by the respective managements of the Company or Transcell. Neither Intercardia nor Transcell publicly discloses internal management projections of the type provided to such financial advisors in connection with such investment banks' analyses of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.


     Opinion of Financial Advisor to Intercardia

     Pursuant to an engagement letter dated November 19, 1997 (the "NMS Engagement Letter"), the Intercardia Board retained NMS to render a fairness opinion in connection with its consideration of the Merger. NMS is an internationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the NMS Engagement Letter, the Intercardia Board engaged NMS to act as its financial advisor in connection with a possible acquisition of Transcell. Intercardia has also agreed to pay NMS $50,000 upon rendering its opinion to the Intercardia Board. Intercardia has also agreed to reimburse NMS for reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, the Company has agreed to indemnify NMS, its affiliates, and their directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

     In the ordinary course of business, NMS actively trades equity securities of Intercardia and Interneuron for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities. NMS has also performed investment banking services for Intercardia, Interneuron and Transcell. In February 1996, NMS acted as lead manager of an underwritten IPO of Intercardia Common Stock. In June 1996, NMS acted as lead manager of an underwritten offering of Interneuron Common Stock. In November 1996, NMS rendered an oral opinion to the Transcell Board in connection with its proposed merger with a publicly held biopharmaceutical company, that the consideration to be received by the stockholders of Transcell other than Interneuron was fair from a financial point of view as of the date thereof.

     Intercardia selected NMS as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger, its reputation in the biotechnology and investment communities and its knowledge of and familiarity with Intercardia resulting from the investment banking services it has previously provided to Intercardia. NMS was not retained to, nor did it, advise the Intercardia Board with respect to alternatives to the Merger or Intercardia's underlying decision to proceed with or effect the Merger.

     On each of December 1, 1997 and February 12, 1998, NMS rendered its oral opinion to the Intercardia Board, subsequently confirmed in writing as of March 2, 1998, that the total consideration to be offered by Intercardia pursuant to the terms of the Merger, including the Technology/Guarantee Shares to be paid to Interneuron as set forth in the Merger Agreement, was fair to Intercardia from a financial point of view, as of the date thereof. No limitations were imposed by the Intercardia Board on the scope of NMS's investigation or the procedures to be followed by NMS in rendering its opinion. NMS did not determine the form of consideration to be offered by Intercardia in connection with the Merger, which was agreed to as a result of arm's-length negotiations between Intercardia and Transcell.

     The full text of NMS's written opinion to the Intercardia Board is attached hereto as Annex B and is incorporated herein by reference. The following summary of NMS's opinion is qualified in its entirety by reference to the full text of such opinion. NMS's opinion is directed only to the fairness of the consideration, from a financial point of view, being offered by Intercardia in connection with the Merger, as set forth in the Merger Agreement. NMS's opinion has been provided for the use of the Intercardia Board in its evaluation of the Merger, and does not address any other aspect of the Merger. NMS's opinion is addressed to the Intercardia Board and does not constitute a recommendation to any stockholder of Intercardia as to how such stockholder should vote with respect to the Merger.


     In connection with its opinion, NMS has, among other things: (i) reviewed certain publicly available financial and other data with respect to Intercardia, including the consolidated financial statements of Intercardia for recent years and interim periods to December 31, 1997 and certain other relevant financial and operating data relating to Transcell and Intercardia made available to NMS from published sources and from the internal records of Transcell and Intercardia, including the financial statements of Transcell for recent years and interim periods to September 30, 1997; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) compared Intercardia from a financial point of view with certain other companies which NMS deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the biotechnology industry which NMS deemed to be comparable, in whole or in part, to the Merger; (v) reviewed and discussed with representatives of the management of Transcell and Intercardia certain information of a business and financial nature regarding Transcell and Intercardia, furnished to NMS by them, including financial forecasts and related assumptions of Transcell and Intercardia; (vi) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Intercardia's management; and (vii) performed such other analyses and examinations as NMS deemed appropriate.

     In connection with its review, NMS has not assumed any obligation independently to verify the foregoing information and has relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Transcell and Intercardia provided to NMS by their respective managements, upon their advice and with the consent of the Intercardia Board, NMS has assumed for purposes of its opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Transcell and Intercardia and that they provide a reasonable basis upon which NMS can form its opinion. NMS has also assumed that there have been no material changes in Transcell's or Intercardia's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NMS. NMS has relied on advice of counsel and independent accountants to Intercardia as to all legal and financial reporting matters with respect to Intercardia, the Merger and the Merger Agreement. NMS has assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NMS has not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Transcell or Intercardia, nor has NMS been furnished with any such appraisals. Finally, NMS's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to NMS as of, the date thereof. Accordingly, although subsequent developments may affect its opinion, NMS has not assumed any obligation to update, revise or reaffirm its opinion.


     The following is a brief summary of the report presented to Intercardia's Board by NMS in connection with its opinion.

Comparable Public Company Analysis. NMS compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant in evaluating the historical financial and operating performance of Transcell. In particular, these companies were analyzed with respect to their technology value (defined as market capitalization plus debt minus cash and equivalents), significant corporate collaborations and stage of development.

     NMS examined the technology value of two separate indices. The first index (the "Combinatorial Chemistry Index") was composed of companies primarily engaged in combinatorial chemistry including ArQule, Inc., Pharmacopoeia, Inc. and Trega Biosciences Inc. (formerly Houghten Pharmaceuticals, Inc.) As of March 2, 1998, the average and median technology values of this index were $150.9 million and $190.1 million, respectively. The second index (the "Drug Discovery Index") was composed of certain early stage drug discovery companies and included the companies from the Combinatorial Chemistry Index as well as Ariad Pharmaceuticals, Inc., Arris Pharmaceuticals, Inc., Cadus Pharmaceuticals Corp., Corixa, Inc., Cubist Pharmaceuticals, Inc., Megabios, Inc., Microcide Pharmaceuticals, Inc., Neose Technologies, Inc., Onyx Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc., Ribozyme Pharmaceuticals, Inc. and Vical, Inc. As of March 2, 1998, the average and median technology values of this index were $98.6 million and $52.8 million, respectively. NMS also made qualitative judgments with respect to the significant corporate collaborations and stage of development of each of the companies included in the indices.

     Based on the stage of development of Transcell and the limited nature of its collaborations, NMS deemed this valuation methodology to have limited importance.

Comparable Transaction Analysis. NMS examined selected pending and completed business combinations in the biotechnology industry with a special emphasis on combinatorial chemistry and closely related technologies. The combinations were as follows (target / acquiror): Sequana Therapeutics, Inc. / Arris Pharmaceutical Corp.; PharmaGenics, Inc. / Genzyme Corp.; Axiom Biotechnologies, Inc. / Cadus Pharmaceutical Corp.; SARCO, Inc. / Pharmaceutical Product Development, Inc.; Alanex Corp. / Agouron Pharmaceuticals, Inc.; Aston Molecules, Ltd. / Oncogene Science, Inc.; Combion Inc. / Incyte Pharmaceuticals, Inc.; ChromaXome Corp. / Houghten Pharmaceuticals, Inc.; Affymax N.V. / Glaxo PLC; Khepri Pharmaceuticals, Inc. / Arris Pharmaceutical Corp.; Selectide Corp. / Marion Merrell Dow, Inc.; Sphinx Pharmaceuticals Corporation / Eli Lilly and Company; and Genesis Pharmaceuticals Inc. / Sphinx Pharmaceuticals Corporation. The average and median technology values for these transactions were $64.9 million and $20.6 million, respectively.

     Based on the transaction structures, stage of development, core technologies and significant corporate collaborations of the targets at the time of acquisition, NMS deemed this valuation methodology to be most relevant.


Discounted Cash Flow Analysis. NMS examined the financial projections of Transcell provided to NMS by Transcell's management and performed a limited quantitative analysis of its cash flows. Due to the high unpredictability of future revenues from existing or future collaborations or partnerships, NMS determined that this analysis does not fully reflect the value of Transcell's technology and intangible assets, such as intellectual property rights and related expertise in combinatorial chemistry. Therefore, this analysis was deemed to be not meaningful.

     The summary set forth above does not purport to be a complete description of the presentation by NMS to the Intercardia Board or the analyses performed by NMS. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NMS believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all the analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Intercardia Board. In addition, NMS may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the valuation figures resulting from any particular analysis described above should not be taken to be NMS's view of the actual value of Transcell. In arriving at its opinion, NMS did not ascribe a specific range of values to Transcell, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be paid by Intercardia in connection with the proposed Merger on the basis of the financial and comparative analyses described above.

     In performing its analyses, NMS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by NMS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NMS's analysis of the fairness of the consideration, from a financial point of view, being offered by Intercardia in connection with the Merger, as set forth in the Merger Agreement and were provided to Intercardia's Board in connection with the delivery of NMS's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NMS used in its analyses various projections of future performance prepared by the management of Transcell. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     In performing its analyses, NMS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Transcell. The analyses performed by NMS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NMS's analysis of the fairness of the transaction to Intercardia contemplated by the Merger Agreement and were provided to the Intercardia Board in connection with the delivery of NMS's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NMS used in its analyses various projections of future performance prepared by the management of Transcell. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

 Opinion of Hempstead

     Pursuant to an engagement letter dated October 29, 1997 (the "Hempstead Engagement Letter"), the Transcell Board retained Hempstead to render a fairness opinion in connection with the consideration to be received by holders of Transcell Capital Stock other than Interneuron from Intercardia pursuant to the terms of the proposed Merger. Hempstead is a corporate valuation and financial consulting firm regularly engaged in the valuation of businesses in connection with corporate transactions and related matters. Hempstead has also performed certain other services for Transcell, including providing a valuation of warrants Transcell had agreed to issue to Interneuron in connection with advances provided by Interneuron to Transcell. Transcell selected Hempstead as its financial advisor on the basis of its experience and expertise in transactions similar to the proposed Merger, its reputation in the biotechnology and investment communities and its knowledge of and familiarity with Transcell resulting from the services it has previously provided to Transcell. Hempstead was not retained to, nor did it, advise the Transcell Board with respect to alternatives to the Merger or Transcell's underlying decision to proceed with or effect the Merger.

     On February 12, 1998, Hempstead rendered its oral opinion to the Transcell Board, subsequently confirmed in writing as of February 26, 1998 that the consideration to be received by the holders of Transcell Capital Stock, Transcell Options and Transcell Warrants (other than Interneuron) pursuant to the terms of the proposed Merger as set forth in the Merger Agreement was fair from a financial point of view, as of the date thereof. No limitations were imposed by the Transcell Board on the scope of Hempstead's investigation or the procedures to be followed by Hempstead in rendering its opinion. Hempstead did not determine the form of consideration to be offered by Intercardia in the Merger, which was agreed to as a result of negotiations between Intercardia, Transcell and their respective financial and legal advisors (excluding NMS and Hempstead).

     The full text of Hempstead's written opinion to the Transcell Board is attached hereto as Annex C and is incorporated herein by reference. The following summary of Hempstead's opinion is qualified in its entirety by reference to the full text of such opinion. Hempstead's opinion is directed only to the fairness from a financial point of view of the consideration to be received by holders of Transcell Capital Stock, Transcell Options and Transcell Warrants (other than Interneuron), and was provided to the Transcell Board in its evaluation of the Merger, and does not address any other aspect of the Merger. Hempstead's opinion is addressed to the Transcell Board and does not constitute a recommendation to any stockholder of Transcell as to how such stockholder should vote with respect to the Merger.

     In connection with its opinion, Hempstead among other things: (i) reviewed the Letter of Intent, dated November 5, 1997; (ii) reviewed the Merger Agreement as of February 26, 1998; (iii) conferred recently with Daniel Kahne, Ph.D., a scientific founder of Transcell, and Michael J. Sofia, Ph.D. regarding the development, current status and potential of Transcell's business including the current status of the Merck Agreement; (iv) reviewed certain unaudited financial statement information for Transcell including income statement data for the fiscal year ending September 30, 1997, and balance sheet data as of September 30, 1997; (v) reviewed additional financial statement information as of December 31, 1997; (vi) reviewed certain publicly available information, including SEC filings and analyst's reports pertaining to Interneuron, Transcell and Intercardia; and (vii) conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed appropriate for purposes of its opinion.

     In connection with its review, Hempstead did not assume any obligation independently to verify any information or data supplied to it and relied on its being accurate and complete in all material respects. Hempstead assumed that the Merger will be consummated on the terms and conditions described in the Merger Agreement reviewed by it, and as described to it by the management of Interneuron and Transcell. In addition, Hempstead did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Transcell, nor was Hempstead furnished with any such appraisals. Finally, Hempstead's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Hempstead, as of February 26, 1998. Accordingly, although subsequent developments may affect this opinion, Hempstead has not assumed any obligation to update, revise or affirm its opinion.

     The following is a summary of the report presented by Hempstead on February 26, 1998 in connection with its opinion.

Prior Investment Analysis. Hempstead reviewed both actual transactions in Transcell Capital Stock (primarily equity investments) and proposed transactions with non-affiliated parties (specifically, proposed equity investments and a proposed merger of Transcell with an unaffiliated public company). The most recent of these pricing indicia implied a value, on a debt free basis, for Transcell of $23.3 million.

     Based on the arm's-length nature of this pricing data, its proximity in time to the current date, and the characteristics of the negotiation, Hempstead considered this data to be significant to its analysis.

Comparable Public Company Analysis. Hempstead reviewed the market value of capital (the "MVC", defined as the aggregate market value of equity capital plus interest-bearing debt less cash) of certain publicly traded companies that it considered relevant, including certain companies primarily engaged in combinatorial chemistry, including ArQule, Pharmacopoeia and Trega, and certain early stage drug discovery companies, including Ariad, Cubist, Microcide and Neose.

     As of January 31, 1998, the market values of capital of the guideline group ranged from a low of $26.9 million to a high of $208 million. In comparing Transcell to the group of public companies, Hempstead noted that Transcell is still a private company at an earlier stage of technological and product development, with fewer management personnel, and corporate collaborations. Transcell also has less cash and a greater level of debt than any of the companies in the guideline group. Consequently, Hempstead imputed an estimate of the market value of capital for Transcell at or below the low end of values indicated by the guideline group. Based on this valuation methodology, Hempstead deemed it reasonable to impute an estimate of the MVC for Transcell at or below the low end of values indicated by the group of public companies.


Comparable Transaction Analysis. Hempstead examined select pending and completed corporate transactions in the biotechnology industry, especially transactions with companies engaged in combinatorial chemistry and closely related technologies. The transactions were as follows (target/acquiror):
Sequana Therapeutics, Inc./Arris Pharmaceutical Corp.; PharmaGenics, Inc./Genzyme Corp.; Axiom Biotechnologies, Inc./Cadus Pharmaceutical Corp.; SARCO, Inc./Pharmaceutical Product Development, Inc.; Alanex Corp./Agouron Pharmaceuticals, Inc.; Aston Molecules, Ltd./Oncogene Science, Inc.; Combion Inc./ Incyte Pharmaceuticals, Inc.; ChromaXome Corp./Houghten Pharmaceuticals, Inc.; Khepri Pharmaceuticals, Inc./Arris Pharmaceutical Corp.; Selectide Corp./Marion Merrell Dow, Inc.; Sphinx Pharmaceuticals Corporation/Eli Lilly and Company; and Genesis Pharmaceuticals Inc./Sphinx Pharmaceuticals Corporation. The average and median values for these transactions were $34.2 million and $18.2 million, respectively.


     Based on the transaction structures, stage of development, core technologies and significant corporate collaborations of the targets at the time of acquisition, Hempstead deemed this valuation methodology, when considered in conjunction with the Comparable Public Company Analysis and the Prior Investment Analysis, to be supportive of the valuation.

     The summary set forth above does not purport to be a complete description of the presentation by Hempstead to the Transcell Board or the analyses performed by Hempstead. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description.


     In performing its analyses, Hempstead made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Transcell. The analyses performed by Hempstead are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Hempstead may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the valuation figures resulting from any particular analysis described above should not be taken to be Hempstead's view of the actual value of Transcell. Such analyses were prepared solely as part of Hempstead's analysis of the fairness, from a financial point of view, of the transaction to holders of Transcell Capital Stock, Transcell Warrants and Transcell Options (other than Interneuron) of the consideration which they would receive, as contemplated by the Merger Agreement and were provided to the Transcell Board in connection with the delivery of Hempstead's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.


     Pursuant to the Hempstead Engagement Letter, the Transcell Board engaged Hempstead to act as its financial advisor in connection with a possible acquisition of Transcell. Transcell has agreed to pay Hempstead $25,000 upon rendering its opinion to the Transcell Board, and to indemnify Hempstead, its affiliates, and their directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws. Interneuron has retained Hempstead to provide an appraisal of the Common Stock of another majority-owned subsidiary of Interneuron for a fee of $5,000.


The Merger Agreement

     The following is a brief summary of the Merger Agreement, a copy of which (without exhibits or schedules) is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Although the material provisions of the Merger Agreement set forth in this Proxy Statement/Prospectus have been summarized accurately, the statements made herein concerning such document are not necessarily complete, and reference is made to the full text of the Merger Agreement attached hereto as Annex A. Each such statement is qualified in its entirety by such reference. Capitalized terms that are not otherwise defined in this Proxy Statement/Prospectus have the meanings set forth in the Merger Agreement.



     General

     The Merger Agreement provides that, subject to the approval and adoption thereof by the stockholders of Intercardia and the stockholders of Transcell and the satisfaction of the other conditions set forth therein, Transcell will be merged with and into Intercardia and Transcell will cease to exist as a separate legal entity.

     At the Effective Time, each share of Transcell Capital Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in three installments (the Closing Installment at Closing, the Second Installment on the 15-month anniversary of Closing and the Third Installment on the 21-month anniversary of Closing) that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series as follows:


     Series B Exchange Ratios


     Series B Exchange Ratios will be determined by dividing:

       (i) $4.3750 by the Intercardia Stock Price at Closing for the Closing Installment;

      (ii) $2.4609 by the Intercardia Stock Price determined at the 15-month anniversary of Closing for the Second Installment; and

      (iii) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment.


     Common Exchange Ratios



     The exchange ratios for each Common Equivalent Share will be determined by: (i) for the Closing Installment, dividing $1.40 by the Intercardia Stock Price at Closing and multiplying the result by 50%; provided, however, that if the Intercardia Stock Price at Closing is less than $15.00, then the Closing Common Exchange Ratio will be 0.0467 and if the Intercardia Stock Price at Closing is greater than $29.00, then the Closing Common Exchange Ratio will be 0.0241; and (ii) for each of the Future Installments, dividing $1.40 by (a) the Intercardia Stock Price determined on the 15-month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the 21-month anniversary of the Closing with respect to the Third Installment, and in each case multiplying the result by 25%.

     If the Intercardia Stock Price at Closing is within the Fixed Value Range, then the Effective Intercardia Stock Price shall be the Intercardia Stock Price at Closing; if the Intercardia Stock Price at Closing is less than $15.00, the Effective Intercardia Stock Price shall be $15.00, and if the Intercardia Stock Price at Closing is more than $29.00, the Effective Intercardia Stock Price shall be $29.00. If the Intercardia Stock Price at Closing is within the Fixed Value Range, the dollar amount of the shares of Intercardia Common Stock to be issued in the three installments for each Common Equivalent Share shall be $1.40. If the Intercardia Stock Price at Closing is outside the Fixed Value Range, the Closing Common Exchange Ratio is fixed, and, accordingly, the dollar amount of the shares of Intercardia Common Stock to be issued at Closing for each Common Equivalent Share cannot be determined until the Intercardia Stock Price at Closing has been determined.

     The total number of shares of Intercardia Common Stock to be issued in exchange for the Common Equivalent Shares as determined by the Common Exchange Ratios, is referred to herein as the "Common Purchase Price". The corresponding per share dollar amount of the Intercardia Common Stock applicable to each such class or series to be received in three installments in the Merger is referred to herein as the "Per Share Amount". Each of the respective classes and series of Transcell Capital Stock will be converted into the right to receive the applicable number of shares of Intercardia Common Stock calculated in accordance with the applicable Exchange Ratio for such class or series.


     The following table sets forth examples, for the Series B Preferred Stock and the Common Equivalent Shares, of the Per Share Amount of Intercardia Common Stock issuable pursuant to the Merger in accordance with the applicable Exchange Ratios in all three installments at the selected Intercardia Stock Prices set forth in the column entitled "Intercardia Stock Price", and giving effect, in the column entitled "Effective Intercardia Stock Price", to the adjustment to the Closing Common Exchange Ratio if the Intercardia Stock Price at Closing is outside the Fixed Value Range:

                                                 Effective                  Second        Third        Total
                                  Intercardia   Intercardia    Closing   Installment   Installment     of the
  Class or Series of Transcell       Stock         Stock      Exchange     Exchange      Exchange     Exchange   Per Share
          Capital Stock             Price(1)      Price(2)      Ratio      Ratio(1)      Ratio(1)    Ratios(1)    Amount
-------------------------------- ------------- ------------- ---------- ------------- ------------- ----------- ----------
   Common Equivalent Shares           $34           $29         .0241       .0103         .0103        .0447      $ 1.52
                                      $29           $29         .0241       .0121         .0121        .0483      $ 1.40
                                      $20           $20         .0350       .0175         .0175        .0700      $ 1.40
                                      $15           $15         .0467       .0233         .0233        .0933      $ 1.40
                                      $10           $15         .0467       .0350         .0350        .1167      $ 1.17

   Series B Preferred Stock(3)        $34           $34         .1287       .0724         .0756        .2767      $ 9.41
                                      $29           $29         .1509       .0849         .0886        .3244      $ 9.41
                                      $20           $20         .2188       .1230         .1285        .4703      $ 9.41
                                      $15           $15         .2917       .1641         .1714        .6272      $ 9.41
                                      $10           $10         .4375       .2461         .2570        .9406      $ 9.41


---------

(1) Assumes the Intercardia Stock Price for each Future Installment is the same as the Intercardia Stock Price at Closing.

(2) Sets forth the Effective Intercardia Stock Price used to calculate the Closing Common Exchange Ratio.

(3) The Exchange Ratios for the Series B Preferred Stock give effect to the minimum return adjustments to the conversion ratio of the Series B Preferred Stock set forth in the Transcell Charter, adjusting for the portion of the Series B Purchase Price payable in the Future Installments.



     The Exchange Ratios and Per Share Amounts applicable to each class or series of Transcell Capital Stock will depend upon the Intercardia Stock Price at Closing and for each of the Future Installments. Accordingly, it is not possible to determine the Exchange Ratios and Per Share Amounts that will apply in the Merger.

     Fractional shares of Intercardia Common Stock will not be issued in connection with the Merger. A holder of Transcell Capital Stock otherwise entitled to a fractional share of Intercardia Common Stock will be paid cash in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Effective Intercardia Price for the Closing Installment and the applicable Intercardia Stock Price for each Future Installment.


     Assuming the Intercardia Stock Price at Closing is within the Fixed Value Range, the Closing Installment will represent 50% of the Common Purchase Price and each of the Future Installments will represent 25% of the Common Purchase Price. In the event the Intercardia Stock Price at Closing is less than $15.00, the holders of Common Equivalent Shares will receive the same number of shares of Intercardia Common Stock in the Closing Installment as if the Intercardia Stock Price equaled $15.00. Accordingly, the dollar amount of the Intercardia Common Stock to be received in the Closing Installment could be reduced from approximately $11.2 million (assuming the Intercardia Stock Price is $15.00) to approximately $9.9 million (assuming the Intercardia Stock Price is $10.00). In this event, a corresponding greater percentage of the Common Purchase Price will be paid to those Transcell stockholders in the Future Installments. Conversely, in the event the Intercardia Stock Price at Closing is greater than $29.00, the holders of Common Equivalent Shares will receive the same number of shares of Intercardia Common Stock in the Closing Installment as if the Intercardia Stock Price equaled $29.00. In such event the dollar amount of the Intercardia Common Stock to be received in the Closing Installment could be increased from approximately $11.2 million (assuming the Intercardia Stock Price is $29.00) to approximately $11.9 million (assuming the Intercardia Stock Price is $34.00) and the Purchase Price Value will be increased by the same amount. In this event, a corresponding smaller percentage of the Common Purchase Price will be paid to these Transcell stockholders in the Future Installments. The public market for Intercardia Common Stock has been characterized by low and/or erratic trading volume, often resulting in price volatility. See "Risk Factors -- Risk Factors with Respect to the Company -- Limited Historical Market; Volatility of Stock Price".


     Because the market price of Intercardia Common Stock following the Merger is subject to fluctuation, the market value of the shares of Intercardia Common Stock that holders of Transcell Capital Stock will receive in the Merger may increase or decrease following the Merger.


     Treatment of Transcell Options and Warrants

     Each of the issued and outstanding Transcell Warrants to purchase an aggregate of 34,901 shares of Series B Preferred Stock shall be converted into the right to receive a Replacement Warrant to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Transcell Series B Preferred Stock issuable upon exercise of the corresponding Transcell Warrant multiplied by the Warrant Exchange Ratio, determined by dividing $8.75 by the Intercardia Stock Price at Closing. The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable under each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant ($6.875) divided by the Warrant Exchange Ratio. The term of each Replacement Warrant will be the same as the remaining term of the corresponding Transcell Warrant.

     Intercardia shall assume the 1992 Plan and each of the Transcell Options to purchase an aggregate of 2,963,377 shares of Class A Common Stock will be converted into the right to receive a Replacement Option to purchase shares of Intercardia Common Stock on terms as set forth below:

     (A) Each Replacement Option will represent the right to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Common Exchange Ratio multiplied by two.

      (B) The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) issuable upon exercise of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the product of the Closing Common Exchange Ratio multiplied by two.

      (C) The term of each Replacement Option will be the same as the remaining term of the corresponding Transcell Option.

      (D) The vesting restrictions contained in each Replacement Option will be the same as the vesting restrictions contained in the corresponding Transcell Options, except as otherwise agreed.


     Aggregate Purchase Price and Aggregate Merger Consideration

     The Aggregate Purchase Price to be paid in the Merger equals the Series B Purchase Price plus the Common Purchase Price. The Aggregate Merger Consideration consists of the Aggregate Purchase Price, the Replacement Warrants and the Replacement Options.


     In connection with the Merger, Interneuron has agreed, simultaneously with the Closing, to contribute to Transcell's equity, without additional consideration, all of the outstanding debt owed by Transcell to Interneuron which, as of December 31, 1997, aggregated approximately $14,296,000, including accrued interest, and to cancel any warrants to purchase shares of Transcell Capital Stock to which Interneuron was entitled in connection with the foregoing debt.



     Stock Ownership Following the Merger


     The following tables set forth (a) the total number and dollar value of shares of Intercardia Common Stock to be issued to the holders of Transcell Capital Stock (assuming there are no Dissenting Shares) in all three installments, as well as the Technology/Guarantee Shares to be issued at Closing to Interneuron pursuant to the Technology/Guarantee Agreement, and (b) the percentage of the outstanding Intercardia Common Stock to be held by the former holders of Transcell Capital Stock, assuming no exercise of Replacement Warrants and Replacement Options, at the selected Intercardia Stock Prices at Closing set forth in the column entitled "Intercardia Stock Price at Closing", and giving effect, in the column entitled "Effective Intercardia Stock Price", to the adjustment to the Closing Common Exchange Ratio if the Intercardia Stock Price at Closing is outside the Fixed Value Range:






                                   Intercardia Shares to be        Technology/Guarantee
                                     Issued in the Merger           Shares to be Issued
                                  for Transcell Capital Stock         to Interneuron                     Totals
 Intercardia       Effective      ---------------------------   ---------------------------   -----------------------------
    Stock         Intercardia                      Value                         Value                            Value
   Price(1)      Stock Price(2)     Number     (in millions)      Number     (in millions)       Number       (in millions)
-------------   ---------------   ---------   ---------------   ---------   ---------------   ------------   --------------
    $  34             $ 29        350,091         $  11.9       103,448         $  3.5           453,539        $  15.4
    $  29             $ 29        386,860         $  11.2       103,448         $  3.0           490,308        $  14.2
    $  25             $ 25        448,758         $  11.2       120,000         $  3.0           568,758        $  14.2
    $  20             $ 20        560,947         $  11.2       150,000         $  3.0           710,947        $  14.2
    $  15             $ 15        747,930         $  11.2       200,000         $  3.0           947,930        $  14.2
    $  10             $ 15        989,625         $   9.9       200,000         $  2.0         1,189,625        $  11.9

                           Percentage Ownership of Intercardia after the Merger(3)
                                      Shares to be Issued in the
                                               Merger to
                                                                          Technology/         Total Shares
                                      Transcell                            Guarantee        to be Issued in
 Intercardia        Effective       Stockholders                             Shares            the Merger
    Stock          Intercardia       other than                         to be Issued to     plus Technology/
   Price(1)      Stock Price(2)      Interneuron     Interneuron(4)      Interneuron(4)     Guarantee Shares
-------------   ----------------   --------------   ----------------   -----------------   -----------------
    $  34             $ 29               2.0%              2.9%                1.4%                6.3%
    $  29             $ 29               2.2%              3.1%                1.4%                6.7%
    $  25             $ 25               2.5%              3.6%                1.6%                7.7%
    $  20             $ 20               3.1%              4.4%                2.0%                9.5%
    $  15             $ 15               4.0%              5.7%                2.6%               12.3%
    $  10             $ 15               5.5%              6.9%                2.5%               14.9%

---------

(1) Assumes the Intercardia Stock Price for each Future Installment is the same as the Intercardia Stock Price at Closing.

(2) Sets forth the effective Intercardia Stock Price used to calculate the Closing Common Exchange Ratio.

(3) Assumes no additional issuances of Intercardia Common Stock after the Closing other than the Future Installments.

(4) After the Merger and the issuance of the Technology/Guarantee Shares, Interneuron's total percentage ownership of Intercardia would range between 61.4% and 61.9% at the Intercardia Stock Prices at Closing set forth in the table. As of the Record Date, Interneuron's total percentage ownership of Intercardia was 61.1%.



     Effective Time of the Merger

     It is the intention of the parties to consummate the Merger as soon as possible following adoption and approval of the Merger Agreement by the stockholders of Intercardia and Transcell and satisfaction of all conditions (or, to the extent permitted, waiver thereof) to the parties' respective obligations to consummate the Merger. The Merger will become effective when the Certificate of Merger and any other necessary documents are filed with the Secretary of State of the State of Delaware.


     Exchange of Share Certificates

     Certificates nominally representing shares of Transcell Capital Stock, other than any certificates representing Dissenting Shares, if any ("Transcell Certificates"), shall, as of the Effective Time, for all purposes, be deemed to evidence the number of shares of Intercardia Common Stock determined in accordance with the applicable Exchange Ratio. As soon as practicable following the Effective Time, notice of consummation of the Merger, together with a Letter of Transmittal for use in surrendering Transcell Certificates in exchange for certificates representing shares of Intercardia Common Stock, will be mailed to holders of shares of Transcell Capital Stock. At the time of issuance of certificates for such Intercardia Common Stock, cash will be paid in lieu of issuing any fractional shares of Intercardia Common Stock. Transcell stockholders are requested not to surrender their Transcell Certificates until they receive such a Letter of Transmittal.

     At and after the Effective Time, there will be no transfers on the books of Transcell of shares of Transcell Capital Stock that were outstanding immediately prior to the Effective Time.


     Representations and Warranties

     The Merger Agreement contains certain representations and warranties of Transcell relating to, among other things: (i) due organization, qualification, power and standing; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) compliance with laws; (iv) capitalization; (v) absence of preemptive rights, repurchase obligations or voting trusts; (vi) absence of subsidiaries; (vii) required governmental consents and approvals and the absence of breaches, defaults or violations of the Transcell Charter or its Bylaws, agreements and instruments, and law;
(viii) financial statements; (ix) the absence of litigation; (x) the absence of certain changes; (xi) tax matters; (xii) employee benefit plans; (xiii) labor and employment matters; (xiv) brokers; (xv) opinion of financial advisor; (xvi) material contracts; (xvii) intellectual property matters; (xviii) investments;
(xix) insurance matters; (xx) absence of product liabilities, and (xxi) governmental approval of products.


     The Merger Agreement contains certain representations and warranties of Intercardia relating to, among other things: (i) due organization, qualification, power and standing of Intercardia and each of its subsidiaries;
(ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) due authorization, valid issuance, full payment and non-assessibility of the shares of Intercardia Common Stock to be issued in the Merger and pursuant to the Technology/ Guarantee Agreement; (iv) capitalization; (v) absence of preemptive rights; (vi) absence of other subsidiaries; (vii) required governmental consents and approvals and the absence of breaches, defaults or violations of its Certificate of Incorporation or Bylaws, agreements and instruments, and law; (viii) SEC reports and financial statements; (ix) the absence of litigation; (x) the absence of certain changes; (xi) brokers; and (xii) opinion of financial advisor.

     THE PRECEDING PARAGRAPHS REPRESENT A SUMMARY OF CERTAIN REPRESENTATIONS AND WARRANTIES MADE BY TRANSCELL IN THE MERGER AGREEMENT. THE TRANSCELL STOCKHOLDERS SHOULD CAREFULLY REVIEW THE MERGER AGREEMENT SINCE THE REPRESENTATION AND WARRANTIES CONTAINED THEREIN FORM THE BASIS FOR THE INDEMNIFICATION PROVISIONS OF THE MERGER AGREEMENT. THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A.


     Certain Covenants


     Prior to the Effective Time, Transcell is required by the Merger Agreement to: (a) conduct its business only in the ordinary course consistent with past practice; (b) use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep the services of their present officers and employees; (c) deliver monthly financial statements to Intercardia; and (d) promptly notify Intercardia of any litigation instituted against Transcell. In addition, Transcell has agreed that, without the consent of Intercardia, prior to the Effective Time, among other actions it will not: (i) amend the Transcell Charter or its Bylaws; (ii) issue, sell, pledge or otherwise dispose of any shares of authorized Transcell Capital Stock (other than issuances of authorized Transcell Capital Stock in respect of any exercise of Transcell Options or Transcell Warrants or any conversion of Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock outstanding on the date of and as disclosed in the Merger Agreement), or any securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, or convertible or exchangeable securities, or accelerate any right to convert or exchange or acquire any securities of Transcell for any such shares;
(iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it existed on the date of the Merger Agreement; (iv) other than pursuant to the Merger Agreement, grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of authorized Transcell Capital Stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of outstanding Transcell Capital Stock; (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of outstanding Transcell Capital Stock; (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, any Intellectual Property) except in the ordinary course of business; (viii) settle or compromise any pending or threatened litigation without Intercardia's consent (which consent will not be unreasonably withheld or delayed); (ix) make any loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (A) loans, extensions of credit, capital contributions, purchases, acquisitions or investments that are, individually and in the aggregate, of de minimus value, (B) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (C) investments in cash and cash equivalents, and (D) investments in wholly owned subsidiaries; (x) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness incurred in the ordinary course of business for working capital purposes pursuant to Transcell's existing credit facilities or amend in a manner materially adverse to Transcell any of Transcell's existing credit facilities, (xi) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations in the ordinary course of business consistent with the past practice of Transcell; (xii) make any material tax election (unless required by law or unless consistent with prior practice), settle or compromise any material income tax liability or amend any tax return; (xiii) waive or amend any term or condition of any confidentiality or "standstill" agreement to which Transcell is a party and which relates to a business combination with Transcell or the purchase of shares or assets of Transcell; (xiv) grant or amend any share-related or performance awards; (xv) except with respect to agreements which are terminable at will by Transcell without any material penalty to Transcell, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of Transcell; (xvi) adopt, amend or terminate any employee benefit plan or arrangement (except as expressly contemplated by of the Merger Agreement); (xvii) change any accounting principles or practices used by Transcell; (xviii) waive, relinquish, release or terminate any material right or claim, including any such right or claim under any material contract or permit any rights of material value to use any intellectual property to lapse or be forfeited; or (xix) agree in writing or otherwise to take any of the foregoing actions.

     The Merger Agreement also provides that: (i) Transcell shall call a meeting of its stockholders for the purpose of voting upon the Merger, hold such meeting as soon as practicable following the date of the Merger Agreement and, subject to its fiduciary duties and obtaining the requisite regulatory approvals, recommend to its stockholders the approval of the Merger; (ii) Transcell will prepare a proxy statement with respect to its stockholder meeting and give Intercardia the opportunity to review and comment on such statement prior to mailing, which mailing shall be effected as soon as practicable following clearance from the SEC with respect thereto; (iii) Intercardia shall call a meeting of its stockholders for the purpose of, among other things, voting upon the Merger; (iv) Intercardia will, as soon as practicable following the date of the Merger Agreement, prepare and file with the SEC a registration statement, including a proxy statement and prospectus (the "Statement") with respect to the registration of the Intercardia Common Stock issuable in connection with the Merger; (v) Intercardia shall file appropriate registration statements relating to the issuance and resale of Intercardia Common Stock underlying Transcell Options (and, if required, Transcell Warrants); (vi) Intercardia shall give Transcell and its counsel the opportunity to review and comment on the Statement prior to mailing, which mailing shall be effected as soon as practicable following clearance from the SEC with respect thereto; (vii) Interneuron shall cause all outstanding shares of Transcell Capital Stock owned by Interneuron to be voted in favor of the Merger and, subject to the fiduciary duties of the Transcell Board, shall use its reasonable best efforts to obtain approval of the Merger by the Transcell stockholders; and (viii) subject to the fiduciary duties of the Intercardia Board, Intercardia shall use its reasonable efforts to obtain approval of the Merger by the Intercardia stockholders.



     No Solicitation

     Interneuron and Transcell have agreed, and have agreed to direct and use reasonable efforts to cause their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Intercardia that may be ongoing with respect to an Acquisition Proposal (as defined below). Transcell and Interneuron have agreed not to, and have agreed not to authorize any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that Interneuron and Transcell shall be entitled to respond to unsolicited offers relating to an Acquisition Proposal in the exercise of the fiduciary duties of the Transcell Board. "Acquisition Proposal" means any proposal or offer from any person other than Intercardia relating to any direct or indirect acquisition or purchase of any of the assets or any of the securities of Transcell except (i) in the ordinary course of business of Transcell consistent with the terms of this Agreement or (ii) an acquisition or purchase that would not have a material adverse effect on Transcell.


     Conditions to Consummation of the Merger

     The obligations of Intercardia, Transcell and Interneuron to effect the Merger are subject to the fulfillment or waiver of a number of conditions, including the following conditions: (i) the holders of outstanding Transcell Capital Stock shall have approved the Merger Agreement; (ii) the holders of Intercardia Common Stock shall have approved the Merger Agreement; (iii) all necessary permits, authorizations, regulatory approvals and consents necessary for the consummation of the Merger shall have been received; and (iv) no order, injunction or decree issued by any court or competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.


     The obligation of Intercardia to effect the Merger is also subject to the fulfillment or waiver of certain additional conditions, including the following: (i) the material accuracy of the representations and warranties made by Transcell and Interneuron in the Merger Agreement; (ii) the material compliance by Transcell with all material covenants and agreements contained in the Merger Agreement required to be performed by it prior to the Effective Time; (iii) the absence of any burdensome condition arising in connection with the grant of any regulatory approval relating to the Merger; (iv) the receipt by Intercardia of certification that the Merger is exempt from the provisions of Section 1445 of the Code; (v) the Intercardia Stock Price at Closing being no less than $10.00 nor more than $34.00; (vi) Intercardia's receipt and acceptance of the opinion of its financial advisor to the effect that the consideration to be paid to the security holders of Transcell pursuant to the Merger Agreement, is fair from a financial point of view to Intercardia; (vii) Intercardia's receipt of a copy of the opinion of Transcell's financial advisor and its satisfaction in its sole discretion with the contents thereof; (viii) the completion of the license agreement currently being negotiated between Interneuron and Princeton and the payment of all initial payments due thereunder prior to Closing; (ix) as of Closing, the liabilities associated with obligations related to Transcell's lease of its facilities and its equipment obligations shall not exceed $491,000 and $1,509,000, respectively, except in the ordinary course; (x) the SEC shall have declared effective Intercardia's Registration Statement on Form S-4 for the registration of the shares issuable in the Merger under the Securities Act and no stop order suspending the effectiveness of Intercardia's Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or to the knowledge of Intercardia or Interneuron threatened by the SEC; (xi) all necessary state securities and blue sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained and the shares issuable in the Merger shall have been listed with Nasdaq; and (xii) Intercardia's receipt at Closing of an officers' certificate of Transcell to the effect that no material adverse effect relating to Transcell shall have occurred or existed since the execution of the Merger Agreement.

     The obligations of Transcell and Interneuron to consummate the Merger are also subject to the fulfillment or waiver of certain additional conditions, including the following: (i) the material accuracy of the representations and warranties made by Intercardia in the Merger Agreement; (ii) the material compliance by Intercardia with all material covenants and agreements contained in the Merger Agreement required to be performed by it prior to the Effective Time; (iii) the Intercardia Stock Price at Closing being not less than $10.00 nor more than $34.00; (iv) Transcell's receipt of the opinion of its financial advisor to the effect that the consideration to be paid to the stockholders of Transcell pursuant to the Merger Agreement, is fair from a financial point of view to stockholders of Transcell (other than Interneuron); (v) Transcell's receipt of a copy of the opinion of Intercardia's financial advisor and its satisfaction in its sole discretion with the contents thereof; (vi) the SEC shall have declared effective Intercardia's Registration Statement on Form S-4 for the registration of the shares issuable in the Merger under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or to the knowledge of Intercardia or Interneuron threatened by the SEC; (vii) all necessary state securities and blue sky permits approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained and the shares issuable in the Merger shall have been listed with Nasdaq; (viii) Intercardia shall confirm to Transcell that neither Mr. Duncan nor Mr. Reichow has, in connection with their due diligence relating to the Merger, received or reviewed information which if omitted from the disclosures made by Transcell in the Merger Agreement would cause such disclosures to be incorrect or incomplete in any material respect; and (ix) Transcell's receipt at Closing of an officers' certificate of Intercardia to the effect that no material adverse effect relating to Intercardia shall have occurred or existed since the execution of the Merger Agreement.



     Amendment and Termination of the Merger Agreement

     The Merger Agreement may be amended at any time, whether before or after approval of the Merger Agreement by Intercardia stockholders and Transcell stockholders, by Transcell, Interneuron and Intercardia; provided, however, that, after any such approval, no amendment shall alter or change the amount or kind of consideration to be exchanged for Transcell Capital Stock, or adversely affect the rights of the Transcell stockholders.


     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Intercardia and the stockholders of Transcell: (i) by the mutual written consent of Intercardia, Interneuron and Transcell; (ii) by Intercardia, Interneuron or Transcell if the Merger is not consummated by May 31, 1998 (unless such party's failure to fulfill an obligation under the Merger Agreement results in failure of the Merger to be consummated by such time);
(iii) by Intercardia, Interneuron or Transcell if stockholder approval shall not have been obtained at either of the Meetings; (iv) by Intercardia, Interneuron or Transcell if any judgment, injunction or other order of a court or other competent authority preventing consummation of the Merger shall have become final and nonappealable; (v) by Intercardia, Interneuron or Transcell, in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days of written notice thereof; (vi) by Intercardia if Transcell, or any of its directors, employees, representatives or agents, violates the non-solicitation covenants in the Merger Agreement; or
(vii) by Intercardia, Interneuron or Transcell, if the Intercardia Stock Price at Closing is less than $10.00 or more than $34.00.



     Board of Directors and Management of Intercardia After the Merger

     The Merger Agreement provides that upon consummation of the Merger, Intercardia's Board shall consist of the members of the Intercardia Board as of immediately prior to consummation of the Merger. Intercardia currently has a Board of Directors of four members: Glenn L. Cooper, M.D.; Clayton I. Duncan; Joseph J. Ruvane, Jr.; and David B. Sharrock.

     It is currently expected that the executive officers of Intercardia after consummation of the Merger will be the executive officers of Intercardia as of immediately prior to the Effective Time with the addition of Michael J. Sofia, Ph.D., Transcell's Vice President of Research and Director of Chemistry, as a new vice president of Intercardia and such other additions as Intercardia may designate. Dr. Sofia has been Vice President of Research and Director of Chemistry at Transcell since March 1996. From August 1993 until March 1996, he held the position of Director of Chemistry at Transcell. From January 1989 until August 1993, Dr. Sofia was employed at Eli Lilly and Company, Lilly Research Labs, first as a Senior Organic Chemist then as a Research Scientist in the Cardio-Pulmonary research program. Dr. Sofia holds a B.A. from Cornell University and a Ph.D. from the University of Illinois Urbana-Champaign and was a postdoctoral fellow at Columbia University.


     Expenses

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.


     Related Agreements


     Pursuant to the Technology/Guarantee Agreement to be entered into pursuant to the Merger Agreement, Interneuron will agree to assign to Intercardia its rights under the sponsored research agreements between Interneuron and Princeton dated as of April 29, 1997 (the "Sponsored Research Agreements"), an agreement to license between Interneuron and Princeton effective as of June 30, 1997 (the "Agreement to License"), any license agreement entered into under the Agreement to License, and the Merck Agreement (collectively, the "Interneuron Technology Agreements") and to continue to guarantee certain lease obligations of Transcell. See " -- Interests of Certain Persons in the Merger -- Technology/Guarantee Agreement". Interneuron also agreed in the Merger Agreement that at Closing it will contribute to Transcell's capital all then outstanding indebtedness owed by Transcell to Interneuron (approximately $14,296,000 as of December 31, 1997) and to terminate any rights it may have to warrants to purchase Transcell Capital Stock in connection with such indebtedness.



Certain Federal Income Tax Consequences

     The following is a general discussion of the principal federal income tax consequences of the Merger. This discussion does not purport to address all aspects of federal income taxation that may be relevant to particular Transcell stockholders and may not be applicable to Transcell stockholders who are not citizens or residents of the United States, who exercise appraisal rights, or who will acquire their Intercardia Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. Taxpayers, such as charitable remainder or lead trusts, taxable trusts, S Corporations, qualified plans and trusts under Section 401(a) of the Code, Individual Retirement Plans under Section 408 of the Code, foreign citizens, and private foundations, are specially cautioned to consult their tax advisors prior to approving the Merger. Accordingly, Transcell stockholders and holders of Transcell Warrants and Transcell Options are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger under federal, state, local, foreign or other applicable law.

     This discussion is based upon existing provisions of the Code, existing Treasury Regulations, published interpretations and rulings of the Internal Revenue Service (the "IRS"), and court decisions in effect as of the date of this Proxy Statement/ Prospectus, all of which are subject to change, retroactively or prospectively, or possibly differing interpretations.

     Subject to the foregoing, Intercardia and Transcell believe that:

       (i) no taxable gain or loss will be recognized by the Company or Transcell as a result of the Merger;

      (ii) no taxable gain or loss will be recognized by the holders of Transcell Capital Stock upon their receipt of Intercardia Common Stock in exchange for their Transcell Capital Stock, except with respect to: (A) the cash received in lieu of fractional shares of Intercardia Common Stock; and
   (B) that portion of the Purchase Price received in the form of Intercardia Common Stock as part of the Future Installments which may be deemed imputed interest income and treated as taxable ordinary income to the holders of Transcell Capital Stock, such amount computed based on the applicable Federal rate of interest at the Effective Time accruing for the period from the Closing to the date of each respective Future Installment of the Purchase Price (15 and 21 months).

      (iii) the tax basis of the shares of Intercardia Common Stock received by the holders of Transcell Capital Stock will be the same as the tax basis of their Transcell Capital Stock (reduced by an amount allocable to fractional share interests for which cash is received) exchanged therefor in the Merger; and

      (iv) the holding period of Intercardia Common Stock in the hands of the holders of Transcell Capital Stock will include the holding period of their Transcell Capital Stock (provided that the Transcell stockholders held their shares of Transcell Capital Stock as capital assets within the meaning of Section 1221 of the Code immediately prior to the Effective
   Time).

     Pursuant to the Merger Agreement, Intercardia has agreed to assume certain outstanding options and warrants for the purchase of Transcell Capital Stock. Such options and warrants will be converted into options and warrants to purchase Intercardia Common Stock by adjusting the number of shares to be purchased and the exercise price in accordance with the applicable Exchange Ratio. The other provisions of such Transcell options and warrants will be unaffected by the conversion. The holders of these Transcell options and warrants should not recognize taxable income as a result of the conversion of such options and warrants into options and warrants to purchase Intercardia Common Stock.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. NO LEGAL OPINIONS OR RULINGS OF THE IRS WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE IRS WILL AGREE WITH THE POSITIONS DESCRIBED ABOVE. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. ANY SUCH CHANGE MAY OR MAY NOT BE RETROACTIVE AND COULD AFFECT THE TAX CONSEQUENCES OF THE MERGER. EACH HOLDER OF TRANSCELL STOCK, WARRANTS OR OPTIONS SHOULD CONSULT HIS/HER OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.


Accounting Treatment

     It is intended that the acquisition of Interneuron's ownership interest in Transcell will be treated in a manner similar to a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles ("GAAP") because Intercardia and Transcell are under common control. It is intended that the acquisition of the non-Interneuron ownership interest in Transcell will be treated as a "purchase" for financial accounting purposes in accordance with GAAP. Accordingly, Intercardia will record the portion of the assets and liabilities of Transcell owned by stockholders other than Interneuron at their fair value as of the Effective Time. The Company expects that, as of Closing, it will incur charges to operations for the non-Interneuron portion of the Aggregate Merger Consideration allocated to in-process research and development, which is estimated to be up to $8,000,000 (based on Intercardia's current stock price). The actual charges could be lower or greater, depending in part on Intercardia's stock price at Closing. The Company will incur additional future charges relating to certain Replacement Options issued in connection with the Merger. The historical financial statements of Intercardia will be restated to include the accounts and results of operations of Transcell since Transcell's inception, October 21, 1991.


Nasdaq Listing for Intercardia Common Stock

     A listing application will be filed with Nasdaq to list the shares of Intercardia Common Stock to be issued to Transcell securityholders in connection with the Merger. Although no assurance can be given that the shares of Intercardia Common Stock so issued will be accepted for listing, Intercardia anticipates that these shares will qualify for listing on Nasdaq, upon official notice of issuance thereof.


Restrictions on Resales of Intercardia Common Stock

     The shares of Intercardia Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act. Persons who are not affiliates of Transcell and who will not be affiliates of Intercardia following the Effective Time may resell their shares of Intercardia Common Stock without restriction. Under present law, any public reoffering or sale of such shares by any person who is an "affiliate" of Transcell at the time the Merger Agreement is submitted to a vote of Transcell's stockholders will require either (i) the further registration of such shares under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act, which permits sales under certain conditions, as discussed below, or (iii) the availability of another exemption from such further registration. In general, under Rule 145, assuming that such a person is not, at any time, an affiliate of Intercardia, such a person may publicly sell such stock if the person: (1) (a) sells during any three-month period no more than the number of shares permitted under Rule 144(e) (which is generally the greater of (i) 1% of the total number of shares of Intercardia Common Stock outstanding, or (ii) the average weekly volume of trading of Intercardia Common Stock for the four calendar weeks prior to the sale); (b) sells in a "brokers' transaction" (which means, generally, that the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction, and cannot believe that the seller is an underwriter of the securities being sold); (c) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker; and (d) sells at a time when there is adequate current public information about Intercardia (which will be satisfied so long as Intercardia's Common Stock remains registered under the Exchange Act and Intercardia continues to file the necessary reports under such act); or (2)
(a) holds the shares for at least one year and (b) sells at a time where there is adequate public information about Intercardia (as in 1(d) above); or (3) holds the shares for at least two years.


Interests of Certain Persons in the Merger

     Stock Ownership


     At the Record Date, Interneuron owned approximately 77.9% of the Transcell Voting Shares and approximately 61.1% of the outstanding Intercardia Common Stock. In addition, certain directors and executive officers of and consultants to each of Intercardia and Transcell have certain interests in the Merger that may be in addition to the interests of the stockholders of Transcell generally and create certain conflicts of interest. These interests arise from, among other things, certain employee benefit plans, indemnification and insurance arrangements among Intercardia, Transcell and certain directors and officers of Transcell. These include arrangements providing for acceleration at the closing of the Merger of the vesting of certain options to purchase Transcell's Capital Stock, including those under agreements providing for such acceleration in the event such directors are terminated in connection with a change in control, including the Merger.

     The following table sets forth the beneficial ownership of shares as of the Record Date of common stock of each of Intercardia, Interneuron and Transcell by the individuals listed below:






                                                                                      Beneficial ownership(1)
                                                                                           of shares of:
                                                                               --------------------------------------
                                                                                Intercardia   Interneuron   Transcell
                                                                                   Common        Common      Voting
Name                       Positions                                               Stock         Stock       Shares
-------------------------- --------------------------------------------------- ------------- ------------- ----------
Glenn L. Cooper, M.D.(2)   President, CEO and a director of Interneuron;            1,433      1,142,206     70,000
                           Chairman of the Board and acting President and
                           CEO of Transcell; Chairman of the Board of
                           Intercardia
Clayton I. Duncan(3)       President, CEO and a director of Intercardia;          281,155         27,000     70,000
                           Vice Chairman of the Board of Transcell
Daniel Kahne, Ph.D.(4)     Director, founding scientist of and consultant to           --         10,000    738,599
                           Transcell; consultant to Intercardia


---------

(1) Beneficial ownership is defined in accordance with the rules of the SEC and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2) Includes (A) for Intercardia (i) 739 shares, and (ii) 694 shares issuable upon exercise of options exercisable within 60 days but excludes (i) 4,145,029 shares owned prior to the consummation of the Merger, and 4,658,284 shares to be owned after consummation of the Merger, by Interneuron, and (ii) 4,306 shares issuable upon exercise of options not exercisable within 60 days; (B) for Interneuron (i) 7,206 shares, (ii) 1,060,000 shares issuable upon exercise of options exercisable within 60 days, and (iii) 75,000 shares subject to restricted stock awards which may vest within 60 days, but excludes (i) 760,000 shares issuable upon exercise of options which are not exercisable within 60 days, (ii) 150,000 shares subject to restricted stock awards which do not vest within 60 days, and (iii) the following held by Dr. Cooper's wife, an employee of
    Interneuron: (a) 70,000 shares issuable upon exercise of options and (b) 34,200 shares subject to restricted stock awards, as to all of which shares Dr. Cooper disclaims beneficial ownership; and (C) for Transcell, 70,000 shares issuable upon exercise of options exercisable upon completion of the Merger or within 60 days but excludes 4,690,764 shares owned by Interneuron.

(3) Includes (A) for Intercardia, (i) 6,150 shares, and (ii) 275,005 shares issuable upon exercise of options exercisable within 60 days but excludes 159,215 shares issuable upon exercise of options not exercisable within 60 days; (B) for Interneuron, (i) 2,000 shares and (ii) 25,000 shares issuable upon exercise of options exercisable within 60 days; and (C) for Transcell, 70,000 shares issuable upon exercise of options exercisable upon completion of the Merger or within 60 days.

(4) (A) For Intercardia, excludes 40,000 shares issuable upon exercise of options held by Dr. Kahne not exercisable within 60 days and 40,000 shares issuable upon exercise of options held by Dr. Suzanne Walker-Kahne, Dr. Kahne's wife and a consultant to Transcell, not exercisable within 60 days; (B) for Interneuron, includes (i) 5,000 shares issuable upon exercise of options exercisable within 60 days, and (ii) 5,000 shares issuable upon exercise of options exercisable within 60 days by Dr. Walker-Kahne; and (C) for Transcell, includes (i) 480,797 shares, and (ii) 188,352 shares issuable upon exercise of options held by Dr. Kahne exercisable upon completion of the Merger or within 60 days and 153,352 shares issuable upon exercise of options held by Dr. Walker-Kahne exercisable upon completion of the Merger or within 60 days, but excludes 927,363 shares issuable upon exercise of options held by Dr. Kahne not exercisable within 60 days and 712,363 shares issuable upon exercise of options held by Dr. Walker-Kahne not exercisable within 60 days. Options to purchase 765,715 shares of Transcell Class A Common Stock granted to each of Dr. Kahne and Dr. Walker-Kahne are cancelable by their terms in the event the Merger is not consummated by February 12, 1999.


     In addition, each of the directors of Transcell holds options to purchase shares of Interneuron Common Stock. NMS, the financial advisor to Intercardia in connection with the Merger and the underwriter of Intercardia's initial public offering in February 1996, received fees from Transcell during 1996 in connection with a proposed acquisition of Transcell which was not consummated, and from Interneuron in connection with a public offering of Interneuron's securities in June 1996.


     Technology/Guarantee Agreement


     Pursuant to the Technology/Guarantee Agreement to be entered into pursuant to the Merger Agreement, Interneuron will agree to assign to Intercardia its rights under the Sponsored Research Agreements, the Agreement to License (and any license agreement entered into thereunder) and the Merck Agreement (collectively, the "Interneuron Technology Agreements") and to continue to guarantee certain lease obligations of Transcell (consisting at December 31, 1997 of (i) approximately $1,000,000 per year through 2007 under a facility lease and (ii) approximately $1,322,000 principal amount of capital lease obligations payable through 2001). Interneuron entered into the Sponsored Research Agreements in order to obtain access to technology under development at Princeton by Daniel Kahne, Ph.D. and Suzanne Walker-Kahne, Ph.D. because Princeton had advised that, as a result of Dr. Kahne's ownership interest in Transcell, certain conflicts of interests policies implemented at Princeton would preclude Transcell from directly sponsoring such research at Princeton. Pursuant to the Sponsored Research Agreements, Interneuron agreed to pay Princeton for research an aggregate of $731,000 through June 30, 1998 and obtained exclusive options to license exclusively inventions derived under the Sponsored Research Agreements. Interneuron exercised such option under one Sponsored Research Agreement and entered into the Agreement to License. Interneuron sublicensed certain of these rights to Merck pursuant to the Merck Agreement. In exchange for Interneuron's assignment to Intercardia of the Interneuron Technology Agreements and its agreement to continue to guarantee certain obligations of Transcell, Interneuron will receive the Technology/Guarantee Shares and shares of Intercardia Common Stock as future royalties resulting from the commercialization of compounds developed by Transcell or Intercardia in connection with the Merck Agreement pursuant to the Technology/Guarantee Agreement. No royalties are payable until cumulative net sales of such compounds exceed $300,000,000. After cumulative net sales of such compounds of $300,000,000, Intercardia will pay to Interneuron royalties equal to 1% of the first $500,000,000 of annual net sales of such compounds and 1.5% of annual net sales of such compounds exceeding $500,000,000 (the "Royalty"). Royalty payments due to Interneuron shall be paid to Interneuron in Intercardia Common Stock, unless both Interneuron and Intercardia agree that the Royalty will be paid in cash.



     Stock Options


     Options to purchase 439,623 shares of Transcell Class A Common Stock granted to certain directors, officers and consultants under the 1992 Plan will become fully vested at the Effective Time. The following table sets forth, for each director and executive officer of Transcell holding any such options at the Effective Time, the number of shares of Transcell Capital Stock the vesting of which will be accelerated at the Effective Time, the date on which such options would otherwise have become fully vested (the "Original Vesting Date"), and the aggregate in-the-money value that such person will be entitled to receive, as of the Effective Time, in exchange therefor:

                                                                     Shares           Original           Value at
Name                        Transcell Title                        Accelerated      Vesting Date     Effective Time(1)
--------------------------- ----------------------------------- ---------------- ------------------ ------------------
Glenn L. Cooper, M.D.       Chairman and acting President and         25,000         May 1998            $ 12,500
                            Chief Executive Officer                   10,000         March 1999            11,400
Michael Sofia, Ph.D.        Vice President, Research                  58,750         May 1999              29,375
Daniel Kahne, Ph.D.         Director, Consultant                     176,704(2)      February 1999(3)     185,538
Theodore F. Brophy, Esq.    Director                                   4,000         May 1998               2,000
                                                                      13,334         March 2000            15,201
Lloyd L. Derrickson, Esq.   Director                                   4,000         May 1998               2,000
                                                                      13,334         March 2000            15,201
Clayton I. Duncan           Vice Chairman                             24,000         May 1998              12,000
                                                                      13,334         March 2000            15,201
Wayne L. Pines              Director                                   4,000         May 1998               2,000
                                                                      13,334         March 2000            15,201
John R. Price, Jr., Esq.    Director                                   4,000         May 1998               2,000
                                                                      13,334         March 2000            15,201
                                                                --------------                      -------------
 TOTALS                                                              377,123                             $334,818
                                                                ==============                      =============


---------

(1) Value based on the difference between the Per Share Amount of Intercardia Common Stock to be received in the Merger by holders of Transcell Common Equivalent Shares ($1.40), assuming the Intercardia Stock Price at Closing is within the Fixed Value Range, less the exercise price of the options accelerated.

(2) Includes 58,901 shares underlying options held by Dr. Kahne, and 58,901 shares underlying options held by his wife, Dr. Suzanne Walker-Kahne, also a consultant to Transcell.

(3) These options vest over two years from the February 1998 date of grant, and are cancelable by their terms in the event that the Merger is not consummated by February 12, 1999.



     Consulting Agreements

     Dr. Daniel Kahne, a director and founding scientist of, and a consultant to, Transcell, and his wife, Dr. Suzanne Walker-Kahne, each entered into a Consulting Agreement with Intercardia effective as of December 1997. Pursuant to these Consulting Agreements, Drs. Kahne and Walker-Kahne will provide an unspecified amount of consulting services for cash payments to be determined. No payments have been made pursuant to these Consulting Agreements. Concurrently with the execution of these Consulting Agreements, Intercardia granted options to purchase 40,000 shares of Intercardia Common Stock to each of Dr. Kahne and Dr. Walker-Kahne. These options have an exercise price of $23.00 per share and vest over four years in equal annual installments from the date of grant.


     Indemnification

     Intercardia has agreed, that following the Effective Time, the officers and directors of Transcell shall be entitled to be indemnified by the Company in their capacities as officers or directors of Transcell prior to the Effective Time to the extent provided by applicable law. Intercardia has agreed to use reasonable efforts to maintain officers' and directors' liability insurance with respect to such persons with limits of $5,000,000 for coverage of acts and omissions prior to the Effective Time.


Regulatory and Other Legal Matters

     Intercardia and Transcell are not aware of any material governmental or regulatory requirements that must be complied with in connection with the Merger, other than applicable securities and "blue sky" laws of the various states and the filing of the Certificate of Merger, setting forth the principal terms of the Merger Agreement, with the Secretary of State of the State of Delaware.

                  APPRAISAL RIGHTS OF TRANSCELL STOCKHOLDERS

     Appraisal rights under the DGCL may be available in connection with the Merger. Under Delaware law, stockholders who do not vote to approve a merger and who follow certain procedures may, under certain circumstances, be entitled to exercise appraisal rights and receive cash for the "fair value" of their shares of an acquired company.

     In the event that appraisal rights under the DGCL are available to Transcell stockholders in the Merger, a summary of the relevant sections of the DGCL is set forth below. However, Intercardia and Transcell reserve the right to challenge the applicability of appraisal rights with respect to the Merger.

     The following summary of the provisions of Section 262 of the DGCL ("Section 262") is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement/Prospectus as Annex D and incorporated herein by reference.

     If a holder of Transcell Capital Stock exercises appraisal rights in connection with the Merger under Section 262, any shares of Transcell Capital Stock with respect to which such rights have been exercised and perfected will not be converted into Intercardia Common Stock but, instead, will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Delaware Court") to be due with respect to such shares pursuant to the DGCL. A stockholder electing to exercise appraisal rights must, prior to the vote concerning the Merger proposal at the Transcell Meeting, perfect his, her or its appraisal rights by demanding in writing from Transcell the appraisal of his, her or its shares of Transcell Capital Stock. A vote against the Merger proposal will not constitute a demand for appraisal. A stockholder electing to exercise appraisal rights also must not vote in favor of the Merger (a vote in favor of the Merger will constitute a waiver of such stockholder's appraisal rights). A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Transcell. The demand should specify the holder's name and mailing address and that such holder is demanding appraisal of his, her or its shares. Only a holder of record as of the demand date and continuing until the Effective Time of shares of Transcell Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name. This Proxy Statement/Prospectus is being sent by personal delivery or by mail to all holders of record of Transcell Capital Stock as of the Record Date and constitutes notice of the appraisal rights under Section 262.

     Within 10 days after the Effective Time, the Surviving Corporation shall notify stockholders who have perfected their appraisal rights of the date that the Merger has become effective. Within 120 days after the Effective Time, any stockholder who has made a valid written demand and who has not voted in favor of approval of the Merger proposal may (i) file a petition in the Delaware Court demanding a determination of the value of shares of Transcell Capital Stock and (ii) upon written request, receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Transcell Capital Stock not voted in favor of the Merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     If a petition for an appraisal is timely filed, at a hearing on such petition, the Delaware Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any.

     Any holder of Dissenting Shares who has demanded an appraisal under
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or to receive payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

     The shares of any Transcell stockholder who demands appraisal under
Section 262 and subsequently withdraws or loses his, her or its right to appraisal will be converted into a right to receive that number of shares of Intercardia Common Stock as is determined in accordance with the Merger Agreement. A Transcell stockholder will effectively lose his right to appraisal if he, she or it votes in favor of the Merger proposal, if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder withdraws such holder's demand for appraisal within 60 days after the Effective Time. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

               INTERCARDIA, INC. AND TRANSCELL TECHNOLOGIES, INC.



          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed combined financial statements assume the Merger is accounted for using a partial "pooling of interests" and a partial "purchase" method of accounting as discussed below. The pro forma condensed combined balance sheet combines the condensed balance sheets of the Company and Transcell as of December 31, 1997 as adjusted to reflect the acquisition by Intercardia of the current non-Interneuron ownership interest in Transcell accounted for as a "purchase", as if the transaction occurred on December 31, 1997. The pro forma condensed combined statements of operations combine the historical condensed statements of operations of the Company and Transcell for the fiscal years ended September 30, 1997, 1996 and 1995 and reflect the combined results of the Company and Transcell as adjusted to reflect the acquisition by Intercardia of the current non-Interneuron ownership interest in Transcell as if it occurred on October 1, 1996.

     It is intended that the acquisition of Interneuron's ownership interest in Transcell will be treated in a manner similar to a "pooling of interests" for financial accounting purposes in accordance with GAAP because Intercardia and Transcell are under common control. In addition, it is intended that the acquisition of the non-Interneuron ownership interest in Transcell will be treated as a "purchase" for financial accounting purposes in accordance with GAAP. Accordingly, Intercardia will record the portion of the assets and liabilities of Transcell owned by stockholders other than Interneuron at their fair value as of the Effective Time. The historical financial statements of Intercardia will be restated to include the accounts and results of operations of Transcell since Transcell's inception, October 21, 1991.

     The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future combined results.

     The unaudited pro forma condensed combined financial statements for the fiscal years ended September 30, 1997, 1996 and 1995 are based upon the historical financial statements of the Company and Transcell included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with those consolidated financial statements and related notes thereto.

               INTERCARDIA, INC AND TRANSCELL TECHNOLOGIES, INC.



             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

     The following unaudited pro forma condensed combined balance sheet has been prepared by combining the condensed balance sheets of the Company and Transcell as of December 31, 1997, using a partial "pooling of interests" and a partial "purchase" method of accounting. This unaudited pro forma condensed combined balance sheet should be read in conjunction with the other unaudited pro forma condensed combined financial statements, the accompanying notes and the historical financial statements of the respective companies and the related notes thereto.




                                                                                  December 31, 1997
                                                     ---------------------------------------------------------------------------
                                                                                              Pro Forma             Pro Forma
                                                       Intercardia       Transcell           Adjustments            Combined
                                                     --------------- ---------------- ------------------------  ----------------
Assets
Current assets
  Cash and cash equivalents ........................  $   5,929,804   $     106,645      $            --         $   6,036,449
  Marketable securities ............................     17,074,942              --                                 17,074,942
  Accounts receivable ..............................      1,081,710              --                                  1,081,710
  Prepaids and other current assets ................         70,169         168,225                                    238,394
                                                      -------------   -------------                              -------------
    Total current assets ...........................     24,156,625         274,870                                 24,431,495
Marketable securities ..............................      4,614,738              --                                  4,614,738
Property and equipment, net ........................        279,492       3,499,424                                  3,778,916
Other assets .......................................          5,000          83,174                                     88,174
                                                      -------------   -------------                              -------------
                                                      $  29,055,855   $   3,857,468      $            --         $  32,913,323
                                                      =============   =============      ===============         =============
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
  Accounts payable .................................  $     572,557   $     495,856                              $   1,068,413
  Accrued expenses .................................      1,529,302       1,769,267      $    (1,213,000) (b)
                                                                                                 400,000 (e)         2,485,569
  Current portion of capital lease obligations .....         46,112         443,961                                    490,073
  Current portion of notes payable .................         46,027          30,274                                     76,301
  Note payable to Interneuron ......................      1,253,784      13,771,638          (13,771,638) (a)        1,253,784
  Deferred revenue .................................                        333,500                                    333,500
                                                                      -------------                              -------------
    Total current liabilities ......................      3,447,782      16,844,496          (14,584,638)            5,707,640
Long-term portion of capital lease obligations .....         52,338         877,528                                    929,866
Long-term notes payable ............................         96,264         458,541                                    554,805
Convertible debenture -- Interneuron ...............                        524,705             (524,705) (a)               --
Stockholders' equity (deficit)
  Preferred stock ..................................             --      10,653,275          (10,653,275) (c)               --
  Common stock .....................................          6,770           4,128               (4,128) (c)
                                                                                                     553 (d)
                                                                                                     148 (g)             7,471
  Additional paid-in capital .......................     40,160,232       1,531,743           14,296,343 (a)
                                                                                               1,213,000 (b)
                                                                                              10,657,403 (c)
                                                                                               5,162,840 (d)
                                                                                               1,824,000 (f)
                                                                                                    (148) (g)       74,845,413
  Deferred compensation ............................       (117,000)       (144,177)          (1,824,000) (f)       (2,085,177)
  Accumulated deficit ..............................    (14,590,531)    (26,892,771)          (5,163,393) (d)
                                                                                                (400,000) (e)      (47,046,695)
                                                                                         ---------------         -------------
    Total stockholders' equity (deficit) ...........     25,459,471     (14,847,802)          15,109,343            25,721,012
                                                      -------------   -------------      ---------------         -------------
                                                      $  29,055,855   $   3,857,468      $            --         $  32,913,323
                                                      =============   =============      ===============         =============



See accompanying notes to unaudited pro forma condensed combined financial statements.

               INTERCARDIA, INC. AND TRANSCELL TECHNOLOGIES, INC.


        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed combined statements of operations have been prepared by combining the condensed statements of operations of the Company and Transcell for the three months ended December 31, 1997 and for the fiscal years ended September 30, 1997, 1996 and 1995. The pro forma combination has been accounted for using a partial "pooling of interests" and a partial "purchase" method of accounting. The partial "purchase" method of accounting has been used for three months ended December 31, 1997 and for the fiscal year ended September 30, 1997. These statements should be read in conjunction with the other unaudited pro forma condensed combined financial statements, the accompanying notes, and the historical financial statements of the respective companies and the related notes thereto. The unaudited pro forma results are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future combined results.




                                                                    Three Months Ended December 31, 1997
                                                  -------------------------------------------------------------------------
                                                                                            Pro Forma         Pro Forma
                                                     Intercardia          Transcell        Adjustments         Combined
                                                  -----------------   -----------------   -------------   -----------------
 Revenue:
  Contract and license fee revenue ............     $     216,934       $     316,750          $ --         $     533,684
  Investment income ...........................           509,280               1,204                             510,484
                                                    -------------       -------------                       -------------
   Total revenue ..............................           726,214             317,954                           1,044,168
                                                    -------------       -------------                       -------------

 Costs and expenses:
  Research and development ....................         1,314,973           1,340,776                           2,655,749
  General and administrative ..................           608,069             396,408                           1,004,477
  Interest expense ............................            11,072             358,430                             369,502
                                                    -------------       -------------                       -------------
   Total costs and expenses ...................         1,934,114           2,095,614                           4,029,728
                                                    -------------       -------------                       -------------
 Net loss .....................................     $  (1,207,900)      $  (1,777,660)         $ --         $  (2,985,560)
                                                    =============       =============          ====         =============
 Net loss per common share -- basic ...........     $       (0.18)                                          $       (0.40)
                                                    =============                                           =============
 Net loss per common share -- diluted .........     $       (0.18)                                          $       (0.40)
                                                    =============                                           =============
 Weighted average common shares
  outstanding -- basic ........................         6,766,547                                               7,467,333
                                                    =============                                           =============
 Weighted average common shares
  outstanding -- diluted ......................         6,766,547                                               7,467,333
                                                    =============                                           =============


See accompanying notes to unaudited pro forma condensed combined financial statements.

               INTERCARDIA, INC. AND TRANSCELL TECHNOLOGIES, INC.

                                                                     Fiscal Year Ended September 30, 1997
                                                  ---------------------------------------------------------------------------
                                                                                             Pro Forma          Pro Forma
                                                      Intercardia          Transcell        Adjustments         Combined
                                                  ------------------   -----------------   -------------   ------------------
 Revenue:
  Contract and license fee revenue ............     $    4,042,816       $   1,316,750          $ --         $    5,359,566
  Investment income ...........................          2,110,269               3,285                            2,113,554
                                                    --------------       -------------                       --------------
   Total revenue ..............................          6,153,085           1,320,035                            7,473,120
                                                    --------------       -------------                       --------------

 Costs and expenses:
  Research and development ....................         14,263,590           5,708,625                           19,972,215
  Purchase of in-process research and
   development ................................            410,608                  --                              410,608
  General and administrative ..................          2,098,823           2,079,813                            4,178,636
  Interest expense ............................             26,873           1,255,615                            1,282,488
                                                    --------------       -------------                       --------------
   Total costs and expenses ...................         16,799,894           9,044,053                           25,843,947
                                                    --------------       -------------                       --------------
 Loss before minority interest ................        (10,646,809)         (7,724,018)                         (18,370,827)
 Minority interest ............................            568,068                  --                              568,068
                                                    --------------       -------------                       --------------
 Net loss .....................................     $  (10,078,741)      $  (7,724,018)         $ --         $  (17,802,759)
                                                    ==============       =============          ====         ==============
 Net loss per common share -- basic ...........     $        (1.49)                                          $        (2.39)
                                                    ==============                                           ==============
 Net loss per common share -- diluted .........     $        (1.49)                                          $        (2.39)
                                                    ==============                                           ==============
 Weighted average common shares
  outstanding -- basic ........................          6,750,611                                                7,451,397
                                                    ==============                                           ==============
 Weighted average common shares
  outstanding -- diluted ......................          6,750,611                                                7,451,397
                                                    ==============                                           ==============



See accompanying notes to unaudited pro forma condensed combined financial statements.

               INTERCARDIA, INC. AND TRANSCELL TECHNOLOGIES, INC.

                                                                       Fiscal Year Ended September 30, 1996
                                                         -----------------------------------------------------------------
                                                                                             Pro Forma       Pro Forma
                                                           Intercardia       Transcell      Adjustments       Combined
                                                         --------------- ----------------- ------------- -----------------
 Revenue:
  Contract and license fee revenue .....................   $ 5,009,000     $     338,650       $ ---       $   5,347,650
  Investment income ....................................     1,342,088               869                       1,342,957
                                                           -----------     -------------                   -------------
   Total revenue .......................................     6,351,088           339,519                       6,690,607
                                                           -----------     -------------                   -------------

 Costs and expenses:
  Research and development .............................     2,317,904         2,958,373                       5,276,277
  Purchase of in-process research and
   development .........................................       350,000                --                         350,000
  General and administrative ...........................     1,862,248         1,533,304                       3,395,552
  Interest expense .....................................        33,003           590,219                         623,222
                                                           -----------     -------------                   -------------
   Total costs and expenses ............................     4,563,155         5,081,896                       9,645,051
                                                           -----------     -------------                   -------------
 Income (loss) before minority interest ................     1,787,933        (4,742,377)                     (2,954,444)
 Income taxes ..........................................       (37,000)                                          (37,000)
 Minority interest .....................................      (568,068)                                         (568,068)
                                                           -----------                                     -------------
 Net income (loss) .....................................   $ 1,182,865     $  (4,742,377)      $ ---       $  (3,559,512)
                                                           ===========     =============       =====       =============
 Net income (loss) per common share -- basic ...........   $      0.20                                     $       (0.56)
                                                           ===========                                     =============
 Net income (loss) per common share -- diluted .........   $      0.20                                     $       (0.56)
                                                           ===========                                     =============
 Weighted average common shares
  outstanding -- basic .................................     5,871,115                                         6,342,632
                                                           ===========                                     =============
 Weighted average common shares
  outstanding -- diluted ...............................     6,041,025                                         6,342,632
                                                           ===========                                     =============




                                                                    Fiscal Year Ended September 30, 1995
                                                  ------------------------------------------------------------------------
                                                                                           Pro Forma         Pro Forma
                                                     Intercardia         Transcell        Adjustments         Combined
                                                  ----------------   -----------------   -------------   -----------------
 Revenue:
  Contract and license fee revenue ............                        $     304,331          $ --         $     304,331
  Investment income ...........................     $     61,663              28,191                              89,854
                                                    ------------       -------------                       -------------
   Total revenue ..............................           61,663             332,522                             394,185
                                                    ------------       -------------                       -------------

 Costs and expenses:
  Research and development ....................        2,003,663           3,123,414                           5,127,077
  General and administrative ..................          581,982           1,481,381                           2,063,363
  Interest expense ............................              930             295,670                             296,600
                                                    ------------       -------------                       -------------
   Total costs and expenses ...................        2,586,575           4,900,465                           7,487,040
                                                    ------------       -------------                       -------------
 Net loss .....................................     $ (2,524,912)      $  (4,567,943)         $ --         $  (7,092,855)
                                                    ============       =============          ====         =============
 Net loss per common share -- basic ...........     $      (0.60)                                          $       (1.52)
                                                    ============                                           =============
 Net loss per common share -- diluted .........     $      (0.60)                                          $       (1.52)
                                                    ============                                           =============
 Weighted average common shares
  outstanding -- basic ........................        4,192,621                                               4,664,137
                                                    ============                                           =============
 Weighted average common shares
  outstanding -- diluted ......................        4,192,621                                               4,664,137
                                                    ============                                           =============


See accompanying notes to unaudited pro forma condensed combined financial statements.

               INTERCARDIA, INC. AND TRANSCELL TECHNOLOGIES, INC.


                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS


A. Accounting for the Merger

     The acquisition of Interneuron's ownership interest in Transcell will be recorded in a manner similar to a "pooling of interests" because Intercardia and Transcell are under common control. The acquisition of the non-Interneuron ownership interest in Transcell will be recorded using the "purchase" method of accounting. Accordingly, Intercardia will record the portion of the assets and liabilities of Transcell owned by Interneuron at their historical values. Intercardia will record the portion of the assets and liabilities of Transcell owned by stockholders other than Interneuron at their fair value as of the date of the Merger. The historical financial statements of Intercardia will be restated to include the accounts and results from operations of Transcell since Transcell's inception, October 21, 1991.


B. Pro Forma Adjustments

     The following pro forma adjustments are based on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments.


     Balance Sheets

     (a) Represents the contribution to Transcell's capital of debt owed by Transcell to Interneuron, which was $14,296,343 as of December 31, 1997.

     (b) Represents the assumption by Interneuron of certain Transcell accrued expenses totaling $1,213,000 as of December 31, 1997.

     (c) Represents the elimination of Transcell's common and preferred stock.

     (d) Represents the estimated charge to operations for common stock to be issued for purchase of in-process research and development from Transcell stockholders other than Interneuron.

     (e) Represents estimate of charges to operations for out-of-pocket costs associated with the Merger after December 31, 1997.

     (f) Represents value of stock options granted by Transcell to consultants in February 1998. This adjustment is included as the option grants are contingent upon the closing of the Merger. This amount will be charged to operations as the options vest over the two years subsequent to the date of grant.

     (g) Represents the par value of the Technology/Guarantee Shares to be issued at Closing to Interneuron.


     Intercompany Transactions

     For all periods presented, intercompany transactions between the Company and Transcell were not material.


     Purchase of In-Process Research and Development

     The portion of the purchase price in excess of the fair value of the tangible assets acquired related to the acquisition of the non-Interneuron ownership interest of Transcell has been allocated to Transcell technology rights. However, because feasibility of the technology has not yet been established and the technology has no alternative future use, the amount allocated to this technology will be charged to operations in the fiscal year in which the Merger is completed.



            Value of Intercardia common stock to be issued to
    stockholders other than Interneuron ......................  $3,757,723
            Value of replacement stock options and warrants
    to be issued at Closing to stockholders other
    than Interneuron .........................................   1,954,974
                                                                ----------
            Total purchase price .............................   5,712,697
    Fair value of Transcell net assets acquired in the Merger.    (549,304)
                                                                ----------
            In-process research and development ..............  $5,163,393
                                                                ==========



     The Intercardia Common Stock to be issued to Transcell stockholders other than Interneuron was valued at $16.39, which was based on the price of Intercardia's stock a few days before and a few days after the terms of the Merger had been substantially negotiated. No value in excess of the carrying value of the assets acquired related to the acquisition of the Interneuron ownership interest has been assigned to the portion of the Merger Consideration paid to Interneuron, as this portion of the transaction will be accounted for as a pooling of interests, since the entities were under common control.


C. Pro Forma Net Loss Per Share


     Pro forma net loss per share is computed by dividing the pro forma net loss by the pro forma weighted average shares outstanding for the period presented. The outstanding capital stock of Transcell was converted into Intercardia Common Stock assuming the Intercardia Stock Price at Closing of $20.29, but assuming the Intercardia Common Stock to be issued to Transcell stockholders other than Interneuron was valued at $16.39, which was based on the price of Intercardia's stock a few days before and a few days after the terms of the Merger had been substantially negotiated. Stock options and warrants are excluded from these computations if their effect is antidilutive. The pro forma weighted average shares outstanding for the three months ended December 31, 1997 and for the fiscal year ended September 30, 1997 include the shares issued to both Interneuron and the non-Interneuron stockholders for their respective ownership interests in Transcell as the three months ended December 31, 1997 and the fiscal year ended September 30, 1997 include the pro forma effect of the acquisition of the non-Interneuron stockholders accounted for under the "purchase" method of accounting and the pro forma effect of the acquisition of the Interneuron ownership interest accounted for under the "pooling of interests" method of accounting. The pro forma weighted average shares outstanding for the fiscal years ended September 30, 1996 and 1995 include only the shares issued to Interneuron for their ownership interest in Transcell.

                   CERTAIN INFORMATION REGARDING THE COMPANY

Business


     Intercardia was incorporated in Delaware in March 1994. The "Company" refers collectively to Intercardia and its majority-owned subsidiaries, CPEC, Aeolus and Renaissance. As of the Record Date, Intercardia owned 80.1% of the outstanding stock of CPEC, 65.8% of the outstanding stock of Aeolus and 79.6% of the outstanding stock of Renaissance. Intercardia is a majority-owned subsidiary of Interneuron. As of the Record Date, Interneuron owned approximately 61.1% of the outstanding capital stock of Intercardia and the 19.9% of outstanding capital stock of CPEC not owned by Intercardia.


     The Company's business is to discover, develop and add value to therapeutic products and to enter into collaborations or licensing agreements with corporate partners for commercialization, manufacturing and marketing. The Company's most advanced product is BEXTRA (bucindolol HCl), a drug currently in Phase III clinical trials for congestive heart failure. The Company's other programs, which are in the early stages of development, focus on catalytic antioxidant small molecules as therapeutics for a variety of conditions (including neonatal respiratory distress syndrome and resulting broncho-pulmonary dysplasia, cardiomyopathy and stroke), and on hepatic stem cell research for treatment of liver disease. In addition, in March 1998, the Company entered into a non-binding letter of intent to license an early-stage compound for the treatment of inflammatory bowel disease.


     CPEC has exclusive rights to bucindolol, a non-selective beta-blocker with mild vasodilating properties, currently in clinical trials for the treatment of CHF. Beta-blockers have been used to treat a variety of conditions, including hypertension and angina. The Company believes that the use of non-selective vasodilating beta-blockers represents a promising approach to the treatment of CHF. Several placebo-controlled Phase II studies of bucindolol have consistently shown improvement in myocardial function of patients with CHF who were already receiving current optimal therapy. Bucindolol was chosen as the only drug for evaluation in the BEST Study, a government-sponsored Phase III clinical trial that commenced in June 1995. Bucindolol was chosen, according to the BEST Study protocol, because bucindolol is a non-selective beta-blocker that has been well tolerated in CHF patients and because there was extensive published clinical experience with it in CHF patients. The BEST Study is being conducted by the NIH and by the VA and is designed to enroll up to 2,800 patients. The BEST Study is being periodically monitored by an independent Data and Safety Monitoring Board. In the event that significant mortality improvement is evident to the independent Data and Safety Monitoring Board at any time during the course of the BEST Study, the study could be stopped early. As of March 27, 1998, the BEST Study had enrolled approximately 2,242 patients.



     In December 1995, the Company entered into a Development and Marketing Collaboration and License Agreement with Astra Merck to provide for the development, commercialization and marketing of a twice-daily formulation of bucindolol for the treatment of CHF in the United States. The Astra Merck Collaboration requires Astra Merck to make certain payments to the Company (including a $5,000,000 payment which was made upon execution of the Astra Merck Collaboration). Astra Merck pays certain bucindolol development costs, and the Company agreed to make certain payments to Astra Merck, including a $10,000,000 payment made in December 1997 (for which the Company made an accrual as of September 30, 1997) and up to $11,000,000 to reimburse Astra Merck for certain initial marketing costs of the product. Astra Merck will pay all other commercialization costs in the United States and will pay royalties to CPEC on net sales of the product in the United States. The Company has retained rights in the United States to a once-daily formulation of bucindolol. See " -- Collaborative Arrangements -- Astra Merck Collaboration".

     In December 1996, the Company entered into the Knoll Collaboration with Knoll to provide for the development, manufacture and marketing of BEXTRA for the Knoll Territory. The Knoll Collaboration requires Knoll to make certain payments to CPEC, including approximately $3,480,000 paid during the fiscal year ended September 30, 1997. Knoll and the Company will share the development and marketing costs of any formulation of bucindolol in the Knoll Territory and Knoll will pay royalties to CPEC based on net profits, as defined in the Knoll Collaboration, of bucindolol in the Knoll Territory.

 Business Strategy

     The Company's strategy is to be a leader in the discovery, development and commercialization of therapeutics for the treatment of cardiovascular, pulmonary, infectious and other diseases. Key elements of this strategy include:

     Focus Resources on Current Products. A significant majority of the Company's efforts and expenditures over the next several years will be devoted to BEXTRA, including completing the BEST Study and, if its results are favorable, compiling an NDA for submission to the FDA, followed by appropriate submissions to European regulatory authorities. The Company also is developing a once-daily formulation of bucindolol. In addition, the Company is advancing its catalytic antioxidant small molecule program through research and into the preclinical stage of development. The Company is also sponsoring research in the area of hepatic stem cells.

     Broaden Product Portfolio. The Company intends to continue to acquire rights to products, such as BEXTRA, and technologies, such as its catalytic antioxidant small molecule technology, for which testing has demonstrated therapeutic potential. The Company believes that acquisition or in-licensing of such products and technologies will enable it to accelerate commercialization of products. The addition of Transcell's carbohydrate combinatorial chemistry platform could help diversify Intercardia's product development efforts, and the Company expects that the Transcell platform technology will help it develop additional products across multiple therapeutic areas. In addition, in March 1998, the Company entered into a non-binding letter of intent to license an early-stage compound for the treatment of inflammatory bowel disease.

     Leverage Resources Through Corporate Partnerships. The Company intends to continue to establish collaborations with leading pharmaceutical companies, such as Astra Merck and Knoll, to develop and commercialize products. In particular, the Company's collaborative partners are expected to provide marketing and manufacturing capabilities. The Company believes that establishing and maintaining collaborations with corporate partners will enable the Company to more effectively and economically leverage its resources to develop and market products.


     Congestive Heart Failure

     CHF is a syndrome of progressive degeneration of cardiac function and is generally defined as the inability of the heart to pump sufficient volume of blood for proper functioning of vital organs. Symptoms are reflected in decreasing activity capacity and include fatigue, shortness of breath and fluid retention. The Company believes that more than 4.0 million people in the United States and 4.5 million people in Europe suffer from CHF, with the incidence increasing annually. In the United States, patients with moderate or severe symptoms (New York Hospital Association ("NYHA") Class III or IV) constitute approximately 30% of these patients, and patients with mild symptoms (Class II) constitute approximately 35% of these patients. In the United States, heart failure has become the most common hospital discharge diagnosis for people over the age of 65.

     Heart failure is caused by a number of conditions that produce a primary injury or stress to the heart muscle. These conditions include ischemic heart diseases, which may include myocardial infarctions (heart attacks), poorly controlled hypertension, inflammatory disorders, infections and toxins. Often the underlying cause of heart failure in a patient is unknown. Regardless of the cause of the primary damage, the body will activate compensatory mechanisms in an attempt to maintain cardiac output. These compensatory mechanisms include activation of the renin-angiotensin and the cardiac adrenergic systems.

     Activation of the renin-angiotensin system causes expansion of blood volume and, by constricting peripheral blood vessels (vasoconstriction), redistributes blood to the heart and brain. Activation of the adrenergic system increases heart contractility and heart rate, thus maintaining cardiac output. However, chronic activation of these two systems may produce harmful effects, including a reduction in blood flow to muscle and other tissues, increased fluid retention, a direct cardiotoxic effect on the heart muscle and an increase in the heart's need for oxygen. The harmful effects resulting from chronic activation of these two systems are believed to contribute to the continual worsening of cardiac function and high mortality which may occur even in the absence of further damage from the original cause of the heart failure.


     Current Treatments for Congestive Heart Failure

     Current treatment goals for CHF are to improve cardiac function, relieve symptoms and, if possible, improve survival. Three pharmacologic treatments are routinely considered to achieve these treatment goals and are often used concurrently. Digitalis preparations strengthen heart contractility. Diuretics remove excess fluid. ACE inhibitors prevent vasoconstriction and fluid retention by blocking activation of the renin-angiotensin system. Of these treatments, only ACE inhibitors have been shown to improve mortality. Blocking activation of the adrenergic system has been proposed as a treatment for CHF, but until recently no therapeutic with this mechanism of action had been approved for a CHF indication. In May 1997, carvedilol, a vasodilating beta-adrenergic receptor blocker, was approved by the FDA for treatment of mild to moderate CHF patients. See " -- Competition".

     Currently, the most effective way to treat severe CHF is heart transplantation. Patients who receive a heart transplant in an experienced program have a more than 80% five-year survival rate. Despite the proven benefit of this form of treatment, heart transplantation is available only to a limited number of patients, approximately 2,500 per year. The scarcity of organ donors, high costs and the subsequent rigorous medical regimen required to control rejection significantly limit the number of transplants.


     Development of Beta-Blockers as a Treatment for Congestive Heart Failure

     In heart failure, the adrenergic system is activated to release the catecholamines, norepinephrine and epinephrine, which stimulate the heart to beat faster and more powerfully. However, such stimulation may be harmful to the failing heart, particularly when such stimulation is chronic. The harmful effects of chronic activation of the adrenergic system include a direct cardiotoxic effect on the heart muscle and an increase in the heart's need for oxygen. Two forms of beta-adrenergic receptors, beta-1 and beta-2, transmit the effects of adrenergic stimulation to the heart.

     Drugs which block the effects of adrenergic stimulation (beta-blockers or beta adrenergic receptor antagonists) have been available for almost 30 years and have been used to treat hypertension or angina in millions of patients. For years, physicians were taught that beta-blockers were best avoided in patients with CHF because it was believed that the failing heart required the stimulation of the adrenergic system. A non-selective beta-blocker (which blocks both beta-1 and beta-2 receptors) with vasoconstricting properties was administered to patients with CHF in the early 1980's. While adrenergic stimulation of the heart was reduced, the intense vasoconstriction caused by the drug resulted in rapid worsening of heart failure, and development was discontinued. Drugs acting only on the beta-1 receptor were studied as a treatment of CHF, with better results. After two months of treatment, there were improvements in cardiac function and, often, improved exercise tolerance. However, there was concern that a drug acting only on the beta-1 receptor would leave the beta-2 receptor free to stimulate heart rate and contractility and could, therefore, reduce the desired benefit of this treatment on mortality. Moderate-sized clinical studies with beta-1 selective agents did not show a statistically significant overall reduction in mortality.


     Non-Selective Beta-Blockers with Vasodilating Properties

     More recently, two non-selective beta-blockers with vasodilating properties, bucindolol, a non-selective beta-blocker with mild vasodilating properties, and carvedilol, a non-selective beta-blocker with moderate vasodilating properties, have been studied as treatments for CHF with promising results. These drugs block both beta-1 and beta-2 receptors but do not have the vasoconstrictive effect of previously studied non-selective beta-blockers. Both drugs consistently produced improved cardiac function in Phase II studies and both were well tolerated. The Company believes that the mild vasodilation of bucindolol may be better tolerated than the moderate vasodilation of carvedilol because mild vasodilation is less likely to cause sudden drops in blood pressure.


      Carvedilol

     Since 1991, carvedilol has been approved as a treatment for hypertension in several European countries, and in September 1995 it was approved by the FDA for marketing in the United States for hypertension. In November 1995, SKB submitted data to the FDA to supplement its hypertension NDA for carvedilol to cover a twice-daily formulation of carvedilol for the treatment of CHF. In May 1996, the FDA Cardiovascular and Renal Drug Advisory Committee met and discussed the use of carvedilol for treatment of heart failure, but recommended against approval of carvedilol as a treatment for CHF because of concern regarding the design of the clinical trials and the lack of prospectively defined mortality endpoints. At a subsequent FDA Advisory Committee meeting in February 1997, the Advisory Committee voted to recommend approval of carvedilol for the treatment of CHF and the product was approved by the FDA in May 1997 and launched as Coreg in June 1997. The Company is aware that carvedilol is approved for the treatment of CHF in at least 15 countries, including the United States, Canada, Mexico and a number of major European countries. See " -- Competition".


      Bucindolol

     Phase II clinical studies of bucindolol, a non-selective beta-blocker with mild vasodilating properties, have consistently demonstrated improved cardiac function in patients with CHF. Bucindolol was chosen by the VA and the NIH for the BEST

Study, which commenced in June 1995. According to the BEST Study protocol, bucindolol was chosen as the only beta-blocker being studied in the trial because it is a non-selective beta-blocker, it has been well tolerated in CHF patients and there was extensive published clinical experience with it in CHF patients.


     Bucindolol

     Bucindolol was initially developed by BMS as a treatment for hypertension. In the 1980's over 1,200 hypertension patients and healthy subjects received bucindolol in over 50 clinical studies. While bucindolol was well tolerated, it was clear that the compound would require at least twice-daily dosing for hypertension, which would make it difficult to compete with once-daily beta-blockers equally effective against hypertension. As a result, development for hypertension was not completed. CPEC obtained an exclusive license to bucindolol for treatment of CHF from BMS in 1991. See " -- License Agreements -- Bucindolol License".

     The PTO has issued to Intercardia a Notice of Allowance for its BEXTRA trademark application for bucindolol. In addition to such approval in the United States, the trademark BEXTRA has been approved in Germany, France, Switzerland and several other countries. Securing BEXTRA as a trademark in the United States is part of the Company's global registration program involving approximately 70 countries. Following regulatory approval, bucindolol is intended to be marketed as a pharmaceutical on a worldwide basis with BEXTRA as the worldwide trademark to present a consistent brand name and image.


      Phase II Studies in CHF

     In addition to hypertension studies, beginning in the late 1980's BMS sponsored five Phase II studies for bucindolol in over 200 patients with CHF. The first three studies provided data demonstrating that two-to three-month treatment with bucindolol resulted in improved cardiac function, including beneficial effects on left ventricular ejection fraction, cardiac output and pulmonary capillary wedge pressure (three common measures of cardiac function). Invasive studies suggested that the improvements in left ventricular function resulted from improved heart contractility. A chronic study showed that improvement in cardiac function, as measured by left ventricular ejection fraction, continued during an average follow-up of patients for 16 months. In addition, a 139-patient dose response study at 12 U.S. and Canadian centers showed that bucindolol produced a dose-related improvement in, and prevented deterioration of, left ventricular function. Bucindolol was well tolerated in all these Phase II studies. Ninety-eight percent of patients tolerated initial challenge doses.


      The BEST Study

     Bucindolol is the only beta-blocker being studied in the BEST Study, which is testing whether the addition of beta-blockade to optimal current CHF therapy will reduce mortality in patients with moderate to severe CHF. The BEST Study is also assessing the effect of treatment on quality of life, hospitalizations, overall treatment costs, left ventricular ejection fraction and incidence of myocardial infarction. The BEST Study is sponsored by the NIH and the VA, who have agreed to provide up to $15,750,000 to fund the study. The Company is obligated to provide up to $2,000,000 of study costs ($1,750,000 of which had been paid as of December 31, 1997), as well as drug supplies and monitoring costs for the study, which are estimated to total an additional $2,500,000.


     Adults with ejection fractions of 0.35 or less and moderate to severe symptoms (NYHA Classes III and IV) are participating in the BEST Study. In addition to current optimal therapy, patients are being randomized to receive either bucindolol or a placebo in a double-blind design that will be stratified based upon cause of heart failure, gender, ejection fraction, race and treatment hospital. Approximately 90 clinical centers in the United States and Canada have been selected for study participation. The BEST Study commenced in June 1995 and is designed to enroll up to 2,800 patients, at least 33% of whom are recommended to be female. All patients are expected to receive a follow-up of 18 months or more. An independent Data and Safety Monitoring Board is periodically monitoring the progress, data, outcomes, toxicity, safety and other confidential data. The BEST Study is designed so that in the event that significant mortality improvement is evident to the Data and Safety Monitoring Board at any time during the course of the study, the study could be stopped early. As of March 27, 1998, approximately 2,242 patients had been randomized.


     The Company currently intends to submit an NDA for bucindolol with the FDA within one year after completion of the BEST Study, if its results are favorable. This submission will be followed by equivalent submissions to appropriate regulatory authorities in Europe. In addition to the BEST Study, the Company has initiated several pharmacokinetic and drug interaction clinical trials with bucindolol. If the Company were unable to complete clinical trials or demonstrate the safety and efficacy of bucindolol, the Company would be materially and adversely affected. See "Risk Factors -- Risk Factors With Respect to the Company -- Uncertainties Related to Clinical Trials".

  Bucindolol Collaborations

     In December 1995, the Company executed the Astra Merck Collaboration with Astra Merck to provide for the development, commercialization and marketing of a twice-daily formulation of bucindolol for the treatment of CHF in the United States. The Astra Merck Collaboration requires Astra Merck to make certain payments to the Company (including a $5,000,000 payment which was made upon execution of the Astra Merck Collaboration). Astra Merck will pay certain bucindolol development costs, and the Company will make certain payments to Astra Merck, including a $10,000,000 payment made in December 1997 (for which the Company made an accrual as of September 30, 1997) and up to $11,000,000 to reimburse Astra Merck for certain initial marketing costs of the product. Astra Merck will pay all other commercialization costs in the United States and will pay royalties to CPEC on net sales of the formulation in the United States. The Company has retained U.S. rights to develop a once-daily formulation of bucindolol. See " -- Collaborative Arrangements -- Astra Merck Collaboration".

     The Company is attempting to enhance its competitive position with respect to bucindolol by developing a patent protected once-daily formulation of bucindolol. In April 1996, the Company entered into an Agreement for Feasibility Study ("Feasibility Study Agreement") and a License Agreement ("Jago License") with Jago Pharma AG and its affiliates ("Jago"). The Company and Jago are conducting studies designed to determine the feasibility of developing a once-daily formulation of bucindolol. See " -- Collaborative Arrangements -- Additional Bucindolol Collaborations -- Once-Daily Formulation".

     In December 1996, the Company executed the Knoll Collaboration with Knoll to provide for the development, manufacture and marketing of bucindolol for all countries with the exception of the United States and Japan. The Knoll Collaboration requires Knoll to make certain payments to the Company, including approximately $3,480,000 paid during the fiscal year ended September 30, 1997. Knoll and the Company will share the development and marketing costs of bucindolol for the Knoll Territory and Knoll will pay royalties to CPEC based on net profits, as defined in the Knoll Collaboration, of bucindolol in the Knoll Territory. See " -- Collaborative Arrangements -- Knoll Collaboration".


     Antioxidant Program

     The Company's catalytic antioxidant small molecule research program is conducted by Aeolus. The Company's initial target indication is the prevention of broncho-pulmonary dysplasia in premature infants with neonatal respiratory distress syndrome ("NRDS"). Approximately 60,000 to 70,000 infants each year in the United States develop NRDS. NRDS develops as a result of having immature lungs that are unable to remain sufficiently inflated during respiration. Additional clinical targets with promising rationale for treatment with catalytic antioxidants include cardiomyopathy and stroke. The Company believes its catalytic antioxidant small molecules have the potential to address a broad range of conditions beyond the initial clinical targets. All of these conditions involve the toxicities associated with excess oxygen free radicals and the regulation of nitric oxide levels.

     Aeolus' compounds are small enough to enter cells and are inexpensive to manufacture. In addition, they have multiple potent catalytic antioxidant activities and a core chemical structure that allows development of multiple unique molecular compounds with the potential for tissue or therapeutic specificity and safety (i.e., lack of toxicity). Aeolus' early lead compounds have been effective in bacterial and mammalian cellular models of activity of catalase and superoxide dismutase (naturally occurring antioxidant enzymes), in protecting neuronal cells in an animal model of damage associated with strokes and in reducing lung damage in animal models of acute lung injury. Aeolus is currently testing a series of compounds in preclinical models of oxygen toxicity, stroke and cardiac reperfusion injury.


     Hepatic Stem Cell Research

     In September 1997, Intercardia acquired 79.6% of the outstanding capital stock of Renaissance for $500,000. Renaissance is an early stage company conducting research in the area of hepatic stem cells. Renaissance has entered into the UNC Agreement with the University of North Carolina at Chapel Hill which grants Renaissance an option for an exclusive worldwide license to products developed under the UNC Agreement. The research is being conducted at the laboratories of Professor Lola M. Reid, Ph.D., of the UNC School of Medicine. Renaissance has agreed to reimburse UNC for costs incurred by UNC in connection with the UNC Agreement in an amount not to exceed $450,000 per year for a minimum of two years.

     The liver, one of the largest and most complex organs in the body, serves many critical metabolic functions. More than most other organs, the liver has the ability to regenerate itself. Despite this protection, the liver can fail as a result of disease or damage leading to morbidity and mortality. Liver failure is a serious health problem with an estimated 350,000 hospitalizations due to chronic and acute liver failures combined in the United States annually involving 250,000 patients and 50,000 deaths.

     The research being conducted for Renaissance by Dr. Reid seeks to identify and isolate the stem cells from which other human liver cells are derived. The ability to isolate and expand early human liver cells would advance the development of a bioartificial liver which could be used in the treatment of acute liver failure. Hospital surveys have shown 85% mortality rates for patients with acute liver failure not receiving a liver transplant. Many physicians believe a bioartificial liver could bridge acute liver failure patients until a suitable donor liver is available or until the regenerative power of the liver allows liver function to be restored.

     Disappointments in gene therapy clinical protocols have resulted from an inability to obtain sustained expression of the target gene once introduced into the body. Stem cells, because of their significantly greater expansion potential, represent an ideal cell population for continued gene expression. Indeed, several of the successes reported on human cell or gene therapy are derived from studies and protocols using hemopoietic progenitor cells derived from bone marrow. Renaissance's cell and gene therapy strategy will be to research the utilization of liver stem cells as a vehicle for the delivery of normal genes ordinarily expressed by the liver to patients whose liver cells are not properly expressing the subject gene.



     Inflammatory Bowel Disease Compound

     In March 1998, the Company entered into a letter of intent to license OP2000 for all countries, except Japan and South Korea, from OPOCRIN S.p.A. of Modena, Italy. Intercardia intends to investigate the use of OP2000 as a drug for the treatment of inflammatory bowel disease ("IBD"). The letter of intent is non-binding and closing is subject to several conditions, including negotiation of a definitive agreement and investigation by Intercardia regarding the patent, manufacturing and supply conditions regarding OP2000.


     OP2000 is an oligosaccaride product derived from heparin. OP2000 has antithrombotic and anti-inflammatory properties. It has been studied by OPOCRIN in patients for cardiovascular indications. Intercardia believes the antithrombotic and anti-inflammatory properties, along with the pharmacokinetic characteristics of OP2000, provide a rationale for benefit in patients suffering from IBD.

     The term inflammatory bowel disease describes a group of chronic inflammatory disorders of the intestine of unknown etiology, often causing recurrent flares of abdominal pain, cramps, diarrhea (with or without bleeding), fever and fatigue. Two forms are Crohn's disease and ulcerative colitis. Crohn's disease typically affects the full thickness of the intestinal wall, most commonly in the lowest portion of the small intestine. Ulcerative colitis results in the large intestine becoming inflamed with ulceration and bleeding. Current treatments of IBD are designed to reduce inflammation and relieve symptoms in addition to replacing lost fluids and nutrients. This includes treatment with corticosteriods and aminosalicylates, but treatment results are often unsatisfactory. In serious cases, surgery can be required.


     With the prevalence of IBD increasing in recent years, the Company believes there is a need for effective and safe treatments. The incidence is estimated to total approximately 1.2 million patients in the United States and Europe combined.



     Collaborative Arrangements

     The Company's strategy is to develop and add value to in-licensed products and sponsored research programs and to enter into collaborations and licensing agreements with corporate partners for product development, manufacturing and marketing. The Company believes that it will be necessary to enter into collaborative arrangements with other companies in the future to develop, commercialize, manufacture and market additional products. See "Risk Factors -- Risk Factors with Respect to the Company -- Dependence on Collaborative Partners".


      Astra Merck Collaboration

     In December 1995, the Company entered into the Astra Merck Collaboration with Astra Merck to provide for the development, commercialization and marketing of a twice-daily formulation of bucindolol for the treatment of CHF in the United States. Under the terms of the collaboration, Astra Merck made an initial $5,000,000 collaborative development payment to CPEC, which was recognized by the Company as contract and license fee revenue upon its receipt in December 1995. The Astra Merck Collaboration also provides that Astra Merck shall be responsible for the expenses incurred in development and commercialization of the twice-daily formulation of bucindolol, and that Astra Merck has committed an amount up to $15,000,000 to be expended in connection with such development. The Company expects that during the fiscal year ending September 30, 1998 the cumulative total of such expenses will exceed $15,000,000. The Company and Astra Merck are discussing Astra Merck's contractual responsibility to fund such expenses above $15,000,000. The Company believes that in the event Astra Merck does not fund such expenses, Astra Merck would be in breach of the Astra Merck Collaboration. The Astra Merck Collaboration provides for arbitration of any disputes, and there can be no assurance as to the cost of results of any arbitration. In the event that the Company funds such expenses, or a portion of such expenses, in excess of $15,000,000 its results of operations and financial position might be materially adversely affected.

     Astra Merck must also pay CPEC $5,000,000 within 10 days of the grant by the FDA of marketing approval for a twice-daily formulation of bucindolol, unless such an approval has previously been granted for another beta-blocker based upon a reduction in heart failure mortality claims. In addition, Astra Merck must pay CPEC $10,000,000 upon the first achievement of net sales of the twice-daily formulation of bucindolol in excess of $208,000,000 in any 12-month period (indexed for inflation). Finally, Astra Merck must pay the royalties due to BMS under its license of bucindolol to CPEC (see " -- License Agreements -- Bucindolol License"), and must pay CPEC royalties of 15% on the first $114,000,000 of annual net sales (indexed for inflation), and 30% of annual net sales in excess of such indexed amount, of the twice-daily formulation in the United States. Because a significant portion of the Company's development, commercialization and marketing activities relating to the twice-daily formulation of bucindolol in the United States will be funded by Astra Merck under the Astra Merck Collaboration, the Company is substantially dependent upon Astra Merck for the success in the United States of this formulation of bucindolol.

     Under the terms of the Astra Merck Collaboration, the Company paid Astra Merck $10,000,000 in December 1997 (which was accrued as a liability and expensed during the fiscal year ended September 30, 1997) and must reimburse Astra Merck for one-third of launch costs (as defined in the Astra Merck Collaboration) beginning when the Company files an NDA for the twice-daily formulation and continuing through the first 12 months subsequent to the first commercial sale of the formulation, up to a total launch cost reimbursement of $11,000,000, or the royalties payable by Astra Merck to CPEC will be reduced to 7% of net sales of the twice-daily formulation in the United States. In the event that the Company does not make these payments and, as a result, the royalties payable by Astra Merck to CPEC are significantly reduced, the Company's results of operations would be materially adversely affected.

     During the three months ended December 31, 1997 and the fiscal years ended September 30, 1997 and 1996, the Company recognized contract and license fee revenue of approximately $215,000, $553,000 and $5,000,000, respectively, from payments made by Astra Merck to the Company. During the three months ended December 31, 1997, Astra Merck assumed liabilities on the Company's behalf of approximately $1,219,000. Since the inception of the Astra Merck Collaboration, Astra Merck has assumed liabilities totaling approximately $11,578,000 on the Company's behalf. These additional amounts did not flow through the Company's Statement of Operations, as they were offset against related expenses. As of December 31, 1997, the Company's Balance Sheet included approximately $1,058,000 of accounts receivable due from Astra Merck and approximately $900,000 of accrued expenses related to obligations assumed by Astra Merck.

     A steering committee composed of four representatives each from Astra Merck and the Company ("Steering Committee") has been formed to manage the Astra Merck Collaboration. The Steering Committee is responsible for management of all aspects of the Astra Merck Collaboration, including, but not limited to, approval of budgets and timetables for development and commercialization, and selection of entities responsible for tasks required in connection with the development, manufacture, sales, marketing and other aspects of commercialization of the twice-daily formulation of bucindolol in the United States. The Company has retained certain co-promotion rights in the United States.

     The Astra Merck Collaboration continues in effect until December 31, 2010, subject to Astra Merck's option to extend it for two additional five-year periods. However, either party may terminate the Astra Merck Collaboration upon 90 days' notice of the other's material breach which remains uncured (30 days in the event of overdue payments from Astra Merck to the Company). In addition, Astra Merck may terminate the Astra Merck Collaboration at any time in order to enter into a contract relating to or to launch a competing product if it first makes a payment to Intercardia. If the termination occurs more than five years after FDA approval of an NDA for bucindolol, no payment would be required.


      Knoll Collaboration

     In December 1996, the Company entered into the Knoll Collaboration with Knoll to provide for the development, manufacture and marketing of bucindolol for the Knoll Territory, which includes all countries with the exception of the United States and Japan. The Knoll Collaboration includes all bucindolol formulations. The Knoll Collaboration requires Knoll to make certain payments to CPEC, including approximately $3,480,000 paid during the fiscal year ended September 30, 1997. Knoll must also pay to CPEC $10,000,000 upon bucindolol regulatory approval in a major European Community member state and $10,000,000 upon the first attainment of $200,000,000 of net sales in the Knoll Territory during any consecutive 12-month period.

     Knoll and the Company share the development and marketing costs of bucindolol in the Knoll Territory. In general, Knoll pays approximately 60% of the development and marketing costs prior to product launch and the Company pays


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

approximately 40% of such costs, subject to certain maximum dollar limitations. Knoll also pays approximately 60% of once-daily development costs which relate to development solely for the Knoll Territory and approximately 33% of once-daily development costs which have a worldwide benefit. The Company is responsible for the remainder of once-daily development costs.

     Upon product launch, Knoll shall pay royalties to CPEC for the use of the license and trademarks of bucindolol in the Knoll Territory. The royalty shall be equal to 40% of net profits, as defined in the Knoll Collaboration. The Company would be responsible for, and pay to Knoll, 40% of any net loss, as defined.

     An advisory committee ("Advisory Committee") composed of not more than four representatives each from Knoll and the Company discusses, reviews and advises the parties regarding the development and clinical trials of bucindolol in the Knoll Territory. The Knoll Collaboration continues in effect for 15 years after the first commercial sale with respect to each country in the Knoll Territory, subject to two additional five-year renewals at Knoll's option. Knoll has the right to terminate the Knoll Collaboration at any time prior to the termination of the BEST Study and within 60 days after the BEST Study's primary end-point results are reported in writing to Knoll. Because a significant portion of the Company's development, commercialization and marketing activities relating to bucindolol in the Knoll Territory will be funded by Knoll under the Knoll Collaboration, the Company is substantially dependent upon Knoll for the success of bucindolol in the Knoll Territory.


      Once-Daily Formulation

     In April 1996, the Company entered into the Feasibility Study Agreement and the Jago License with Jago. The studies covered by the Feasibility Study Agreement are designed to determine the feasibility of developing a once-daily formulation of bucindolol. The Feasibility Study Agreement expires the earlier of 60 days after receipt by the Company of the Preliminary Pharmacokinetic Study from Jago, or immediately upon a default or breach of confidentiality provisions or upon another breach or default not cured within 30 days of notice thereof, upon bankruptcy of a party or if the Company determines in its sole discretion not to proceed with the next phase of the study. The Jago License has a perpetual term, but contains similar breach and bankruptcy termination provisions as the Feasibility Study Agreement. The Company will make additional payments to Jago if certain milestones are achieved, and will pay royalties to Jago on net sales of the once-daily formulation, if developed under these agreements, until the expiration of the relevant patent on a country-by-country basis (or 15 years, if no patent is issued in that country).

     The rights to the once-daily formulation for the Knoll Territory have been licensed to Knoll in conjunction with the Knoll Collaboration. For 90 days after the Company develops a successful once-daily formulation of bucindolol, Astra Merck has a right of first negotiation to license that formulation in the United States.


     License Agreements

     The Company's strategy involves in-licensing products and technologies, which it can then develop and with respect to which it can enter into collaborative arrangements. The Company's strategy is to enter into additional license agreements in the future. See "Risk Factors -- Risk Factors With Respect to the Company -- Risks Relating to License Agreements".


      Bucindolol License

     In December 1991, BMS granted to CPEC a license to bucindolol for pharmaceutical therapy for CHF and left ventricular dysfunction (as amended, the "Bucindolol License"). The Bucindolol License is exclusive for all countries in the world.

     The Bucindolol License requires the Company to conduct all appropriate and necessary clinical trials and to take all actions that are reasonably necessary for the preparation and filing of an NDA and a comparable application in at least one Western European country. The Company is obligated to pay royalties on net product sales during the term of the Bucindolol License, and must pay all or a portion of patent prosecution, maintenance and defense costs. The Company may terminate the Bucindolol License on a country-by-country basis by written notice to BMS, and either party may terminate the Bucindolol License upon a breach by the other party which remains uncured for 60 days after receipt of written notice thereof. Unless so terminated, the Bucindolol License continues, with respect to each country, until the patent on bucindolol issued in that country expires or has been found invalid, or, if later, 15 years after first commercial sale of bucindolol (subject to two five-year renewals at the Company's option). The fact that the Company's license for bucindolol provides that the Company's royalty obligations continue even though the underlying patent has expired may materially adversely affect the Company's competitive position in the event a generic version of bucindolol is introduced.


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  Duke License

     In July 1995, Aeolus entered into the Duke License with Duke to develop, make, have made, use and sell products using certain technology and compounds developed by certain scientists at Duke. These scientists provide research support and advice to Aeolus in the field of free radical and antioxidant research. Further discoveries in the field of antioxidant research from these scientists' laboratories at Duke are also covered by the Duke License. The Duke License requires Aeolus to use its best efforts to pursue development of products using the licensed technology and compounds. Such efforts are to include the manufacture or production of products for testing, development and sale. Aeolus is also obligated to use its best efforts to have the licensed technology cleared for marketing in the United States by the FDA and in other countries in which Aeolus intends to sell products using the licensed technology. Aeolus will pay royalties to Duke on net product sales during the term of the Duke License and milestone payments upon the occurrence of certain events, including FDA approval of the first product using the licensed technology. In addition, Aeolus is obligated under the Duke License to pay all or a portion of patent prosecution, maintenance and defense costs. Aeolus may terminate the Duke License on a country-by-country basis upon 90 days' written notice to Duke, and either party may terminate the Duke License for material breach of the other party, which breach is not cured within 45 days after receipt of written notice thereof in the case of the first two breaches by a party and immediately thereafter upon written notice of a material breach by that party. Unless so terminated, the Duke License continues until the expiration of the last to expire issued patent on the licensed technology.


      National Jewish Agreement

     In September 1997, Aeolus entered into the National Jewish Agreement with National Jewish. The National Jewish Agreement grants Aeolus an option to negotiate a royalty-bearing exclusive license for certain technology, patents and inventions resulting from research by certain individuals at National Jewish within the field of antioxidant, nitrosylating and related areas. Aeolus has agreed to support National Jewish's costs incurred in performance of the research, which costs shall not exceed $400,000 during the first year of the agreement.


      UNC Agreement

     In September 1997, Renaissance entered into the UNC Agreement, which covers research at UNC by certain scientists in the area of hepatic stem cells and grants Renaissance a first option to obtain an exclusive license to inventions resulting from that research. Renaissance has agreed to reimburse UNC for certain costs in connection with the research in an amount not to exceed $450,000 per year for each of the first two years of the UNC Agreement. The UNC Agreement remains in effect until terminated by mutual consent, or upon 12 months' notice by either party.


     Research and Development

     The Company currently does not have its own laboratory facilities. The Company has funded and may from time to time fund research programs in collaboration with academic and other institutions, primarily those with which it has or will have established license agreements. Currently, the Company is supporting research with respect to catalytic antioxidant small molecules at Duke and National Jewish and research with respect to hepatic stem cells at UNC. The Company also depends upon academic, research and non-profit institutions, and some commercial service organizations, for chemical synthesis and analysis, product formulation, assays and preclinical and clinical testing of its products.

     For the three months ended December 31, 1997 and the fiscal years ended September 30, 1997, 1996 and 1995, the Company incurred expenses of approximately $1,315,000, $14,264,000 (which included the accrual for the $10,000,000 payment made to Astra Merck in December 1997), $2,318,000 and $2,004,000, respectively, on research and development ("R&D") activities, in addition to the purchase of in-process research and development of approximately $411,000 in connection with the acquisition of Renaissance in September 1997 and approximately $350,000 in connection with the acquisition of an additional 0.1% of CPEC in September 1996.


     Manufacturing and Marketing

     The Company's manufacturing strategy is to contract with third-party manufacturers, rather than incur the capital expense of establishing its own manufacturing facility and capability. Likewise, the Company's marketing strategy, while retaining co-promotion rights, is to contract with third parties, rather than incur the expense and overhead of establishing its own sales and marketing force. The Company therefore will be dependent on third parties, including its collaborative partners, for the manufacturing and marketing of any products that it may develop. There can be no assurance that such parties will be able to meet the Company's needs either with respect to timing, quantity or quality. If the Company is unable to obtain or retain third-party manufacturing or marketing on acceptable terms, it may be delayed in its ability to commercialize products. The Company's dependence upon third parties, including its collaborative partners, for the manufacturing and


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marketing of products may adversely affect the Company's profit margins and its ability to develop, deliver and sell products on a timely and competitive basis.

     The Steering Committee under the Astra Merck Collaboration will select third-party manufacturers for the twice-daily formulation of bucindolol. Under the terms of the Astra Merck Collaboration, Astra Merck will conduct all U.S. sales and marketing of the twice-daily formulation through its direct sales and marketing staff, unless the Company exercises its right to co-promotion.

     The Advisory Committee under the Knoll Collaboration shall advise Knoll and the Company as to the recommended manufacturer of bucindolol for the Knoll Territory. Knoll shall have the right to choose to manufacture the product for the Knoll Territory as long as the price, capability and other terms are competitive with third-party manufacturers. Under the terms of the Knoll Collaboration, Knoll will conduct all sales and marketing of bucindolol in the Knoll Territory through its direct sales and marketing staff.

     The Company expects that it will continue to seek to enter into collaborative arrangements with pharmaceutical and other companies for the development, manufacturing and marketing of products requiring broad marketing capabilities for domestic and international sales and distribution. These collaborators are generally expected to be responsible for funding or reimbursing all or a portion of the development costs, including the costs of clinical testing necessary to obtain regulatory clearances and for commercial scale manufacturing. These collaborators are expected to be granted exclusive or semi-exclusive rights to sell specific products in particular geographic territories in exchange for a royalty, joint venture, equity investments, co-marketing or other financial interest. See "Risk Factors -- Risk Factors With Respect to the Company -- Dependence on Collaborative Partners" and " -- Lack of Manufacturing and Marketing Capabilities".


     Competition

     Competition in the pharmaceutical industry is intense and is expected to increase. The Company expects technological developments in its fields of research and development to occur at a rapid rate and expects competition to intensify as advances in these fields are made. Accordingly, the Company will be required to continue to devote substantial resources and efforts to research and development activities. The Company's most significant competitors are fully integrated pharmaceutical companies and more established biotechnology companies, which have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. Smaller companies may also prove to be significant competitors, especially through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant cardiovascular, pulmonary and other pharmaceutical products cleared for commercial marketing or under development, and operate large, well funded research and development programs. Furthermore, academic institutions, governmental agencies, and other public and private research organizations continue to conduct research, and are becoming more active in seeking patent protection and establishing collaborative arrangements for research, development, manufacturing and marketing with respect to technologies that they have developed, some of which may be competitive with those of the Company. There can be no assurance that competitors will not succeed in developing technologies and products that are preferred compared to, or more effective than, those being developed by the Company or that would render the Company's technology obsolete or noncompetitive.


     The Company is aware of products offered or in research or development by its competitors that address the diseases being targeted by the Company. In particular, carvedilol, a non-selective beta-blocker with moderate vasodilating properties owned by Boehringer and licensed in the United States and certain other countries to SKB, has been launched by SKB following its approval by the FDA in May 1997 with a claim "to reduce the progression of disease as evidenced by cardiovascular death, cardiovascular hospitalization, or the need to adjust other heart failure medications." In June 1997, carvedilol was launched in the United States by SKB as the product Coreg for the treatment of CHF and is being co-promoted by Boehringer. Carvedilol's approval for marketing as a treatment of CHF in the United States prior to bucindolol, may have adversely affected the patient enrollment rate of the BEST Study and could provide a marketing advantage to SKB. The Company is aware that carvedilol is also approved for the treatment of CHF in at least 15 countries, including the United States, Canada, Mexico and a number of major European countries. In addition, in March 1998, Germany-based Merck KGaA announced early termination of the CBIS II trial to test bisoprolol as a treatment in CHF patients in Europe. Merck KGaA reported that in the trial, which enrolled 2,647 patients, those receiving bisoprolol had a much higher survival rate than the patients receiving customary treatment. Bisoprolol is a beta-1 receptor selective beta-blocker marketed in the United States by Lederle for hypertension.

     Additionally, it is anticipated that other pharmaceutical companies that are selling, developing or manufacturing beta-blockers will attempt to develop their beta-blockers as a treatment for CHF. The Company believes that Astra AB has initiated a large mortality study for the beta-1 receptor selective beta-blocker metoprolol ("MERIT"). Metoprolol failed to show a reduction in mortality for CHF patients in a smaller trial, but MERIT is designed to enroll up to 3,000 patients in multiple centers internationally. Positive MERIT clinical trial results could adversely affect the Company.

     Several companies have explored the therapeutic potential of antioxidant compounds in numerous indications. Historically, most of these companies have focused on recombinant versions of naturally occurring antioxidant enzymes, but with limited success. Antioxidant drug research continues at a rapid pace despite earlier commercial setbacks. Several companies have antioxidant compounds in clinical trials. Any catalytic antioxidant small molecule product which the Company succeeds in developing and for which it gains regulatory approval must then compete for market acceptance and market share.

     Several companies have conducted research and development on a bioartificial liver device which could be competitive with technology under a development by Renaissance. In particular, Circe has conducted clinical trials with a bioartificial liver which utilizes porcine hepatocytes (pig liver cells). Other corporations and academic institutions are conducting research in the area of liver and other stem cells.

     For certain of the Company's potential products, an important competitive factor will be the timing of market introduction of competitive products. Accordingly, the Company expects that important competitive factors in its markets will be the relative speed with which companies can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the product to the market. With respect to clinical testing, competition may delay progress by limiting the number of clinical investigators and patients available to test the Company's potential products. In addition to the above factors, competition is based on product efficacy, safety, the timing and scope of regulatory approvals, availability of manufacturing, marketing and sales capabilities, reimbursement coverage, price and patent position.


     Patents and Proprietary Rights

     The Company's policy is to seek, when appropriate, protection for potential products and proprietary technology by filing patent applications in the United States and other jurisdictions. In addition, the Company licenses or has the right to license, generally on an exclusive basis, patents and patent applications owned by others, such as BMS and Duke. The Company is obligated to pay royalties and other compensation under these agreements. See " -- License Agreements".

     The Company's success will depend in part on its ability to obtain and enforce patent protection for its products both in the United States and other countries. There can be no assurance that any patents will issue on any of the Company's patent applications or on patent applications licensed from third parties. Even if such patents issue, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that the patents will provide protection against competitive products or otherwise be commercially valuable. No assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed, circumvented or held unenforceable.

     Under the Bucindolol License, the Company has exclusive worldwide rights to bucindolol for treatment of CHF. The composition of matter patent expired in November 1997. As a result, assuming FDA approval can be obtained, competitors, including generic drug manufacturers, may market bucindolol. The Company intends to rely on the provisions of the Waxman-Hatch Act for five years of marketing exclusivity in the United States, commencing on the date of the FDA's approval of bucindolol for commercial marketing in the United States. The Waxman-Hatch Act establishes a period of time from the date of FDA approval of certain new drug applications during which the FDA may not accept or approve short-form applications for generic versions of the drug from other sponsors, although it may accept or approve long-form applications (that is, other complete NDAs) for such drug. The applicable period is five years in the case of drugs containing an active ingredient not previously approved. If approved, bucindolol will be eligible for five years of exclusivity under the Waxman-Hatch Act unless another company obtains approval, before the approval of bucindolol, of a drug with the same active ingredient. The Company currently intends to attempt to enhance its competitive position with respect to bucindolol beyond any exclusivity period provided by the Waxman-Hatch Act by developing and patenting a once-daily formulation of bucindolol. There can be no assurance, however, that such a once- daily formulation will be successfully developed and, if so, whether adequate patent coverage can be obtained.

     In addition, the Company intends to seek marketing exclusivity in most of Europe under Directives 65/65/EEC and 87/21/EEC, which marketing exclusivity, if obtained, generally will run for 10 years from the date of marketing approval on a country-by-country basis. Finally, similar Japanese law may provide the Company with marketing exclusivity in that country for a period up to six years following Japanese marketing approval. There can be no assurance that the Waxman-Hatch

Act or similar foreign laws will not be amended or repealed, or that their benefits will be available to the Company. See "Risk Factors -- Risk Factors with Respect to the Company -- Uncertainty Regarding Waxman-Hatch Act and Similar Foreign Laws".

     Aeolus' catalytic antioxidant small molecule technology base is described in two issued U.S. patents and two issued foreign patents, as well as seven pending U.S. applications and eight pending foreign patent applications. These patents and patent applications belong in whole or in part to Duke and are licensed to Intercardia. See " -- License Agreements -- Duke License". These patents and patent applications cover soluble manganic porphyrins as antioxidant molecules as well as targeted compounds obtained by coupling such antioxidant compounds with moieties that bind to specific extracellular elements.

     In addition to patent protection, the Company also relies upon trade secrets, proprietary know-how and technological advances which it seeks to protect in part through confidentiality agreements with its collaborative partners, employees and consultants. The Company's employees and consultants are required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them while affiliated with the Company. The Company also has entered into non-disclosure agreements which are intended to protect its confidential information delivered to third parties for research and other purposes. See "Risk Factors -- Risk Factors With Respect to the Company -- Uncertainty Regarding Patents and Proprietary Rights; Expiration of Bucindolol Patent in November 1997".


     Government Regulation

     The Company's research and development activities and the manufacturing and marketing of the Company's future products are subject to regulation by numerous governmental agencies in the United States and in other countries. The FDA and comparable agencies in other countries impose mandatory procedures and standards for the conduct of clinical trials and the production and marketing of products for diagnostic and human therapeutic use. Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials, including the BEST Study, will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

     The steps required by the FDA before new drug products may be marketed in the United States include: (i) preclinical studies; (ii) the submission to the FDA of a request for authorization to conduct clinical trials on an investigational new drug, which must become effective before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for its intended use; (iv) submission to the FDA of an NDA; and (v) review and approval of the NDA by the FDA before the drug may be shipped or sold commercially. In addition to obtaining FDA approval for each product, each manufacturing establishment must be registered with the FDA and undergo an inspection prior to the approval of an NDA. Each manufacturing facility, its quality control and manufacturing procedures must also conform and adhere at all times to the FDA's good manufacturing practice ("GMP") regulations. In addition to preapproval inspections, the FDA and other government agencies regularly inspect manufacturing facilities for compliance with these requirements. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance.

     Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results are submitted to the FDA as a part of the Investigational New Drug application ("IND"), which must become effective prior to authorization to commence human clinical trials. Every clinical trial must be conducted under the review and oversight of an institutional review board ("IRB") at each institution participating in the trial. The IRB evaluates, among other things, ethical factors and the safety of human subjects. Clinical trials are typically conducted in three sequential phases following submission of an IND, although the phases may overlap. Phase I represents the initial administration of the drug to a small group of humans, either patients or healthy volunteers, typically to test for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology, and, if possible, to gain early evidence on effectiveness. Phase II involves studies in a small sample of the actual intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III studies are initiated to further establish clinical safety and efficacy of the drug in a broader sample of the general patient


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population at geographically dispersed study sites, in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for any physician labeling. During all clinical studies, Intercardia must take care to adhere to good clinical practice ("GCP") standards. The results of the research and product development, manufacturing, preclinical studies, clinical studies and related information are submitted in an NDA to the FDA.

     The process of completing clinical testing and obtaining FDA approval for a new drug product is likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA in a timely manner, or approve it at all. Even if initial FDA approval has been obtained, further studies, including post-market studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA will require post-market reporting and may require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, labeling or a change in manufacturing facility, an NDA supplement may be required to be submitted to the FDA.

     The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative therapies and drug regimens (including similar mechanisms of action, such as other beta-blockers), the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on the Company.

     The Company currently intends to file an NDA for bucindolol with the FDA within one year after completion of the BEST Study, if its results are favorable. This submission will be followed by equivalent submissions to appropriate regulatory authorities in Europe. There can be no assurance that the Company will meet this schedule, or that bucindolol or any of the Company's other products in development will receive marketing approval in any country on a timely basis, or at all. If the Company were unable to complete clinical trials or demonstrate the safety and efficacy of bucindolol, the Company would be materially and adversely affected.

     Failure to comply with applicable FDA requirements may result in a number of consequences that could materially and adversely affect the Company. Failure to adhere to approved protocols, GCPs and FDA regulations governing investigational drugs, in conducting clinical trials could cause the FDA to place a clinical hold on one or more studies which would delay research and data collection necessary for product approval. Such noncompliance could also have a negative impact on FDA's evaluation of an NDA. Failure to adhere to GMPs and other applicable requirements, including those relating to labeling, advertising, record keeping and reporting of adverse events and other information, could result in FDA enforcement action and in civil and criminal sanctions, including but not limited to fines, injunctions, seizure of product, refusal of the FDA to approve product approval applications, withdrawal of approved applications, and criminal prosecution.

     Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of marketing of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. There can be no assurance that any foreign approvals will be obtained on a timely basis or at all.

     In addition to the regulatory framework for product approvals, the Company is and its collaborative partners may be subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and may be subject to other present and possible future local, state, federal and foreign regulation. The impact of such regulation upon the Company cannot be predicted and could be material and adverse. See "Risk Factors -- Risk Factors With Respect to the Company -- Government Regulation".


     Pharmaceutical Pricing and Reimbursement

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of governmental and third-party payors to contain or reduce the cost of healthcare. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and Intercardia expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has and will continue


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to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement or adoption of such proposals or efforts could have a material adverse effect on the Company. Further, to the extent that such proposals or efforts have a material adverse effect on companies that are prospective collaborative partners of the Company, the Company's ability to establish collaborative partnerships may be adversely affected. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Risk Factors -- Risk Factors With Respect to the Company -- Uncertainties Regarding Pharmaceutical Pricing and Reimbursement".


     Product Liability Exposure and Insurance

     The use of any of the Company's products in clinical trials, and the sale of any of the Company's products, may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling such products. Under the Astra Merck Collaboration, both the Company and Astra Merck have agreed to maintain, through self-insurance or otherwise, product liability insurance with the other party named as an additional insured. Under the Knoll Collaboration, both the Company and Knoll have agreed to maintain, through self-insurance or otherwise, product liability insurance with the other party named as an additional insured. The Company has obtained limited product liability insurance coverage for its human clinical trials. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company. See "Risk Factors -- Risk Factors With Respect to the Company -- Product Liability Exposure and Insurance".


     Employees


     As of the Record Date, there were 20 employees at the Company, of whom 11 were involved directly in scientific research and development activities. None of the Company's employees is represented by a labor union. The Company considers its employee relations to be good. See "Risk Factors -- Risk Factors With Respect to the Company -- Dependence on Key Personnel" and "Certain Information Regarding Transcell -- Business -- Employees".



     Facilities and Property

     Intercardia currently leases 9,444 square feet of office space in Research Triangle Park, North Carolina, which is leased through April 2001. The Company believes that these leased facilities are adequate to meet the Company's current needs and that additional facilities in the area are available for lease to meet future needs. See "Certain Information Regarding Transcell -- Business -- Properties".


     Legal Proceedings

     The Company is not a party to any legal proceedings.

Management's Discussion and Analysis of Financial Condition and Results of
 Operations

     Introduction


     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this report. All references to the Company include Intercardia, and its majority-owned subsidiaries, CPEC, Aeolus and Renaissance. As of the Record Date, the Company owned 80.1% of the outstanding capital stock of CPEC, 65.8% of the outstanding capital stock of Aeolus and 79.6% of the outstanding capital stock of Renaissance. The Company is a majority-owned subsidiary of Interneuron. As of the Record Date, Interneuron owned 61.1% of the outstanding capital stock of the Company and the 19.9% of outstanding capital stock of CPEC not owned by the Company.


     The Company's strategy is to be a leader in the discovery, development and commercialization of therapeutics for the treatment of cardiovascular, pulmonary, infectious and other diseases. The Company has directed the majority of its efforts toward the development and clinical trials of bucindolol, a compound currently in Phase III clinical trials for the treatment of CHF.


     Results of Operations

     Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996:

     The Company incurred a net loss of $1,208,000 for the three months ended December 31, 1997, versus net income of $1,222,000 for the three months ended December 31, 1996. The net loss for the three months ended December 31, 1997 primarily resulted from expenses incurred for the development of bucindolol and R&D costs incurred by Aeolus and Renaissance. The net income for the three months ended December 31, 1996 resulted primarily from the payment received from Knoll pursuant to the execution of the Knoll Collaboration.

     Contract and license fee revenue of approximately $217,000 for the three months ended December 31, 1997 included contract revenue payments from Astra Merck pursuant to the Astra Merck Collaboration. Contract and license fee revenue for the three months ended December 31, 1996 included approximately $2,143,000 received from Knoll pursuant to the execution of the Knoll Collaboration.

     R&D expenses for the Company increased by $792,000 (151%) to $1,315,000 for the three months ended December 31, 1997 from $523,000 for the three months ended December 31, 1996, primarily due to increased bucindolol and general development expenses (approximately $339,000), increased Aeolus R&D expenses (approximately $314,000) and increased Renaissance R&D expenses (approximately $139,000).

     The increase in bucindolol development expenses was primarily due to additional personnel expenses (approximately $134,000), costs related to the development of bucindolol for Europe (approximately $52,000), increased costs for development of a once-daily formulation (approximately $45,000) and other R&D costs.

     Pursuant to the Astra Merck Collaboration, during the three months ended December 31, 1997, Astra Merck assumed liabilities on the Company's behalf of approximately $1,219,000. From the inception of the Astra Merck Collaboration through December 31, 1997, Astra Merck has assumed liabilities totaling approximately $11,578,000 on the Company's behalf. These additional amounts did not flow through the Company's Statements of Operations, as they were offset against related expenses. As of December 31, 1997, the Company's Balance Sheet included approximately $1,058,000 of accounts receivable due from Astra Merck and approximately $900,000 of accrued expenses related to obligations assumed by Astra Merck. See "Certain Information Regarding the Company -- Business -- Collaborative Arrangements -- Astra Merck Collaboration" and " -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     Aeolus R&D expenses increased by approximately $314,000 (159%) to approximately $511,000 for the three months ended December 31, 1997 from approximately $197,000 for the three months ended December 31, 1996, as Aeolus expanded its antioxidant small molecule research program. This increase was primarily due to sponsored research at universities (approximately $125,000), increased patent fees (approximately $60,000) and increased chemistry costs (approximately $57,000).

     Renaissance R&D expenses for the three months ended December 31, 1997 were approximately $139,000 for its liver stem cell program. Intercardia acquired 79.6% of the outstanding capital stock of Renaissance in September 1997.

     General and administrative ("G&A") expenses increased by approximately $88,000 (17%) to approximately $619,000 for the three months ended December 31, 1997 from approximately $531,000 for the three months ended December 31, 1996, primarily due to expenses related to the proposed acquisition of Transcell.

     The minority interest in the Consolidated Statement of Operations for the three months ended December 31, 1996 related to the 19.9% minority interest in the net income earned by CPEC for the three months ended December 31, 1996. The net loss incurred by CPEC for the fiscal year ended September 30, 1997 resulted in the reversal of all minority interest balances as of September 30, 1997.


     Fiscal Year Ended September 30, 1997 Compared to Fiscal Year Ended September 30, 1996:

     The Company incurred a net loss of approximately $10,079,000 for the fiscal year ended September 30, 1997 ("Fiscal 1997"), versus net income of approximately $1,183,000 for the fiscal year ended September 30, 1996 ("Fiscal 1996"). The net loss for Fiscal 1997 was primarily the result of the accrual, in September 1997, of a $10,000,000 contract payment due to Astra Merck in December 1997 in conjunction with the development of bucindolol.

     Contract and license fee revenue of approximately $4,043,000 for Fiscal 1997 included contract payments totaling approximately $3,480,000 received from Knoll pursuant to the Knoll Collaboration and approximately $553,000 from Astra Merck pursuant to the Astra Merck Collaboration. Contract and license fee revenue for Fiscal 1996 included a $5,000,000 one-time initial payment received from Astra Merck in conjunction with the execution of the Astra Merck Collaboration.

     Investment income increased by approximately $768,000 (57%) to approximately $2,110,000 in Fiscal 1997 from approximately $1,342,000 in Fiscal 1996. This was primarily due to the Company having use of the net proceeds of approximately $34,990,000 from Intercardia's IPO completed in February 1996 for all of Fiscal 1997, versus only part of Fiscal 1996.


     R&D expenses for the Company increased to approximately $14,264,000 for Fiscal 1997 from approximately $2,318,000 for Fiscal 1996, primarily due to the accrual of a $10,000,000 contract payment due to Astra Merck in conjunction with the development of bucindolol. R&D expenses incurred by Intercardia and CPEC, which primarily support the development of bucindolol, increased to approximately $12,806,000 for Fiscal 1997 from approximately $1,619,000 for Fiscal 1996. Other than the $10,000,000 contract payment due to Astra Merck, increased costs resulted primarily from additional personnel expenses and costs related to the development of bucindolol for Europe.


     Pursuant to the Astra Merck Collaboration, Astra Merck assumed liabilities on the Company's behalf of approximately $5,505,000 and $4,301,000 during Fiscal 1997 and Fiscal 1996, respectively. These additional amounts did not flow through the Company's Statements of Operations, as they were offset against related expenses. As of September 30, 1997, the Company's Balance Sheet included approximately $903,000 of accounts receivable due from Astra Merck and approximately $813,000 of accrued expenses related to obligations assumed by Astra Merck.

     R&D expenses for Aeolus increased by approximately $337,000 (31%) to approximately $1,413,000 for Fiscal 1997 from approximately $1,076,000 for Fiscal 1996, as Aeolus continued its antioxidant small molecule research program.

     The Company incurred a charge of approximately $411,000 for purchase of in-process research and development during Fiscal 1997, as Intercardia acquired approximately 79.6% of the outstanding capital stock of Renaissance. During Fiscal 1996, the Company incurred a $350,000 charge for purchase of in-process research and development when Intercardia acquired an additional 0.1% of the outstanding capital stock of CPEC.

     G&A expenses increased by approximately $231,000 (12%) to approximately $2,126,000 for Fiscal 1997 from approximately $1,895,000 for Fiscal 1996, due to general increases in operating expenses.

     The minority interest in the September 30, 1996 Consolidated Balance Sheet, and the Consolidated Statement of Operations for Fiscal 1996, related to the 20% minority interest in net income earned by CPEC during Fiscal 1996, offset by 20% of the previous cumulative deficit incurred by CPEC since its acquisition by Intercardia. CPEC's net loss for Fiscal 1997 resulted in the reversal of the minority interest balance.


     Fiscal Year Ended September 30, 1996 Compared to Fiscal Year Ended September 30, 1995:

     The Company's net income of approximately $1,183,000 for Fiscal 1996 resulted primarily from a $5,000,000 one-time initial payment received from Astra Merck in conjunction with the execution of the Astra Merck Collaboration, less operating expenses. The Company's net loss of approximately $2,525,000 for the fiscal year ended September 30, 1995 ("Fiscal 1995") consisted primarily of R&D expenses incurred in the development of bucindolol.

     Revenue for Fiscal 1996 consisted primarily of a $5,000,000 initial payment received in December 1995 under the Astra Merck Collaboration and approximately $1,342,000 of investment income earned on proceeds received from Intercardia's IPO completed in February 1996. The only revenue for Fiscal 1995 was approximately $62,000 of investment income.

     R&D expenses for the Company increased approximately $314,000 (16%) to approximately $2,318,000 for Fiscal 1996 from approximately $2,004,000 for Fiscal 1995.

     Bucindolol development activities and related costs were significantly higher during Fiscal 1996 than Fiscal 1995. However, as the terms of the Astra Merck Collaboration require Astra Merck to pay for certain expenses related to bucindolol development, the net cost to the Company for bucindolol development expenses decreased by approximately $399,000 during Fiscal 1996 as compared to Fiscal 1995. During Fiscal 1996, Astra Merck made payments or assumed liabilities of approximately $4,301,000 on the Company's behalf. These amounts did not flow through the Company's Consolidated Statement of Operations, as they were offset against related expenses. Astra Merck had paid approximately $2,857,000 of this amount by September 30, 1996 and approximately $1,344,000 was included as offsetting accounts receivables and accrued expenses on the Company's Consolidated Balance Sheet at September 30, 1996.

     R&D expenses for Aeolus increased to approximately $1,076,000 for Fiscal 1996 from approximately $363,000 for Fiscal 1995. Fiscal 1995 only included partial year expenses, as Aeolus was acquired by Intercardia in July 1995.

     The Company incurred a $350,000 charge for purchase of technology rights in Fiscal 1996, as Intercardia acquired an additional 0.1% of the outstanding capital stock of CPEC.

     G&A expenses increased to approximately $1,895,000 for Fiscal 1996 from approximately $583,000 for Fiscal 1995. This increase resulted from having a management team in place for only part of Fiscal 1995. G&A payroll related costs increased to approximately $1,064,000 in Fiscal 1996 from approximately $295,000 in Fiscal 1995.

     The minority interest in the September 30, 1996 Consolidated Balance Sheet and the Consolidated Statement of Operations for Fiscal 1996 reflected the 20% minority interest in net income earned by CPEC during Fiscal 1996, offset by 20% of the previous cumulative deficit incurred by CPEC since its acquisition by Intercardia.


     Liquidity and Capital Resources

     At December 31, 1997, the Company had cash, cash equivalents and marketable securities of approximately $27,620,000.

     The Company's cash, cash equivalents and marketable securities balance is expected to continue to decrease during the remainder of the fiscal year ending September 30, 1998 ("Fiscal 1998"), due primarily to (1) lower contract revenue for Fiscal 1998 than Fiscal 1997, which included payments of approximately $3,480,000 made by Knoll pursuant to the Knoll Collaboration, (2) a decrease in investment income due to lower cash, cash equivalent and marketable securities balances, and (3) increased expenses due to expanded operations, including costs associated with proposed clinical trials of bucindolol in Europe, a full year of operations for Renaissance, potential funding of a portion of development costs in the United States for the twice-daily bucindolol product and additional operating expenses of Transcell assuming completion of the Merger.


     In connection with its acquisition of CPEC, the Company is committed to provide certain support to the BEST Study. The Company is committed to provide up to $2,000,000 during the course of the BEST Study, of which $1,750,000 has been paid to December 31, 1997, as well as drug supplies and monitoring costs of the study expected to aggregate an additional $2,500,000. The Astra Merck Collaboration provides Astra Merck with U.S. marketing rights to a twice-daily formulation of bucindolol. The Astra Merck Collaboration provides that Astra Merck shall be responsible for the royalty obligation to BMS and for the expenses incurred in development and commercialization of the twice-daily formulation of bucindolol, and Astra Merck has committed an amount up to $15,000,000 to be expended in connection with such development. The Company expects that during Fiscal 1998 the cumulative total of such expenses will exceed $15,000,000. The Company and Astra Merck are discussing Astra Merck's contractual responsibility to fund such expenses above $15,000,000. The Company believes that in the event Astra Merck does not fund such expenses, Astra Merck would be in breach of the Astra Merck Collaboration. The Astra Merck Collaboration provides for arbitration of any disputes, and there can be no assurance as to the cost or results of any arbitration. In the event that the Company funds such expenses, or a portion of such expenses, in excess of $15,000,000 its results of operations and financial position may be materially adversely affected. See "Certain Information Regarding the Company -- Business -- Collaborative Arrangements -- Astra Merck Collaboration".


     Pursuant to the Astra Merck Collaboration, the Company paid Astra Merck $10,000,000 in December 1997 (for which the Company made an accrual as of September 30, 1997) and agreed to pay up to $11,000,000 for one-third of product launch costs incurred beginning when the Company files an NDA for the twice-daily formulation and continuing through the first 12 months subsequent to the first commercial sale of the formulation. In the event the Company elects not to make these payments, the royalties payable by Astra Merck to CPEC will be substantially reduced.

     The Company expects that, as of Closing, it will incur charges to operations for the purchase of the non-Interneuron portion of in-process research and development, estimated to be up to $8,000,000 (based on Intercardia's current stock price). The actual charges could be lesser or greater, depending in part on the Intercardia Stock Price at Closing. The Company will incur additional future charges relating to certain Replacement Options to be issued in connection with the Merger.

     The Company will incur additional future charges to operations relating to the acquisition of CPEC in the event that certain milestones are achieved in the development and commercialization of bucindolol. Two future issuances of Interneuron's common stock to former CPEC stockholders of a maximum of 75,000 shares each, subject to adjustment based on the price of Interneuron common stock at the time of issuance, are required at such time when an NDA with respect to bucindolol has been accepted for filing by the FDA and upon receipt of an approval letter from the FDA with respect to bucindolol. In exchange for Interneuron providing such shares, Intercardia will pay Interneuron the value of such shares, in either cash or Intercardia Common Stock, at the Company's option. Each additional payment would have a minimum and maximum charge to the Company of $750,000 and $1,875,000, respectively.

     Pursuant to the Knoll Collaboration, the Company is responsible for approximately 40% of the development and marketing costs of bucindolol for the Knoll Territory, subject to certain maximum dollar limitations. The Company's portion of development and clinical trial costs of the twice-daily formulation of bucindolol for the Knoll Territory is estimated to be up to $10,000,000 and the Company's portion of marketing costs prior to product launch is estimated to be up to $4,000,000. Upon product launch, the Company will be responsible for 40% of the net loss in the Knoll Territory, if any, as defined. The Company is also responsible for approximately 40% of the once-daily development costs incurred for the Knoll Territory and approximately 67% of the once-daily development costs that have a worldwide benefit.

     The Company is aware of products available or in development by its competitors that address the diseases being targeted by the Company. In particular, carvedilol, a non-selective beta-blocker with moderate vasodilating properties, is owned by Boehringer and licensed in the United States and certain other countries to SKB. In May 1997, the FDA approved the use of carvedilol as a treatment for congestive heart failure in the United States, and SKB and Boehringer are currently marketing carvedilol in the United States and a number of other countries. The Company is unable to predict the impact of this product on BEXTRA, if BEXTRA is approved by the FDA. Carvedilol's approval for marketing as a treatment for congestive heart failure in the United States prior to BEXTRA may have adversely affected the patient enrollment rate of the BEST Study and could provide a marketing advantage for carvedilol.


     The Company expects to incur substantial additional costs and losses over the next few years. The Company's working capital and capital requirements will depend upon numerous factors, including: the progress of the development and clinical trials of bucindolol; the timing and cost of obtaining regulatory approvals; the effect of carvedilol on the BEST Study and on commercialization of bucindolol; the Merger and operating costs of Transcell; and the ability of the Company to establish additional collaborative arrangements with other companies to provide research or development funding to the Company and to conduct clinical trials, obtain regulatory approvals, and manufacture and market certain of the Company's products. The Company may acquire other products, technologies or businesses that complement the Company's existing and planned products, although the Company currently has no commitment or agreement with respect to any such acquisitions, other than the Merger. While the Company believes it has sufficient cash available for currently planned expenditures through the fiscal year ending September 30, 1999, including expenses related to Transcell (but excluding any additional bucindolol development costs the Company may assume in connection with the Astra Merck Collaboration), there can be no assurance that additional equity or debt financing will not be required prior to such time. Intercardia may require additional financing to fund the Company's operations or to make payments to its collaborative partners, including up to $11,000,000 in payments for U.S. product launch expenses to Astra Merck under the Astra Merck Collaboration, and any additional costs incurred in connection with the Astra Merck Collaboration and 40% of development and marketing costs of bucindolol in the Knoll Territory pursuant to the Knoll Collaboration with Knoll, as well as to fund new business opportunities and fund growth. See "Risk Factors -- Risk Factors With Respect to the Company -- Future Capital Needs; Uncertainty of Additional Funding".


     As of December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share". SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options and warrants. All earnings per share amounts for all periods have been presented to conform to SFAS No. 128 requirements.

     The Company will adopt SFAS No. 130, "Reporting Comprehensive Income," for the fiscal year ending September 30, 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Management has not determined the effect of adopting SFAS No. 130.

     The Company will adopt SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", for the fiscal year ending September 30, 1999. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Management has not determined the effect of adopting SFAS No. 131.


Management

     Directors and Executive Officers

     As of the Record Date, the directors and executive officers of Intercardia were as follows:



Name                              Age  Position
-------------------------------- ----- -------------------------------------------------------------
Clayton I. Duncan ..............  48   President, Chief Executive Officer and Director (since 1995)
David P. Ward, M.D. ............  52   Senior Vice President, Research and Development
Richard W. Reichow .............  47   Senior Vice President, Chief Financial Officer,
                                       Treasurer and Secretary
John P. Richert ................  47   Vice President, Market Development
W. Bennett Love ................  42   Vice President, Corporate Planning/Communications
Glenn L. Cooper, M.D. ..........  45   Chairman of the Board of Directors (since 1994)
Joseph J. Ruvane, Jr. ..........  72   Director (since 1995)
David B. Sharrock ..............  61   Director (since 1995)

     None of the current Intercardia directors is related by blood, marriage or adoption to any other director or any executive officer of Intercardia.

     For biographical information regarding the nominees for election to the Intercardia Board of Directors at the Intercardia Meeting, see "Intercardia Proposal No. 2 -- Election of Directors -- Nominees".

     David P. Ward, M.D. has been Senior Vice President, Research & Development of Intercardia since March 1995. Dr. Ward was Group Vice President, Medical, Regulatory Affairs and Clinical Operations of Quintiles Transnational Corporation, a contract research organization, from October 1994 to March 1995. Dr. Ward was Vice President of Clinical Development and Regulatory Affairs of Sphinx Pharmaceuticals Corporation ("Sphinx") from January 1992 to September 1994. Prior to that time, Dr. Ward was employed by SmithKline Beecham, a multinational pharmaceutical company, for more than six years, serving as Vice President and Director, Therapeutic Unit from August 1989 to January 1992, as Vice President and Medical Director, Clinical Investigation Unit for SmithKline & French Laboratories, Ltd., a multinational pharmaceutical company, from December 1988 to July 1989, as Vice President/Medical Director of Cardiovascular Products, International Medical Affairs in 1988, and as a Medical Director of Cardiovascular Products, International Medical Affairs from 1985 to 1987. Dr. Ward is a director of each of Aeolus and Renaissance. Dr. Ward received his M.D. from Case Western University Medical School.

     Richard W. Reichow has been Senior Vice President, Chief Financial Officer and Treasurer of Intercardia since March 1995 and Secretary since October 1995. Mr. Reichow was employed by Sphinx, which was acquired by Eli Lilly and Company ("Lilly") in September 1994, as President and Chief Executive Officer from December 1993 to September 1994, as Vice President, Finance & Administration from August 1991 to September 1994, and as Chief Financial Officer and Treasurer from March 1990 to September 1994. Between September 1994 and March 1995, he was an independent financial consultant. Mr. Reichow was Vice President, Chief Financial Officer and Treasurer of CRX Medical, Inc. ("CRX"), a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology, from 1987 to 1990. Mr. Reichow is a director of each of CPEC, Aeolus and Renaissance. Mr. Reichow is a Certified Public Accountant.

     John P. Richert has been Vice President, Market Development of Intercardia since December 1996. From May 1995 until December 1996, he held the position of Executive Director, Market Development with Intercardia. From October 1994 until May 1995, Mr. Richert was President of PharmAliance, a pharmaceutical and biotechnology business development consulting firm. Mr. Richert served as Director, Market Development with Sphinx from February 1992 until September 1994. Prior to being employed by Sphinx, Mr. Richert was employed by Schering-Plough Corporation, a major pharmaceutical manufacturer, from 1981 where he held positions of increasing responsibility in marketing. He holds a B.S. degree from Georgetown University and an M.B.A. in Pharmaceutical Marketing from Fairleigh - Dickinson University.

     W. Bennett Love has been Vice President, Corporate Planning/Communications of Intercardia since June 1997. From October 1995 until June 1997, he held the position of Executive Director, Corporate Planning/Communications at Intercardia.

From September 1994 to September 1995, Mr. Love was the principal of Innovation Corporate Finance, a boutique investment banking company for early-stage technology ventures. From 1990 to 1994, Mr. Love was employed at Sphinx as Director, Corporate Planning/Communications. From 1983 to 1990, he was an investment banker with Carolina Securities Corporation ("Carolina Securities"), a regional investment banking firm. Mr. Love is a director of Renaissance. Mr. Love received an M.B.A. from the University of North Carolina at Chapel Hill.


     Information Concerning the Intercardia Board of Directors and Its
Committees

     The business of Intercardia is under the general management of the Intercardia Board as provided by the laws of Delaware and the Bylaws of Intercardia. During Fiscal 1997, the Intercardia Board held four formal meetings, excluding actions by unanimous written consent. Each member of the Intercardia Board attended all of the Fiscal 1997 meetings of the Intercardia Board and Board committees of which he was a member.

     The Intercardia Board has established an Audit Committee and a Compensation Committee. The Board has no Nominating Committee. The Audit Committee currently consists of Mr. Ruvane and Mr. Sharrock. The Audit Committee reviews the results and scope of the audit and other services provided by Intercardia's independent public accountants. The Compensation Committee currently consists of Dr. Cooper and Mr. Ruvane. During Fiscal 1997, the Compensation Committee held two formal meetings, excluding actions by unanimous written consent. The Compensation Committee makes recommendations to the Intercardia Board regarding salaries and incentive compensation for officers of Intercardia, and determines the amount and type of equity incentives granted to participants in Intercardia's Option Plan.


     Executive Compensation

      Summary Compensation

     The following table sets forth all compensation paid or accrued by the Company for services rendered to it in all capacities for the fiscal years ended September 30, 1997, 1996 and 1995, to Intercardia's Chief Executive Officer and Intercardia's other executive officers who earned at least $100,000 in the respective fiscal year (collectively, the "Named Officers").


                          Summary Compensation Table



                                                                             Long-Term
                                                                        Compensation Awards
                                                                      ------------------------
                                             Annual Compensation         Stock
Name and                         Fiscal    ------------------------     Options       Aeolus         All Other
Principal Position                Year        Salary        Bonus      (Shares)     Shares (1)    Compensation (2)
-----------------------------   --------   -----------   ----------   ----------   -----------   -----------------
Clayton I. Duncan,               1997       $275,600      $ 95,400          --           --            $3,345
 President and Chief             1996        251,667       112,500     139,241           --             1,555
 Executive Officer (3)           1995        168,750            --     251,557        7,353             1,258
David P. Ward, M.D.,             1997        207,000        54,000      20,000           --             3,134
 Senior Vice President,          1996        193,750        37,000      20,000           --             1,364
 Research & Development (4)      1995         99,615            --     120,000           --             1,189
Richard W. Reichow,              1997        196,650        52,725      20,000           --             3,192
 Senior Vice President,          1996        173,333        30,000      20,000           --             1,600
 Chief Financial Officer,
 Treasurer and Secretary
John P. Richert,                 1997        107,083        17,280      10,000           --             1,245
 Vice President, Market
 Development
W. Bennett Love,                 1997        105,452        17,280      29,000           --             1,708
 Vice President, Corporate
 Planning/Communications

---------
(1) Shares of the Common Stock of Aeolus were issued to Mr. Duncan during the fiscal year ended September 30, 1995 for $0.001 per share.

(2) Consists of life and long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.

(3) Compensation for the fiscal year ended September 30, 1995 covers the period commencing upon Mr. Duncan joining Intercardia in January 1995. See "Certain Information Regarding Transcell -- Principal Stockholders" for a description of options to purchase shares of Transcell Capital Stock granted to and held by Mr. Duncan.

(4) Compensation for the fiscal year ended September 30, 1995 covers the period commencing upon Dr. Ward joining Intercardia in March 1995.

  Management Incentive Plan

     The Compensation Committee and the Intercardia Board has approved a Management Incentive Plan ("MIP") for the executive officers of Intercardia. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar year ended December 31, 1996 ("Calendar 1996"), the corporate objectives related to the development and commercialization of bucindolol, Intercardia's most advanced development project. For the calendar year ended December 31, 1997 ("Calendar 1997"), the corporate objectives related primarily to the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. The corporate and individual objectives for Calendar 1997 were evaluated and measured during January 1998, and cash payments were made to the executive officers in January 1998.


      Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

     The following table summarizes all option grants during the fiscal year ended September 30, 1997 to the Named Officers:


           Option Grants During Fiscal Year Ended September 30, 1997



                                                                                             Potential Realizable
                                                                                               Value at Assumed
                             Number                                                          Annual Rates of Stock
                           of Shares          % of Total         Exercise                   Price Appreciation for
                           Underlying       Options Granted      or Base                        Option Term (2)
                            Options         to Employees in     Price Per     Expiration   -------------------------
Name                        Granted        Fiscal Year 1997     Share (1)        Date           5%           10%
---------------------   ---------------   ------------------   -----------   -----------   -----------   -----------
David P. Ward, M.D.          20,000(3)            9.4%          $   19.00     2-19-2007     $234,908      $599,138
Richard W. Reichow           20,000(3)            9.4%              19.00     2-19-2007      234,908       599,138
John P. Richert              10,000(4)            4.7%              19.00     2-19-2007      117,454       299,569
W. Bennett Love               5,000(5)            2.3%              19.00     2-19-2007       58,727       149,784
                             12,000(6)            5.7%              19.00     2-19-2007      140,945       359,483
                             12,000(7)            5.7%              19.50     6-10-2007      147,161       372,936

---------
(1) The exercise price may be paid in cash or a check to the order of Intercardia, or by any other means determined by the Intercardia Board.

(2) The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3) These options were granted in February 1997 and are exercisable in equal monthly installments over a 36-month period commencing in April 1999.

(4) These options were granted in February 1997 and are exercisable in equal monthly installments over a 36-month period commencing in July 1999.

(5) These options were granted in February 1997 and are exercisable in equal monthly installments over a 36-month period commencing in September 1999.

(6) These options were granted in February 1997 and are exercisable in equal monthly installments over a 36-month period commencing in February 1997.

(7) These options were granted in June 1997 and are exercisable in equal monthly installments over a 36-month period commencing in June 1997.

     The following table sets forth certain information concerning all stock option exercises during the fiscal year ended September 30, 1997 by the Named Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 1997:


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values



                                                                  Number of                     Value of
                                                            Securities Underlying             Unexercised
                                                             Unexercised Options          In-the-Money Options
                                Shares                      at September 30, 1997      at September 30, 1997 (2)
                               Acquired       Value     ----------------------------- ----------------------------
Name                         on Exercise   Realized (1)  Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------- ------------- ------------- ------------- --------------- ------------- --------------
  Clayton I. Duncan .......        --             --       173,688        217,110      $3,733,409     $2,127,229
  David P. Ward, M.D. .....        --             --        60,000        100,000       1,322,000      1,392,000
  Richard W. Reichow ......     2,000        $37,030        57,000        100,000       1,255,580      1,392,000
  John P. Richert .........        --             --        25,333         49,667         407,666        461,334
  W. Bennett Love .........        --             --        21,333         48,667         398,166        471,334

---------
(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Value based on the difference between the fair market value of the shares of Common Stock at September 30, 1997 ($22.50), as quoted on the Nasdaq Stock Market, and the exercise price of the options.


     Employment Agreements

     In December 1997, Intercardia entered into a new three-year employment agreement with Mr. Duncan, replacing the prior three-year employment agreement that expired in January 1998. The agreement provides for an annual base salary and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by the Intercardia Board or its Compensation Committee and Mr. Duncan. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Intercardia, directly or indirectly. In the event Mr. Duncan's employment is terminated by the Intercardia Board without just cause, Intercardia shall continue to pay for a period of one year Mr. Duncan's base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

     In November 1995, Intercardia entered into three-year employment agreements with each of Dr. Ward and Mr. Reichow. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be set by the Intercardia Board. The agreements also provide that during their term and, unless the employee terminates his employment for cause, for a period of six months thereafter, the employee will not compete with Intercardia, directly or indirectly. In the event that the employment of Dr. Ward or Mr. Reichow is terminated by the Intercardia Board without just cause, Intercardia shall continue to pay Dr. Ward or Mr. Reichow, as the case may be, his base salary plus the greater of prorated bonuses earned or prorated average bonuses received while an employee for a period of six months.


     Compensation of Directors

     All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. Each director who is not an employee of Intercardia or Interneuron receives a fee of $2,000 per Board meeting attended in person.

     The Option Plan provides for the grant of nonstatutory options to non-employee directors of Intercardia pursuant to the Automatic Grant Program, as described above under the heading "Intercardia Proposal No. 3 -- Approval of Amendments to the 1994 Stock Option Plan".


     Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Intercardia Board (the "Compensation Committee") is responsible for establishing compensation policy and administering the compensation programs of Intercardia's executive officers. The Compensation Committee met two times during Fiscal 1997 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Intercardia's compensation policies for executive officers and the rationale for the compensation paid to executive officers in Fiscal 1997.

  Compensation Philosophy

     Intercardia's compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Intercardia's long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

     Intercardia's total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

     o To attract and retain key executives critical to the long-term success of Intercardia;

   o To support a performance-oriented environment that rewards performance with respect to Intercardia's short-term and long-term financial goals;

     o To encourage maximum performance through the use of appropriate incentive programs; and

   o To align the interests of executives with those of Intercardia's stockholders by providing a significant portion of compensation in Intercardia's Common Stock.


      Base Salary

     The Compensation Committee annually reviews the base salary of each officer. In determining appropriate salary levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for the comparable positions.


      Management Incentive Plan

     Intercardia has established the MIP to reward participants for their contributions to the achievement of Company-wide performance goals. Each year the Intercardia Board will approve both the performance measures selected and the specific financial targets used under the MIP. The Compensation Committee believes these goals will drive the future success of the Company's business and will enhance stockholder value. For Calendar 1996, Intercardia's corporate objectives focused on the development and commercialization of BEXTRA, Intercardia's most advanced product. For Calendar 1997, Intercardia's corporate objectives focused primarily on the development and commercialization of BEXTRA and the identification and advancement of other potential products or programs.


     The amount individual executives may earn (target awards) is directly dependent upon the individual's position, responsibility and ability to impact the Company's financial success. Awarded amounts are directly related to performance. Company and individual performance for the Calendar 1997 were evaluated during January 1998, and cash payments were made to the executive officers in January 1998. See " -- Executive Compensation -- Management Incentive Plan".


      Stock Options

     The stock option plan offered by Intercardia has been established to provide all employees of Intercardia with an opportunity to share, along with stockholders of Intercardia, in the long-term performance of Intercardia. Stock options only have value to the employee if the price of Intercardia's stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

     Grants of stock options are generally made upon commencement of employment, with additional grants being made annually to all eligible employees, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the various stock plans have vesting schedules of up to seven years and expire ten years from the date of grant. The exercise price of options granted under the stock plans are usually 100% of fair market value of the Common Stock on the date of grant. See " -- Executive Compensation -- Option Grants, Exercises and Holdings and Fiscal Year-End Option Values".


      CEO Compensation

     Mr. Duncan's base salary and grants of stock options for Fiscal 1997 were determined in accordance with the criteria described in the Base Salary and Stock Options sections of this report. The annual base salary of Mr. Duncan was set at $300,000 as of January 3, 1998. Mr. Duncan received a bonus of $95,400 pursuant to the MIP for Calendar 1996.

  Conclusion

     The Compensation Committee believes that Intercardia's compensation policies are structured to result in the highest level of performance from Intercardia's executives. By providing a significant portion of each executive's total potential compensation under the MIP and by providing each executive with a significant number of stock options, the Compensation Committee believes that it has closely aligned Intercardia executive's personal interests with those of Intercardia and the stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which Intercardia competes for executives.

     Neither the material in this report, nor the performance graph included in this proxy statement under the heading
" -- Performance Graph" (the "Performance Graph"), is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing of Intercardia under the Securities Act, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.


  Submitted by:   The Compensation Committee
                  GLENN L. COOPER, M.D., CHAIRMAN
                  JOSEPH J. RUVANE, JR.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Dr. Cooper and Mr. Ruvane. Mr. Ruvane was not at any time during the fiscal year ended September 30, 1997 or at any other time an officer or employee of Intercardia. Dr. Cooper served as President and Chief Executive Officer of Intercardia from March 1994 to January 1995. Mr. Duncan, President, Chief Executive Officer and a director of Intercardia, is also Vice Chairman of the Board of Directors of Transcell, of which Dr. Cooper, a member of Intercardia's Compensation Committee, is the Chairman and the acting President and Chief Executive Officer. Although Dr. Cooper has received options to purchase Transcell Capital Stock, he does not receive cash compensation for his services as an executive officer of Transcell. No other executive officer of Intercardia serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Intercardia Board or the Compensation Committee.


Performance Graph

     The following graph shows a two-year(1) comparison of cumulative total stockholder returns(2) for Intercardia, the CRSP Nasdaq Pharmaceuticals Stocks Index and the CRSP Total Return Index of the Nasdaq Stock Market. (The "CRSP" is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on February 1, 1996 (the date of Intercardia's IPO) in each of Intercardia's Common Stock, the stocks in the CRSP Nasdaq Pharmaceuticals Stocks Index and the stocks in the CRSP Total Return Index of the Nasdaq Stock Market.

[Performance Graph appears here with the following plot points]

                        2/1/96          9/30/96         9/30/97
Pharmaceuticals         100             94              105
ITRC                    100             165             150
NASDAQ                  100             116             159

---------
(1) Indicates comparison of total return for all of Fiscal 1997 and solely for that period of Fiscal 1996 (February 1, 1996 - September 30, 1996) during which Intercardia's Common Stock was registered under Section 12 of the Exchange Act.

(2) Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Pharmaceuticals Stocks indices are weighted based on market capitalization.


Principal Stockholders

     The following table sets forth certain information regarding the ownership of shares of Intercardia Common Stock as of the Record Date and as adjusted to give effect to the Merger by (i) each person known by Intercardia to own beneficially more than 5% of the outstanding shares of Intercardia Common Stock, (ii) each director of Intercardia, (iii) each of Intercardia's Named Officers as listed under " -- Executive Compensation -- Summary Compensation" above, and (iv) all current directors and executive officers of Intercardia as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated below. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the Record Date for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing the percentage owned by any other person.




                                                                        Prior to the Merger        After the Merger (1)
                                                                    --------------------------- --------------------------
                                                                        Shares                      Shares
                                                                     Beneficially   Percentage   Beneficially   Percentage
Name                                                                     Owned       Owned (2)       Owned      Owned (3)
------------------------------------------------------------------- -------------- ------------ -------------- -----------
Interneuron Pharmaceuticals, Inc. .................................    4,145,029        61.1%      4,658,284       61.7%
 One Ledgemont Center
 99 Hayden Avenue
 Lexington, Massachusetts 02173
Glenn L. Cooper, M.D (4) ..........................................    4,146,462        61.1%      4,663,541       61.8%
 One Ledgemont Center
 99 Hayden Avenue
 Lexington, Massachusetts 02173
Clayton I. Duncan (5) .............................................      281,132         4.0%        285,962        3.7%
Joseph J. Ruvane, Jr. (6) .........................................       15,250           *          15,250          *
David B. Sharrock (7) .............................................       11,000           *          11,000          *
David P. Ward, M.D. (8) ...........................................       90,813         1.3%         90,813        1.2%
Richard W. Reichow (9) ............................................       93,142         1.4%         93,142        1.2%
John P. Richert (10) ..............................................       31,731           *          31,731          *
W. Bennett Love (11) ..............................................       27,680           *          27,680          *
Tudor Investment Corporation ......................................      359,400         5.3%        359,400        4.8%
 One Liberty Plaza
 New York, New York 10006
All directors and executive officers as a group (8 persons) (12) ..    4,697,210        64.2%      5,220,125       64.6%


---------
     * Less than one percent.


(1) Assumes: (i) consummation of the Merger; (ii) the issuance of the Technology/Guarantee Shares at Closing; and (iii) the issuance of the Future Installments, all based upon an assumed Intercardia Stock Price at Closing and for the Future Installments of $20.29.

(2) As of the Record Date, Intercardia had 6,781,687 shares of Common Stock outstanding.


(3) After giving effect to the transactions described in footnote (1), Intercardia would have had 7,536,647 shares of Common Stock outstanding.


(4) Consists of the shares held by Interneuron, 739 shares held by Dr. Cooper and 694 shares issuable upon exercise of options held by Dr. Cooper. After the Merger, also includes 4,830 shares issuable upon exercise of Replacement Options. Dr. Cooper is President, Chief Executive Officer and a director of Interneuron. Dr. Cooper disclaims beneficial ownership of the shares held by Interneuron.

(5) Includes 6,127 shares owned and 275,005 shares issuable upon exercise of options held by Mr. Duncan. After the Merger, also includes 4,830 shares issuable upon exercise of Replacement Options.

(6) Includes 3,000 shares owned and 12,250 shares issuable upon exercise of options held by Mr. Ruvane.

(7) Includes 1,000 shares owned and 10,000 shares issuable upon exercise of options held by Mr. Sharrock.


(8) Includes 813 shares owned and 90,000 shares issuable upon exercise of options held Dr. Ward.


(9) Includes 6,142 shares owned and 87,000 shares issuable upon exercise of options held by Mr. Reichow.

(10) Includes 1,731 shares owned and 30,000 shares issuable upon exercise of options held by Mr. Richert.

(11) Includes 1,014 shares owned and 26,666 shares issuable upon exercise of options held by Mr. Love.


(12) Includes shares beneficially owned by the directors and Named Officers listed above. See footnotes (4)-(11).


     As of the Record Date, Interneuron owned approximately 61.1% of the outstanding shares of Intercardia Common Stock. Accordingly, Interneuron is in a position to influence the election of Intercardia's directors and the outcome of corporate actions requiring stockholder approval, including the approval of the Merger.



Certain Transactions

     Formation of Intercardia and Acquisitions of CPEC Stock

     Intercardia was organized in March 1994 as a wholly-owned subsidiary of Interneuron, which acquired 3,500,000 shares of Intercardia's Common Stock for nominal consideration. In September 1994, Intercardia completed the acquisition of 80.0% of CPEC for a purchase price equal to 170,000 shares of Common Stock of Interneuron and cash payments and reimbursement of expenses aggregating approximately $1,852,000. The value of the 170,000 shares of Common Stock of Interneuron to Intercardia to consummate the CPEC acquisition was deemed to be approximately $759,000, representing approximately 70% of the market price of the Common Stock of Interneuron at such date. This amount and approximately $608,000 of other expenses incurred by Interneuron in connection with the acquisition of CPEC and the funding of the BEST Study were deemed to be an advance by Interneuron to Intercardia. In December 1994, upon the initial closing of Intercardia's Series A private placement, the aggregate amount of advances to Intercardia of approximately $1,367,000 was converted by Interneuron into an aggregate of 182,296 shares of Series A Preferred Stock of Intercardia at a conversion price equal to $7.50 per share.

     Intercardia is required to make two additional purchase price payments to the former CPEC stockholders, each equal to a maximum of 75,000 shares of Common Stock of Interneuron (subject to adjustment based on the market price of Common Stock of Interneuron at the time of issuance) when an NDA with respect to bucindolol has been accepted for filing by the FDA and upon receipt of an approval letter from the FDA with respect to bucindolol. In the event these milestones are achieved, Intercardia will incur future charges to operations equal to the fair market value of the Common Stock of Interneuron advanced to Intercardia to make such payments. The minimum and maximum charges incurred in connection with each additional payment would be $750,000 and $1,875,000, respectively. In exchange for Interneuron providing such payments of Common Stock of Interneuron, Intercardia will pay Interneuron an amount equal to the fair market value of such Common Stock of Interneuron, payable in cash or in shares of Intercardia Common Stock, at Intercardia's option.

     In January 1996, Interneuron purchased the CPEC stock held by the former minority stockholders in exchange for 342,792 shares of Common Stock of Interneuron. The aggregate number of shares of Common Stock of Interneuron was calculated by dividing $8,750,000 by $25.525, the then market price of Common Stock of Interneuron. Fractional shares were paid in cash. As a result of this transaction, Interneuron recorded a non-cash charge to operations during the fiscal year ended September 30, 1996 of approximately $6.1 million. Intercardia has a right of first refusal, expiring in September 1999, with respect to certain sales (registered or not) of CPEC stock by Interneuron.


     Other Agreements Between Intercardia and Interneuron

     In December 1995, Intercardia and Interneuron entered into a tax allocation agreement to provide, among other things, for the payment of tax liabilities and entitlement to tax refunds and the allocation of responsibility and the providing of cooperation in the filing of tax returns. Also in December 1995, Intercardia and Interneuron entered into an intercompany services agreement which provides, among other things, for Intercardia to adopt certain policies and procedures and provides for Interneuron to include Intercardia and its employees in certain programs administered by Interneuron, at cost, such as insurance, and to provide research and development services to Intercardia upon request, on a cost plus basis. Pursuant to the intercompany services agreement between Intercardia and Interneuron, Interneuron has the right to purchase additional shares of Intercardia Common Stock at fair market value, if necessary to provide that Interneuron's equity ownership in Intercardia does not fall below 51.0%. Intercardia has adopted a policy that all transactions between Intercardia and its executive officers, directors and other affiliates must be approved by a majority of the members of the Intercardia Board and by a majority of the disinterested members of the Intercardia Board, and must be on terms no less favorable to Intercardia than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by Intercardia to its executive officers, directors or other affiliates be for bona fide business purposes only.


     Transcell Private Placement


     Paramount Capital, Inc. ("Paramount") acted as the placement agent for a private placement which included securities of Transcell, Progenitor and Interneuron, the final closing of which was held in June 1995, and D.H. Blair & Co, Inc. ("Blair") was a selected dealer. Paramount is owned by Lindsay Rosenwald, M.D., the Chairman of the Board and a principal stockholder of Interneuron. Blair was, at the time of the private placement, owned substantially by family members (including members of Dr. Rosenwald's family) of a principal stockholder of Interneuron. In connection with the private placement, certain designees or affiliates of Paramount or Blair received warrants to purchase an aggregate of 47,715 shares of Series B Preferred Stock of Transcell. These warrants are exercisable until June 30, 2005 at an exercise price of $6.875 per share of Series B Preferred Stock, and pursuant to a cashless exercise provision may be exercised without the need to pay any cash. As a result of the Merger, holders of these warrants will receive warrants to purchase shares of Intercardia Common Stock at the Warrant Exchange Ratio and will have certain registration rights relating to the underlying shares of Intercardia Common Stock. Transcell also agreed to indemnify Paramount and Blair against certain liabilities, including liabilities under the Securities Act in connection with the private placement.



     Other Transactions Between Transcell and Interneuron


     During Fiscal 1997, Interneuron paid for certain expenses of Transcell that were reimbursed by Transcell at cost. In addition, Interneuron guarantees Transcell's office lease and equipment lease and has agreed to remain on such guarantees until such time as Intercardia is able to remove Interneuron as guarantor. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- Background of the Merger" and " -- Interests of Certain Persons in the Merger".


     After the Merger, Interneuron will continue to have substantial influence in the election of directors of Intercardia and voting with respect to matters submitted to stockholders, including extraordinary corporate transactions such as a merger or sale of substantially all of the Company's assets. Interneuron's ownership of a substantial block of Intercardia's voting stock could have the effect of delaying or preventing sales of additional securities of the Company or a sale of the Company or other change of control supported by the other stockholders of Intercardia. In addition, the Company may be subject to various risks arising from Interneuron's influence over the Company, including conflicts of interest relating to new business opportunities that could be pursued by the Company or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required. See "Risk Factors -- Control of Company By, and Potential Conflicts of Interest With, Interneuron".



Section 16(a) Beneficial Ownership Reporting Compliance

     To Intercardia's knowledge, there were no reports required under Section 16(a) of the Exchange Act, which were not timely filed during the fiscal year ended September 30, 1997.


Description of Capital Stock

     The authorized capital stock of Intercardia consists of 40,000,000 shares of Common Stock, par value $.001 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share.


     Common Stock


     As of the Record Date, there were 6,781,687 shares of Intercardia Common Stock outstanding and held of record by 56 individuals or entities, 1,521,345 shares of Intercardia Common Stock issuable upon the exercise of outstanding stock options and 49,033 shares of Intercardia Common Stock issuable upon the exercise of warrants.

     Holders of shares of Intercardia Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of shares of Intercardia Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Intercardia Board out of funds legally available therefor. See "Dividend Policy". In the event of liquidation, dissolution or winding up of Intercardia, the holders of shares of Intercardia Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights applicable to any outstanding shares of Preferred Stock. Shares of Intercardia Common Stock have no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to Intercardia Common Stock.

 Preferred Stock

     Intercardia has the authority to issue up to 3,000,000 shares of Preferred Stock. The Intercardia Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders of Intercardia. Because the terms of the Preferred Stock may be fixed by the Intercardia Board without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed take-over of Intercardia or to make the removal of management of Intercardia more difficult. Under certain circumstances this could have the effect of decreasing the market price of Intercardia Common Stock. Management of Intercardia is not aware of any threatened transaction to obtain control of Intercardia.


     Warrants

     As of the Record Date, there were eight warrants outstanding to purchase an aggregate of 49,033 shares of Intercardia Common Stock at an exercise price of $8.25 per share. All such warrants were issued in connection with Intercardia's private placement of Preferred Stock. The warrants expire in February 2001. Each warrant contains provisions for the adjustment of the exercise price relating thereto under certain circumstances, including sales of stock at less than exercise price, stock dividends, stock splits, reorganizations, reclassifications or mergers.


     Registration Rights

     The holders of 49,033 shares of Intercardia Common Stock issuable upon exercise of outstanding warrants are entitled to certain registration rights pursuant to the terms of the warrants. During the five-year period commencing February 1, 1997, the holders of at least 50% of such shares may require, on one occasion, that Intercardia use its best efforts to register such shares for public resale on Form S-3. Also during this period, Intercardia is required to notify, and subject to certain marketing and other limitations, is required to include such shares in any registration of Intercardia Common Stock Intercardia undertakes either for its own account or for the account of any other stockholders. All registration expenses are to be borne by Intercardia and all selling expenses relating to the shares issuable upon exercise of the warrants are to be borne by the holders of the shares being registered.


     Holders of an aggregate of 349,000 shares of Transcell Series B Preferred Stock (convertible into 161,793 shares of Intercardia Common Stock in the Merger assuming an Intercardia Stock Price at Closing and at each Future Installment of $20.29) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the four-year period commencing 12 months following the Merger, that the Company use its best efforts to register such shares, and the holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities of the Company for its own account during such period subject to certain conditions and restrictions.

     Holders of an aggregate of 34,901 shares of Transcell Series B Preferred Stock issued or issuable upon exercise of warrants (convertible into warrants to purchase an aggregate of 15,051 shares of Intercardia Common Stock in the Merger assuming the Intercardia Stock Price at Closing is $20.29) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the four-year period commencing 12 months following the Merger, that the Company use its best efforts to register such shares, and the holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities of the Company for its own account during such period subject to certain conditions and restrictions.



     Section 203 of the Delaware Corporation Law

     Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The statute could prohibit or delay a merger, takeover or other change in control of Intercardia and therefore could discourage attempts to acquire Intercardia.


     Limitation of Liability


     Section 145 ("Section 145") of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.


     Article Seventh of Intercardia's Certificate of Incorporation provides in substance that, to the fullest extent permitted by the DGCL as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorney's fees, and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by Intercardia's Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

     The Company maintains liability insurance insuring the Company's officers and directors against liabilities that they may incur in such capacities.

     The Investors' Agreements provide for cross-indemnification of stockholders of the Company whose shares with registration rights are included in a registration under the Act, and of the Company, its officers and directors for certain liabilities arising in connection with such registration.


     Transfer Agent and Registrar

     The transfer agent and registrar for the Intercardia Common Stock is American Stock Transfer & Trust Company.

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

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of immediately after the Merger, all shares of Intercardia Common Stock outstanding will be freely tradable, except (i) the shares held by Interneuron and directors and executive officers of Intercardia which will be eligible for sale in the public market under Rule 144 or Rule 701 promulgated under the Securities Act, and (ii) the shares issued in the Merger to Transcell stockholders (other than Interneuron or directors or executive officers of Intercardia) and the shares issuable under the Replacement Options and the Replacement Warrants, all of which will be eligible for sale in the public market pursuant to Rule 145. Pursuant to the terms of the Merger Agreement, additional shares of Intercardia Common Stock will be issued to the former Transcell stockholders as of 15 months after the Closing and 21 months after the Closing. See "Intercardia and Transcell Proposal No. 1 -- The Merger -- The Merger Agreement". These shares will become eligible for sale in the public market in accordance with Rule 145. In addition, Intercardia has reserved 2,500,000 shares of Intercardia Common Stock for issuance pursuant to its Option Plan, and as of the Record Date, Intercardia had 64,256 shares remaining available for issuance pursuant to its ESPP, and 49,033 shares underlying outstanding warrants (excluding the Replacement Warrants). The shares of Intercardia Common Stock issuable under the Option Plan and the ESPP have been registered and will be eligible for sale in the public market immediately upon issuance. The shares of Intercardia Common Stock underlying the warrants will become eligible for sale in the public market in accordance with Rule 144.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed an "affiliate" of the Company, who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of 1% of the then outstanding shares of Intercardia Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale, provided the seller files a Form 144 with respect to such sale, and complies with certain requirements concerning availability of public information and manner of sale. In addition, under Rule 144(k), a person who is not an affiliate of the Company, and who has not been an affiliate of the Company at any time during the 90 days preceding any sale, would be entitled to sell such shares without regard to the limitations described above, provided the restricted shares have been beneficially owned for at least two years.


     In general, under Rule 145, a person who is not, at any time, an affiliate of Intercardia, such a person may publicly sell such stock if the person: (1)
(a) sells during any three-month period no more than the number of shares permitted under Rule 144(e) (which is generally the greater of (i) 1% of the total number of shares of Intercardia Common Stock outstanding, or (ii) the average weekly volume of trading of Intercardia Common Stock for the four calendar weeks prior to the sale); (b) sells in a "brokers' transaction" (which means, generally, that the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction, and cannot believe that the seller is an underwriter of the securities being sold); (c) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker; and (d) sells at a time when there is adequate current public information about Intercardia (which will be satisfied so long as Intercardia's Common Stock remains registered under the Exchange Act and Intercardia continues to file the necessary reports under such act); or (2) (a) holds the shares for at least one year and (b) sells at a time where there is adequate public information about Intercardia (as in 1(d) above); or (3) holds the shares for at least two years.


     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 generally may be relied upon with respect to the sale of shares purchased from the Company by its employees, directors, officers or consultants prior to February 1, 1996 (the date of Intercardia's IPO) pursuant to written compensatory benefit plans (such as the Option Plan and the ESPP) or written contracts relating to the compensation of such persons. Rule 701 is also available for sales of shares acquired by such persons pursuant to the exercise of options granted prior to February 1, 1996, regardless of whether the option exercise occurs before or after such date. Securities issued in reliance on Rule 701 are restricted shares and may be sold by persons other than affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     Future sales of shares by existing stockholders under Rules 144, 145 or 701 or the issuance and subsequent sale of shares upon the exercise of outstanding options, warrants or otherwise could have an adverse effect on the market price of Intercardia Common Stock and could make it more difficult for the Company to raise funds through equity offerings in the future. The Company is unable to estimate the number of shares which may be sold under Rules 144, 145 or 701 since this will depend upon the market price for Intercardia Common Stock, the individual circumstances of the sellers and other factors.

     Holders of an aggregate of 49,033 shares of Intercardia Common Stock issued or issuable upon exercise of warrants are entitled to certain rights with respect to the registration of such shares under the Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the five-year period ending in February 2002, that the Company use its best efforts to register such shares, and these holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities by the Company for its own account during such period subject to certain conditions and restrictions. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale".

     Holders of an aggregate of 349,000 shares of Transcell Series B Preferred Stock (exchangeable for 161,793 shares of Intercardia Common Stock in the Merger assuming an Intercardia Stock Price at Closing and at each Future Installment of $20.29) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the four-year period commencing 12 months following the Merger, that the Company use its best efforts to register such shares, and the holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities of the Company for its own account during such period subject to certain conditions and restrictions.

     Holders of an aggregate of 34,901 shares of Transcell Series B Preferred Stock issued or issuable upon exercise of warrants (exchangeable for Replacement Warrants to purchase an aggregate of 15,051 shares of Intercardia Common Stock in the Merger assuming the Intercardia Stock Price at Closing is $20.29) are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain exceptions and limitations, the holders of more than 50% of such shares may require, on one occasion during the four-year period commencing 12 months following the Merger, that the Company use its best efforts to register such shares, and the holders may also require the Company during such period (but not more than twice in any calendar year) to register such shares on Form S-3. These holders also are entitled to include their shares of Intercardia Common Stock in a registered offering of securities of the Company for its own account during such period subject to certain conditions and restrictions. See "Description of Capital Stock -- Registration Rights".

                    CERTAIN INFORMATION REGARDING TRANSCELL

Business


     Transcell was founded in 1991 and established as a subsidiary of Interneuron. Transcell was initially established to develop glycosteroid drug delivery technology discovered at Princeton in the laboratories of Daniel Kahne, Ph.D. and Suzanne Walker-Kahne, Ph.D. Subsequently, the second of Transcell's core proprietary technologies, consisting of a method to construct oligosaccharides and glycoconjugates on solid phase supports, was licensed from Princeton. Transcell believes that combinatorial library products generated using the solid phase synthesis technology have potential as therapeutics. Since 1995, Transcell has focused its efforts on developing a platform capability in carbohydrate-based combinatorial technology and expanding the drug discovery potential of oligosaccharides and glycoconjugates by generating libraries that can be screened for therapeutic activity.



     Drug Discovery

     Screening of large numbers of compounds to find those that bind tightly to their intended target has historically been the most successful method for identifying potential drugs throughout the pharmaceutical industry. The advent of robot-assisted, high throughput biological screening methods has made possible the evaluation of hundreds of thousands of compounds each year, outpacing the ability to generate compounds for screening. Therefore, new compound availability has become the limiting step in many drug discovery programs.

     Over the past few years combinatorial chemistry has emerged to meet the needs of high throughput screening and has become an integral part of the modern drug discovery process. Combinatorial chemistry is a set of technologies that rapidly generates large "libraries" of individual compounds by simultaneously performing common steps in the synthesis of multiple compounds. The resulting libraries contain thousands of compounds to be screened for biological activity in drug discovery programs. Relative to the previous approach where medicinal chemists identified the structure activity relationship of a screening hit one compound at a time, combinatorial chemistry, in conjunction with high throughput screening, has reduced the time needed to identify and optimize a compound for clinical development.


     Transcell's Carbohydrate Combinatorial Chemistry


     The success of combinatorial chemistry in creating libraries for use in drug discovery resulted from the development of engineered solid and solution phase chemistries for the rapid generation of large numbers of peptide, oligonucleotide and small heterocyclic compounds. However, despite these developments and their associated successes, combinatorial chemistry has been able to explore only portions of the vast realm of molecular diversity. An area of significant importance which expands the dimensions of molecular diversity available for drug discovery is the area of carbohydrates. Although carbohydrates play fundamental roles in many biological processes and are found as structural units in many drugs, combinatorial approaches to broadly explore carbohydrate-based molecular diversity for identifying novel therapeutics have not been well investigated. Transcell believes that carbohydrates provide significant potential in discovering novel small molecule therapeutics.


     Transcell's platform technology for the generation of carbohydrate-based libraries includes solid phase chemistry, robotics systems for library generation, informatic technologies for data storage and analysis and analytical technologies for solid phase chemistry and library analysis. Of particular importance, Transcell has a proprietary patent position in the area of solid phase synthesis of carbohydrate-based systems. This patent position includes novel glycosylation technology developed at Princeton in the laboratories of Professor Daniel Kahne. In addition, Transcell has developed many solid phase chemistries for modifying carbohydrate systems along with proprietary carbohydrate building blocks and carbohydrate-based molecular scaffold systems.


     Transcell is exploiting its technology position in the area of anti-infective drug discovery. Transcell's antibacterial discovery strategy is directed at the development of inhibitors of bacterial cell wall biosynthesis. Both gram-positive and gram-negative bacteria are surrounded by cell walls, and it is known that inhibition of cell wall biosynthesis results in cell death, thus providing a logical target for the development of antibacterial agents. To identify novel and clinically relevant antibacterial agents, Transcell is constructing libraries around known carbohydrate containing antibiotics. The generated libraries are then screened at Transcell using several robotics-assisted high throughput enzyme and whole cell assays.


     To explore carbohydrate molecular diversity for broad screening applications, Transcell has developed carbohydrate-based universal pharmacophore mapping libraries. These libraries use carbohydrate scaffold systems as a platform for combinatorially displaying chemical substituents in 3-dimensional space. This program is designed to enable the identification of structurally novel molecules for development against a wide range of clinically relevant biological targets.

 Patent Status

     Three patents have issued related to the methods useful for constructing carbohydrate libraries. A patent has issued covering a method of forming multiple glycosidic linkages in a single step. A second patent has issued covering the formation of glycosidic linkages on the solid phase. A third patent has issued covering certain intermediates useful in the construction of libraries. Additional U.S. patent applications have been filed, along with foreign counterparts.

     Five patents have been issued for technology pertaining to transporting compounds across biological membranes. Ten additional U.S. patent applications have been filed, along with foreign counterparts relating to this technology.


     Carbohydrates as Pharmaceuticals

     Carbohydrates play many important roles in biological processing including involvement in the processes of cellular trafficking, cellular differentiation, cell-cell adhesion, hormone-cell recognition and viral-host cell and bacterial-host cell attachment. Consequently, their involvement is implicated in many diseases, such as microbial infections, inflammatory disorders, cardiovascular diseases and cancer. Saccharides (simple carbohydrates) have long been known to be important constituents of medicinally important agents such as the antitumor antibiotics, antibacterial agents, cardiac glycosides, and gangliosides. For example, the oligosaccaride moieties of the antitumor antibiotics ciclamycin and calicheamicin are important in the DNA recognition process critical for the activity of the compounds.

     Access to the molecular diversity of carbohydrates would be expected to be valuable for drug discovery in the areas of biologically significant oligosaccharides and analogs, glycoconjugates and analogs and neoglycoconjugates.


     Strategy

     Transcell's strategy is to enter into collaborations with larger pharmaceutical companies to generate libraries of compounds in specific therapeutic areas and for specific biological leads. The collaborations will grant the pharmaceutical partner the right to develop and commercialize resulting lead compounds. This strategy is designed to provide milestone payments and generate royalties as lead compounds are identified and developed as drugs. Transcell also intends to identify its own lead compounds from internally generated libraries in internal drug discovery screening programs.


     Merck Agreement

     In July 1997, Transcell and Interneuron entered into the Merck Agreement to discover and commercialize certain novel antibacterial agents. Merck has an option to extend the field of the collaboration and license to include all antibacterial pharmaceutical products. Transcell will utilize its combinatorial technologies to prepare libraries of carbohydrate derivative analogues of antibacterial compounds of two distinct structural classes for biological evaluation. Merck has an option to license any products arising out of the two research programs.


     Merck made payments totaling $2,500,000 to Transcell upon execution of the Merck Agreement, one-third of which was paid to Interneuron relating in part to the technology Interneuron licensed to Merck. Under the Merck Agreement, Merck agreed to provide research support for the first two years of the agreement and to make additional payments based upon the achievement of defined clinical development and regulatory milestones for each program. Although there can be no assurance, Transcell expects to achieve one early stage milestone under one of the research programs within the next 12 months. Any such revenues are not expected to cover costs of operations. In addition, Merck will pay royalties based on net sales of any products that may be developed resulting from the collaboration. Certain of the rights licensed to Merck are based on exclusive licenses or rights held by Transcell and Interneuron from Princeton, which has received and will be entitled to varying payments based on amounts received from Merck. Interneuron agreed to be a party to the Merck Agreement because rights relating to one class of the antibacterial agents subject to the Merck Agreement were held by Interneuron pursuant to a sponsored research agreement between Interneuron and Princeton. Interneuron was a party to the sponsored research agreement with Princeton because, due to conflict of interest policies implemented at Princeton relating to Dr. Kahne's equity ownership in Transcell, Transcell was unable to sponsor further research at Princeton.



     Princeton Licenses

     Transcell's oligosaccharide technology is based primarily upon technologies licensed from Princeton in October 1993 based on research conducted by Transcell's scientific founders, Daniel Kahne, Ph.D. and Suzanne Walker-Kahne, Ph.D. The license covers, among other things, a patented method for synthesizing novel oligosaccharides efficiently and rapidly and provides for royalties to Princeton based on net sales. In addition, effective June 30, 1997, Interneuron and Princeton entered into an agreement to license inventions derived under the Sponsored Research Agreements between Interneuron and Princeton relating to technologies sublicensed to Merck. Interneuron and Princeton are currently finalizing a license agreement under this agreement to license. The license is expected to provide for license fees, milestone payments and royalties on net sales payable to Princeton. This agreement will be assigned by Interneuron to Intercardia pursuant to the Technology/Guarantee Agreement.


     Employees


     As of the Record Data, there were 31 employees at Transcell, of whom 26 were involved directly in scientific research and development activities. None of Transcell's employees is represented by a labor union. Transcell considers its employee relations to be good. Transcell is highly dependent on the principal members of its management and scientific staff as well as consultants. The loss of certain key employees could have a material adverse effect on Transcell upon its ability to attract and retain highly skilled scientific and managerial personnel. Transcell faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that Transcell will be successful in hiring or retaining the personnel it requires.



     Consultants

     On June 30, 1997, Transcell entered into consulting agreements, effective as of March 11, 1996, with each of Daniel Kahne, Ph.D. and Suzanne Walker-Kahne, Ph.D. for terms expiring December 31, 1999 (the "Consulting Agreements"). The Consulting Agreements provide for annual consulting fees of $100,000 and $70,000 to Dr. Kahne and Dr. Walker-Kahne, respectively. Dr. Kahne's consulting fee increased to $150,000 per annum as a result of the execution of the Merck Agreement. Under the Consulting Agreements, Drs. Kahne and Walker-Kahne received options to purchase 350,000 and 50,000 shares, respectively, of Transcell Class A Common Stock at an exercise price of $0.90 per share. The Consulting Agreements will be assumed by Intercardia in connection with the Merger. Interneuron guaranteed the performance of Transcell's obligations under the Consulting Agreements which guarantee will terminate, in accordance with its terms, upon the closing of the Merger.


     In connection with a previous consulting agreement, Dr. Kahne was issued an aggregate of 480,797 shares of Transcell Class A Common Stock. In addition, in May 1996 Dr. Walker-Kahne received an option to purchase 50,000 shares of Transcell Class A Common Stock at an exercise price of $0.90 per share. In February 1998, Transcell granted to each of Dr. Kahne and Dr. Walker-Kahne options to purchase 765,715 shares of Transcell Class A Common Stock, exercisable at $0.35 per share. Dr. Kahne and Dr. Walker-Kahne have advised that in accordance with Princeton policy each of them may be entitled to receive from Princeton a percentage of royalties and other payments received by Princeton in connection with Princeton's licenses of technologies of which they are an inventor.



     Properties

     Transcell currently leases approximately 32,000 square feet of laboratory and office space in Cranbury, New Jersey, pursuant to a lease expiring in June, 2007 providing for annual rental of approximately $1,000,000. Interneuron guaranteed performance of Transcell's obligations under this lease. Transcell believes that these leased facilities are adequate to meet the Transcell's current needs and it has an option to lease adjacent space to meet future needs.


     Transcell Stock Option Plan/Options

     The 1992 Plan covers 3,300,000 shares of Transcell Class A Common Stock and expires in December 2002.


     As of the Record Date, there were 2,963,377 options outstanding under the 1992 Plan, exercisable at a weighted average exercise price of $0.54 per share. In accordance with the terms of the 1992 Plan, options to purchase an aggregate of 439,623 shares of Transcell Class A Common Stock which were not exercisable as of the Record Date will become immediately exercisable in connection with the Merger. Of these options, 318,373 are held by directors of Transcell.



Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis of the results of operations and financial condition of Transcell should be read in conjunction with Transcell's Financial Statements and Notes thereto appearing elsewhere herein.


     Overview

     Transcell is a development stage company incorporated in October 1991. Transcell has devoted all of its activities since inception to research and development, has not received any revenues from operations other than license fees and research funding under a corporate collaboration agreement and has generated substantial losses from operations. Payments from collaborators and license fees, if any, are expected to be Transcell's only sources of revenue for the foreseeable future. Transcell has only one corporate collaboration agreement, the Merck Agreement, and substantially all potential future payments under the Merck Agreement are contingent upon the achievement of milestones. Although Transcell believes it may achieve an early stage milestone under the Merck Agreement within the next 12 months, there can be no assurance this will be the case. Accordingly, payments under the Merck Agreement or other collaboration agreements, if any, will be subject to significant fluctuation in both timing and amount and Transcell's results of operations for any period may not be comparable to the results of operations for any other period. As of December 31, 1997, Transcell had a total stockholders' deficit of approximately $14,848,000, and an accumulated deficit of approximately $26,893,000.

     Significant discovery, research and development efforts will be required prior to the time any of Transcell's proprietary technologies may lead to product candidates or result in products that may be brought to the market, if at all. Products, if any, resulting from Transcell's research and development programs are not expected to be commercially available for a number of years, if at all, even if any are successfully developed and proven safe and effective. Significant additional research and development efforts and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use.


     Liquidity and Capital Resources

     Since inception, Interneuron has funded substantially all of Transcell's operations, primarily through advances made by Interneuron to Transcell as described below, and Transcell has been dependent upon Interneuron to continue to do so. Interneuron has agreed to continue to fund Transcell's operations at specified levels through consummation of the Merger. However, Interneuron would be under no obligation to continue to provide any funding to Transcell if the Merger Agreement was terminated.

     In December 1994, upon the initial closing of the private placement referred to below, the aggregate amount then outstanding of Interneuron's advances to Transcell of $9,127,428, including accrued interest, was converted by Interneuron into an aggregate of 1,460,388 shares of Series A Preferred Stock of Transcell at a conversion price of $6.25 per share, the per share private placement purchase price.

     Between December 1994 and July 1995, Transcell issued and sold an aggregate of 349,000 shares of Series B Preferred Stock in a private placement. The private placement was a sale of units, each unit consisting of shares of Series B Preferred Stock of Transcell, shares of preferred stock of Progenitor, a put protection right from Interneuron and warrants to purchase shares of Common Stock of Interneuron. Of the approximately $4.4 million gross proceeds of the private placement, Transcell received approximately $1.5 million, net of placement costs, and Interneuron received approximately $833,000 as its consideration for the issuance of warrants to purchase Common Stock of Interneuron and the put protection rights. Of this amount, Interneuron loaned approximately $417,000 to Transcell in exchange for a convertible debenture dated March 31, 1995, bearing interest at 1% over the prime rate. The outstanding indebtedness evidenced by this debenture, together with accrued interest thereon, was approximately $525,000 as of December 31, 1997.


     Since August 1995 Interneuron has continued to provide advances to Transcell pursuant to a support letter entered into in November 1995. These advances are evidenced by a promissory note dated March 31, 1996, payable on the earlier of five years from the date of the note or the closing of a public offering by Transcell. The outstanding indebtedness evidenced by of this note, together with accrued interest thereon was approximately $13,772,000 as of December 31, 1997. If Interneuron demanded payment of the debenture and the promissory note, Transcell could be forced to cease operations. However, in the Merger Agreement, Interneuron has agreed to contribute to Transcell's capital simultaneously with closing of the Merger the then outstanding indebtedness, including all accrued interest, evidenced by the debenture and the note and to cancel any rights to receive warrants to purchase Transcell Capital Stock issuable to Interneuron in connection with advances Interneuron made to Transcell pursuant to the Support Letter.

     In April 1997, the Transcell Board approved a proposal by Interneuron to restructure its investment in Transcell in order to position Transcell more favorably for a future public offering, merger or other corporate financing transaction. As part of this restructuring, the Transcell Charter was amended to eliminate the right to minimum return adjustments to the conversion ratio of the Series A Preferred Stock of Transcell held by Interneuron.


     Interneuron pays for certain expenses of Transcell that are included in the note amount due to Interneuron. In addition, Interneuron guarantees Transcell's office lease arrangements and equipment leases and in connection with the Merger, will enter into the Technology/Guarantee Agreement pursuant to which Interneuron will agree to remain on such guarantees under certain conditions.

     Net cash used by operating activities of approximately $4,775,000 in Fiscal 1997 was funded primarily through approximately $6,253,000 in net borrowings from Interneuron, which was also used to fund capital expenditures of approximately $2,104,000, net of approximately $1,341,000 of proceeds from sale and leasebacks of fixed assets, and payments on capital lease obligations. Net cash used by operating and investing activities of $23,988,000 from October 21, 1991 (date of inception) to December 31, 1997 was funded primarily through $21,262,000 in net borrowings from Interneuron, $2,406,000 of proceeds from sale/leasebacks of equipment and $1,526,000 of proceeds from the issuance of preferred stock.

     Included in Transcell's total liabilities of approximately $18,705,000 at December 31, 1997 is approximately $14,296,000 due to Interneuron, of which approximately $13,772,000 is due under a promissory note and approximately $525,000 is due pursuant to a convertible debenture.


     In July 1997, Transcell received $2,500,000 from Merck upon execution of the Merck Agreement, which also provided for Merck to make payments of $750,000 per year for two years' research support and additional payments in the event development and regulatory milestones are achieved. Transcell believes it may achieve one of the early milestones over the next 12 months, although there is no assurance this will be the case. A portion of the upfront payments were paid by Transcell to Interneuron under an intercompany agreement between Transcell and Interneuron, reflecting the rights licensed by Interneuron to Merck based on rights held by Interneuron from Princeton.


     Deferred revenue of $334,500 at December 31, 1997 relates to the option payment received from Merck pursuant to the Merck Agreement and is being amortized over the term of the option which commenced in July 1997 and ends in June 1998.

     Transcell will require substantial additional funds to continue research and development, conduct preclinical studies and clinical trials, conduct activities relating to commercialization of rights it has retained in collaborative or license agreements, if any, and expand administrative capabilities. Transcell's future funding requirements will depend on many factors, including any expansion or acceleration of Transcell's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by Transcell or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies or businesses, if any; Transcell's ability to establish and maintain corporate relationships and academic collaborations; Transcell's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative and licensing arrangements, if established; the timing of regulatory approvals, if any; and other factors. To the extent undertaken by Transcell, the time and costs involved in conducting preclinical studies and clinical trials, seeking regulatory approvals, and scaling-up manufacturing and commercialization activities also would increase Transcell's funding requirements.

     Pursuant to the Merger Agreement, Interneuron has committed to continue funding Transcell operations at specified levels until the closing of the proposed Merger. There is no assurance the proposed Merger will occur or that Interneuron will continue funding Transcell's operations if the proposed Merger does not occur. In the event the Merger is consummated, Intercardia would assume funding of Transcell's operations and research and product development.


     Transcell expects negative cash flow from operations to continue for the foreseeable future. If the proposed Merger by Intercardia is not consummated, Transcell may attempt to seek funding through public or private equity or debt financing and collaborative arrangements. Transcell has not been able to obtain any significant financing from these sources in the past and there can be no assurance that such financing will be available, or that, if available, will be on terms acceptable to Transcell. If additional funds are obtained through collaborative or license arrangements, such arrangements may require Transcell to relinquish rights to certain of its technologies or potential products at an earlier stage of development. If additional funds are obtained through equity or convertible debt, dilution to existing stockholders will result. If additional outside funding or financing is not available or Interneuron discontinues funding of Transcell operations, Transcell may be required to cease operations. The auditor's report on the financial statements of Transcell for the fiscal year ended September 30, 1997 contains a qualification relating to Transcell's ability to continue as a going concern.



     Results of Operations

     Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996

     Contract revenue of approximately $317,000 in the three month period ended December 31, 1997 reflects technology option fees and research support received pursuant to the Merck Agreement. Transcell had no contract and license fee revenue in the three month period ended December 31, 1996.

     R&D expenses increased approximately $417,000, or 45%, to approximately $1,341,000 in the three month period ended December 31, 1997 from $924,000 in the three month period ended December 31, 1996. This increase is primarily due to increased lease and utility costs and amortization of leasehold improvements associated with Transcell's move into a new and expanded facility and increased personnel and related laboratory operations costs due to an increase in R&D employees to enhance Transcell's efforts on its carbohydrate-based technology.

     G&A expenses decreased approximately $106,000, or 21%, to approximately $396,000 in the three month period ended December 31, 1997 from approximately $502,000 in the three month period ended December 31, 1996. This decrease is primarily due to legal and consulting fees related to a potential sale of Transcell in the three month period ended December 31, 1996 which were partially offset by severance and other increased personnel costs incurred in the three month period ended December 31, 1997.

     Interest expense due to Interneuron increased approximately $87,000, or 39%, to approximately $311,000 in the three month period ended December 31, 1997 from approximately $224,000 in the three month period ended December 31, 1996 primarily due to increased borrowings from Interneuron used to fund operations.

     Other interest expense increased approximately $31,000, or 194%, to approximately $47,000 in the three month period ended December 31, 1997 from approximately $16,000 in the three month period ended December 31, 1996 primarily due to increased property and equipment acquired under capital lease and note arrangements.


     Fiscal Year Ended September 30, 1997 Compared to Fiscal Year Ended September 30, 1996

     Contract revenue increased approximately $978,000 to approximately $1,317,000 in Fiscal 1997 from approximately $339,000 in Fiscal 1996. Fiscal 1997 contract revenue is primarily attributable to commitment and technology option fees and research support pursuant to the Merck Agreement. See Note 7 of the Notes to Transcell's Financial Statements. Fiscal 1996 revenue included payments received pursuant to a Small Business Innovative Research ("SBIR") grant supporting one of Transcell's programs and several technology evaluation agreements. Transcell may continue to experience significant fluctuations in revenues from the timing of license fees and contract and milestone payments.

     R&D expenses increased approximately $2,751,000, or 93%, to approximately $5,709,000 in Fiscal 1997 from approximately $2,958,000 in Fiscal 1996. The increase was the result of enhanced research efforts relating to Transcell's carbohydrate chemistry technology and included increased payroll, benefit and hiring costs from staffing increases and increased laboratory-related costs, increased consultant-related expenses, license fees to Princeton and increased facilities costs relating to Transcell's new and expanded facilities.

     G&A expenses increased by approximately $547,000, or 36%, to approximately $2,080,000 in Fiscal 1997 from $1,533,000 in Fiscal 1996. This increase is primarily due to legal and consulting fees related to a potential sale of Transcell which was not consummated and the execution of the Merck Agreement in Fiscal 1997 and increased facilities costs relating to Transcell's new and expanded facilities which are allocated between R&D and G&A expenses. A restructuring charge incurred in Fiscal 1996 relating to management changes was largely offset in Fiscal 1997 by management additions and other severance-related expenses.


     Interest expense related to the debt to Interneuron increased $617,000, or 115%, to approximately $1,152,000 in Fiscal 1997 from approximately $535,000 in Fiscal 1996. This increase was attributable to increased borrowings under the Promissory Note to Interneuron as the primary source of funding for Transcell's operations. Included in interest expense -- Interneuron in Fiscal 1997 and Fiscal 1996 are interest accretion charges relating to a warrant issuable to Interneuron in connection with advances made by Interneuron to Transcell pursuant to a Support Letter. The increase in interest expense -- other was due to increased capital lease obligations used to fund property and equipment acquisitions.


     Primarily as a result of increased R&D, G&A and interest expenses, the net loss increased to approximately $7,724,000 in Fiscal 1997 from approximately $4,742,000 in Fiscal 1996.

     Transcell from time to time explores various technology, product or company acquisitions and/or business combinations or financing opportunities which may involve the issuance of shares of Transcell Capital Stock or other securities and/or financial commitments for licensing fees and/or to fund product development, either of which may adversely affect Transcell's financial condition or results of operations.

 Fiscal Year Ended September 30, 1996 Compared to Fiscal Year Ended September
   30, 1995

     Contract revenue of approximately $339,000 in Fiscal 1996 was essentially unchanged from contract revenue of approximately $304,000 in Fiscal 1995. Contract revenue consists primarily of product evaluation agreements and Fiscal 1996 also included revenue from an SBIR grant supporting one of Transcell's novel anti-sense DNA conjugate programs.

     R&D expenses decreased slightly to approximately $2,958,000 in Fiscal 1996 from approximately $3,123,000 in Fiscal 1995. Increased payroll, benefit and recruiting costs and related increased laboratory costs pertaining to late Fiscal 1996 staffing additions for the purpose of enhancing the development of Transcell's carbohydrate chemistry technology was offset by decreased outside service expenses relating to process development activity.

     Total G&A expenses increased slightly to approximately $1,533,000 in Fiscal 1996 from approximately $1,481,000 in Fiscal 1995. A restructuring charge in Fiscal 1996 relating to management and personnel changes was essentially offset by decreased payroll and related costs primarily resulting from such management changes and Fiscal 1995 charges relating to anti-dilution provisions of certain Transcell stock held by an officer of Transcell.

     Interest expense due to Interneuron increased approximately $309,000, or 137%, to approximately $535,000 in Fiscal 1996 from approximately $226,000 in Fiscal 1995. This increase was attributable to increased borrowings under the Promissory Note to Interneuron as the primary source of funding for Transcell's operations and interest accretion charges relating to a warrant issued to Interneuron in connection with advances made to Transcell pursuant to the Support Letter.


     Primarily as a result of increased interest expense by Interneuron, Transcell's net loss increased to approximately $4,742,000 in Fiscal 1996 from approximately $4,568,000 in Fiscal 1995.



Principal Stockholders

     The following table sets forth certain information regarding the beneficial ownership of shares of Transcell Capital Stock as of the Record Date by (i) each person known by Transcell to own beneficially more than 5% of the outstanding shares of Transcell Class A or Class B Common Stock and Transcell Preferred Stock, (ii) each director of Transcell, and (iii) all current directors and executive officers of Transcell as a group. Share ownership in the case of Common Stock includes (i) outstanding shares of Class A Common Stock, (ii) outstanding shares of Class B Common Stock as converted to Class A Common Stock, (iii) shares issuable upon conversion of Preferred Stock into Class A Common Stock, and (iv) shares issuable upon exercise of options to purchase Class A Common Stock that may be exercised within 60 days after the Record Date for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing the percentage owned by any other person.




                                                Common Stock (2)         Preferred Stock (2)
                                            ------------------------   ------------------------    Percentage (3)
                                               Number       Percent       Number       Percent      Total Voting
Name (1)                                     of Shares     of Class     of Shares     of Class         Power
-----------------------------------------   -----------   ----------   -----------   ----------   ---------------
Interneuron Pharmaceuticals, Inc.            4,690,764        82.7%     1,460,388        80.7%          77.9%
 One Ledgemont Center
 99 Hayden Avenue
 Lexington, Massachusetts 02173
Glenn L. Cooper, M.D. (4)                    4,750,764        82.9%     1,460,388        80.7%          78.2%
 One Ledgemont Center
 99 Hayden Avenue
 Lexington, Massachusetts 02173
Daniel Kahne, Ph.D. (5)                        645,797        14.8%            --          --           10.4%
 148 Poe Road
 Princeton, New York 08540
Clayton I. Duncan (6)                           56,666         1.3%            --          --              *
Theodore F. Brophy (6)                          22,666           *             --          --              *
Lloyd L. Derrickson (6)                         22,666           *             --          --              *
Wayne Pines (6)                                 22,666           *             --          --              *
John R. Price (6)                               22,666           *             --          --              *
All directors and executive officers as      5,624,141        92.0%     1,460,388        80.7%          87.1%
 a group (8 persons) (7)


---------
     * Less than one percent

(1) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares indicated below.


(2) As of the Record Date, Transcell had outstanding (i) 3,925,603 shares of Class A Common Stock and 199,488 shares of Class B Common Stock (all of which is held by a former executive officer and director of Transcell and is convertible into 279,696 shares of Class A Common Stock) and (ii) 1,460,388 shares of Series A Preferred Stock (convertible into 1,460,388 shares of Class A Common Stock) and 349,000 shares of Series B Preferred Stock (convertible into 349,000 shares of Class A Common Stock). Percent of Class for the Common Stock combines the Class A and Class B Common Stock, on an as converted basis, and Percent of Class for the Preferred Stock combines the Series A and Series B Preferred Stock, on an as converted basis.


(3) Percentage voting power is calculated on an as converted basis, assuming conversion of the Class B Common Stock, Series A Preferred Stock and Series B Preferred Stock into Class A Common Stock at the conversion rates in effect as of the Record Date.


(4) Includes 3,230,376 shares of Class A Common Stock and 1,460,388 shares of Series A Preferred Stock held by Interneuron and 60,000 shares of Class A Common Stock issuable upon exercise of options held by Dr. Cooper which are exercisable within 60 days. Dr. Cooper is President, Chief Executive Officer and a director of Interneuron. Dr. Cooper disclaims beneficial ownership of the shares held by Interneuron.

(5) Includes 480,797 shares owned by Dr. Kahne, 100,000 shares issuable upon exercise of options which are exercisable within 60 days held by Dr. Kahne directly and 65,000 shares of Class A Common Stock issuable upon exercise of options held by Suzanne Walker-Kahne, Ph.D., a consultant to Transcell and the wife of Dr. Kahne, which are exercisable within 60 days. Excludes 1,015,715 and 800,715 shares of Class A Common Stock issuable upon exercise of options held by Dr. Kahne and Dr. Walker-Kahne, respectively, which are not exercisable within 60 days.


(6) Consists of shares of Class A Common Stock issuable upon exercise of options which are exercisable within 60 days.

(7) Includes shares beneficially owned by the directors and officers listed above. See footnotes (4) - (6).

           COMPARISON OF THE RIGHTS OF HOLDERS OF INTERCARDIA COMMON
                       STOCK AND TRANSCELL COMMON STOCK

     If the Merger is consummated, holders of Transcell Capital Stock will become stockholders of Intercardia, and the rights of such stockholders will be governed by the Certificate of Incorporation and Bylaws of Intercardia in addition to applicable Delaware law, including the DGCL. Although it is not practical to compare each and every difference between the Transcell and Intercardia charter documents, the following is a summary of certain of those differences that may significantly affect the rights of holders of Transcell Capital Stock. See also the matters discussed under the heading "Certain Information Regarding Intercardia -- Description of Capital Stock."


     In addition, upon completion of the Merger, the percentage ownership of Intercardia by each former holder of Transcell Capital Stock (other than Interneuron) will be substantially less than his, her or its current percentage ownership of Transcell. Accordingly, former holders of Transcell Capital Stock (other than Interneuron) will have a significantly smaller voting influence over the affairs of Intercardia than they currently have over the affairs of Transcell.



Preferred Stock of Transcell

     As of the Effective Time, holders of Transcell Preferred Stock will become entitled to receive shares of Intercardia Common Stock, as described above. At that time, they will no longer be entitled to the rights and privileges provided to holders of Transcell Preferred Stock under the Transcell Charter. A brief summary of some of those rights and privileges is set forth below.

     Dividends. Holders of Transcell Preferred Stock are entitled under the Transcell Charter to dividends when, as and if declared by the Transcell Board in its discretion; provided, however, that no dividends shall be declared or paid on Transcell Common Stock unless the Transcell Board shall have declared and set aside for payment a dividend on Transcell Preferred Stock.

     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Transcell ("Liquidation Transaction"), the holders of Transcell Preferred Stock have the option under the Transcell Charter to either (i) convert their shares into Transcell Common Stock immediately prior to the Liquidation Transaction, or (ii) be entitled to be paid out of the assets of Transcell available for distribution to its stockholders, or out of the proceeds thereof, prior and in preference to any distribution of any assets of Transcell to the holders of Transcell Common Stock, an amount of cash equal to $6.25 per share plus any accrued and unpaid dividends on such stock. After the holders of Transcell Preferred Stock have received the full amount of their liquidation preferences, the holders of Transcell Common Stock and Preferred Stock are entitled to receive the remaining assets of Transcell available for distribution pro rata on a per share basis. UNDER THE TRANSCELL CHARTER, THE LIQUIDATION RIGHTS DESCRIBED IN THIS PARAGRAPH DO NOT APPLY WITH RESPECT TO THE MERGER, AND INSTEAD IN THE MERGER EACH SERIES OF TRANSCELL PREFERRED STOCK WOULD BE ENTITLED ONLY TO THE PORTION OF THE AGGREGATE PURCHASE PRICE PROVIDED IN THE MERGER AGREEMENT.


     Conversion. Each share of Transcell Preferred Stock is convertible under the Transcell Charter into shares of Transcell Common Stock pursuant to specified formulas that, for the Transcell Series B Stock, take into account minimum return and/or anti-dilution adjustment provisions. Each share of Transcell Preferred Stock is convertible into such number of shares of Transcell Common Stock at the conversion price applicable to such series of Transcell Preferred Stock at the time in effect for such shares (initially $6.25 for both the Series A Preferred Stock and the Series B Preferred Stock of Transcell). The exchange ratio for the Series B Preferred Stock gives effect to the minimum return adjustments set forth in the Transcell Charter.


     Voting. Holders of each series of Transcell Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of Transcell Common Stock generally. Unless otherwise required by law, the holders of each series of Transcell Preferred Stock vote together with the holders of Transcell Common Stock as though part of that class and shall have the right to that number of votes equal to the number of shares of Transcell Common Stock into which the shares of Transcell Preferred Stock are convertible on the applicable record date. So long as any shares of Transcell Preferred Stock are outstanding Transcell is prohibited, without obtaining the approval of the holders of at least a majority of the then outstanding shares of the applicable series of Transcell Preferred Stock, voting separately as a class, from (i) changing the rights, preferences or privileges of the shares of such series of Preferred Stock so as to affect adversely the shares, or (ii) increasing the authorized number of shares of Preferred Stock.

Removal of Members of the Board of Directors

     The Bylaws of Transcell provide that any member of the Transcell Board may be removed with or without cause by a majority vote of the stockholders, or for cause by a majority vote of the Transcell Board. Intercardia's Bylaws provide that a director may be removed with or without cause by a majority vote of the stockholders or by a majority vote of the Intercardia Board. The DGCL provides that any director may be removed, with or without cause, by a majority vote of stockholders, but does not address removal of directors by the Board. Delaware case law has addressed removal of board members by vote of the Board of Directors and appears to support the position that a mere Bylaw provision granting such power to the Board of Directors would not likely be upheld. Moreover, Delaware courts have found that granting the power to the board to remove a member without cause may violate stockholders' rights. Nonetheless, if the provision in the Intercardia Bylaws allowing removal of board members with or without cause by a majority vote of the Board of Directors were applied and upheld, the Intercardia Board would have more control over its own make-up than does the Transcell Board.


Power to Call Special Meetings of the Board of Directors

     Special meetings of the Transcell Board may be called by one or more directors or by the President or Treasurer of Transcell. Intercardia's Bylaws, on the other hand, provide that special meetings of the Intercardia Board may be called by two or more directors or by the Chairman of the Board or the Chief Executive Officer, or in the absence of a Chief Executive Officer, by the President of the corporation.


Power to Call Special Stockholder Meetings

     The Bylaws of Transcell provide that special meetings of the stockholders may be called at any time by the President or by the Transcell Board. Intercardia's Bylaws give the power to call special stockholder meetings to the Intercardia Board, the Chairman of the Board or the Chief Executive Officer, or in the absence of a Chief Executive Officer, to the President. In addition, the Intercardia Board is required to call a special stockholder meeting when requested in writing to do so by stockholders holding not less than 20% of the outstanding stock of the corporation.


Power of Interested Parties to Contract with the Corporation


     The Bylaws of Transcell provide that directors and officers of the corporation may enter into contracts between the corporation and themselves or between the corporation and any firm or corporation in which such director may be interested, whether such individual thus derives personal or corporate profits or benefits; provided, that the material facts of such interest are disclosed to the Transcell Board or the stockholders who are entitled to vote on the contract, or that the agreement is fair to the corporation as of the time it is approved. The Bylaws of Intercardia do not address transactions relating to officers, but do provide that no contract or other transaction between Intercardia and any director or between Intercardia and any corporation in which any director has an interest, will be affected and invalidated by the fact that the director may have an interest. Although the Intercardia Bylaws do not address required disclosure to the Intercardia Board or stockholders or of fairness to the corporation, the DGCL provides that no contract or transaction between the corporation and any director or officer or between the corporation and any entity in which such director or officer has an interest shall be void or voidable solely for that reason and requires the material facts to be disclosed to the Board or stockholders entitled to approve the transaction or the contract, or the transaction must be fair to the corporation as of the time approved.



Ratification of Acts Which Are the Subject of a Stockholder Derivative Suit

     The Intercardia Bylaws provide that any transaction which is questioned in a stockholder's derivative suit on the grounds of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, nondisclosure, miscomputation, or the application of improper principles or practices of accounting may be ratified before or after judgment by the Intercardia Board, or by the stockholders if less than a quorum of the Intercardia Board is qualified. If the transaction is so ratified, it will be treated as having been originally duly authorized and the ratification will be binding on the corporation and its stockholders and will constitute a bar to any claim or execution of any judgment in respect of such transaction. The Transcell Bylaws contain no comparable provision, nor does the DGCL.


Power to Amend Bylaws

     The DGCL provides that the power to amend the Bylaws of a corporation is held by the stockholders, but that the Certificate of Incorporation may confer such power on the Board of Directors. Transcell's Bylaws give the Transcell Board the power to adopt, amend or repeal the corporation's Bylaws; provided, however, any amendment to provide for staggered terms of directors may only be by amendment to the Transcell Charter or in a Bylaw adopted by stockholders. The Bylaws of Transcell provide that, although the Transcell Board has the power to amend the Bylaws, it may not amend them in a manner which changes stockholder voting requirements, changes any preferential rights applicable to a class of stock with shares already outstanding, alters the provisions on amending the Bylaws or permits the Transcell Board to take any action which is otherwise required to be taken by the stockholders. Both the Certificate of Incorporation and Bylaws of Intercardia provide that the Intercardia Board has the power to make, alter, amend or repeal the Bylaws of the corporation. There are no limitations provided. Thus, the power to amend Intercardia's Bylaws is less restricted than it is with Transcell's Bylaws. However, in either case, the stockholders retain the right to amend the Bylaws, including those Bylaws adopted or amended by the Board of Directors.


Indemnification

     The DGCL permits indemnification of officers, directors, employees or agents for costs involved in suits brought by third parties against such persons, unless the party seeking indemnification did not act in good faith and in a manner that he believed to be in or not opposed to the best interests of the corporation. As to suits brought by or in the right of the corporation (such as stockholder derivative suits), indemnification is permitted to a lesser extent under the same conditions, unless the party seeking indemnification is adjudged liable to the corporation. However, even in the latter situation, the Court of Chancery may allow limited relief. The DGCL provides for mandatory indemnification to the extent any officer, director, employee or agent of the corporation is successful on the merits or otherwise. The corporation is authorized to advance expenses to a party seeking indemnification. In addition, the DGCL provides that the indemnification rights permitted thereunder are not exclusive, but may be expanded through the Bylaws or by vote of stockholders or disinterested directors.

     The Bylaws of Transcell provide that the corporation may indemnify and may advance expenses to directors and officers as provided in the Bylaws and to the fullest extent provided by applicable law. As to employees or agent of the corporation, the corporation may indemnify and advance expenses to such parties to the extent authorized by the Transcell Board. The limitations on indemnification are the same as those in the statute, except that Transcell's Bylaws specifically state that the officer or director must not have derived any improper personal benefit from the occurrence which is the subject of the claim. To the extent a director or officer is successful, such person shall be indemnified to the fullest extent provided by law. The Transcell Charter states that the corporation may indemnify any and all persons whom it has the power to indemnify under Delaware law, and that the indemnification provided for in the certificate is not exclusive of indemnification rights in the corporation's Bylaws, by vote of stockholders or directors or otherwise.

     Both the Intercardia Certificate of Incorporation and Bylaws provide that Intercardia shall indemnify officers and directors to the fullest extent permitted by the laws of Delaware. Thus, the indemnification protections afforded under Delaware law will apply to its fullest extent to the officers, directors, employees and agents of Intercardia and will be mandatory, rather than permissive.


                                  INTERCARDIA
                     PROPOSAL NO. 2--ELECTION OF DIRECTORS

     Intercardia's Bylaws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater then seven. The number of directors currently is four. Therefore, that number of directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, not limited to the contrary, will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. It is not anticipated that any nominee listed below will be unable or will decline to serve as a director. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Intercardia.



Name of Nominee                Age     Director Since
---------------------------   -----   ---------------
  Clayton I. Duncan            48          1995
  Glenn L. Cooper, M.D.        45          1994
  Joseph J. Ruvane, Jr.        72          1995
  David B. Sharrock            61          1995

     CLAYTON I. DUNCAN has been President, Chief Executive Officer and a director of Intercardia since January 1995. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx, a biopharmaceutical company which was acquired by Lilly in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From 1979 to 1987, he was an executive with Carolina Securities, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX, a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Transcell, Aeolus, CPEC and Renaissance. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill.

     GLENN L. COOPER, M.D. has been Chairman of the Board of Directors of Intercardia since March 1994. He was President and Chief Executive Officer of Intercardia from March 1994 to January 1995. Dr. Cooper has been President, Chief Executive Officer and a director of Interneuron since May 1993. Dr. Cooper is the Chairman of the Board of Directors, and has been the acting President and Chief Executive Officer, of Transcell since March 1996. He was President and Chief Executive Officer of Progenitor, now a minority-owned subsidiary of Interneuron, from September 1992 to June 1994. Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx from 1990 to 1992. He was associated with Lilly since 1985, most recently from 1987 to 1990 as Director, Clinical Research, Europe, of Lilly Research Center Limited, and from 1986 to 1987 as International Medical Advisor, International Research Coordination of Lilly Research Laboratories, and from 1985 to 1986 as Medical Advisor, Regulatory Affairs, Chemotherapy Division at Lilly Research Laboratories. Dr. Cooper is a director of each of Genta Incorporated, a biotechnology company, Aeolus, Transcell, Progenitor and InterNutria, Inc., a majority-owned subsidiary of Interneuron. Dr. Cooper received his M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital and received his A.B. from Harvard College.

     JOSEPH J. RUVANE, JR. has been director of Intercardia since May 1995. Mr. Ruvane was a director of Sphinx from 1989 to 1994, serving as its Chairman of the Board from 1990 to 1994. From 1988 to 1990, Mr. Ruvane served as Vice Chairman of the Board of Directors of Glaxo Inc. ("Glaxo"), a multinational pharmaceutical company. From 1981 to 1988 he served as President and Chief Executive Officer of Glaxo. Mr. Ruvane also serves as a director of Connetics Corporation, a biotechnology company, and Southern Research Institute, a non-profit contract research organization.

     DAVID B. SHARROCK has been a director of Intercardia since October 1995. Mr. Sharrock was associated with Marion Merrell Dow Inc., a multinational pharmaceutical company, and its predecessor companies for over 35 years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President, Chief Operating Officer and a director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceutical Inc. Mr. Sharrock is also a director of Interneuron, Progenitor, Unitog Co. and Cincinnati Bell Inc.

     The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Intercardia Meeting shall be elected as directors of Intercardia. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the election of directors, Intercardia believes that abstentions should be counted for purposes of determining whether a quorum is present at the Intercardia Meeting. In the absence of controlling precedent to the contrary, Intercardia intends to treat abstentions with respect to the election of directors in this manner. However, because directors are elected by a plurality vote, abstentions in the election of directors have no effect once a quorum exists. In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Accordingly, Intercardia intends to treat broker non-votes with respect to the election of directors in this manner.

     The Intercardia Board has unanimously approved and recommends that stockholders vote "FOR" the election of the nominees listed above.


                                  INTERCARDIA
                          PROPOSAL NO. 3--APPROVAL OF
                   AMENDMENTS TO THE 1994 STOCK OPTION PLAN


     Intercardia's Option Plan was adopted and approved by the Intercardia Board and by the stockholders of Intercardia in October 1994. A total of 2,500,000 shares of Intercardia Common Stock have been reserved for issuance under the Option Plan, 1,000,000 of which are subject to stockholder approval at the Intercardia Meeting. As of the Record Date, options to purchase 22,166 shares had been exercised under the Option Plan, options for 1,521,345 shares were outstanding thereunder at a weighted average exercise price of approximately $11.40 per share, and options for 956,489 shares were available for grant (including the 1,000,000 shares subject to stockholder approval at the Intercardia Meeting).


     The Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code, solely to employees, and nonstatutory stock options to employees, officers and directors of, and consultants or advisors to, Intercardia. As of the Record Date, approximately 22 employees, officers and directors of Intercardia were eligible to receive grants under the Option Plan. The Option Plan is administered by the Compensation Committee of the Intercardia Board. Subject to the restrictions of the Option Plan, the Compensation Committee determines who is granted options, the terms of options granted, including exercise price, the number of shares subject to the option and the option's exercisability. The current members of the Compensation Committee are Dr. Cooper and Mr. Ruvane.

     The exercise price of options granted under the Option Plan is determined on the date of grant, and in the case of incentive stock options, must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of Intercardia's outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made by delivery of cash or a check to the order of Intercardia, or by any other means determined by the Intercardia Board.

     Options granted to employees under the Option Plan generally become exercisable in increments, based on the optionee's continued employment with Intercardia, over a period of up to seven years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the Option Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the Option Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory options granted under the Option Plan are transferable to the optionee's family members. All outstanding options under the Option Plan become fully exercisable for a period of 60 days following the occurrence of any of the following events: (i) a tender offer or exchange offer (other than by Intercardia or any employee benefit plan of Intercardia); (ii) the acquisition by any person or group, as defined under Rule 13d-3 promulgated under the Exchange Act (other than Intercardia or any employee benefit plan of Intercardia) of beneficial ownership of stock possessing 30% or more of the voting power of Intercardia's outstanding capital stock; (iii) the approval of an agreement providing for the merger or consolidation of Intercardia with another corporation where the stockholders of Intercardia, after the merger or consolidation, will own stock possessing less than 80% of the voting power of the corporation issuing cash or securities in the merger or consolidation; (iv) the approval of an agreement providing for the sale or other disposition of all or substantially all of Intercardia's assets; and (v) the date during any period of two consecutive years when individuals who at the beginning of such period constitute the Intercardia Board cease for any reason to constitute a majority thereof, unless the election or nomination of each new director was approved by at least two-thirds of the directors still in office who were directors at the beginning of such period. In the event of a merger of Intercardia with or into another corporation, Intercardia shall request the successor corporation to assume all options outstanding under the Option Plan. If such successor corporation fails or refuses to assume the options or to issue substantially equivalent options, then the outstanding options under the Option Plan shall accelerate and become fully exercisable.

     The Option Plan provides for the grant of nonstatutory options to non-employee directors of Intercardia pursuant to a non-discretionary, automatic grant mechanism (the "Automatic Grant Program"). Each non-employee director of Intercardia ("Eligible Director") will be granted a stock option to purchase 5,000 shares of Intercardia Common Stock on the date each such person first becomes an Eligible Director. Each Eligible Director shall thereafter be granted automatically each year (except in the year his or her initial director stock option is granted) an option to purchase 3,000 shares of Intercardia Common Stock, as long as such director is a member of the Intercardia Board. The exercise price of options granted under the Automatic Grant Program is the fair market value of Intercardia's Common Stock on the date of grant. Such options become exercisable ratably over 36 months commencing one month from the date of grant and will expire the earlier of 10 years after the date of grant or 90 days after termination of the director's service on the Intercardia Board. See " -- Proposed Amendments".

     The Intercardia Board may amend the Option Plan at any time or from time to time or may terminate the Option Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the Option Plan requiring stockholder approval under applicable law as in effect at the time, and provided further that amendments with respect to options granted to persons subject to Section 16 of the Exchange Act cannot be made more frequently than once every six months. However, no action by the Intercardia Board or stockholders may alter or impair any option previously granted under the Option Plan. The Intercardia Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The Option Plan will terminate in November 2004, unless terminated sooner by the Intercardia Board.


Tax Consequences of Options

     An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or holder of more than 10% of the outstanding Intercardia Common Stock. Intercardia will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term, mid-term or short-term capital gain or loss, depending on the holding period.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a non-statutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Intercardia will be subject to tax withholding by Intercardia. Intercardia will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term, mid-term or short-term capital gain or loss, depending on the holding period.

     The foregoing is only a summary, based on the Code as currently in effect, of the effect of federal income taxation upon the optionee and Intercardia with respect to the grant and exercise of options under the Option Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.


Proposed Amendments

     In December 1997, the Intercardia Board adopted an amendment to the Option Plan to increase the number of shares of Intercardia Common Stock reserved for issuance thereunder from 1,500,000 shares to 2,500,000 shares (the "Share Amount Amendment"). Without giving effect to the Share Amount Amendment, as of the Record Date no shares remained available for the Replacement Options or for future grant under the Option Plan, which would not allow Intercardia to meet its anticipated needs with respect to the issuance of additional options to employees and consultants of the Company.

     The following table sets forth the number of shares underlying options granted in February 1998 (43,511 shares of which are a part of the 1,000,000 shares subject to stockholder approval at the Intercardia Meeting) to each of the Named Officers, all executive officers as a group, all non-employee directors and all employees as a group (excluding executive officers). No other benefits or amounts that will be received by or allocated to any such persons are currently determinable, other than grants under the Automatic Grant Program.

Name and Position                                                Number of Shares
--------------------------------------------------------------- ------------------
Clayton I. Duncan,
 President and Chief Executive Officer ........................     43,422 (1)
David P. Ward, M.D.,
 Senior Vice President, Research and Development ..............     20,000 (2)
Richard W. Reichow,
 Senior Vice President, Chief Financial Officer,
   Treasurer and Secretary ....................................     20,000 (3)
John P. Richert,
 Vice President, Market Development ...........................     10,000 (4)
W. Bennett Love,
 Vice President, Corporate Planning/Communications ............     10,000 (5)
All non-employee directors as a group (3 persons) .............      --
All executive officers as a group (5 persons) .................    103,422
All employees as a group (excluding executive officers) .......     54,000

---------


(1) Ten-year option exercisable at $16.875 per share (the market price as of the date of grant) and vesting in 36 equal monthly installments commencing January 3, 2001, based upon continued consulting or employment with the Company.
(2) Ten-year option exercisable at $16.875 per share (the market price as of the date of grant) and vesting in 36 equal monthly installments commencing March 20, 1999, based upon continued consulting or employment with the Company.
(3) Ten-year option exercisable at $16.875 per share (the market price as of the date of grant) and vesting in 36 equal monthly installments commencing March 1, 1999, based upon continued consulting or employment with the Company.
(4) Ten-year option exercisable at $16.875 per share (the market price as of the date of grant) and vesting in 36 equal monthly installments commencing June 5, 1999, based upon continued consulting or employment with the Company.
(5) Ten-year option exercisable at $16.875 per share (the market price as of the date of grant) and vesting in 36 equal monthly installments commencing August 7, 1999, based upon continued consulting or employment with the Company.



     In December 1997, the Intercardia Board also adopted an amendment to the Option Plan to change the definition of Eligible Director for purposes of the Automatic Grant Program (the "Eligible Director Amendment"). Prior to adoption of the Eligible Director Amendment, a director of Intercardia who beneficially owned at least 10% of the voting power of Intercardia's securities was not an Eligible Director. The Eligible Director Amendment eliminates this exclusion, which had the effect of making Dr. Cooper an Eligible Director. The Intercardia Board approved the Eligible Director Amendment because they believe that the 10% beneficial ownership exclusion is not appropriate, particularly in the case of Dr. Cooper, who is deemed to beneficially own the shares of Intercardia Common Stock held by Interneuron, of which he is President, Chief Executive Officer and a director, although he has no pecuniary interest in those shares.

     At the Intercardia Meeting, the stockholders are being asked to approve the above-described amendments to the Option Plan.



Vote Required


     The affirmative vote of the holders of a majority of the shares of Intercardia's Common Stock present or represented and voting on this proposal at the Intercardia Meeting will be required to approve the amendments described above. Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the Intercardia Meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Intercardia believes that abstentions should be counted for purposes of determining both whether a quorum is present at the Intercardia Meeting and the total number of shares represented and voting on this proposal at the Intercardia Meeting. In the absence of controlling precedent to the contrary, Intercardia intends to treat abstentions in this manner. In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to this proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve this proposal.

     The Intercardia Board has unanimously approved and recommends a vote "FOR" the proposed amendments to the Option Plan.

                                  INTERCARDIA
                        PROPOSAL NO. 4--RATIFICATION OF
                       SELECTION OF INDEPENDENT AUDITORS

     The Intercardia Board has appointed the firm of Coopers & Lybrand, Raleigh, North Carolina, to serve as the independent auditors of Intercardia for the fiscal year ending September 30, 1998, and recommends that the stockholders ratify such action. Coopers & Lybrand has audited the accounts of Intercardia since Intercardia's inception in March 1994 and has advised Intercardia that it does not have, and has not had, any direct or indirect financial interest in Intercardia or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Coopers & Lybrand are expected to attend the Intercardia Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Intercardia's Common Stock present or represented and voting on this proposal at the Intercardia Meeting shall constitute ratification of the appointment of Coopers & Lybrand. If the appointment of Coopers & Lybrand is not ratified by the stockholders, the Intercardia Board will reconsider its selection.

     The Intercardia Board has unanimously approved and recommends a vote "FOR" the ratification of the appointment of Coopers & Lybrand as independent auditors of Intercardia for the fiscal year ending September 30, 1998.


                      DEADLINE FOR STOCKHOLDER PROPOSALS


     Stockholders having proposals that they desire to present at next year's annual meeting of stockholders of Intercardia should, if they desire that such proposals be included in Intercardia's Proxy Statement/Prospectus relating to such meeting, submit such proposals in time to be received by Intercardia not later than December 9, 1998. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Intercardia Board directs the close attention of interested stockholders to that Rule. Proposals may be mailed to Richard W. Reichow, Corporate Secretary, Intercardia, Inc., P.O. Box 14287, Research Triangle Park, North Carolina 27709.



                                 OTHER MATTERS

     The Intercardia Board knows of no other business to be brought before the Intercardia Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.


                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock of Intercardia offered hereby will be passed upon for Intercardia by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.


                                    EXPERTS

     The consolidated financial statements of Intercardia as of September 30, 1997, and 1996 and for each of the three years in the period ended September 30, 1997, and 1996 included in this Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The financial statements of Transcell Technologies, Inc. (a Development Stage Company) as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, and for the period from October 21, 1991 (date of inception) to September 30, 1997, included in this Proxy Statement/Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS




                                                                                            Page
                                                                                           -----
INTERCARDIA, INC. AND SUBSIDIARIES
Report of Independent Accountants ........................................................  F-2
Consolidated Balance Sheets -- As of September 30, 1997 and September 30, 1996 ...........  F-3
Consolidated Statements of Operations -- For the fiscal years ended September 30, 1997,     F-4
  1996 and 1995
Consolidated Statements of Stockholders' Equity -- For the fiscal years ended
 September 30, 1997, 1996 and 1995 .......................................................  F-5
Consolidated Statements of Cash Flows -- For the fiscal years ended September 30, 1997,     F-6
  1996 and 1995
Notes to Consolidated Financial Statements ...............................................  F-7
Consolidated Balance Sheets -- As of December 31, 1997 (unaudited) and September 30, 1997   F-19
Consolidated Statements of Operations -- For the three months ended
 December 31, 1997 and 1996 (unaudited) ..................................................  F-20
Consolidated Statements of Cash Flows -- For the three months ended
 December 31, 1997 and 1996 (unaudited) ..................................................  F-21
Notes to Unaudited Consolidated Financial Statements .....................................  F-22
TRANSCELL TECHNOLOGIES, INC.
Report of Independent Accountants ........................................................  F-24
Balance Sheets -- As of September 30, 1997 and 1996 ......................................  F-25
Statements of Operations -- For the years ended September 30, 1997, 1996 and 1995 and for the period
 October 21, 1991 (date of inception) to September 30, 1997 ..............................  F-26
Statements of Stockholders' Deficit -- For the years ended September 30, 1997, 1996 and
1995 and for the period
 October 21, 1991 (date of inception) to September 30, 1997 ..............................  F-27
Statements of Cash Flows -- For the years ended September 30, 1997, 1996 and 1995 and for the period
 October 21, 1991 (date of inception) to September 30, 1997 ..............................  F-28
Notes to Financial Statements ............................................................  F-29
Balance Sheets -- As of December 31, 1997 (unaudited) and September 30, 1997 .............  F-37
Statements of Operations -- For the three months ended December 31, 1997 and 1996           F-38
  (unaudited)
Statements of Cash Flows -- For the three months ended December 31, 1997 and 1996           F-39
  (unaudited)
Notes to Unaudited Financial Statements ..................................................  F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
INTERCARDIA, INC.


     We have audited the accompanying consolidated balance sheets of Intercardia, Inc. as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intercardia, Inc. as of September 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.






COOPERS & LYBRAND L.L.P.


Raleigh, North Carolina
October 24, 1997, except as to the

 information presented in Note M, for
     which the date is November 5, 1997

                               INTERCARDIA, INC.


                          CONSOLIDATED BALANCE SHEETS




                                                                                                   September 30,
                                                                                          -------------------------------
                                                                                                1997            1996
                                                                                          ---------------- --------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................................................  $  17,623,728    $ 21,440,700
 Marketable securities ..................................................................     17,340,509      14,083,838
 Accounts receivable ....................................................................      1,127,088       1,444,724
 Prepaids and other current assets ......................................................         89,891          97,940
                                                                                           -------------    ------------
   Total current assets .................................................................     36,181,216      37,067,202
Marketable securities ...................................................................      2,054,042       1,571,770
Property and equipment, net .............................................................        286,553         298,532
Other assets ............................................................................          5,500           7,500
                                                                                           -------------    ------------
                                                                                           $  38,527,311    $ 38,945,004
                                                                                           =============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .......................................................................  $     365,084    $    168,475
 Accrued expenses .......................................................................     11,365,491       1,826,666
 Current portion of capital lease obligations ...........................................         43,936          36,209
 Current portion of notes payable .......................................................         43,912              --
                                                                                           -------------    ------------
   Total current liabilities ............................................................     11,818,423       2,031,350
Long-term portion of capital lease obligations ..........................................         64,716         108,651
Long-term notes payable .................................................................         96,222           9,462
Minority interest .......................................................................             --         568,068
Stockholders' equity:
 Common stock, $.001 par value, 40,000,000 shares authorized, 6,765,162 and 6,738,603
   shares issued and outstanding at September 30, 1997 and 1996, respectively ...........          6,765           6,739
 Additional paid-in capital .............................................................     40,054,316      39,709,124
 Deferred compensation ..................................................................       (130,500)       (184,500)
 Accumulated deficit ....................................................................    (13,382,631)     (3,303,890)
                                                                                           -------------    ------------
   Total stockholders' equity ...........................................................     26,547,950      36,227,473
                                                                                           -------------    ------------
                                                                                           $  38,527,311    $ 38,945,004
                                                                                           =============    ============


The accompanying notes are an integral part of the consolidated financial statements.

                               INTERCARDIA, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                Fiscal Year Ended September 30,
                                                         ----------------------------------------------
                                                               1997            1996           1995
                                                         ---------------- ------------- ---------------
Revenue:
 Contract and license fee revenue ......................  $   4,042,816    $5,009,000
 Investment income .....................................      2,110,269     1,342,088    $     61,663
                                                          -------------    ----------    ------------
   Total revenue .......................................      6,153,085     6,351,088          61,663
                                                          -------------    ----------    ------------
Costs and expenses:
 Research and development ..............................     14,263,590     2,317,904       2,003,663
 Purchase of in-process research and development .......        410,608       350,000              --
 General and administrative ............................      2,125,696     1,895,251         582,912
                                                          -------------    ----------    ------------
   Total costs and expenses ............................     16,799,894     4,563,155       2,586,575
                                                          -------------    ----------    ------------
Income (loss) before income taxes and minority interest     (10,646,809)    1,787,933      (2,524,912)
Income taxes ...........................................             --       (37,000)             --
Minority interest ......................................        568,068      (568,068)             --
                                                          -------------    ----------    ------------
Net income (loss) ......................................  $ (10,078,741)   $1,182,865    $ (2,524,912)
                                                          =============    ==========    ============
Net income (loss) per common share -- basic ............  $       (1.49)   $     0.20    $      (0.60)
                                                          =============    ==========    ============
Net income (loss) per common share -- diluted ..........  $       (1.49)   $     0.20    $      (0.60)
                                                          =============    ==========    ============
Weighted average common shares outstanding -- basic ....      6,750,611     5,871,115       4,192,621
                                                          =============    ==========    ============
Weighted average common shares outstanding -- diluted ..      6,750,611     6,041,025       4,192,621
                                                          =============    ==========    ============


The accompanying notes are an integral part of the consolidated financial statements.

                               INTERCARDIA, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                              Common Stock          Preferred Stock
                                          -------------------- -------------------------
                                                         Par                     Par
                                             Number     Value      Number       Value
                                           of Shares   Amount    of Shares      Amount
                                          ----------- -------- ------------- -----------
Balance at September 30, 1994 ...........  3,500,000   $3,500
 Conversion of advances from
  Interneuron into Series A
  Preferred Stock .......................         --       --      182,296    $   1,823
 Proceeds from issuance of Series A
  Preferred Stock at $7.50 per
  share, net of issuance costs of
  $843,251...............................         --       --      510,325        5,103
 Net loss for the fiscal year ended
  September 30, 1995 ....................         --       --           --           --
                                           ---------   ------      -------    ---------
Balance at September 30, 1995 ...........  3,500,000    3,500      692,621        6,926
 Exercise of common stock options .......      4,000        4           --           --
 Grants of common stock options at
  below fair value ......................         --       --           --           --
 Conversion of Series A Preferred
  Stock to common stock .................    692,621      693     (692,621)      (6,926)
 Sale of common stock pursuant to
  initial public offering, net of
  issuance costs of $2,960,175...........  2,530,000    2,530           --           --
 Amortization of deferred
  compensation ..........................         --       --           --           --
 Proceeds from offerings of
  Employee Stock Purchase Plan ..........     11,982       12           --           --
 Net income for the fiscal year ended
  September 30, 1996 ....................         --       --           --           --
                                           ---------   ------     --------    ---------
Balance at September 30, 1996 ...........  6,738,603    6,739           --           --
 Exercise of common stock options .......      8,500        8           --           --
 Stock-based compensation ...............         --       --           --           --
 Cashless exercise of stock warrant .....      1,156        1           --           --
 Amortization of deferred
  compensation ..........................         --       --           --           --
 Proceeds from offerings of
  Employee Stock Purchase Plan ..........     16,903       17           --           --
 Net loss for the fiscal year ended
  September 30, 1997 ....................         --       --           --           --
                                           ---------   ------     --------    ---------
Balance at September 30, 1997 ...........  6,765,162   $6,765           --           --
                                           =========   ======     ========    =========



                                                                                                 Total
                                             Additional                                      Stockholders'
                                               Paid-In        Deferred       Accumulated       (Deficit)
                                               Capital      Compensation       Deficit          Equity
                                          ---------------- -------------- ---------------- ----------------
Balance at September 30, 1994 ...........                                  $  (1,961,843)   $  (1,958,343)
 Conversion of advances from
  Interneuron into Series A
  Preferred Stock .......................   $1,365,397                                --        1,367,220
 Proceeds from issuance of Series A
  Preferred Stock at $7.50 per
  share, net of issuance costs of
  $843,251...............................    2,979,084                                --        2,984,187
 Net loss for the fiscal year ended
  September 30, 1995 ....................           --                        (2,524,912)      (2,524,912)
                                            ----------                     -------------    -------------
Balance at September 30, 1995 ...........    4,344,481                        (4,486,755)        (131,848)
 Exercise of common stock options .......        2,356                                --            2,360
 Grants of common stock options at
  below fair value ......................      216,000       $ (216,000)              --               --
 Conversion of Series A Preferred
  Stock to common stock .................        6,233               --               --               --
 Sale of common stock pursuant to
  initial public offering, net of
  issuance costs of $2,960,175...........   34,987,295               --               --       34,989,825
 Amortization of deferred
  compensation ..........................           --           31,500               --           31,500
 Proceeds from offerings of
  Employee Stock Purchase Plan ..........      152,759               --               --          152,771
 Net income for the fiscal year ended
  September 30, 1996 ....................           --               --        1,182,865        1,182,865
                                            ----------       ----------    -------------    -------------
Balance at September 30, 1996 ...........   39,709,124         (184,500)      (3,303,890)      36,227,473
 Exercise of common stock options .......        4,012               --               --            4,020
 Stock-based compensation ...............       20,937               --               --           20,937
 Cashless exercise of stock warrant .....             (1)            --               --               --
 Amortization of deferred
  compensation ..........................           --           54,000               --           54,000
 Proceeds from offerings of
  Employee Stock Purchase Plan ..........      320,244               --               --          320,261
 Net loss for the fiscal year ended
  September 30, 1997 ....................           --               --      (10,078,741)     (10,078,741)
                                            ------------     ----------    -------------    -------------
Balance at September 30, 1997 ...........   $40,054,316      $ (130,500)   $ (13,382,631)   $  26,547,950
                                            ============     ==========    =============    =============


The accompanying notes are an integral part of the consolidated financial statements.

                               INTERCARDIA, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                    Fiscal Year Ended September 30,
                                                                           --------------------------------------------------
                                                                                  1997             1996            1995
                                                                           ----------------- --------------- ----------------
Cash flows from operating activities:
 Net income (loss) .......................................................   $ (10,078,741)   $   1,182,865    $ (2,524,912)
 Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
   Depreciation and amortization .........................................         152,454           89,393           5,860
   Noncash compensation ..................................................          74,937           31,500              --
   Minority interest in net income (loss) of consolidated subsidiary .....        (568,068)         568,068              --
   Change in assets and liabilities:
    Accounts receivable ..................................................         317,636       (1,444,724)             --
    Prepaids and other assets ............................................          10,049          (89,422)        (17,918)
    Accounts payable and accrued expenses ................................       9,735,434          884,264         196,141
                                                                             -------------    -------------    ------------
Net cash provided by (used in) operating activities ......................        (356,299)       1,221,944      (2,340,829)
                                                                             -------------    -------------    ------------
Cash flows from investing activities:
 Proceeds from sales and maturities of marketable securities .............      19,545,287       10,660,306              --
 Purchases of marketable securities ......................................     (23,284,230)     (26,315,914)             --
 Purchases of property and equipment .....................................        (140,475)        (199,082)        (15,879)
                                                                             -------------    -------------    ------------
Net cash used in investing activities ....................................      (3,879,418)     (15,854,690)        (15,879)
                                                                             -------------    -------------    ------------
Cash flows from financing activities:
 Net proceeds from issuance of stock and warrants ........................         324,281       35,144,956       2,984,187
 Proceeds from notes payable .............................................         155,535            9,462              --
 Principal payments on notes payable .....................................         (24,863)              --              --
 Principal payments on capital lease obligations .........................         (36,208)         (30,728)           (736)
 Advances from (payments to) Interneuron, net ............................              --         (171,868)        494,881
                                                                             -------------    -------------    ------------
Net cash provided by financing activities ................................         418,745       34,951,822       3,478,332
                                                                             -------------    -------------    ------------
Net increase (decrease) in cash and cash equivalents .....................      (3,816,972)      20,319,076       1,121,624
Cash and cash equivalents at beginning of period .........................      21,440,700        1,121,624              --
                                                                             -------------    -------------    ------------
Cash and cash equivalents at end of period ...............................   $  17,623,728    $  21,440,700    $  1,121,624
                                                                             =============    =============    ============
Supplemental disclosure of investing and financing activities:
 Cash payments for interest on capital leases ............................   $      25,118    $      32,541    $        930
                                                                             =============    =============    ============
 Capital lease obligations incurred when the Company acquired property
   and equipment .........................................................              --    $      36,764    $    139,560
                                                                             =============    =============    ============
 Conversion of advances from Interneuron into preferred stock ............              --               --    $  1,367,220
                                                                             =============    =============    ============


The accompanying notes are an integral part of the consolidated financial statements.

                               INTERCARDIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A. NATURE OF THE BUSINESS

     Intercardia, Inc. was incorporated in Delaware in March 1994. The "Company" refers collectively to Intercardia, Inc. ("Intercardia") and its majority-owned subsidiaries, CPEC, Inc., a Nevada corporation ("CPEC"), Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus"), and Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance"). As of September 30, 1997, Intercardia owned 80.1% of the outstanding capital stock of CPEC, 65.8% of the outstanding capital stock of Aeolus and 79.6% of the outstanding capital stock of Renaissance.

     The Company focuses on development of therapeutics for the treatment of cardiovascular and pulmonary disease. The Company has directed the majority of its efforts toward the development and clinical trials of bucindolol, a compound currently in Phase III clinical trials for the treatment of congestive heart failure. This clinical trial, which commenced in June 1995, is known as the Beta-blocker Evaluation of Survival Trial (the "BEST Study") and is sponsored by the National Institutes of Health (the "NIH") and the Department of Veterans Affairs (the "VA").

     Intercardia is a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"). As of September 30, 1997, Interneuron owned 61.3% of the outstanding capital stock of Intercardia and the 19.9% of the outstanding capital stock of CPEC not owned by Intercardia.


B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: The consolidated financial statements include the accounts of Intercardia and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: The Company invests available cash in short-term bank deposits, money market funds, commercial paper and U.S. Government securities. Cash and cash equivalents include investments with maturities of three months or less at the date of purchase.

     Marketable Securities: The Company considers its investment portfolio available-for-sale as defined in Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Debt and equity securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes. Premiums are amortized and discounts accreted using the interest method over the remaining terms of the related securities. Gains and losses on the sale of securities are determined using the specific identification method.

     Property and Equipment: Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method based on estimated useful lives or, in the case of leasehold improvements and equipment under capital leases, over the lesser of the estimated useful lives or the lease terms. The estimated useful lives are two to three years for computers and five years for equipment.

     The Company evaluates impairment of its property and equipment based on events and changes in circumstances that indicate that the carrying value may not be recoverable. The identification of an impairment involves the comparison of estimated future cash flows expected to result from the asset less the related estimated future cash outflows.

     Expenses for repairs and maintenance are charged to operations as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations.

     Revenue Recognition: Revenue is recognized under agreements when services are performed or when contractual obligations are met.

     Research and Development: Research and development costs are expensed in the period incurred. Payments related to the acquisition of in-process research and development are expensed upon acquisition.

                               INTERCARDIA, INC.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Income Taxes: Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Net Income (Loss) Per Share: As of December 31, 1997, the Company adopted SFAS No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options and warrants. In February 1998, the Securities and Exchange Commission released Staff Accounting Bulletin No. 98 ("SAB No. 98"), which gave further guidance on accounting for nominal stock issuances in connection with an initial public offering ("IPO"). All prior period data relating to earnings (loss) per share included in these financial statements has been restated to conform to the provisions of SFAS No. 128 and SAB No. 98.

     Net income (loss) per share has been computed using the weighted average number of shares outstanding during each fiscal quarter. Common share equivalents are excluded from the computations if their effect is antidilutive for the fiscal quarter. The outstanding shares of Series A Preferred Stock, which were automatically converted into shares of Common Stock upon the closing of the IPO, were included as common share equivalents for both basic and diluted earnings per share.

     Accounting for Stock-Based Compensation: During the fiscal year ended September 30, 1997, the Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which changes measurement, recognition and disclosure standards for stock-based compensation. However, as permitted by SFAS No. 123, the Company continues to measure stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"). As such, the adoption of SFAS No. 123 did not materially impact the financial position or the results from operations of the Company.

     Future Disclosure Requirements: The Company will adopt SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"), for the fiscal year ending September 30, 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Management has not determined the effect of adopting SFAS No. 130.

     The Company will adopt SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"), for the fiscal year ending September 30, 1999. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Management has not determined the effect of adopting SFAS No. 131.


C. MARKETABLE SECURITIES

     The Company has classified all marketable securities as available-for-sale. The amortized cost approximates market value, yielding no unrealized holding gains or losses at September 30, 1997 and 1996. The amortized cost of the marketable securities consisted of the following at September 30, 1997 and 1996:




                                        1997           1996
                                   -------------- --------------
      Government notes ...........  $ 1,014,443    $ 4,213,572
      Corporation notes ..........   18,380,108     11,442,036
                                    -----------    -----------
                                    $19,394,551    $15,655,608
                                    ===========    ===========

     The maturities of these securities as of September 30, 1997 and 1996 were as follows:



                                                       1997           1996
                                                  -------------- --------------
      Within one year ...........................  $17,340,509    $14,083,838
      After one year through two years ..........    2,054,042      1,571,770
                                                   -----------    -----------
                                                   $19,394,551    $15,655,608
                                                   ===========    ===========

                               INTERCARDIA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


D. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at September 30, 1997 and 1996:



                                                            1997         1996
                                                       ------------- -----------
      Office equipment ...............................  $  302,947    $ 224,930
      Laboratory equipment ...........................     184,867      140,962
      Leasehold improvements .........................      43,946       25,393
                                                        ----------    ---------
                                                           531,760      391,285
      Less: accumulated depreciation and amortization     (245,207)     (92,753)
                                                        ----------    ---------
                                                        $  286,553    $ 298,532
                                                        ==========    =========

     Included in the above amounts is equipment under capital lease obligations with a cost of approximately $176,000 at September 30, 1997 and 1996, and a net book value of approximately $70,000 and $122,000 at September 30, 1997 and 1996, respectively.


E. ACCRUED EXPENSES

     At September 30, 1997 and 1996, accrued expenses consisted of the following:




                                                               1997           1996
                                                          -------------- -------------
      Bucindolol contract payment due to Astra Merck ....  $10,000,000
      Bucindolol liabilities assumed by Astra Merck .....      812,693    $1,343,855
      Payroll related liabilities .......................      391,660       322,655
      Franchise taxes ...................................       57,199        83,000
      Income taxes ......................................           --        37,000
      Other .............................................      103,939        40,156
                                                           -----------    ----------
                                                           $11,365,491    $1,826,666
                                                           ===========    ==========

F. COMMITMENTS

     The Company leases office space under non-cancelable operating leases. Rent expense under non-cancelable leases was approximately $147,000, $74,000 and $16,000 for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. The Company also leases certain equipment under capital leases.

     At September 30, 1997, the Company's future minimum payments under lease arrangements consisted of the following:





                                                            Operating     Capital
Fiscal Year Ending September 30,                              Leases      Leases
---------------------------------------------------------- ----------- ------------
      1998 ...............................................  $187,218    $  61,327
      1999 ...............................................   184,916       69,622
      2000 ...............................................   190,265           --
      2001 ...............................................   112,850           --
                                                            --------    ---------
      Total minimum lease payments .......................  $675,249      130,949
                                                            ========
      Less: amount representing interest .................                (22,297)
                                                                        ---------
      Present value of future minimum lease payments .....              $ 108,652
                                                                        =========


     The Company incurred interest expense of approximately $25,000, $33,000 and $1,000 related to the capital leases for the fiscal years ended September 30, 1997, 1996 and 1995, respectively.

                               INTERCARDIA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


G. NOTES PAYABLE

     Notes payable at September 30, 1997 and 1996 consisted of the following:




                                                                                      1997        1996
                                                                                  ------------ ---------
      Note payable to North Carolina Biotechnology Center, including accrued
        interest at 8.75%, principal and interest due December 1, 2000 ..........  $  20,703    $9,462
      Note payable to minority stockholder of Renaissance, payable in semi-annual installments of $25,000, including accrued interest at 5.79%,
        to March 1, 2000 ........................................................    119,431        --
                                                                                   ---------    ------
      Total notes payable .......................................................    140,134     9,462
      Less: current portion .....................................................    (43,912)       --
                                                                                   ---------    ------
      Long-term notes payable ...................................................  $  96,222    $9,462
                                                                                   =========    ======

     Notes payable are unsecured. At September 30, 1997, future maturities of notes payable are as follows:



Fiscal Year Ending September 30,
----------------------------------
      1998 .......................  $ 43,912
      1999 .......................    46,694
      2000 .......................    28,825
      2001 .......................    20,703
                                    --------
                                    $140,134
                                    ========

H. STOCKHOLDERS' EQUITY

     Common Stock: The Certificate of Incorporation of Intercardia authorizes the issuance of up to 40,000,000 shares of Common Stock, at a par value of $.001 per share.

     In February 1996, Intercardia completed an IPO of 2,530,000 shares of Intercardia Common Stock at $15.00 per share, resulting in net proceeds to Intercardia of approximately $34,990,000. Interneuron purchased 333,333 of the IPO shares at the IPO price for a total of $5,000,000.

     Preferred Stock: The Certificate of Incorporation of Intercardia authorizes the issuance of up to 3,000,000 shares of Preferred Stock, at a par value of $.01 per share. The Board of Directors has the authority to issue Preferred Stock in one or more series, to fix the designation and number of shares of each such series, and to determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock, without any further vote or action by the stockholders of the Company. No shares of Preferred Stock were outstanding at September 30, 1997 and 1996.

     In December 1994, Interneuron converted $1,367,220 of advances into 182,296 of shares of Series A Preferred Stock. During the fiscal year ended September 30, 1995, the Company raised approximately $2,984,000, net of issuance costs of approximately $843,000, in a private placement of 510,325 shares of its Series A Preferred Stock at $7.50 per share. All shares of Series A Preferred Stock were converted into Common Stock on a one-for-one basis upon completion of Intercardia's IPO in February 1996. In connection with this private placement, the Company also issued warrants to purchase 51,033 shares of Series A Preferred Stock at an exercise price of $8.25 per share. Upon completion of Intercardia's IPO, these warrants were converted into warrants to purchase Common Stock with the same exercise price. During the year ended September 30, 1997, a warrant to purchase 2,000 shares was exercised on a cashless basis, resulting in 1,156 shares being issued by Intercardia. As of September 30, 1997, warrants to purchase 49,033 shares of Common Stock were outstanding, all of which are exercisable until February 1, 2001.

     Stock Option Plan: Under Intercardia's 1994 Stock Option Plan (the "Plan"), incentive stock options ("ISOs") or non-qualified stock options to purchase 1,500,000 shares of Intercardia's Common Stock may be granted to employees, directors and consultants of the Company. The exercise price of the ISOs granted under the Plan must not be less than the fair market value of the Common Stock as determined on the date of the grant. The options may have a term up to 10 years.

                               INTERCARDIA, INC.

H. STOCKHOLDERS' EQUITY -- Continued

All options which have been granted under the Plan vest at various rates over periods from two to seven years following the date of the grant.

     Stock option activity under the Plan was as follows:




                                                        Weighted Average
                                             Shares      Exercise Price
                                         ------------- -----------------
      Outstanding at September 30, 1994           --            --
        Granted ........................     683,557       $  0.54
                                             -------
      Outstanding at September 30, 1995      683,557       $  0.54
        Granted ........................     408,741       $ 20.68
        Exercised ......................      (4,000)      $  0.59
                                             -------
      Outstanding at September 30, 1996    1,088,298       $  8.11
        Granted ........................     231,000       $ 18.99
        Exercised ......................      (8,500)      $  0.47
        Canceled .......................     (10,875)      $ 22.09
                                           ---------
      Outstanding at September 30, 1997    1,299,923       $  9.97
                                           =========

     As of September 30, 1997 and 1996, options for 449,727 and 199,594 shares, respectively, were vested.



                                    Options Outstanding              Options Exercisable
                           -------------------------------------- -------------------------
                                                       Weighted
                                          Weighted     Average                    Weighted
                                           Average    Remaining                   Average
Range of                       Number     Exercise   Contractual      Number      Exercise
Exercise Price              Outstanding     Price        Life      Exercisable     Price
-------------------------- ------------- ---------- ------------- ------------- -----------
      $0.36--$1.00........   676,057     $  0.55     7.5 years       381,205    $  0.55
      $9.00--$15.00.......    74,975     $ 12.12     8.3 years        22,483    $ 12.60
      $18.50--$20.50......   475,391     $ 19.64     9.1 years        46,039    $ 19.77
      $32.00..............    73,500     $ 32.00     8.7 years             --      --
                            ---------                                --------
                            1,299,923    $  9.97     8.2 years      449,727     $  3.12
                            =========                               ========

     Under the principles of APB Opinion No. 25, the Company does not recognize compensation expense associated with the grant of stock options to employees, except if an option is granted with an exercise price at less than fair market value. SFAS No. 123 requires the use of option valuation models to recognize as expense stock option grants to consultants and to provide supplemental information regarding options granted to employees after September 30, 1995.

     Pro forma information regarding net income (loss) shown below was determined as if the Company had accounted for its employee stock options and shares issued under its Employee Stock Purchase Plan ("ESPP") under the fair value method of SFAS No. 123. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:




                                                         1997          1996
                                                    ------------- -------------
      Dividend yield ..............................        0%            0%
      Expected volatility .........................     67.0%         67.0%
      Risk-free interest rate .....................  6.1%-6.9%     6.1%-6.9%
      Expected option life after shares are vested    2 years       2 years

     For the fiscal year ended September 30, 1997, all options were issued with an exercise price equal to fair market value and these assumptions resulted in weighted average fair value of stock options granted of $11.46. The weighted average fair value and exercise price of stock options granted during the fiscal year ended September 30, 1996 were as follows:

                               INTERCARDIA, INC.

H. STOCKHOLDERS' EQUITY -- Continued



                                                                    Weighted Average
                                                              ----------------------------
                                                               Fair Value   Exercise Price
                                                              ------------ ---------------
      Options whose exercise price at the date of grant was:
        Equal to estimated market value of stock ............   $ 13.54        $ 21.81
        Below estimated market value of stock ...............   $ 10.50        $  9.00

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The Company's employee stock options have characteristics significantly different from those of traded options such as vesting restrictions and extremely limited transferability. In addition, the assumptions used in option valuation models are highly subjective, particularly the expected stock price volatility of the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net income (loss) for the fiscal years ended September 30, 1997 and 1996 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to October 1, 1995. Pro forma information in future years will reflect the amortization of a larger number of stock options granted in several succeeding years. The Company's pro forma information is as follows for the fiscal years ended September 30, 1997 and 1996:




                                                          1997                             1996
                                           ----------------------------------- -----------------------------
                                              As Reported        Pro Forma       As Reported     Pro Forma
                                           ----------------- ----------------- --------------- -------------
Net income (loss) ........................   $ (10,078,741)    $ (12,590,067)    $ 1,182,865     $ 640,574
Net income (loss) per share--basic .......   $       (1.49)    $       (1.87)    $      0.20     $    0.11
Net income (loss) per share--diluted .....   $       (1.49)    $       (1.87)    $      0.20     $    0.11


     The pro forma effects of the options to purchase shares under the ESPP on net income (loss) included in this table were approximately $160,000 and $67,000 for the fiscal years ended September 30, 1997 and 1996, respectively.

     Subsidiary Stock Option Plans: Intercardia's subsidiaries, Aeolus, CPEC and Renaissance, also have stock option plans. The number of options authorized for the Aeolus stock option plan is 50,000 shares. During the year ended September 30, 1997, an option to purchase 30,000 shares of common stock was granted. This option was outstanding at September 30, 1997. The number of options authorized for the CPEC stock option plan is 11,000 shares. An option for 572 shares was granted during the fiscal year ended September 30, 1995. This option was purchased and exercised by Intercardia in September 1996. No options were outstanding under the CPEC stock option plan at September 30, 1997. The number of options authorized for the Renaissance stock option plan is 68,055 shares, with no options granted or outstanding at September 30, 1997.

     Employee Stock Purchase Plan: In October 1995, Intercardia adopted an Employee Stock Purchase Plan covering an aggregate of 100,000 shares of Common Stock. The first offering period began February 1, 1996 and ended on September 30, 1996. The second offering period began October 1, 1996 and ended September 30, 1997. Subsequent offerings will be for one year periods beginning in October of each year (an "Offering") and will be divided into two six-month Purchase Periods (the "Purchase Periods"). Employees may contribute up to ten percent (10%) of gross wages, with certain limitations, via payroll deduction, to the ESPP. Stock will be purchased at the end of each Purchase Period with employee contributions at the lower of 85% of the last sale price of Intercardia's Common Stock on the first day of an Offering or the last day of the related Purchase Period. Employees of Intercardia and Interneuron are eligible to participate in the ESPP. As of September 30, 1997 and 1996, 28,885 and 11,982 shares, respectively, of Common Stock had been purchased pursuant to the ESPP. The weighted average fair value of the options to purchase shares under the ESPP were $9.90 and $5.62 for the fiscal years ended September 30, 1997 and 1996, respectively.

     Minority Interest: The minority interest in the September 30, 1996 Consolidated Balance Sheet, and the Consolidated Statement of Operations for the fiscal year ended September 30, 1996, related to the 20% minority interest in net income earned by CPEC for the fiscal year ended September 30, 1996, offset by 20% of the previous cumulative deficit incurred

                               INTERCARDIA, INC.

H. STOCKHOLDERS' EQUITY -- Continued

by CPEC since its acquisition by Intercardia. As CPEC incurred a net loss in excess of this amount during the fiscal year ended September 30, 1997, this minority interest balance was reversed during the fiscal year ended September 30, 1997.


I. INCOME TAXES

     As of September 30, 1997 and 1996, the Company had federal net operating loss carryforwards of approximately $986,000 and $805,000, respectively, and state operating loss carryforwards of approximately $4,995,000 and $2,716,000, respectively. The use of these federal net operating loss carryforwards may be subject to limitation under the change in the stock ownership rules of the Internal Revenue Code. The federal net operating losses will begin to expire in 2010. The state net operating losses will begin to expire in 2001.

     Significant components of the Company's deferred tax assets at September 30, 1997 and 1996 consisted of the following:





                                                          1997          1996
                                                    --------------- ------------
      Net operating loss carryforwards ............  $    590,000    $  412,000
      Accrued contract liability ..................     3,400,000            --
      AMT credit carryforwards ....................        37,000        37,000
      Accrued payroll related liabilities .........       131,000       123,000
      Charitable contribution carryforwards .......        95,000       132,000
      Other .......................................       122,000        60,000
                                                     ------------    ----------
        Total deferred tax assets .................     4,375,000       764,000
      Valuation allowance for deferred assets .....    (4,375,000)     (764,000)
                                                     ------------    ----------
        Net deferred tax asset ....................  $         --    $       --
                                                     ============    ==========


     Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance.

     The Company's expected regular income tax expense for the fiscal year ended September 30, 1996 was offset by the utilization of $717,000 of the valuation allowance previously established for deferred tax assets related to net operating loss carryforwards from the period ended September 30, 1994 and the fiscal year ended September 30, 1995. However, a Federal Alternative Minimum Tax ("AMT") was recorded for the fiscal year ended September 30, 1996 due to limitations on the use of net operating loss carryforwards for AMT purposes. Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:




                                                       1997           1996           1995
                                                 ---------------- ------------ ---------------
      United States Federal statutory rate .....   $ (3,620,000)   $  608,000    $  (858,000)
      State taxes (net of federal benefit) .....       (110,000)     (107,000)       (65,000)
      Change in valuation reserves .............      3,611,000      (522,000)       908,000
      Other ....................................        119,000        58,000         15,000
                                                   ------------    ----------    -----------
      Provision for income taxes ...............   $         --    $   37,000    $        --
                                                   ============    ==========    ===========
      Effective tax rate .......................              0%            2%             0%
                                                   ============    ==========    ===========

J. ACQUISITIONS

     In September 1997, Intercardia acquired all of the newly issued Series A Preferred Stock of Renaissance, which represented 79.6% of the total shares of preferred and common stock of Renaissance. Renaissance is an early stage company conducting research in the area of hepatic stem cells. The acquisition was accounted for using the purchase method of accounting. The purchase price for the Renaissance Preferred Stock was $500,000, of which approximately $411,000 was expensed as in-process research and development, because feasibility of the in-process research has not yet been established

                               INTERCARDIA, INC.

J. ACQUISITIONS -- Continued

and the technology has no alternative future use. Because Intercardia controls the activities of Renaissance through its majority ownership interest, the financial statements of Renaissance are included in the consolidated financial statements of the Company. Renaissance had limited activity prior to the acquisition.

     In July 1995, Intercardia acquired all of the newly issued Series A Preferred Stock of Aeolus, which represented 61.2% of the total shares of preferred and common stock of Aeolus. Aeolus is conducting research and development on catalytic antioxidant small molecules as therapeutics for a variety of conditions, including neonatal respiratory distress syndrome and resulting broncho-pulmonary dysplasia, stroke and asthma. The purchase price for the newly issued Series A Preferred Stock was $375,000, which was paid in cash to Aeolus (a consolidated subsidiary of the Company) and was not a payment to a third party outside the Company's consolidated group. The acquisition was accounted for using the purchase method of accounting. Because Intercardia controls the activities of Aeolus through its majority ownership interest, the financial statements of Aeolus are included in the consolidated financial statements of the Company. Aeolus had no activity or operations prior to the acquisition.

     In September 1994, Intercardia acquired 80.0% of the outstanding common stock of CPEC. CPEC has an exclusive worldwide license to bucindolol, a non-selective beta-blocker currently under development for treatment of congestive heart failure. CPEC had no other assets or operations at the time of the acquisition. Bucindolol is in a Phase III clinical trial, the BEST Study, for treatment of congestive heart failure sponsored by the NIH and the VA. The NIH and VA have agreed to provide up to $15,750,000 during the course of the BEST Study and CPEC was obligated to provide up to $2,000,000 of study costs, of which $1,750,000 had been paid as of September 30, 1997, and to fund other costs of the study including drug supply and monitoring costs.

     The purchase price for the 80.0% of CPEC's outstanding common stock was approximately $1,852,000 consisting of 170,000 shares of common stock of Interneuron, and payments or assumed liabilities to stockholders of CPEC and others of $1,093,000. The value of the 170,000 shares provided by Interneuron to Intercardia to consummate the CPEC acquisition was deemed to be $759,000, representing approximately 70% of the market price of the Interneuron common stock at such date. The value was reduced to 70% due to restrictions on the sale of the stock. Additionally, two future issuances of Interneuron's common stock of a maximum of 75,000 shares each (subject to adjustment based on the market price of Interneuron common stock at the time of issuance) are required upon achieving the milestones of filing a New Drug Application ("NDA") and receiving an approval letter from the Food and Drug Administration ("FDA") to market bucindolol. Each additional payment would have a minimum and maximum charge to the Company of $750,000 and $1,875,000, respectively. The value of these additional shares has not been included in the purchase price because their issuance is contingent upon achieving these milestones. In the event these milestones are achieved, the Company will incur charges to operations equal to the fair market value of the Interneuron common stock advanced to the Company to make such payments. In exchange for Interneuron providing such shares, Intercardia will pay Interneuron the value of such shares, either in cash or Intercardia Common Stock, at Intercardia's option. The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated to the bucindolol technology rights, and because bucindolol is not a currently commercializable product and future benefits are dependent upon successful completion of clinical trials and FDA approval, the Company recorded a charge to in-process research and development of $1,852,000 for the costs associated with this transaction.

     In September 1996, Intercardia acquired an additional 0.1% of the outstanding common stock of CPEC for $350,000 and expensed the cost as in-process research and development.


K. AGREEMENTS

Bucindolol License

     CPEC has an exclusive license from Bristol-Myers Squibb Company ("BMS") to make, have made, use and sell bucindolol for pharmaceutical therapy for congestive heart failure (as amended, the "Bucindolol License"). The Bucindolol License is exclusive for all countries in the world. The Bucindolol License requires the Company to conduct all appropriate and necessary clinical trials and to take all actions that are reasonably necessary for the preparation and filing of an NDA

                               INTERCARDIA, INC.

K. AGREEMENTS -- Continued

and a comparable application in at least one Western European country for bucindolol for pharmaceutical therapy for congestive heart failure and left ventricular dysfunction. The Company is obligated to pay royalties on net product sales during the term of the Bucindolol License, and must pay all or a portion of patent prosecution, maintenance and defense costs. Unless terminated, the Bucindolol License continues, with respect to each country, until the patent on bucindolol issued in that country expires or has been found invalid, or, if later, 15 years after first commercial sale of bucindolol (subject to two five-year renewals at the Company's option).


Astra Merck Collaboration


     In December 1995, the Company executed a Development and Marketing Collaboration and License Agreement (the "Astra Merck Collaboration") with Astra Merck Inc. ("Astra Merck") to provide for the development, commercialization and marketing in the United States of a twice-daily formulation of bucindolol for the treatment of congestive heart failure. Astra Merck made an initial $5,000,000 payment to the Company and assumed responsibility for certain liabilities owed by the Company. Astra Merck funds certain expenses and expenditures incurred in connection with the development and commercialization of the twice-daily formulation of bucindolol in the United States, including any payments due under the BEST Study. Astra Merck will also pay royalties to CPEC on net sales of the twice-daily in the United States and pay the royalties due to BMS under the Bucindolol License. In addition, Astra Merck must also pay to CPEC $5,000,000 if bucindolol is the first beta-blocker approved by the FDA for the treatment of congestive heart failure based upon a reduction in heart failure mortality claims and $10,000,000 upon first attainment of $206,000,000 of net sales in the United States during any consecutive 12-month period (indexed for inflation). Under the terms of the Astra Merck Collaboration, the Company has agreed to pay Astra Merck $10,000,000 in December 1997, which has been accrued as a liability at September 30, 1997, and up to $11,000,000 for one-third of product launch costs incurred beginning when the Company files an NDA for the twice-daily formulation and continuing through the first 12 months subsequent to the first commercial sale of the formulation, which will be expensed as the related charges are incurred. In the event CPEC elects not to make these payments, the royalties payable by Astra Merck to CPEC would be significantly reduced. The Astra Merck Collaboration continues in effect until December 31, 2010, subject to Astra Merck's option to extend it for two additional five-year periods. During the fiscal years ended September 30, 1997 and 1996, the Company recognized contract and license fee revenue of approximately $553,000 and $5,000,000, respectively, from payments made by Astra Merck to the Company. During the fiscal years ended September 30, 1997 and 1996, Astra Merck assumed additional liabilities of approximately $5,505,000 and $4,301,000, respectively, on the Company's behalf. These additional amounts did not flow through the Company's Statements of Operations, as they were offset against related expenses. As of September 30, 1997, the Company's Balance Sheet included approximately $903,000 of accounts receivables due from Astra Merck and approximately $813,000 of accrued expenses related to obligations assumed by Astra Merck.



Knoll AG Collaboration

     In December 1996, the Company executed an agreement (the "Knoll Collaboration") with BASF Pharma/Knoll AG ("Knoll") to provide for the development, manufacture and marketing of bucindolol for all countries with the exception of the United States and Japan (the "Territory"). The Knoll Collaboration includes both the twice-daily bucindolol formulation and the once-daily bucindolol formulation currently under development. Under the terms of the collaboration, Knoll paid CPEC approximately $2,143,000 in December 1996 and $1,000,000 in January 1997. Knoll must also pay to CPEC $10,000,000 upon bucindolol regulatory approval in a major European Community ("EC") member state and $10,000,000 upon first attainment of $200,000,000 of net sales in the Territory during any consecutive 12-month period. Upon product launch, Knoll will pay royalties to CPEC for the use of the license and trademarks of bucindolol in the Territory. The royalty will be equal to 40% of net profits, as defined in the Knoll Collaboration. The Company would be responsible for, and pay to Knoll, 40% of any net loss, as defined.

     Knoll and the Company will share the development and marketing costs of bucindolol in the Territory. In general, Knoll will pay approximately 60% of certain development and marketing costs incurred prior to product launch and the Company will pay approximately 40% of such costs, subject to certain maximum dollar limitations. Knoll will also bear approximately 60% of once-daily development costs that relate solely to the Territory and approximately one-third of once-daily development costs that have a worldwide benefit. The Company is responsible for the remainder of once-daily development costs.

                               INTERCARDIA, INC.

K. AGREEMENTS -- Continued

     The Knoll Collaboration continues in effect for 15 years after the first commercial sale with respect to each country in the Territory, subject to two additional five-year renewals at Knoll's option. Knoll has the right to terminate the Knoll Collaboration at any time prior to the termination of the BEST Study and within 60 days after the BEST Study's primary end-point results are reported in writing to Knoll.


JAGO Pharma Development Agreement

     In April 1996, the Company entered into an Agreement for a Feasibility Study ("Feasibility Study Agreement") and a License Agreement ("Jago License") with Jago Pharma AG and its affiliates ("Jago"). The study contemplated by the Feasibility Study Agreement is designed to determine the feasibility of developing a once-daily formulation of bucindolol. The Company made an initial payment of $390,000 upon signing the Feasibility Study Agreement. The Feasibility Study Agreement expires 60 days after receipt by the Company of the Preliminary Pharmacokinetic Study from Jago, or, if earlier, immediately upon a default or breach of confidentiality provisions or upon another breach or default not cured within 30 days of notice thereof, upon bankruptcy of a party or if the Company determines in its sole discretion not to proceed with the next phase of the study. The Jago License has a perpetual term, but contains similar breach and bankruptcy termination provisions as the Feasibility Study Agreement. The Company will make additional payments to Jago if certain milestones are achieved, and will pay royalties to Jago on net sales of the once-daily formulation, if developed under these agreements, until the expiration of the relevant patent on a country-by-country basis, or 15 years, if no patent is issued in that country.


Duke License

     In July 1995, Aeolus obtained an exclusive worldwide license (the "Duke License") from Duke University ("Duke") to develop, make, have made, use and sell products using certain technology in the field of free radical and antioxidant research, developed by certain scientists at Duke. Future discoveries in the field of antioxidant research from these scientists' laboratories at Duke are also covered by the Duke License. The Duke License requires Aeolus to use its best efforts to pursue development of products using the licensed technology and compounds. Such efforts are to include the manufacture or production of products for testing, development and sale. Aeolus is also obligated to use its best efforts to have the licensed technology cleared for marketing in the United States by the FDA and in other countries in which Aeolus intends to sell products using the licensed technology. Aeolus will pay royalties to Duke on net product sales during the term of the Duke License and milestone payments upon the occurrence of certain events, including FDA approval of the first product using the licensed technology. In addition, Aeolus is obligated under the Duke License to pay all or a portion of patent prosecution, maintenance and defense costs. Unless earlier terminated, the Duke License continues until the expiration of the last to expire issued patent on the licensed technology.


National Jewish Medical Center

     In September 1997, Aeolus executed a Sponsored Research Agreement (the "National Jewish Agreement") with National Jewish Medical and Research Center ("National Jewish"). The National Jewish Agreement grants Aeolus an option to negotiate a royalty-bearing exclusive license for certain technology, patents and inventions resulting from research by certain individuals at National Jewish within the field of antioxidant, nitrosylating and related areas. Aeolus has agreed to support National Jewish's costs incurred in performance of the research, which costs shall not exceed $400,000 during the first year of the agreement. Aeolus paid National Jewish $200,000 pursuant to the National Jewish Agreement during the fiscal year ended September 30, 1997. The National Jewish Agreement remains in effect until terminated by mutual consent, or upon three months notice by either party.


University of North Carolina

     In September 1997, Renaissance executed a Sponsored Research Agreement (the "UNC Agreement") with the University of North Carolina at Chapel Hill ("UNC"). The UNC Agreement covers research at UNC by certain scientists in the area of hepatic stem cells and grants Renaissance a first option to obtain an exclusive license to inventions resulting from the UNC Agreement. Renaissance has agreed to reimburse UNC for certain costs in connection with the research in an amount not to exceed $450,000 per year for each of the first two years of the UNC Agreement. Renaissance paid UNC

                               INTERCARDIA, INC.

K. AGREEMENTS -- Continued

approximately $113,000 pursuant to the UNC Agreement during the fiscal year ended September 30, 1997. The UNC Agreement remains in effect until terminated by mutual consent, or upon twelve months notice by either party.


Intercompany Agreements

     In December 1995, Intercardia and Interneuron entered into an intercompany services agreement which provides, among other things, for Intercardia to adopt certain policies and procedures and for Interneuron to include Intercardia and its employees in certain programs administered by Interneuron, at cost, such as insurance and health care plans, and to provide research and development services to the Company upon request, on a cost plus basis. Pursuant to the intercompany services agreement, Intercardia has agreed to offer Interneuron the right to purchase shares of Common Stock at fair market value, if necessary to provide that Interneuron's equity ownership in Intercardia does not fall below 51.0%. Also in December 1995, the Company and Interneuron entered into a tax allocation agreement to provide, among other things, for the payment of tax liabilities and entitlement to tax refunds and the allocation of responsibility and the providing of cooperation in the filing of tax returns.


L. RELATED PARTY TRANSACTIONS

     The Company has licensed certain patents and technologies from Duke relating to research performed by a director and stockholder of Aeolus and his associates. Duke is a minority stockholder of Aeolus. Aeolus is obligated to pay to Duke royalties on net product sales and two milestone payments of $500,000 each upon regulatory approval of the first product using the licensed technology and an annual sales level of $30,000,000. The Company was also obligated to pay up to $80,000 in patent expenses which were accrued at September 30, 1995 and paid during the fiscal year ended September 30, 1996. In addition, Aeolus made unrestricted gifts to Duke of $125,000, $200,000 and $100,000 during the fiscal years ended September 30, 1997, 1996 and 1995, respectively, and Aeolus paid $45,000 to Duke during each of the fiscal years ended September 30, 1997 and 1996 for research support in conjunction with a collaborative research program. The Company also made payments to Duke of approximately $27,000 for services and equipment during the fiscal year ended September 30, 1997.


     Under consulting agreements with several minority stockholders of Aeolus to provide scientific advice and administrative services, Aeolus is obligated to make monthly payments, generally for a one-year period subject to annual renewal. Payments under these agreements were approximately $151,000, $128,000 and $23,000 for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. As of September 30, 1997, approximately $121,000 remains to be paid under these agreements.


     Prior to its acquisition by Intercardia, Renaissance issued a note payable (the "Note") in the amount of approximately $144,000 to a minority stockholder for costs incurred on behalf of Renaissance. During the fiscal year ended September 30, 1997, Renaissance made a $25,000 payment on the Note. The balance due on the Note at September 30, 1997 was approximately $119,000.

     During the fiscal years ended September 30, 1996 and 1995, Interneuron performed certain services for the Company for which the Company was charged approximately $3,000 and $94,000, respectively. Interneuron also has paid for certain Intercardia expenses which were reimbursed by Intercardia at cost. Interneuron has guaranteed Intercardia's equipment leases.

     The Company had a consulting agreement with Myocor, Inc. ("Myocor"), which provided for consulting fees aggregating $300,000 over the three-year period beginning in October 1994. During the fiscal years ended September 30, 1997, 1996 and 1995, the Company expensed $75,000, $100,000 and $125,000, respectively, under this agreement. The Company also had a research agreement with Myocor, under which the Company made payments of approximately $41,000 during the fiscal year ended September 30, 1996. No amounts remain to be paid under either agreement. Stockholders of Myocor are former stockholders of CPEC.


     The Company had a consulting agreement with Zascor, Inc. ("Zascor"). The Company made consulting and expense payments of approximately $6,000, $32,000 and $27,000 during the fiscal years ended September 30, 1997, 1996 and 1995,

                               INTERCARDIA, INC.

L. RELATED PARTY TRANSACTIONS -- Continued

respectively. The Company also had a technology option agreement with Zascor, under which the Company made payments of approximately $23,000 and $68,000 during the fiscal years ended September 30, 1996 and 1995, respectively. No amounts remain to be paid under either agreement. Zascor is controlled by a former stockholder of CPEC.

     Interneuron's Chairman is the Chairman of Paramount Capital, Inc. ("Paramount Capital"), which acted as placement agent in the issuance of the Series A Preferred Stock through a private placement during the fiscal year ended September 30, 1995. This individual was a director of Intercardia at the time of the private placement. Paramount Capital, together with its brokers, received an 11% commission on the placement, equal to approximately $399,000 and designees of Paramount Capital received warrants to purchase an aggregate of 46,767 shares of Series A Preferred Stock. Interneuron's Chairman received warrants to purchase 30,092 of these shares. D.H. Blair & Co., Inc. ("Blair") was a selected dealer in the private placement. Blair is substantially owned by family members of a principal stockholder of Interneuron. Blair received fees aggregating approximately $22,000 and designees of Blair received warrants to purchase an aggregate of 4,266 shares of Series A Preferred Stock. All of these warrants are exercisable for Common Stock at an exercise price of $8.25 per share until February 1, 2001, and, pursuant to a cashless exercise provision, may be exercised without the need to pay any cash. Intercardia also indemnified Paramount and Blair against certain liabilities. Interneuron received approximately $348,000 during the fiscal year ended September 30, 1995 for providing put protection rights in connection with the Company's private placements of Series A Preferred Stock. This amount was recorded by Intercardia as stock issuance costs.


M. SUBSEQUENT EVENT

     On November 5, 1997, Intercardia executed a letter of intent ("Letter of Intent") to purchase all of the outstanding stock of Transcell Technologies, Inc. ("Transcell") and certain related technology owned by Interneuron in exchange for Intercardia Common Stock with an aggregate market value of approximately $14,000,000 to $15,000,000. In addition, Intercardia will issue Intercardia replacement stock options with a value of approximately $3,000,000 to $4,000,000 to Transcell employees and consultants. The transaction is subject to final due diligence and approval by Transcell and Intercardia stockholders. Transcell is a majority-owned subsidiary of Interneuron and is conducting research and development utilizing carbohydrate-based combinatorial chemistry. The acquisition of Interneuron's ownership interest in Transcell will be treated in a manner similar to a "pooling of interests" and the acquisition of the remaining ownership interest will be accounted for by using the "purchase" method of accounting.

     Under the terms of the Letter of Intent, owners of Transcell stock will receive Intercardia Common Stock in three installments. The first installment of approximately $6,000,000 will be made upon closing the transaction (the "Closing"). The second and third installments will each consist of approximately $3,000,000 of Intercardia Common Stock, as valued at each date, and will be issued 15 and 21 months after Closing. In exchange for certain license and technology rights owned by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Intercardia will issue to Interneuron approximately $3,000,000 of Intercardia Common Stock at Closing and will pay Interneuron a royalty on net sales of certain products that may result from a research collaboration originally entered into among Transcell, Interneuron and Merck & Co., Inc. The actual market value of the Intercardia Common Stock to be issued in the transaction may be decreased or increased based upon the market price of Intercardia's stock at Closing.

                               INTERCARDIA, INC.

                          CONSOLIDATED BALANCE SHEETS




                                                                                        December 31,     September 30,
                                                                                            1997             1997
                                                                                      ---------------- ----------------
                                                                                         (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents ..........................................................  $   5,929,804    $  17,623,728
 Marketable securities ..............................................................     17,074,942       17,340,509
 Accounts receivable ................................................................      1,081,710        1,127,088
 Prepaids and other current assets ..................................................         70,169           89,891
                                                                                       -------------    -------------
   Total current assets .............................................................     24,156,625       36,181,216
Marketable securities ...............................................................      4,614,738        2,054,042
Property and equipment, net .........................................................        279,492          286,553
Other assets ........................................................................          5,000            5,500
                                                                                       -------------    -------------
                                                                                       $  29,055,855    $  38,527,311
                                                                                       =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...................................................................  $   1,826,340    $     365,084
 Accrued expenses ...................................................................      1,529,302       11,365,491
 Current portion of capital lease obligations .......................................         46,112           43,936
 Current portion of notes payable ...................................................         46,027           43,912
                                                                                       -------------    -------------
   Total current liabilities ........................................................      3,447,781       11,818,423
Long-term portion of capital lease obligations ......................................         52,339           64,716
Long-term notes payable .............................................................         96,264           96,222
Stockholders' equity:
 Common stock, $.001 par value, 40,000,000 shares authorized, 6,770,062 and
   6,765,162 shares issued and outstanding at December 31, 1997 and September 30,
   1997, respectively ...............................................................          6,770            6,765
 Additional paid-in capital .........................................................     40,160,232       40,054,316
 Deferred compensation ..............................................................       (117,000)        (130,500)
 Accumulated deficit ................................................................    (14,590,531)     (13,382,631)
                                                                                       -------------    -------------
   Total stockholders' equity .......................................................     25,459,471       26,547,950
                                                                                       -------------    -------------
                                                                                       $  29,055,855    $  38,527,311
                                                                                       =============    =============

The accompanying notes are an integral part of these unaudited consolidated financial statements.

                               INTERCARDIA, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (Unaudited)




                                                                 Three Months Ended
                                                                    December 31,
                                                            -----------------------------
                                                                  1997           1996
                                                            --------------- -------------
Revenue:
 Contract and license fee revenue .........................  $    216,934    $2,148,637
 Investment income ........................................       509,280       515,877
                                                             ------------    ----------
   Total revenue ..........................................       726,214     2,664,514
                                                             ------------    ----------
Costs and expenses:
 Research and development .................................     1,314,973       522,637
 General and administrative ...............................       619,141       530,865
                                                             ------------    ----------
   Total costs and expenses ...............................     1,934,114     1,053,502
                                                             ------------    ----------
Income (loss) from operations .............................    (1,207,900)    1,611,012
Minority interest .........................................            --      (388,912)
                                                             ------------    ----------
Net income (loss) .........................................  $ (1,207,900)   $1,222,100
                                                             ------------    ----------
Net income (loss) per common share -- basic ...............  $      (0.18)   $     0.18
                                                             ============    ==========
Net income (loss) per common share -- diluted .............  $      (0.18)   $     0.16
                                                             ============    ==========
Weighted average common shares outstanding -- basic .......     6,766,547     6,739,657
                                                             ============    ==========
Weighted average common shares outstanding -- diluted .....     6,766,547     7,504,429
                                                             ============    ==========

The accompanying notes are an integral part of these unaudited consolidated financial statements.

                               INTERCARDIA, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (Unaudited)





                                                                                              Three Months Ended
                                                                                                 December 31,
                                                                                       --------------------------------
                                                                                             1997             1996
                                                                                       ---------------- ---------------
Cash flows from operating activities:
 Net income (loss) ...................................................................  $  (1,207,900)    $ 1,222,100
 Adjustments to reconcile net income (loss) to net cash from operating activities:
   Depreciation and amortization .....................................................         46,734          33,748
   Noncash compensation ..............................................................         67,615          13,500
   Minority interest in net income of consolidated subsidiary ........................             --         388,912
   Change in assets and liabilities:
    Accounts receivable ..............................................................         45,378          27,781
    Other assets .....................................................................         20,222          61,752
    Accounts payable .................................................................      1,461,256         (17,369)
    Accrued expenses .................................................................     (9,836,187)         60,488
                                                                                        -------------     -----------
Net cash provided by (used in) operating activities ..................................     (9,402,882)      1,790,912
                                                                                        -------------     -----------
Cash flows from investing activities:
 Proceeds from sales and maturities of marketable securities .........................      7,915,305       2,111,720
 Purchases of marketable securities ..................................................    (10,210,434)             --
 Purchases of property and equipment .................................................        (39,674)         (6,422)
                                                                                        -------------     -----------
Net cash provided by (used in) investing activities ..................................     (2,334,803)      2,105,298
                                                                                        -------------     -----------
Cash flows from financing activities:
 Proceeds from long-term notes payable ...............................................          2,157           5,713
 Net proceeds from issuance of stock .................................................         51,805             960
 Principal payments on capital lease obligations .....................................        (10,201)         (8,407)
                                                                                        -------------     -----------
Net cash provided by (used in) financing activities ..................................         43,761          (1,734)
                                                                                        -------------     -----------
Net increase (decrease) in cash and cash equivalents .................................    (11,693,924)      3,894,476
Cash and cash equivalents at beginning of period .....................................     17,623,728      21,440,700
                                                                                        -------------     -----------
Cash and cash equivalents at end of period ...........................................  $   5,929,804     $25,335,176
                                                                                        =============     ===========


The accompanying notes are integral part of these unaudited consolidated financial statements.

                               INTERCARDIA, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


A. BASIS OF PRESENTATION

     Intercardia, Inc. was incorporated in Delaware in March 1994. The "Company" refers collectively to Intercardia, Inc. ("Intercardia") and its majority-owned subsidiaries, CPEC, Inc., a Nevada corporation ("CPEC"), Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus"), and Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance"). As of December 31, 1997, Intercardia owned 80.1% of the outstanding stock of CPEC, 65.8% of the outstanding stock of Aeolus and 79.6% of the outstanding stock of Renaissance. Intercardia is a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"). As of December 31, 1997, Interneuron owned 61.2% of the outstanding capital stock of Intercardia and the 19.9% of the outstanding stock of CPEC not owned by Intercardia.


     The Company's strategy is to be a leader in the discovery, development and commercialization of therapeutics for the treatment of cardiovascular, pulmonary, infectious and other diseases. To date, the Company has directed the majority of its efforts toward the development and clinical trials of BEXTRATM (bucindolol), a compound currently in Phase III clinical trials for the treatment of congestive heart failure. This clinical trial, which commenced in June 1995, is known as the Beta-blocker Evaluation of Survival Trial (the "BEST Study") and is sponsored by the National Institutes of Health and the Department of Veterans Affairs.


     The consolidated financial statements include the accounts of Intercardia and its subsidiaries, CPEC, Aeolus and Renaissance. All significant intercompany activity has been eliminated. The consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. The unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997. Results for the interim period are not necessarily indicative of the results for any other interim period or for the full fiscal year.

     As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options and warrants. All earnings per share amounts for all periods have been presented to conform to SFAS No. 128 requirements. There was no effect on the earnings per share disclosures as a result of adopting SFAS No. 128 for the three months ended December 31, 1997. For the three months ended December 31, 1996, the basic earnings per share was $0.18 and the diluted earnings per share was $0.16.

     The Company will adopt SFAS No. 130, "Reporting Comprehensive Income", for the fiscal year ending September 30, 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Management has not determined the effect of adopting SFAS No. 130.

     The Company will adopt SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", for the fiscal year ending September 30, 1999. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Management has not determined the effect of adopting SFAS No. 131.


B. ACQUISITION

     On November 5, 1997, Intercardia executed a letter of intent ("Letter of Intent") to purchase all of the outstanding stock of Transcell Technologies, Inc. ("Transcell") and certain related technology owned by Interneuron in exchange for Intercardia Common Stock with an aggregate market value of approximately $14,000,000 to $15,000,000. In addition, Intercardia will issue Intercardia replacement stock options with a value of approximately $3,000,000 to $4,000,000 to Transcell employees and consultants. Transcell is a majority-owned subsidiary of Interneuron and is conducting research and development utilizing carbohydrate-based combinatorial chemistry. The acquisition of Interneuron's ownership interest in Transcell will be treated in a manner similar to a "pooling-of-interests" and the acquisition of the non-Interneuron ownership interest will be

                               INTERCARDIA, INC.

B. ACQUISITION -- Continued

accounted for by using the "purchase" method of accounting. The transaction is subject to final due diligence and approval by Transcell and Intercardia stockholders.

     Under the terms of the Letter of Intent, Transcell stockholders will receive Intercardia Common Stock in three installments. The first installment, of approximately $6,000,000, will be made upon closing the transaction (the "Closing"). The second and third installments will each consist of approximately $3,000,000 of Intercardia Common Stock, as valued at each issuance date, and will be issued 15 and 21 months after Closing. In exchange for certain license and technology rights owned by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Intercardia will issue to Interneuron additional shares of Intercardia Common Stock at Closing of approximately $3,000,000 and will pay Interneuron a royalty on net sales of certain products that may result from a research collaboration originally entered into among Transcell, Interneuron and Merck & Co., Inc. The actual market value of the Intercardia Common Stock to be issued in the transaction may be decreased or increased based upon the market price of Intercardia's stock at Closing.

                       REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
TRANSCELL TECHNOLOGIES, INC.



     We have audited the accompanying balance sheets of Transcell Technologies, Inc. (a Development Stage Company) ("Transcell") as of September 30, 1997 and 1996 and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 1997, 1996 and 1995, and for the period from October 21, 1991 (date of inception) to September 30, 1997. These financial statements are the responsibility of Transcell's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transcell Technologies, Inc. (a Development Stage Company) as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years ended September 30, 1997, 1996 and 1995, and for the period from October 21, 1991 (date of inception) to September 30, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming Transcell will continue as a going concern. As discussed in Note 1(b) to the financial statements, Transcell is in the development stage. Transcell's lack of revenue and its need for additional financing to fund its operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1(b). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
October 23, 1997 (except for Note 10,
 which is as of February 12, 1998)

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                                BALANCE SHEETS





                                                                                                    September 30,
                                                                                          ---------------------------------
                                                                                                1997             1996
                                                                                          ---------------- ----------------
ASSETS
Current assets:
 Cash and cash equivalents ..............................................................  $     561,559    $     294,715
 Prepaid expenses .......................................................................        151,114           13,212
                                                                                           -------------    -------------
   Total current assets .................................................................        712,673          307,927
Property and equipment, net .............................................................      3,307,556        1,364,445
Other assets ............................................................................         75,669           32,242
                                                                                           -------------    -------------
   Total assets .........................................................................  $   4,095,898    $   1,704,614
                                                                                           =============    =============
LIABILITIES
Current liabilities:
 Accounts payable .......................................................................  $     542,446    $     846,627
 Accrued expenses .......................................................................      1,723,488          777,908
 Current portion of capital lease obligations ...........................................        514,188          303,137
 Note payable to Interneuron ............................................................     11,911,187        4,545,829
 Current portion of note payable ........................................................         29,420               --
 Deferred revenue .......................................................................        500,250               --
                                                                                           -------------    -------------
   Total current liabilities ............................................................     15,220,979        6,473,501
Long-term portion of capital lease obligations ..........................................        993,128          302,404
Convertible debenture -- Interneuron ....................................................        514,729          475,753
Note payable ............................................................................        459,173               --
                                                                                           -------------    -------------
   Total liabilities ....................................................................     17,188,009        7,251,658
                                                                                           -------------    -------------
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Preferred stock; $.01 par value, 5,000,000 shares authorized:
 Series A, 1,460,388 shares issued and outstanding as of September 30, 1997 and 1996,
   respectively .........................................................................      9,127,428        9,127,428
 Series B, 349,000 shares issued and outstanding as of September 30, 1997 and 1996,
   respectively .........................................................................      1,525,847        1,525,847
Common stock; $.001 par value, 50,500,000 shares authorized:
 Class A, 3,927,956 and 3,924,956 shares issued and outstanding at September 30, 1997
   and 1996, respectively ...............................................................          3,928            3,925
 Class B, 199,488 shares issued and outstanding at September 30, 1997 and 1996,
   respectively .........................................................................            199              199
Additional paid-in capital ..............................................................      1,531,161        1,464,339
Deficit accumulated during development stage ............................................    (25,115,111)     (17,391,093)
Unearned compensation ...................................................................       (165,563)        (277,689)
                                                                                           -------------    -------------
 Total stockholders' deficit ............................................................    (13,092,111)      (5,547,044)
                                                                                           -------------    -------------
 Total liabilities and stockholders' deficit ............................................  $   4,095,898    $   1,704,614
                                                                                           =============    =============


    The accompanying notes are an integral part of the financial statements.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                           STATEMENTS OF OPERATIONS




                                                                                                  October 21,
                                                                                                 1991 (date of
                                                      Years Ended September 30,                  inception) to
                                        -----------------------------------------------------    September 30,
                                               1997              1996              1995              1997
                                        ----------------- ----------------- ----------------- ------------------
 Contract revenue .....................   $   1,316,750     $     338,650     $     304,331     $    1,959,731
 Operating expenses:
  Research and development ............       5,708,625         2,958,373         3,123,414         17,752,315
  General and administration ..........       2,079,813         1,533,304         1,481,381          6,637,343
                                          -------------     -------------     -------------     --------------
   Total operating expenses ...........       7,788,438         4,491,677         4,604,795         24,389,658
                                          -------------     -------------     -------------     --------------
 Operating loss .......................      (6,471,688)       (4,153,027)       (4,300,464)       (22,429,927)
 Interest income (expense):
  Interest income .....................           3,285               869            28,191             32,345
  Interest expense -- Interneuron .....      (1,151,794)         (535,456)         (225,653)        (2,342,086)
  Interest expense -- other ...........        (103,821)          (54,763)          (70,017)          (371,675)
                                          -------------     -------------     -------------     --------------
 Net loss .............................   $  (7,724,018)    $  (4,742,377)    $  (4,567,943)    $  (25,111,343)
                                          =============     =============     =============     ==============

    The accompanying notes are an integral part of the financial statements.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                      STATEMENTS OF STOCKHOLDERS' DEFICIT

        From October 21, 1991 (date of inception) to September 30, 1997


                                        Preferred Stock                      Common Stock
                                                                     Class A                Class B
                                     Series A     Series B
                                      Amount       Amount       Shares       Amount     Shares    Amount
                                   ------------ ------------ ------------ ----------- ---------- --------
Balance at October 21, 1991
 (date of inception) ............. $       --   $       --           --     $  --           --     $ --
 Issuance of Class A Common
  Stock ..........................         --           --    3,778,214     3,778           --       --
 Cumulative net loss
  (October 21, 1991 through
  September 30, 1992) ............         --           --           --        --           --       --
                                   ----------   ----------    ---------     -------         --     ----
Balance at September 30, 1992.....         --           --    3,778,214     3,778           --       --
 Issuance of Class B Common
  Stock ..........................         --           --           --        --      199,488      199
 Issuance of Class A Common
  Stock under anti-dilution
  provisions .....................         --           --       22,292        23           --       --
 Issuance of Class A Common
  Stock ..........................         --           --       30,000        30           --       --
 Net loss ........................         --           --           --        --           --       --
                                   ----------   ----------    ---------     -------    -------     ----
Balance at September 30, 1993.....         --           --    3,830,506     3,831      199,488      199
 Issuance of Class A Common
  Stock ..........................         --           --       17,000        17           --       --
 Amortization of unearned
  compensation ...................         --           --           --        --           --       --
 Net loss ........................         --           --           --        --           --       --
                                   ----------   ----------    ---------     -------    -------     ----
Balance at September 30, 1994.....         --           --    3,847,506     3,848      199,488      199
 Issuance of 349,000 shares of
  Series B Preferred Stock,
  net of offering costs of
  $65,000.........................         --    1,525,847           --        --           --       --
 Issuance of 1,460,388 shares
  of Series A Preferred Stock
  upon conversion of note
  payable to Interneuron .........  9,127,428           --           --        --           --       --
 Issuance of Class A Common
  Stock under anti-dilution
  provisions .....................         --           --       83,450        83           --       --
 Change in conversion factor
  of Class B Common Stock.........         --           --           --        --           --       --
 Amortization of unearned
  compensation ...................         --           --           --        --           --       --
 Issuance of warrants in
  conjunction with advances
  from Interneuron ...............         --           --           --        --           --       --
 Net Loss ........................         --           --           --        --           --       --
                                   ----------   ----------    ---------     -------    -------     ----
Balance at September 30, 1995.....  9,127,428    1,525,847    3,930,956     3,931      199,488      199
 Repurchase of restricted
  stock ..........................         --           --       (6,000)         (6)        --       --
 Issuance of warrants in
  conjunction with advances
  from Intereuron ................         --           --           --        --           --       --
 Issuance of Class A Common
  Stock options ..................
 Amortization of unearned
  compensation ...................         --           --           --        --           --       --
 Net loss ........................         --           --           --        --           --       --
                                   ----------   ----------    ---------     -------    -------     ----
Balance at September 30, 1996.....  9,127,428    1,525,847    3,924,956     3,925      199,488      199
 Proceeds from excercise of
  stock options ..................         --           --        3,000         3           --       --
 Amortization of unearned
  compensation ...................         --           --           --        --           --       --
 Noncash compensation ............         --           --           --        --           --       --
 Net loss ........................         --           --           --        --           --       --
                                   ----------   ----------    ---------     -------    -------     ----
Balance at September 30,1997 ..... $9,127,428   $1,525,847    3,927,956     $3,928     199,488     $199
                                   ==========   ==========    =========     =======    =======     ====




                                                       Deficit
                                                     accumulated
                                     Additional       during the
                                       paid-in       development       Unearned
                                       capital          stage        compensation        Total
                                   -------------- ----------------- -------------- -----------------
Balance at October 21, 1991
 (date of inception) .............   $       --     $          --     $       --     $          --
 Issuance of Class A Common
  Stock ..........................           --            (3,768)            --                10
 Cumulative net loss
  (October 21, 1991 through
  September 30, 1992) ............           --          (793,822)            --          (793,822)
                                     ----------     -------------     ----------     -------------
Balance at September 30, 1992.....           --          (797,590)            --          (793,812)
 Issuance of Class B Common
  Stock ..........................          304                --             --               503
 Issuance of Class A Common
  Stock under anti-dilution
  provisions .....................           --                --             --                23
 Issuance of Class A Common
  Stock ..........................       74,820                --        (74,850)               --
 Net loss ........................           --        (2,196,413)            --        (2,196,413)
                                     ----------     -------------     ----------     -------------
Balance at September 30, 1993.....       75,124        (2,994,003)       (74,850)       (2,989,699)
 Issuance of Class A Common
  Stock ..........................       72,633                --        (72,355)              295
 Amortization of unearned
  compensation ...................           --                --         28,836            28,836
 Net loss ........................           --        (5,086,770)            --        (5,086,770)
                                     ----------     -------------     ----------     -------------
Balance at September 30, 1994.....      147,757        (8,080,773)      (118,369)       (8,047,338)
 Issuance of 349,000 shares of
  Series B Preferred Stock,
  net of offering costs of
  $65,000.........................           --                --             --         1,525,847
 Issuance of 1,460,388 shares
  of Series A Preferred Stock
  upon conversion of note
  payable to Interneuron .........           --                --             --         9,127,428
 Issuance of Class A Common
  Stock under anti-dilution
  provisions .....................      199,152                --       (199,152)               83
 Change in conversion factor
  of Class B Common Stock.........      240,539                --             --           240,539
 Amortization of unearned
  compensation ...................           --                --        235,956           235,956
 Issuance of warrants in
  conjunction with advances
  from Interneuron ...............      249,517                --             --           249,517
 Net Loss ........................           --        (4,567,943)            --        (4,567,943)
                                     ----------     -------------     ----------     -------------
Balance at September 30, 1995.....      836,965       (12,648,716)       (81,565)       (1,235,911)
 Repurchase of restricted
  stock ..........................          (54)               --             --               (60)
 Issuance of warrants in
  conjunction with advances
  from Intereuron ................      370,788                --             --           370,788
 Issuance of Class A Common
  Stock options ..................      256,640                         (256,640)               --
 Amortization of unearned
  compensation ...................           --                --         60,516            60,516
 Net loss ........................           --        (4,742,377)            --        (4,742,377)
                                     ----------     -------------     ----------     -------------
Balance at September 30, 1996.....    1,464,339       (17,391,093)      (277,689)       (5,547,044)
 Proceeds from excercise of
  stock options ..................        2,697                --             --             2,700
 Amortization of unearned
  compensation ...................           --                --        112,126           112,126
 Noncash compensation ............       64,125                --             --            64,125
 Net loss ........................           --        (7,724,018)            --        (7,724,018)
                                     ----------     -------------     ----------     -------------
Balance at September 30,1997 .....   $1,531,161     $ (25,115,111)    $ (165,563)    $ (13,092,111)
                                     ==========     =============     ==========     =============


    The accompanying notes are an integral part of the financial statements.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                            STATEMENTS OF CASH FLOWS




                                                                          Years Ended September 30,
                                                            -----------------------------------------------------
                                                                   1997              1996              1995
                                                            ----------------- ----------------- -----------------
 Cash flows from operating activities:
  Net loss ................................................   $  (7,724,018)    $  (4,742,377)    $  (4,567,943)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
      Depreciation and amortization .......................         660,423           349,630           290,419
      Noncash compensation ................................         176,251            60,516           476,578
      Interest to Interneuron .............................       1,151,794           535,456           225,654
  Changes in operating assets and liabilities:
   Prepaid expenses .......................................        (137,902)            7,579           (13,384)
   Other assets ...........................................         (43,427)           37,500            95,485
   Accounts payable .......................................        (304,181)          671,741            12,351
   Accrued expenses .......................................         945,580           290,792           169,547
   Deferred revenue .......................................         500,250           (16,668)           16,668
                                                              -------------     -------------     -------------
 Net cash (used) by operating activities ..................      (4,775,230)       (2,805,831)       (3,294,625)
                                                              -------------     -------------     -------------
 Cash flows from investing activities:
  Capital expenditures ....................................      (2,103,534)       (1,045,560)          (86,026)
                                                              -------------     -------------     -------------
 Net cash (used) by investing activities ..................      (2,103,534)       (1,045,560)          (86,026)
                                                              -------------     -------------     -------------
 Cash flows from financing activities:
  Borrowings from Interneuron .............................       8,940,040         4,024,780         2,000,794
  Repayment of borrowings from Interneuron ................      (2,687,500)               --                --
  Proceeds from issuance of common stock ..................           2,700                --                --
  Proceeds from issuance of preferred stock ...............              --                --         1,525,847
  Proceeds from sale/leaseback transactions ...............       1,340,908           315,886            39,380
  Principal payments on note payable ......................         (11,407)               --                --
  Principal payments on capital lease obligations .........        (439,133)         (241,259)         (187,471)
                                                              -------------     -------------     -------------
 Net cash provided by financing activities ................       7,145,608         4,099,407         3,378,550
                                                              -------------     -------------     -------------
 Net change in cash and cash equivalents ..................         266,844           248,016            (2,101)
 Cash and cash equivalents at beginning of period .........         294,715            46,699            48,800
                                                              -------------     -------------     -------------
 Cash and cash equivalents at end of period ...............   $     561,559     $     294,715     $      46,699
                                                              =============     =============     =============
 Supplemental disclosure of cash flow information:
  Cash paid for interest ..................................   $     103,821     $      51,763     $      70,928
                                                              =============     =============     =============
  Property and equipment obtained through financing
   arrangement ............................................   $     500,000     $          --     $          --
                                                              =============     =============     =============
  Conversion of note payable and accrued interest to
   common stock ...........................................   $          --     $          --     $   9,127,428
                                                              =============     =============     =============



                                                                October 21,
                                                               1991 (date of
                                                               inception) to
                                                               September 30,
                                                                   1997
                                                            ------------------
 Cash flows from operating activities:
  Net loss ................................................   $  (25,111,343)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
      Depreciation and amortization .......................        1,451,962
      Noncash compensation ................................          742,181
      Interest to Interneuron .............................        2,470,719
  Changes in operating assets and liabilities:
   Prepaid expenses .......................................         (151,114)
   Other assets ...........................................          (75,669)
   Accounts payable .......................................          542,446
   Accrued expenses .......................................        1,723,487
   Deferred revenue .......................................          500,250
                                                              --------------
 Net cash (used) by operating activities ..................      (17,907,081)
                                                              --------------
 Cash flows from investing activities:
  Capital expenditures ....................................       (4,259,518)
                                                              --------------
 Net cash (used) by investing activities ..................       (4,259,518)
                                                              --------------
 Cash flows from financing activities:
  Borrowings from Interneuron .............................       22,390,371
  Repayment of borrowings from Interneuron ................       (2,687,500)
  Proceeds from issuance of common stock ..................            3,531
  Proceeds from issuance of preferred stock ...............        1,525,847
  Proceeds from sale/leaseback transactions ...............        2,406,142
  Principal payments on note payable ......................          (11,407)
  Principal payments on capital lease obligations .........         (898,826)
                                                              --------------
 Net cash provided by financing activities ................       22,728,158
                                                              --------------
 Net change in cash and cash equivalents ..................          561,559
 Cash and cash equivalents at beginning of period .........               --
                                                              --------------
 Cash and cash equivalents at end of period ...............   $      561,559
                                                              ==============
 Supplemental disclosure of cash flow information:
  Cash paid for interest ..................................   $      235,032
                                                              ==============
  Property and equipment obtained through financing
   arrangement ............................................   $      500,000
                                                              ==============
  Conversion of note payable and accrued interest to
   common stock ...........................................   $    9,127,428
                                                              ==============

    The accompanying notes are an integral part of the financial statements.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     a. Organization: Transcell Technologies, Inc. ("Transcell"), a Delaware Corporation, was organized in October 1991 and is engaged in the research and development of human therapeutic health care products based on proprietary technologies in carbohydrate drugs and drug transport systems. Transcell is an approximately 79% owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron").

     b. Basis of Presentation: The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Transcell be unable to continue as a going concern.


     During the fiscal year ended September 30, 1997, Transcell arranged for the financing of its operating activities by borrowing approximately $8,940,000 from Interneuron and receiving approximately $1,317,000 in contract and licensing fees. Significant additional research and development activities, clinical testing and regulatory approvals must be completed before commercial sales, if any, will commence. Transcell is actively pursuing research and development grants and collaborations to fund its research and development activities. Transcell is dependent upon Interneuron for funding current operations, and there are no guarantees of continued funding from Interneuron.


     c. Property and Equipment: Property and equipment are stated at cost. Transcell provides for depreciation using the straight-line method based upon the following estimated useful lives:



        Computer equipment .......... 2 to 3 years
        Office equipment ............ 5 years
        Laboratory equipment ........ 5 years
        Leasehold improvements ...... Shorter of lease term or estimated useful life

     Expenses for repairs and maintenance are charged to operations as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged, respectively, to operations.


     d. Revenue Recognition: Transcell recognizes contract revenue under strategic alliances as certain agreed upon milestones are achieved or license fees are earned. Cash received in advance of revenue recognition is recorded as deferred revenue.

     e. Research and Development Costs: Research and development costs are expensed in the period incurred.

     f. Cash and Cash Equivalents: Cash and cash equivalents consist of cash in banks, highly liquid debt instruments purchased with maturities of three months or less and money market funds.

     g. Income Taxes: Deferred tax liabilities and assets are recognized based on temporary differences between the financial statement basis and tax basis of assets and liabilities using current statutory tax rates. A valuation allowance against net deferred tax assets is established if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. (See Note 4.)

     h. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     i. Accounting for Stock-Based Compensation: During the fiscal year ended September 30, 1997, Transcell adopted the disclosure requirements of the Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123"), which changes measurement, recognition and disclosure standards for stock-based compensation. Transcell measures stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"). As such, the adoption of SFAS No. 123 did not impact the financial position or the results from operations of Transcell.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)

                 NOTES TO THE FINANCIAL STATEMENTS -- Continued

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES: -- Continued


     j. Uncertainties: Transcell is subject to risks common to companies in the biotechnology industry, including, but not limited to, litigation, product liability, development by Transcell or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA government regulations.

     k. Recent Accounting Pronouncements: Transcell will adopt SFAS No. 130, "Reporting Comprehensive Income", ("SFAS No. 130") in the fiscal year ended September 30, 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Management has not determined the effect of adopting SFAS No. 130.


     Transcell will adopt SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", ("SFAS No. 131") in the fiscal year ending September 30, 1999. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Management has not determined the effect of adopting SFAS No. 131.


NOTE 2 -- PROPERTY AND EQUIPMENT:

     At September 30, 1997 and 1996, property and equipment consisted of the following:



                                                         1997           1996
                                                   --------------- --------------
    Computer equipment ...........................  $    501,939     $  384,772
    Office equipment .............................       226,772         13,760
    Lab equipment ................................     1,796,789      1,434,579
    Leasehold improvements .......................     1,841,076        193,458
                                                    ------------     ----------
                                                       4,366,576      2,026,569
    Less: accumulated depreciation and amortization   (1,059,020)      (662,124)
                                                    ------------     ----------
                                                    $  3,307,556     $1,364,445
                                                    ============     ==========

     Included in the above amounts is property and equipment under capital lease obligations of approximately $2,248,000 and $964,000 at September 30, 1997 and 1996, respectively, and related accumulated depreciation of approximately $931,000 and $493,000 at September 30, 1997 and 1996, respectively. Leased assets consist of laboratory, office and computer equipment. Transcell paid approximately $80,000 and $52,000 in interest expense during the years ended September 30, 1997 and 1996, respectively, related to these capital lease obligations.


NOTE 3 -- ACCRUED EXPENSES:

     At September 30, 1997 and 1996, accrued expenses consisted of the following:



                                                   1997          1996
                                              -------------- ------------
         Employee, compensation and benefits   $ 1,660,730    $ 750,250
         Other ..............................       62,758       27,658
                                               -----------    ---------
                                               $ 1,723,488    $ 777,908
                                               ===========    =========

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)
                 NOTES TO THE FINANCIAL STATEMENTS -- Continued


NOTE 4 -- INCOME TAXES:

     At September 30, 1997 and 1996, the significant components of Transcell's deferred tax asset consisted of the following:



                                                                  1997            1996
                                                            ---------------- --------------
           Federal and state net operating loss
            carryforwards .................................  $   9,200,000    $  6,500,000
           Federal and state tax credit carryforwards .....        200,000              --
           Accrued expenses ...............................        600,000         100,000
                                                             -------------    ------------
           Total deferred tax asset before valuation
            allowance .....................................     10,000,000       6,600,000
           Valuation allowance against total deferred
            tax asset .....................................    (10,000,000)     (6,600,000)
                                                             -------------    ------------
           Net deferred tax asset .........................  $          --    $         --
                                                             =============    ============

     At September 30, 1997, Transcell had net operating loss carryforwards available for federal income tax purposes of approximately $23,000,000 which expire at various dates from 2007 to 2012. In addition, at September 30, 1997, Transcell had approximately $200,000 of tax credit carryforwards for federal income tax purposes expiring at various dates through 2012. Transcell's ability to use the carryforwards may be subject to limitations resulting from ownership changes as defined in the U.S. Internal Revenue Code.

     Due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, all of the deferred tax assets have been fully offset by a valuation allowance.


NOTE 5 -- COMMITMENTS:

     Transcell leases its facilities, as well as certain furniture, fixtures and equipment, under non-cancelable leases. Rent expense under these leases was approximately $762,000, $405,000, and $363,000 for the years ended 1997, 1996, and 1995, respectively, and $1,968,000 for the period October 21, 1991 (date of inception) through September 30, 1997.

     In September 1996, Transcell entered into a ten-year lease (which commenced in June 1997) for laboratory and administrative space which includes an option to expand the currently occupied space and is guaranteed by Interneuron. Prior to this agreement, Transcell leased its facilities under a non-cancelable operating sublease.

     At September 30, 1997, Transcell's future minimum payments under non-cancelable lease arrangements are as follows:




                                                                                     Capital Lease
Years Ending September 30,                                        Operating Leases    Obligations
---------------------------------------------------------------- ------------------ --------------
          1998 .................................................     $1,054,034       $  611,308
          1999 .................................................      1,030,479          537,408
          2000 .................................................        980,828          462,253
          2001 .................................................        977,318           97,170
          2002 .................................................      1,277,932               --
          Thereafter ...........................................      4,606,115               --
                                                                     ----------       ----------
          Total lease payments .................................     $9,926,706        1,708,139
                                                                     ==========
          Less: amount representing interest ...................                        (200,823)
                                                                                      ----------
          Present value of future lease payments ...............                       1,507,316
          Less: current portion ................................                        (514,188)
                                                                                      ----------
          Non-current portion of capital lease obligations .....                      $  993,128
                                                                                      ==========


     At September 30, 1997, Transcell's note obligation consisted of approximately $489,000 in a note payable agreement. The Note requires monthly payments, accrues interest at an annual rate of 11.5% and expires in June 2002. At September 30, 1997, approximately $29,000 of the note has been classified as current.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)
                 NOTES TO THE FINANCIAL STATEMENTS -- Continued


NOTE 6 -- RELATED-PARTY TRANSACTIONS:

     Under consulting agreements with a director and a party related to a director to provide scientific advice and administrative services, Transcell is obligated to make monthly payments through December 31, 1999 subject to annual renewals. Payments to these consultants made during fiscal 1997, 1996, and 1995 totaled approximately $219,000, $108,000 and $104,000, respectively, and $752,000 for the period October 21, 1991 (date of inception) through September 30, 1997. Total future minimum obligations under these agreements totaled $495,000 as of September 30, 1997.


NOTE 7 -- LICENSE AND RESEARCH AGREEMENTS:

     Transcell entered into a license agreement with Princeton University in January 1992, certain terms of which were amended in February 1997. The license agreement grants Transcell an exclusive worldwide license to any patents relating to certain cell permeation technology in exchange for annual license fees and royalties.

     In October 1993, Transcell entered into an additional license agreement with Princeton University in which Transcell was granted exclusive worldwide rights to a process for the rapid synthesis of oligosaccharides and any compounds resulting therefrom in exchange for license fees and royalties.

     In July 1997, Transcell and Interneuron entered into a Research Collaboration and Licensing Agreement with Merck & Co., Inc. ("Merck") (the "Merck Agreement") to discover and commercialize certain novel antibacterial agents. Merck has an option to extend the field of the collaboration and license to include all antibacterial pharmaceutical products. The agreement provided for Merck to make initial payments totaling $2,500,000 which included a non-refundable commitment fee of $1,500,000 and a non-refundable option payment of $1,000,000 (which is being recorded as revenue over the one year option period) plus research support during the first two years of the agreement. Based upon estimated relative value of such licenses and rights, the commitment fee and option payment will be shared two-thirds by Transcell and one-third by Interneuron. Transcell's share of revenue in conjunction with this agreement was approximately $1,317,000 for the year ended September 30, 1997. Additionally, Merck is required to make payments based upon achievement of certain defined clinical development and regulatory milestones and pay royalties based upon net sales of products resulting from the collaboration. Certain of the rights licensed to Merck are based on exclusive licenses or rights held by Transcell and Interneuron from Princeton University.


NOTE 8 -- EQUITY:


     Preferred Stock:

     The Certificate of Incorporation of Transcell (the "Certificate") authorizes the issuance of 5,000,000 shares of Preferred Stock. Transcell's Board of Directors (the "Transcell Board") has the authority to issue preferred stock in one or more series and to fix or alter the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders of Transcell. The preferred shares may be convertible into shares of Class A Common Stock and have preferential rights in terms of dividends and liquidation over Common Stock. Shares of Preferred Stock have voting rights equal to the number of shares of their common stock equivalent.


     Series A:

     In fiscal 1995, Transcell issued 1,460,388 shares of Series A Preferred Stock to Interneuron upon conversion of a note payable. Shares of Series A Preferred Stock are convertible at any time at the option of the holder into shares of Class A Common Stock. The initial conversion ratio is based on a Series A price of $6.25, subject to adjustment based upon several factors. Upon an offering of Transcell securities, as described in the Certificate (an "Offering"), the conversion ratio will be adjusted so that the holders receive a minimum return of 35% annually, commencing on July 7, 1995. The minimum return is applied on a quarterly basis.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)

                 NOTES TO THE FINANCIAL STATEMENTS -- Continued

NOTE 8 -- EQUITY: -- Continued

     In fiscal 1997, the Transcell Board amended the Certificate to change the conversion rights of the Series A Preferred Stock to eliminate the minimum return described above. This amendment of the Certificate was approved by the Series A preferred stockholder. Series A preferred shares are automatically converted upon an Offering or in the event that a majority of Series A preferred stockholders elect to convert their shares.


     Series B:

     Transcell has issued 349,000 shares of Series B Preferred Stock in connection with private placements. These private placements consisted of the sale of units, each unit consisting of shares of Preferred Stock of Transcell, shares of preferred stock of another subsidiary of Interneuron, Progenitor, Inc., and a put protection right and warrants from Interneuron. The put protection right provides that on the third anniversary of the final closing of the private placement, the owner has the right to sell to Interneuron a percentage of the Preferred Stock of Transcell that is deemed to be illiquid, as defined in the agreement. Transcell received approximately $1,526,000, net of offering costs, as its share of the proceeds from the private placement. Shares of Series B Preferred Stock are convertible, at any time at the option of the holder, into shares of Class A Common Stock. The initial conversion ratio is based upon a Series B price of $6.25, subject to adjustment based upon several factors. Upon an Offering, the conversion ratio will be adjusted so that the holders receive a minimum return of 35% annually, commencing on July 7, 1995. The minimum return is applied on a quarterly basis. Series B preferred shares are automatically converted upon an Offering.

     In connection with the private placement, Transcell issued to designees of the placement agent, an affiliate of Interneuron, warrants to purchase a total of 34,901 shares of Series B Preferred Stock. These warrants are exercisable at a price of $6.88 per share and expire five years from an Offering of Transcell's Common Stock, or June 2005, whichever is earlier.

     Shares of authorized Class A Common Stock have been reserved for the conversion of all convertible Preferred Stock outstanding.


     Common Stock:

     Transcell is authorized to issue two classes of shares of Common Stock designated Class A and Class B. Shares of Transcell's Class B Common Stock are convertible, at any time at the option of the holder, into shares of Class A Common Stock. The conversion ratio is subject to adjustment based on certain factors, primarily the issuance of additional shares to Interneuron. At September 30, 1997, a total of 279,696 shares of Class A stock are reserved for issuance upon the conversion of the outstanding Class B Common Stock. Holders of Class B Common Stock are entitled to pro rata dividend, liquidation, and voting rights based on the number of Class A shares into which such Class B shares are convertible.

     In February 1994, the Transcell Board authorized a 2-for-1 stock split of Common Stock. All references to Class A Common Stock, underlying stock options, warrants and per share data have been restated to reflect the stock split.


     Stock Options:

     In March 1997, the Transcell Board approved an increase in the number of shares of Transcell's Common Stock authorized for issuance under Transcell's 1992 Stock Option Plan (the "Plan") from 1,200,000 shares to 1,800,000 shares.

     Under the Plan, incentive or non-qualified options to purchase 1,800,000 shares of Transcell's Common Stock may be granted to employees, and directors and consultants may be granted non-qualified options. Under the provisions of the Plan, the term of each grant cannot exceed ten years.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)

                 NOTES TO THE FINANCIAL STATEMENTS -- Continued

NOTE 8 -- EQUITY: -- Continued

     Stock option activity under the Plan was as follows:




                                                       Stock Options
                                              -------------------------------
                                                             Weighted Average
                                                  Shares      Exercise Price
                                              ------------- -----------------
           Outstanding at September 30, 1994      113,758        $ 3.05
            Granted .........................      25,750        $ 7.00
            Exercised .......................          --            --
            Canceled ........................      (4,200)       $ 3.33
                                                  -------
           Outstanding at September 30, 1995      135,308        $ 3.80
            Granted .........................   1,081,808        $ 1.02
            Exercised .......................          --            --
            Canceled ........................    (135,608)       $ 4.50
                                                ---------
           Outstanding at September 30, 1996    1,081,508        $ 0.93
            Granted .........................     560,214        $ 0.26
            Exercised .......................      (3,000)       $ 0.90
            Canceled ........................    (207,503)       $ 0.47
                                                ---------
           Outstanding at September 30, 1997    1,431,219        $ 0.73
                                                =========


     As of September 30, 1997, stock options were exercisable as follows:


                                          Outstanding                          Exercisable
                         ----------------------------------------------   ---------------------
                                         Weighted         Weighted                     Weighted
       Range of                           Average          Average                     Average
       Exercise                          Exercise         Remaining                    Exercise
         Price              Number         Price      Contractual Life      Number      Price
----------------------   ------------   ----------   ------------------   ---------   ---------
 $             0.26         408,464       $ 0.26        9.49 years         187,500     $ 0.26
 $             0.90       1,007,755       $ 0.90        8.77 years         436,079     $ 0.90
 $             2.50          15,000       $ 2.50        5.25 years          15,000     $ 2.50
                          ---------                                        -------
 $       0.26-$2.50       1,431,219       $ 0.73        8.94 years         638,579     $ 0.75
                          =========                                        =======



     All outstanding options vest at various rates over periods up to five years and expire at various dates from April 27, 2003 to July 24, 2007. At September 30, 1996, 104,783 options were exercisable at a weighted average exercise price of $1.17.

     Pro forma Net Income Information:

     Pro forma information regarding net loss shown below was determined as if Transcell had accounted for employee stock options under the fair value method of SFAS No. 123. The fair value of each option grant is estimated on the date of the grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:




                                                                     1997            1996
                                                               --------------- ---------------
           Dividend yield ....................................     0%              0%
           Expected volatility ...............................    70%             70%
           Risk-free interest rate ........................... 6.0% - 6.8%     6.4% - 6.6%
           Expected option life after shares are granted ..... 5 years         5 years
           Weighted average grant date fair value ............ $ 0.26          $ 1.02

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. Transcell's employee stock options have characteristics significantly different from those of traded options such as vesting restrictions and extremely limited transferability. In addition, the assumptions used in option valuation models are highly subjective,

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)

                 NOTES TO THE FINANCIAL STATEMENTS -- Continued

NOTE 8 -- EQUITY: -- Continued

particularly the assumption of expected stock price volatility of the underlying stock. Changes in these subjective assumptions can materially affect the fair value estimate.

     For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The below pro forma net loss and net loss per share amounts only include option grants within the last two years. The pro forma effect on net loss for the fiscal years ended September 30, 1997 and 1996 may not be representative of the pro forma effect on net income or loss in future years. Transcell's pro forma information is as follows for the fiscal years ended September 30, 1997 and 1996:




                                    1997                         1996
                         --------------------------- ----------------------------
                          As Reported    Pro Forma    As Reported     Pro Forma
                         ------------- ------------- ------------- --------------
      Net loss .........  $7,724,018    $7,972,241    $4,742,377    $ 4,818,678
                          ==========    ==========    ==========    ===========


NOTE 9 -- NOTES PAYABLE TO INTERNEURON:


     Convertible Debenture -- Interneuron:

     In March 1995, Transcell entered into a Convertible Debenture (the "Debenture") with Interneuron. The Debenture accrues interest on the outstanding principal balance at an annual rate equal to 1% over the prime lending rate. The Debenture, together with accrued interest thereon, is due and payable on the earlier of March 31, 2000 or the closing of an initial public offering of Transcell's securities. The Debenture is payable, at Transcell's option, in cash or in shares of Transcell's Class A Common Stock. Also, the Debenture is convertible, at any time at the option of Interneuron, into shares of Transcell's Class A Common Stock. The conversion price is equal to the fair market value of the Class A Common Stock at the time of conversion. At September 30, 1997 and 1996, advances under the Debenture, including accrued interest thereon, were approximately $515,000 and $476,000, respectively.


     Note Payable to Interneuron:


     In March 1996, Transcell entered into a Promissory Note (the "Note") with Interneuron covering operating advances made to Transcell through March 1996 pursuant to a support letter and subsequent advances by Interneuron. The Note accrues interest at a rate equal to 1% over the prime lending rate. Pursuant to the terms of the support letter, for each dollar advanced thereunder, Transcell issued a warrant to Interneuron for one quarter of one share of Series B Preferred Stock at an exercise price of $5.06 per share. A total of 465,144 warrants were issued which expire in May 1999. The Note, together with accrued interest thereon, is due and payable on the earlier of March 31, 2001 or the closing of an initial public offering of Transcell's securities or on demand. At September 30, 1997 and 1996, advances under the Note, including accrued interest thereon, totaled approximately $11,911,000 and $4,546,000, respectively.



NOTE 10 -- SUBSEQUENT EVENTS:

     In November 1997, Transcell announced the signing of a letter of intent for the proposed acquisition by Intercardia, Inc. ("Intercardia"), a majority-owned subsidiary of Interneuron, of Transcell and related technology owned by Transcell and Interneuron in exchange for Intercardia common stock with an aggregate value of approximately $14,000,000 to $15,000,000, of which $3,000,000 is payment to Interneuron for its technology rights and continued guarantee of certain Transcell leases (the "Proposed Acquisition"). In addition, Intercardia will issue Intercardia stock options to Transcell employees and consultants with a market value of approximately $3,000,000 to $4,000,000. The transaction is subject to final due diligence by Intercardia and Interneuron and approval by Transcell's and Intercardia's stockholders.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)

                 NOTES TO THE FINANCIAL STATEMENTS -- Continued

NOTE 10 -- SUBSEQUENT EVENTS: -- Continued

     Under the terms of the letter of intent, Transcell's stockholders will receive Intercardia common stock in three installments with an aggregate value of approximately $11,000,000 to $12,000,000. The first installment, representing approximately $5,500,000 to $6,000,000, will be made upon the closing of the transaction, currently estimated to occur in the second calendar quarter of 1998 (the "Closing"). The second and third installments will each consist of approximately $2,750,000 to $3,000,000 of Intercardia common stock, as valued at each date, and will occur 15 and 21 months, respectively, after the first closing.

     In exchange for certain license and technology rights owned by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Intercardia will issue to Interneuron $3,000,000 of Intercardia common stock at the first closing and will pay Interneuron a royalty on certain products that may result from the Merck Agreement.

     In addition, Interneuron, at the closing, will cancel warrants it holds to purchase Transcell Series B Preferred Stock and will also contribute all outstanding principal and interest balances due under the Debenture and the Note to Transcell's capital.

     At a February 1998 meeting of the Transcell Board, Transcell issued options to purchase an aggregate of 1,531,430 shares of Transcell's Common Stock to a director and a party related to a director. These options vest as follows: (a) 50% vest on the first anniversary of the date of grant; provided that, if the Proposed Acquisition closes prior to the one year anniversary of the date of grant, a pro rata portion of the 50% will vest, equal to the number of four week periods completed at the Closing divided by thirteen, with the remaining unvested portion of the first 50% to vest in equal installments every four weeks; (b) the remaining 50% vest in thirteen equal installments every four weeks over the twelve month period commencing one year following the grant date. The options granted are subject to cancellation in the event that the Proposed Acquisition does not close within one year following the date of grant. In connection with the issuance of these options, Transcell will incur noncash compensation expense recognized ratably from the date of grant over the vesting period of the options. The charges relating to the options are expected to aggregate approximately $1,824,000 of which approximately $570,000 is expected to be incurred in the fiscal year ending September 30, 1998, and the remainder through the final vesting periods in fiscal 2000.

     The Transcell Board also approved an increase in the number of shares of Transcell's Common Stock authorized for issuance under the Plan from 1,800,000 shares to 3,300,000 shares.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS





                                                                                            December 31,     September 30,
                                                                                                1997             1997
                                                                                          ---------------- ----------------
                                                                                             (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents .............................................................  $     106,645    $     561,559
  Prepaid expenses ......................................................................        168,225          151,114
                                                                                           -------------    -------------
   Total current assets .................................................................        274,870          712,673
Property and equipment, net .............................................................      3,499,424        3,307,556
Other assets ............................................................................         83,174           75,669
                                                                                           -------------    -------------
   Total assets .........................................................................  $   3,857,468    $   4,095,898
                                                                                           =============    =============
LIABILITIES
Current liabilities:
  Accounts payable ......................................................................  $     495,856    $     542,446
  Accrued expenses ......................................................................      1,769,267        1,723,488
  Current portion of capital lease obligations ..........................................        443,961          514,188
  Note payable to Interneuron ...........................................................     13,771,638       11,911,187
  Current portion of note payable .......................................................         30,274           29,420
  Deferred revenue ......................................................................        333,500          500,250
                                                                                           -------------    -------------
   Total current liabilities ............................................................     16,844,496       15,220,979
Long-term portion of capital lease obligations ..........................................        877,528          993,128
Convertible debenture -- Interneuron ....................................................        524,705          514,729
Note payable ............................................................................        458,541          459,173
                                                                                           -------------    -------------
   Total liabilities ....................................................................     18,705,270       17,188,009
                                                                                           -------------    -------------
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Preferred stock; $.01 par value, 5,000,000 shares authorized:
  Series A, 1,460,388 shares issued and outstanding as of December 31, 1997 and
   September 30, 1997, respectively .....................................................      9,127,428        9,127,428
  Series B, 349,000 shares issued and outstanding as of December 31, 1997 and
   September 30, 1997, respectively .....................................................      1,525,847        1,525,847
Common stock; $.001 par value, 50,500,000 shares authorized:
  Class A, 3,928,603 and 3,927,956 shares issued and outstanding at December 31, 1997
   and September 30, 1997, respectively .................................................          3,929            3,928
  Class B, 199,488 shares issued and outstanding at December 31, 1997 and September
   30, 1997, respectively ...............................................................            199              199
Additional paid-in capital ..............................................................      1,531,743        1,531,161
Deficit accumulated during development stage ............................................    (26,892,771)     (25,115,111)
Unearned compensation ...................................................................       (144,177)        (165,563)
                                                                                           -------------    -------------
   Total stockholders' deficit ..........................................................    (14,847,802)     (13,092,111)
                                                                                           -------------    -------------
   Total liabilities and stockholders' deficit ..........................................  $   3,857,468    $   4,095,898
                                                                                           =============    =============


The accompanying notes are an integral part of these unaudited financial statements.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                            STATEMENTS OF OPERATIONS



                                  (Unaudited)





                                                    Three Months
                                                        Ended                October 21, 1991
                                                    December 31,            (date of inception)
                                           -------------------------------    to December 31,
                                                 1997            1996              1997
                                           --------------- --------------- --------------------
Contract and license fee revenue .........  $    316,750                      $   2,276,481
Costs and expenses:
 Research and development ................     1,340,776    $    923,812         19,093,091
 General and administration ..............       396,408         501,751          7,033,751
                                            ------------    ------------      -------------
   Total operating expenses ..............     1,737,184       1,425,563         26,126,842
                                            ------------    ------------      -------------
Net loss from operations .................    (1,420,434)     (1,425,563)       (23,850,361)
Interest income (expense):
 Interest income .........................         1,204           1,663             33,549
 Interest expense -- Interneuron .........      (311,203)       (223,980)        (2,653,289)
 Interest expense -- other ...............       (47,227)        (16,010)          (418,902)
                                            ------------    ------------      -------------
Net loss .................................  $ (1,777,660)   $ (1,663,890)     $ (26,889,003)
                                            ============    ============      =============


The accompanying notes are an integral part of these unaudited financial statements.

                          TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                            STATEMENTS OF CASH FLOWS



                                  (Unaudited)





                                                                                           Three Months
                                                                                               Ended
                                                                                           December 31,
                                                                                 ---------------------------------
                                                                                       1997             1996
                                                                                 ---------------- ----------------
Cash flows from operating activities:
 Net loss ......................................................................   $ (1,777,660)    $ (1,663,890)
 Adjustments to reconcile net loss to net cash used by operating activities:
   Depreciation and amortization ...............................................        217,301          134,197
   Noncash compensation ........................................................         21,386           28,226
   Interest to Interneuron .....................................................        311,202          223,980
 Changes in operating assets and liabilities:
   Prepaid expenses ............................................................        (17,111)           7,622
  Other assets .................................................................         (7,505)           3,413
   Accounts payable ............................................................        (39,258)        (401,597)
   Accrued expenses ............................................................         45,779          211,094
   Deferred revenue ............................................................       (166,750)              --
                                                                                   ------------     ------------
Net cash (used) by operating activities ........................................     (1,412,616)      (1,456,955)
                                                                                   ------------     ------------
Cash flows from investing activities:
   Capital expenditures ........................................................       (409,169)        (237,837)
                                                                                   ------------     ------------
Net cash (used) by investing activities ........................................       (409,169)        (237,837)
                                                                                   ------------     ------------
Cash flows from financing activities:
 Borrowings from Interneuron ...................................................      1,559,225        1,703,526
 Repayment of borrowings from Interneuron ......................................             --               --
 Proceeds from issuance of common stock ........................................            583               --
 Proceeds from issuance of preferred stock .....................................             --               --
 Proceeds from sale/leaseback transactions .....................................             --               --
 Principal payments on note payable ............................................         (7,110)              --
 Principal payments on capital lease obligations ...............................       (185,827)         (80,592)
                                                                                   ------------     ------------
Net cash provided by financing activities ......................................      1,366,871        1,622,934
                                                                                   ------------     ------------
Net change in cash and cash equivalents ........................................       (454,914)         (71,858)
Cash and cash equivalents at beginning of period ...............................        561,559          294,715
                                                                                   ------------     ------------
Cash and cash equivalents at end of period .....................................   $    106,645     $    222,857
                                                                                   ============     ============
Supplemental disclosure of cash flow information:
 Cash paid for interest ........................................................   $     47,227     $     16,010
                                                                                   ============     ============
 Property and equipment obtained through financing arrangement .................   $         --     $         --
                                                                                   ============     ============
 Conversion of note payable and accrued interest into stock ....................   $         --     $         --
                                                                                   ============     ============



                                                                                   October 21, 1991
                                                                                  (date of inception)
                                                                                    to December 31,
                                                                                         1997
                                                                                 --------------------
Cash flows from operating activities:
 Net loss ......................................................................    $ (26,889,003)
 Adjustments to reconcile net loss to net cash used by operating activities:
   Depreciation and amortization ...............................................        1,669,263
   Noncash compensation ........................................................          763,567
   Interest to Interneuron .....................................................        2,781,921
 Changes in operating assets and liabilities:
   Prepaid expenses ............................................................         (168,225)
  Other assets .................................................................          (83,174)
   Accounts payable ............................................................          503,188
   Accrued expenses ............................................................        1,769,266
   Deferred revenue ............................................................          333,500
                                                                                    -------------
Net cash (used) by operating activities ........................................      (19,319,697)
                                                                                    -------------
Cash flows from investing activities:
   Capital expenditures ........................................................       (4,668,687)
                                                                                    -------------
Net cash (used) by investing activities ........................................       (4,668,687)
                                                                                    -------------
Cash flows from financing activities:
 Borrowings from Interneuron ...................................................       23,949,596
 Repayment of borrowings from Interneuron ......................................       (2,687,500)
 Proceeds from issuance of common stock ........................................            4,114
 Proceeds from issuance of preferred stock .....................................        1,525,847
 Proceeds from sale/leaseback transactions .....................................        2,406,142
 Principal payments on note payable ............................................          (18,517)
 Principal payments on capital lease obligations ...............................       (1,084,653)
                                                                                    -------------
Net cash provided by financing activities ......................................       24,095,029
                                                                                    -------------
Net change in cash and cash equivalents ........................................          106,645
Cash and cash equivalents at beginning of period ...............................               --
                                                                                    -------------
Cash and cash equivalents at end of period .....................................    $     106,645
                                                                                    =============
Supplemental disclosure of cash flow information:
 Cash paid for interest ........................................................    $     282,259
                                                                                    =============
 Property and equipment obtained through financing arrangement .................    $     500,000
                                                                                    =============
 Conversion of note payable and accrued interest into stock ....................    $   9,127,428
                                                                                    =============



The accompanying notes are an integral part of these unaudited financial statements.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


                    NOTES TO UNAUDITED FINANCIAL STATEMENTS


A. BASIS OF PRESENTATION

     Transcell Technologies, Inc. ("Transcell"), a Delaware corporation, was organized in October 1991. Transcell is engaged in the research and development of human therapeutic health care products based on proprietary technologies in carbohydrate-based combinatorial chemistry. As of December 31, 1997, Interneuron Pharmaceuticals, Inc. ("Interneuron") owned approximately 79% of the outstanding capital stock of Transcell.

     The financial statements included herein have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of Transcell. The unaudited financial statements included herein should be read in conjunction with the audited financial statements and the notes thereto included in this Registration Statement for the fiscal year ended September 30, 1997. Results for the interim period are not necessarily indicative of the results for any other interim period or for the full fiscal year.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Transcell be unable to continue as a going concern.

     During the three months ended December 31, 1997, Transcell arranged for the financing of its operations by borrowing approximately $1,559,000 from Interneuron and using approximately $455,000 of cash and cash equivalents on hand at September 30, 1997. Significant additional research and development activities, clinical testing and regulatory approvals must be completed before commercial sales, if any, will commence. Transcell is actively pursuing research and development grants and collaborations to fund its research and development activities. Transcell is dependent upon Interneuron for funding current operations, and there are no guarantees of continued funding from Interneuron.

     Transcell will adopt SFAS No. 130, "Reporting Comprehensive Income", for the fiscal year ending September 30, 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Management has not determined the effect of adopting SFAS No. 130.

     Transcell will adopt SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", for the fiscal year ending September 30, 1999. SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Management has not determined the effect of adopting SFAS No. 131.


B. PROPOSED ACQUISITION

     In November 1997, Transcell announced the signing of a letter of intent for the proposed acquisition by Intercardia, Inc. ("Intercardia"), a majority-owned subsidiary of Interneuron, of Transcell and related technology owned by Transcell and Interneuron in exchange for Intercardia Common Stock with an aggregate value of approximately $14,000,000 to $15,000,000, of which $3,000,000 is payment to Interneuron for its technology rights and continued guarantee of certain Transcell leases (the "Proposed Acquisition"). In addition, Intercardia will issue Intercardia stock options to Transcell employees and consultants with a market value of approximately $3,000,000 to $4,000,000. The transaction is subject to final due diligence by Intercardia and Interneuron and approval by Transcell's and Intercardia's stockholders.

     Under the terms of the letter of intent, Transcell's stockholders will receive Intercardia common stock in three installments with an aggregate value of approximately $11,000,000 to $12,000,000. The first installment, representing approximately $5,500,000 to $6,000,000, will be made upon the closing of the transaction, currently estimated to occur in the second calendar quarter of 1998 (the "Closing"). The second and third installments will each consist of approximately $2,750,000 to $3,000,000 of Intercardia common stock, as valued at each date, and will occur 15 and 21 months, respectively, after the first closing.

                         TRANSCELL TECHNOLOGIES, INC.
                         (A Development Stage Company)


              NOTES TO UNAUDITED FINANCIAL STATEMENTS -- Continued

B. PROPOSED ACQUISITION -- Continued

     In exchange for certain license and technology rights owned by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Intercardia will issue to Interneuron $3,000,000 of Intercardia common stock at the first closing and will pay Interneuron a royalty on certain products that may result from a research collaboration originally entered into among Transcell, Interneuron and Merck & Co., Inc.

     The actual market value of the Intercardia common stock to be issued in the Proposed Acquisition may be increased or decreased based upon the market price of Intercardia's stock at Closing.

     In addition, Interneuron, at the Closing, will cancel warrants it holds to purchase Transcell Series B Preferred Stock and will also contribute to Transcell's capital all outstanding principal and interest balances due under obligations payable to Interneuron.

                                    ANNEX A



                         AGREEMENT AND PLAN OF MERGER



                                    between


                               INTERCARDIA, INC.,


                          TRANSCELL TECHNOLOGIES, INC.



                                      and


                       INTERNEURON PHARMACEUTICALS, INC.


                                 MARCH 2, 1998

                               TABLE OF CONTENTS





                                                                                      Page
                                                                                     -----
ARTICLE 1 The Merger ...............................................................  A-1
  1.1  The Merger ..................................................................  A-1
  1.2  Effective Time ..............................................................  A-1
ARTICLE 2 Certificate of Incorporation and Bylaws of the Surviving Corporation .....  A-1
  2.1  Certificate of Incorporation ................................................  A-1
  2.2  Bylaws ......................................................................  A-1
ARTICLE 3 Directors and Officers of the Surviving Corporation ......................  A-1
  3.1  Directors ...................................................................  A-2
  3.2  Officers ....................................................................  A-2
ARTICLE 4 Consideration and Closing ................................................  A-2
  4.1  Purchase Price; Exchange Ratios .............................................  A-2
  4.2  Exchange of Certificates Representing Capital Stock .........................  A-4
  4.3  Adjustment of Merger Consideration ..........................................  A-4
  4.4  Dissenting Transcell Shareholders ...........................................  A-4
  4.5  The Closing .................................................................  A-5
ARTICLE 5 Representations and Warranties of Transcell ..............................  A-5
  5.1  Existence; Good Standing; Corporate Authority ...............................  A-5
  5.2  Authorization, Validity and Effect of Agreement .............................  A-5
  5.3  Compliance with Laws ........................................................  A-5
  5.4  Capitalization ..............................................................  A-5
  5.5  Subsidiaries ................................................................  A-6
  5.6  No Violation ................................................................  A-6
  5.7  Financial Statements ........................................................  A-6
  5.8  Litigation ..................................................................  A-7
  5.9  Absence of Certain Changes ..................................................  A-7
  5.10 Taxes .......................................................................  A-7
  5.11 Employee Benefit Plans ......................................................  A-7
  5.12 Labor and Employment Matters ................................................  A-8
  5.13 Brokers and Finders .........................................................  A-8
  5.14 Opinion of Financial Advisor ................................................  A-8
  5.15 Material Contracts ..........................................................  A-8
  5.16 Intellectual Property: Technology ...........................................  A-9
  5.17 Investments .................................................................  A-9
  5.18 Insurance ...................................................................  A-9
  5.19 Product Liability ........................................................... A-10
  5.20 Governmental Approvals ...................................................... A-10
ARTICLE 6 Representations and Warranties of Intercardia ............................ A-10
  6.1  Existence; Good Standing; Corporate Authority ............................... A-10
  6.2  Subsidiaries ................................................................ A-10
  6.3  Authorization; Validity and Effect of Agreements ............................ A-10
  6.4  Litigation .................................................................. A-10
  6.5  No Violation ................................................................ A-10
  6.6  Capital Stock of Intercardia ................................................ A-11
  6.7  SEC Reports; Financial Statements ........................................... A-11
  6.8  Brokers and Finders ......................................................... A-11
  6.9  Opinion of Financial Advisor ................................................ A-11
ARTICLE 7 Covenants ................................................................ A-12
  7.1  No Solicitation ............................................................. A-12
  7.2  Interim Operations .......................................................... A-12
  7.3  Stockholder Approvals; Information Statement ................................ A-13
  7.4  Filings; Other Action ....................................................... A-14
  7.5  Access to Information ....................................................... A-15

  7.6  Publicity ...................................................... A-15
  7.7  Further Action ................................................. A-15
  7.8  Insurance; Indemnity ........................................... A-15
  7.9  Employees and Employee Benefit Plans ........................... A-15
  7.10 Reasonable Efforts ............................................. A-16
  7.11 Certain Notification ........................................... A-16
  7.12 Interneuron Obligations ........................................ A-16
  7.13 Interneuron Royalty ............................................ A-16
  7.14 SEC Filings and Transaction Costs .............................. A-16
  7.15 Authorization for Trading; Reporting Status .................... A-16
  7.16 Intercardia Approval ........................................... A-16
  7.17 Tax Covenant ................................................... A-17
ARTICLE 8 Conditions .................................................. A-17
  8.1  Conditions to Each Party's Obligation to Effect the Merger ..... A-17
  8.2  Conditions to Obligations of Intercardia ....................... A-17
  8.3  Conditions to Obligations of Transcell and Interneuron ......... A-18
ARTICLE 9 Termination; Amendment; Waiver .............................. A-19
  9.1  Termination .................................................... A-19
  9.2  Effect of Termination .......................................... A-20
  9.3  Amendment ...................................................... A-20
  9.4  Extension; Waiver .............................................. A-20
ARTICLE 10 Indemnification ............................................ A-20
  10.1 Indemnification of Intercardia ................................. A-20
  10.2 Indemnification of Exchanging Stockholders ..................... A-21
  10.3 Procedures Relating to Indemnification of Tax Claims. .......... A-21
  10.4 Remedies ....................................................... A-22
  10.5 Survival ....................................................... A-22
  10.6 Limitation on Liability ........................................ A-22
  10.7 Calculation of Indemnification ................................. A-23
ARTICLE 11 General Provisions ......................................... A-23
  11.1 Survival of Representations and Warranties ..................... A-23
  11.2 Notices ........................................................ A-23
  11.3 Assignment; Binding Effect; Third Party Beneficiaries .......... A-23
  11.4 Entire Agreement ............................................... A-24
  11.5 Governing Law .................................................. A-24
  11.6 Headings ....................................................... A-24
  11.7 Interpretation; Certain Definitions ............................ A-24
  11.8 Investigations ................................................. A-24
  11.9 Severability ................................................... A-24
  11.10 Enforcement of Agreement ...................................... A-24
  11.11 Counterparts .................................................. A-24
  11.12 Knowledge ..................................................... A-24
  11.13 Further Action ................................................ A-25
  11.14 Arbitration ................................................... A-25
  11.15 Invalidity, Etc ............................................... A-25


Schedules and Exhibits:


Exhibit 4.1      Schedule of Outstanding Capital Stock, Transcell Options and Transcell Warrants
Exhibit 7.6      Form of Press Release relating to this Agreement
Exhibit 7.13     Form of Assignment and Assumption and Royalty Agreement to be entered into between Intercardia and Interneuron

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 2, 1998, by and among Intercardia, Inc., a Delaware corporation ("Intercardia"); Transcell Technologies, Inc. a Delaware corporation ("Transcell"); and Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron").


                                  WITNESSETH:

     WHEREAS, Transcell is a Delaware corporation with authorized capital stock of 50,000,000 shares of Transcell Class A Common Stock, $.001 par value ("Class A Common Stock"), 500,000 shares of Transcell Class B Common Stock, $.001 par value ("Class B Common Stock"), 2,000,000 shares of Transcell Series A Preferred Stock, $.01 par value ("Series A Preferred Stock"), 880,000 shares of Transcell Series B Preferred Stock, $.01 par value ("Series B Preferred Stock") and 2,120,000 shares of Transcell additional Preferred Stock, $.01 par value ("Additional Preferred Stock"); the authorized Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock and Additional Preferred Stock are hereinafter sometimes collectively referred to as "Authorized Capital Stock";

     NOW, THEREFORE, in reliance upon the premises, representations, warranties and covenants made herein and in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE 1

                                  The Merger

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined terms used herein not previously defined having the meanings as hereinafter defined), Transcell shall be merged with and into Intercardia in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement, and the separate corporate existence of Transcell shall thereupon cease (the "Merger"). Intercardia shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the DGCL.

     1.2 Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and duly filed on the Closing Date. The Merger shall become effective at the time of filing of a Certificate of Merger with the Secretary of State of Delaware or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject to Section 259 of the DGCL, at the Effective Time, all of the property, rights, privileges, powers and franchises of Transcell shall vest in the Surviving Corporation and, except as otherwise provided herein, all debts, liabilities and duties of Transcell shall become the debts, liabilities and duties of the Surviving Corporation.


                                   ARTICLE 2

     Certificate of Incorporation and Bylaws of the Surviving Corporation

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Intercardia in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2 Bylaws. The Bylaws of Intercardia in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and applicable law.


                                   ARTICLE 3

              Directors and Officers of the Surviving Corporation

     3.1 Directors. The directors of Intercardia immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly appointed or elected and qualified or until their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law.

     3.2 Officers. The officers of Intercardia immediately prior to the Effective Time, together with such additions thereto as Intercardia shall designate, shall be the initial officers of the Surviving Corporation as of the Effective Time and shall hold office from the Effective Time until their successors are duly appointed or elected in accordance with applicable law.


                                   ARTICLE 4

                           Consideration and Closing

   4.1 Purchase Price; Exchange Ratios.

     (a) At the Effective Time, each share of Authorized Capital Stock that is issued and outstanding ("Outstanding Capital Stock") immediately prior to the Effective Time (other than shares owned or held by Transcell, all of which shall be canceled as provided in Section 4.1(c), and other than shares of Dissenting Capital Stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in three installments (the first at Closing, as defined in Section 4.5 hereof (the "First Installment"), the second on the 15-month anniversary of Closing (the "Second Installment") and the third on the 21-month anniversary of Closing (the "Third Installment," together with the Second Installment the "Future Installments")) that number of shares of Intercardia Common Stock calculated in accordance with the exchange ratio applicable for each installment for such class or series as follows:

      (i)(A) The exchange ratios for each share of Series B Preferred Stock outstanding as of the Effective Time (the "Series B Exchange Ratios") shall be determined by dividing:

         (I) $4.3750 by the Initial Market Price (as defined in Section 4.1(a)(iv) hereof) for the First Installment;

         (II) $2.4609 by the Intercardia Stock Price (as defined in Section 4.1(a)(iv) hereof) determined at the 15-month anniversary of Closing for the Second Installment; and

         (III) $2.5703 by the Intercardia Stock Price determined at the 21-month anniversary of Closing for the Third Installment.

      The total number of shares of Intercardia Common Stock issuable in exchange for the outstanding Series B Preferred Stock, as determined by the Series B Exchange Ratios, is sometimes referred to herein as the "Series B Purchase Price". Exhibit 4.1 sets forth the number of shares of Series B Preferred Stock outstanding as of the date hereof.

      (B) The exchange ratios for each Class A Common Equivalent Share (the aggregate number of "Class A Common Equivalent Shares" shall be calculated by adding to the number of issued and outstanding shares of Class A Common Stock the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock and Series A Preferred Stock as determined under the provisions of the Transcell Certificate of Incorporation) outstanding (or deemed to be outstanding) as of the Effective Time (the "Class A Exchange Ratios") shall be determined by dividing:

         (I) for the Initial Installment (the "Closing Class A Exchange Ratio"), $1.40 by the Initial Market Price multiplied by 50%; provided, however, that if the Initial Market Price is less than $15, then the Closing Class A Exchange Ratio shall be 0.0467 ($1.40 divided by $15 multiplied by 50%) and if the Initial Market Price is greater than $29, then the Closing A Exchange Ratio shall be 0.0241 ($1.40 divided by $29 multiplied by 50%); and

         (II) for each of the Future Installments (the "Installment Class A Exchange Ratio(s)"), $1.40 by (a) the Intercardia Stock Price determined on the fifteen (15) month anniversary of the Closing with respect to the Second Installment and (b) the Intercardia Stock Price determined on the twenty-one (21) month anniversary of the Closing with respect to the Third Installment, in each case multiplied by 25%.

      The total number of shares of Intercardia Common Stock issuable in exchange for the Class A Common Equivalent Shares outstanding (or deemed to be outstanding), as determined by the Class A Exchange Ratios, is sometimes referred to herein as the "Class A Purchase Price". Exhibit 4.1 sets forth the number of Class A Common Equivalent Shares outstanding (or deemed to be outstanding) as of the date hereof.

      (ii) Each of the outstanding warrants to purchase shares of Series B Preferred Stock (the "Transcell Warrants") as of the Effective Time shall be converted into the right to receive a replacement warrant to purchase a number of shares of Intercardia Common Stock ("Replacement Warrant") equal to the number of shares of Series B Preferred Stock underlying such Transcell Warrant multiplied by the Warrant Exchange Ratio. The "Warrant Exchange Ratio" shall be determined by dividing $8.75 by the Initial Market Price. The exercise price per share of Intercardia Common Stock (rounded down to the nearest cent) issuable under each Replacement Warrant will equal the per share exercise price of the corresponding Transcell Warrant divided by the Warrant Exchange Ratio.

      Exhibit 4.1 sets forth, with respect to Transcell Warrants as of the date hereof, the number of underlying shares of Series B Preferred Stock and the exercise price thereof.

      (iii) Intercardia shall assume the existing Transcell 1992 Stock Option Plan as amended (the "1992 Plan") and each of the outstanding options to purchase shares of Class A Common Stock under the 1992 Plan (the "Transcell Options") as of the Effective Time shall be converted into the right to receive a replacement option to purchase shares of Intercardia Common Stock ("Replacement Options") on terms as set forth below:

         (A) Each Replacement Option will represent the right to purchase a number of shares of Intercardia Common Stock (rounded to the nearest whole share) equal to the number of shares of Class A Common Stock issuable upon exercise of the corresponding Transcell Option multiplied by the Closing Class A Exchange Ratio multiplied by two (2).

         (B) The exercise price per share of Intercardia Common Stock (rounded to the nearest cent) of each Replacement Option will equal the per share exercise price of the corresponding Transcell Option divided by the Closing Class A Exchange Ratio multiplied by two (2).

         (C) The term of each Replacement Option will be the same as the remaining term of the corresponding Transcell Option.

         (D) The vesting restrictions contained in each Replacement Option will be the same as the vesting restrictions contained in the corresponding Transcell Options, except as otherwise agreed.

         Exhibit 4.1 sets forth, with respect to Transcell Options as of the date hereof, the number of underlying shares of Class A Common Stock and the exercise price thereof.

      (iv) The Series B Purchase Price and the Class A Purchase Price are sometimes collectively referred to herein as the "Aggregate Purchase Price".

      The Aggregate Purchase Price, the Replacement Warrants and the Replacement Options are sometimes collectively referred to herein as the "Aggregate Merger Consideration".

      The "Initial Market Price" shall mean the Intercardia Stock Price determined as of the Closing.

      The "Intercardia Stock Price" shall mean the average of the high and the low sales prices of Intercardia Common Stock for the five (5) most recent trading days in which trading volume exceeds 1500 shares ending two (2) business days immediately prior to the date of determination. In lieu of issuing any fractional shares, Intercardia shall pay the holders of Outstanding Capital Stock an amount in cash equal to such fraction multiplied by the applicable Intercardia Stock Price.

      All exchange ratios hereunder shall be calculated to four decimal places, rounding up from 0.00005.

     (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Outstanding Capital Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of shares of Outstanding Capital Stock (other than Transcell) shall thereafter cease to have any rights with respect to such shares of Outstanding Capital Stock, except the right to receive, without interest, the number of shares of Intercardia Common Stock determined by the applicable exchange ratio in accordance with Section 4.1 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Outstanding Capital Stock or, with respect to shares of Dissenting Capital Stock, payment of the appraised value of shares of Dissenting Capital Stock in accordance with Section 4.4.

     (c) Each share of Outstanding Capital Stock owned or held by Transcell immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor.

     (d) Each Transcell Option or Transcell Warrant, whether or not then exercisable, outstanding on the Effective Time, upon presentation to Intercardia of the option or warrant agreement or certificate representing such Transcell Option or Transcell Warrant, shall be exchangeable only as stated in this Agreement and, upon presentation to Intercardia, shall be cancelled and shall cease to exist.

     (e) If, prior to the date of either the Second or Third Installment, Intercardia enters into an agreement relating to the consolidation or merger of Intercardia or sale of all or substantially all of Intercardia's assets, the due date of any outstanding installment shall be accelerated to the time immediately prior to the specified effective date of any such transaction and the consideration payable in connection with such transaction shall be payable at the specified effective date to the persons entitled to receive the installment payments based upon the values stated in this Agreement with the Intercardia Stock Price determined as of the effective date of the closing of any such transaction.

   4.2 Exchange of Certificates Representing Outstanding Capital Stock.

     (a) Prior to the Effective Time, Intercardia shall appoint a Transfer Agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Transfer Agent"). Intercardia shall provide the Transfer Agent with Intercardia Common Stock in amounts necessary to pay for all the shares of Outstanding Capital Stock pursuant to Section 4.1(a).

     (b) Promptly after the Effective Time, Intercardia shall cause the Transfer Agent to mail to each holder of record of shares of Outstanding Capital Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent and which letter shall be in customary form and have such other provisions as Intercardia may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration applicable thereto. Upon surrender of a Certificate to the Transfer Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of the shares of Intercardia Common Stock into which shares of Outstanding Capital Stock theretofore represented by such Certificate shall have been converted pursuant to Section 4.1, and at the installment dates set forth in Section 4.1, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the shares of Intercardia Common Stock payable upon surrender of any Certificate. In the event of a transfer of ownership of Outstanding Capital Stock which is not registered in the transfer records of Transcell, payment may be made with respect to such Outstanding Capital Stock to such a transferee if the Certificate representing such shares of Outstanding Capital Stock is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) At and after the Effective Time, there shall be no transfers on the share transfer books of Transcell of the shares of Outstanding Capital Stock as of immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 4.

     (d) None of Intercardia, Transcell, the Transfer Agent or any other person shall be liable to any former holder of shares of Outstanding Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Transfer Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Transfer Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Transfer Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

     4.3 Adjustment of Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the Outstanding Capital Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the applicable Exchange Ratios shall be appropriately adjusted.

     4.4 Dissenting Transcell Stockholders. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Outstanding Capital Stock as of immediately prior to the Effective Time and which are held by holders of such shares who have not voted in favor of the Merger and have properly exercised their rights of appraisal with respect thereto (the "Dissenting Capital Stock") in accordance with Section 262 of the DGCL will not be converted into the right to receive the number of shares of Intercardia Common Stock determined in accordance with the applicable exchange ratio for their Outstanding Capital Stock unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Capital Stock will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the number of shares of

Intercardia Common Stock determined in accordance with the applicable exchange ratio for their Outstanding Capital Stock, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 4.4, if (a) the Merger is rescinded or abandoned or (b) the stockholders of Transcell or Intercardia revoke the authority to effect the Merger, then the right of any stockholder pursuant to Section 262 of the DCGL shall cease. Transcell will give Intercardia prompt notice of any demands and withdrawals of such demands received by Transcell for appraisals of shares of Dissenting Capital Stock. Transcell shall not, except with the written consent of Intercardia, make any payment with respect to any demands for appraisal or otherwise offer to settle or settle any such demands.


     4.5 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Wyrick Robbins Yates & Ponton LLP, at 10:00 a.m., local time, as soon as practicable (but in no event more than three business days) following the satisfaction (or waiver if permissible) of the conditions set forth in Article 8 or at such other time, date or place as Intercardia, Transcell and Interneuron may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".



                                   ARTICLE 5

                  Representations and Warranties of Transcell

     Except as set forth in the writing from Transcell to Intercardia that is dated the date of this Agreement and that is identified by Transcell as the disclosure letter to this Agreement (the "Transcell Disclosure Letter"), as of the date hereof and as of the Effective Time, Transcell hereby represents and warrants to Intercardia as follows:

     5.1 Existence; Good Standing; Corporate Authority. Transcell is (a) a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (b) duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, financial condition or prospects of Transcell (excluding any material adverse effect resulting from actions taken by Intercardia) (a "Transcell Material Adverse Effect"). Transcell has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Transcell has heretofore delivered to Intercardia true and correct copies of the Certificate of Incorporation and Bylaws of Transcell as currently in effect.

     5.2 Authorization, Validity and Effect of Agreement. Transcell has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Transcell stockholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Transcell of the transactions contemplated hereby have been duly and validly authorized by the Transcell Board of Directors, and no other corporate proceedings on the part of Transcell (other than Transcell stockholder approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transcell, and (assuming this Agreement constitutes the valid and binding obligation of Intercardia) constitutes the valid and binding obligation of Transcell, enforceable against Transcell in accordance with its terms, except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) the extent to which the enforceability of the indemnification provisions contained in this Agreement may be limited by applicable laws.

     5.3 Compliance with Laws. Transcell is not in violation in any material respect of any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any federal, state, local or foreign judicial, legislative, execution, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to Transcell or any of its properties or assets, except for violations which, individually or in the aggregate, would not prevent or materially delay the consummation of the transactions. No action, demand, requirement or investigation by any governmental entity with respect to Transcell is pending or, to the knowledge of Transcell, threatened, with respect to any of the foregoing.

     5.4 Capitalization. The authorized capital stock of Transcell consists of 55,500,000 shares of Authorized Capital Stock of which 50,000,000 shares are designated as Class A Common Stock, 500,000 shares are designated as Class B Common Stock, 2,000,000 shares are designated as Series A Preferred Stock, 880,000 shares are designated as Series B Preferred Stock and 2,120,000 are designated as Additional Preferred Stock. As of the date hereof, the following shares of Authorized

Capital Stock were issued and outstanding (the "Outstanding Capital Stock") (a) 3,928,603 shares of Class A Common Stock; (b) 199,488 shares of Class B Common Stock (which are convertible into 279,696 shares of Class A Common Stock); (c) 1,460,388 shares of Series A Preferred Stock; and (d) 349,000 shares of Series B Preferred Stock. In addition, as of the date hereof, Transcell has outstanding (i) Transcell Options to purchase an aggregate of 2,963,377 shares of Class A Common Stock, (ii) Transcell Warrants to purchase an aggregate of 34,901 shares of Series B Preferred Stock, and (iii) promissory notes and convertible debentures payable to Interneuron (collectively "Intercompany Notes") in the aggregate amount of $14,296,343, including principal and accrued interest, as of December 31, 1997, the then outstanding amount of which will be contributed to the capital of Transcell at Closing. Transcell has reserved adequate shares of Authorized Capital Stock for issuance upon the exercise of outstanding Transcell Options and Transcell Warrants, and there were no stock appreciation rights or limited stock appreciation rights outstanding. Except for the Outstanding Capital Stock, Transcell Options, Transcell Warrants and Intercompany Notes, Transcell has no outstanding bonds, debentures, notes or other obligations or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Transcell on any matter except an agreement to issue warrants to Interneuron which rights will be waived by Interneuron immediately prior to the Effective Time. All of the Outstanding Capital Stock is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 5.4 or in the Transcell Disclosure Letter, there are no preemptive or similar rights on the part of any holders of any class of securities of Transcell, and there are no other shares of capital stock of Transcell, no securities of Transcell convertible or exchangeable for shares of capital stock or voting securities of Transcell, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Transcell to issue, transfer or sell any shares of capital stock of, or equity interests in, Transcell. There are no outstanding obligations of Transcell to repurchase, redeem or otherwise acquire any shares of capital stock of Transcell. There are no voting trusts or other agreements or understandings to which Transcell is a party with respect to the voting of Outstanding Capital Stock.

   5.5 Subsidiaries. Transcell owns no subsidiaries.

     5.6 No Violation. Neither the execution and delivery by Transcell of this Agreement nor the consummation by Transcell of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or Bylaws of Transcell; (b) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any material payment or other material obligations pursuant to, result in the creation of any material encumbrance upon any of the properties of Transcell under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other material instrument, commitment or obligation to which Transcell is a party, by which Transcell or any of its properties is bound (each of the foregoing, to the extent the same have any continuing force or effect, a "Transcell Contract" and collectively, "Transcell Contracts") except where such violation would not have a Transcell Material Adverse Effect; (c) other than the filings provided for in Section 1.2, any filings under the Securities Act of 1933, as amended (the "1933 Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the filings as may be required to be made pursuant to applicable federal or state securities laws or with the Nasdaq National Market on which the Intercardia Common Stock is listed, or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in the Transcell Disclosure Letter in response to this clause (c), the other filings referred to in this clause (c) and consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental entity, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make individually or in the aggregate would not have a Transcell Material Adverse Effect; or (d) violate in any material respect any laws applicable to Transcell or any of its assets except for such violations which would not have a Transcell Material Adverse Effect.

     5.7 Financial Statements. Transcell has made available to Intercardia a balance sheet of Transcell at September 30, 1996 and 1997, and statements of operations, changes in stockholders' deficit and cash flows for the years then ended, certified by Coopers & Lybrand LLP, independent public accountants, and a balance sheet of Transcell at December 31, 1997 (the "1997 Balance Sheet") and statements of operations and cash flows for the three months then ended. Said financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of Transcell at the 1997 Balance Sheet date and the results of its operations for the periods covered by the Financial Statements. As of the date of the 1997 Balance Sheet, Transcell had no liabilities or obligations, contingent or otherwise, except liabilities and obligations (i) in the respective amounts reflected on or reserved against in the 1997 Balance Sheet, (ii) not required by GAAP to be included in the 1997 Balance Sheet and (iii) incurred in the ordinary course of business since the 1997 Balance Sheet date and (iv) less than $50,000 individually and $150,000 in the aggregate.

     5.8 Litigation. There are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a governmental entity) which have been filed and served on Transcell and are pending or, to the knowledge of Transcell, threatened against Transcell, at law or in equity.

     5.9 Absence of Certain Changes. Except as set forth in the Transcell Disclosure Letter, since December 31, 1997, Transcell has conducted its business only in the ordinary course of such business consistent with past practices, and there has not been (a) any Transcell Material Adverse Effect suffered by Transcell; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Outstanding Capital Stock or, except as required by Transcell's benefit plans, any repurchase, redemption or any other acquisition by Transcell of any Outstanding Capital Stock or other securities of, or other ownership interests in, Transcell; (c) any material change in accounting principles, practices or methods; (d) any increase or commitment to increase the remuneration (including salary, incentive compensation or benefits) of any director or employee of or consultant to Transcell, whether directly or indirectly (including by amendment, implementation or the entering into of any employment or employee benefit or compensation agreement, plan or arrangement), by a material amount (or, in the case of any executive officer of Transcell, by any amount) other than any changes required by the terms of any existing plan or agreement, customary changes consistent with past practices or pursuant to this Agreement; (e) any revaluation by Transcell of any of its assets other than normal recurring adjustments made in the ordinary course of business, including, without limitation, write-downs of inventory or write-offs of accounts receivable; or
(f) any transaction or commitment made by Transcell to buy or sell any assets that are material to Transcell's business.

   5.10 Taxes.

     (a) Transcell has (or will have by the Effective Time) timely filed or received timely extensions for the filing of all material tax returns required to be filed by Transcell. All such tax returns are correct and complete in all material respects. All material taxes of Transcell which are (i) shown as due on such tax returns, or (ii) to Transcell's knowledge, otherwise due and payable, have been paid, except for those taxes being contested in good faith and for which adequate reserves have been established as of the 1997 Balance Sheet date in accordance with GAAP. Transcell is not now, nor will it be in the future, required to pay any additional Taxes due for any period ending prior to the Effective Time. Transcell has either withheld and paid over to the relevant taxing authority or set aside in accounts an amount equal to all material taxes required to have been withheld and paid in connection with payments made by Transcell to employees, independent contractors, creditors or stockholders of Transcell ("Payment Taxes").

     (b) Except as set forth in the Transcell Disclosure Letter, (i) there are no material liens for taxes upon the assets of Transcell except liens for taxes not yet due; (ii) there are no material outstanding deficiencies for any taxes threatened, proposed, asserted or assessed against Transcell which are not provided for in the Financial Statements; (iii) there are no federal, state, local or foreign audits or other administrative proceedings or judicial proceedings presently pending with regard to any material taxes or tax returns required to be filed by or with respect to Transcell; (iv) Transcell has filed a tax return for federal income tax purposes on behalf of itself and not as a member of an "affiliated group" (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended ( the "Code")); (v) to Transcell's knowledge, the Internal Revenue Service has not examined any of the federal income tax returns filed by or with respect to Transcell for all periods through and including September 30, 1996; (vi) Transcell has not been a member of an "affiliated group" (as defined above) since March 31, 1996, or any similar affiliated, combined or consolidated group for state, local or foreign tax purposes nor has any liability for the taxes of any person (other than Transcell) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; and (vii) Transcell is not a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to taxes.

     (c) Transcell is not a "U.S. real property holding company" as defined in
Section 897 of the Code.

     (d) For purposes of this Agreement, (i) "tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed on Transcell by any governmental entity, and (ii) "tax return" means any return, report or similar statement required to be filed by Transcell with respect to any tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

     5.11 Employee Benefit Plans. The Disclosure Letter sets forth a complete and correct list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) and each other bonus, incentive or deferred compensation, severance, retention, change in control, fringe benefit, employment or other employment compensation or benefit agreement, plan or arrangement to which Transcell is a party or is bound or in respect of which Transcell may have any material liability (collectively, the "Plans"). True and complete copies of each Plan and all documents related thereto or the funding thereof have been made available to Intercardia. Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service or is an adoption of a prototype or volume submitter plan whose sponsor has received a favorable determination letter as to its qualifications under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of Transcell, no event has occurred since the date of such determination letter that could reasonably be expected to materially and adversely affect such qualifications or tax-exempt status. No Plan is subject to Section 412 of the Code or Section 301 or Title IV of ERISA and, except as set forth in the Transcell Disclosure Letter, no Plan is a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA. No material liability has been incurred by, and no event, transaction or condition has occurred or exists that would result in any material liability of, Transcell (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans. Each of the Plans has been operated and administered in all respects in compliance with all applicable Laws, except for any failure so to comply that, individually or together with all other such failures, has not resulted in, and will not have or result in, a Transcell Material Adverse Effect. There are no material pending or, to the knowledge of Transcell, threatened claims by or on behalf of any of the Plans, by any government entity, by any current or former employee of Transcell (collectively, the "Employees") or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits). All material contributions, premiums and expenses payable to or in respect of any Plan or the operation or administration thereof relating to any period on or prior to the date hereof have been paid, adequately accrued in the Financial Statements or incurred and relate to services rendered after the date of such Financial Statements in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement. Except as set forth in the Transcell Disclosure Letter, (i) the execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any Plan that has resulted or may result in any material payment (whether of severance pay or otherwise), acceleration other than vesting of certain options, forgiveness of indebtedness, vesting, distribution or increase in any compensation or benefits of any Employees or any obligation of Transcell to fund any compensation or benefits in respect of any Employee; and (ii) no payment or benefit which has been or may be made by Transcell in respect of any Employee will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.


     5.12 Labor and Employment Matters. Except as set forth in the Transcell Disclosure Letter, (a) Transcell is not a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization; and (b) there is no material (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Transcell, threatened against Transcell, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of Transcell, or (iii) lockouts, strikes, slowdowns, work stoppages or similar labor activities or threats thereof by or with respect to any such employees. Transcell is in compliance in all material respects with all laws regarding employment, employment practices, terms and conditions of employment and wages.

     5.13 Brokers and Finders. No broker, dealer or financial advisor (other than Hempstead & Co. ("Hempstead")) is entitled to receive from Transcell any broker's, finder's or investment banking or other fee in connection with this Agreement or the transactions contemplated hereby.

     5.14 Opinion of Financial Advisor. Transcell has received the verbal opinion of Hempstead to the effect that, as of the date of this Agreement, the proposed terms and conditions of the Merger (assuming the Initial Market Price is not less than $10.00 per share or more than $34.00 per share) are fair from a financial point of view to the holders of the Outstanding Capital Stock other than Interneuron.

     5.15 Material Contracts. The Transcell Disclosure Letter sets forth a list as of the date hereof of all of the following contracts which are in effect as of the date hereof: (a) contracts for borrowed money or guarantees thereof other than contracts entered into in the ordinary course of business consistent with the past practice of Transcell, (b) contracts containing covenants by Transcell restricting its ability to engage in any line of business, (c) contracts involving a "strategic alliance" or similar relationship, (d) contracts involving or related to acquisitions, mergers, sales or dispositions, and (e) other contracts under which the obligation of Transcell is $10,000 or more (all contracts described in each of the categories (a) through

(e) above, "Material Contracts"). All Material Contracts are, with respect to Transcell, valid and binding, in full force and effect and enforceable against Transcell, in accordance with their respective terms except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights,
(b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) the extent to which the enforceability of the indemnification provisions contained in this Agreement and the Royalty Agreement may be limited by applicable laws. There is not, under any such contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by Transcell, or to Transcell's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Transcell Material Adverse Effect.

     5.16 Intellectual Property: Technology. (a) The Transcell Disclosure Letter sets forth a complete and correct list of all patents and patent applications that (i) are owned or licensed to Transcell or (ii) are used or held for use, in each case, by Transcell in connection with, or that are material to, the business currently conducted or proposed to be conducted by Transcell (the "Intellectual Property"), except that the Disclosure Letter does not need to set forth inventions, processes, formulae, trade secrets, know-how or confidential information that are not disclosed in the Intellectual Property or that are not susceptible to legal protection by any statutory filing or registration with any governmental entity.

     (a) Subject to agreements with licensors and licensees of the Intellectual Property and to the Intellectual Property Agreements, Interneuron's rights to which will be assigned to Intercardia pursuant to the Royalty Agreement, Transcell owns, or has the valid right and license to use, and the Surviving Corporation will, immediately after the Closing, own or have the valid right and license to use, all of the Intellectual Property material to the conduct of the business of Transcell as currently conducted. Subject to agreements with licensors and licensees of the Intellectual Property, Transcell owns all of its rights in and to the Intellectual Property, free and clear of any material liens.

     (b) To the knowledge of Transcell, the conduct of the business of Transcell does not infringe the patent rights of any Person and none of the Intellectual Property is being infringed, misappropriated or otherwise used or available for use by any Person without written authority from or under written agreement with Transcell.

     (c) No claim or demand of any Person has been made or, to the knowledge of Transcell, threatened, nor is there any litigation that is pending or, to the knowledge of Transcell, threatened, that (i) challenges the rights of Transcell in respect of any Intellectual Property, or (ii) asserts that Transcell is infringing or otherwise in conflict with, or is required to pay any material royalty, license fee, charge or other material amount with regard to, the conduct of the business of Transcell. To Transcell's knowledge, none of the Intellectual Property is subject to any material outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other governmental entity.

     (d) The Transcell Disclosure Letter sets forth a complete list of Intellectual Property that is registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect.

     (e) To the knowledge of Transcell, Transcell has valid licenses to all copies of all software that is utilized by it in connection with the conduct of its business and that it does not own ("Commercial Software"), and the use by Transcell of such Commercial Software, including without limitation all modifications and enhancements thereto (whether created by Transcell or by a third party) is in material compliance with the terms and provisions of such licenses. True and correct copies of all material licenses and arrangements (including amendments, supplements, waivers and other modifications) for any and all Intellectual Property that is not owned by Transcell (including but not limited to any and all material Commercial Software) have been delivered to Intercardia. All royalties, license fees, charges and other amounts payable by, or on behalf of, to or for the account of Transcell in respect of any Intellectual Property are reflected in the Financial Statements.

     5.17 Investments. Except as disclosed in the Transcell Disclosure Letter, Transcell does not own any shares of capital stock or other securities or interest in any other Person.

     5.18 Insurance. The Transcell Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained (including Directors' and Officers' insurance) by or on behalf of Transcell. Transcell has delivered to Intercardia complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Transcell has complied in all material respects with the terms and provisions of such policies.

     5.19 Product Liability. Except as set forth in the Transcell Disclosure Letter, there are no liabilities of Transcell, fixed or contingent, asserted
(a) with respect to any product liability or any similar claim that relates to any product sold or manufactured by Transcell, or (b) with respect to any claim for the breach of an express or implied product warranty or any other similar claim with respect to any products of Transcell.

     5.20 Governmental Approvals. There are no products now being manufactured, sold or distributed by Transcell which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body, whether Federal, state, local or foreign for the purpose for which they are being manufactured, sold or distributed, for which such approval has not been obtained.


                                   ARTICLE 6

                 Representations and Warranties of Intercardia

     As of the Effective Time, Intercardia hereby represents and warrants to Transcell as follows:

     6.1 Existence; Good Standing; Corporate Authority. Intercardia is (a) a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (b) duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have an Intercardia Material Adverse Effect. Intercardia has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Intercardia has heretofore delivered to Transcell true and correct copies of the Certificate of Incorporation and Bylaws of Intercardia as currently in effect.

     6.2 Subsidiaries. Intercardia has no subsidiaries other than Aeolus Pharmaceuticals, Inc., a Delaware corporation ("Aeolus"), Renaissance Cell Technologies, Inc., a Delaware corporation ("Renaissance"), and CPEC, Inc., a Nevada corporation ("CPEC") (collectively, the "Subsidiaries"). Unless the context indicates otherwise, all references to Intercardia include the Subsidiaries. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business, and is in good standing, in all jurisdiction of incorporation and is duly licensed or qualified to do business, and is in good standing, in all jurisdictions wherein the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary. Each Subsidiary has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Intercardia has heretofore made available to Transcell true and correct copies of the Certificate of Incorporation and Bylaws of each of its Subsidiaries as such are currently in effect. Intercardia owns approximately 80.1% of the issued and outstanding capital stock of CPEC, approximately 65.8% of the issued and outstanding capital stock of Aeolus, and approximately 79.6% of the issued and outstanding stock of Renaissance, free and clear of any security interests, liens, encumbrances, claims or charges.

     6.3 Authorization; Validity and Effect of Agreements. Intercardia has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Intercardia of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Intercardia, and no other corporate proceedings on the part of Intercardia are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than Intercardia Stockholder Approval. This Agreement has been duly and validly executed and delivered by Intercardia, and (assuming this Agreement constitutes the valid and binding obligation of Transcell) constitutes valid and binding obligations of Intercardia, enforceable against Intercardia in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application.

     6.4 Litigation. There is no judgment, decree or order pending or, to the knowledge of Intercardia or any of its directors or officers, threatened against Intercardia that would have an Intercardia Material Adverse Effect.

     6.5 No Violation. Neither the execution and delivery of this Agreement by Intercardia nor the consummation by Intercardia of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Intercardia; (b) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any material payment or other material obligations pursuant to, result in the creation of any material encumbrance upon any of the properties of Intercardia under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other material instrument, commitment or obligation to which Intercardia is a party, by which Intercardia or any of its properties is bound (each of the foregoing, to the extent the same have any continuing force or effect, an "Intercardia Contract" and collectively, "Intercardia Contracts") except where such violation would not have an Intercardia Material Adverse Effect; (c) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental entity, the lack of which individually or in the aggregate would adversely affect the ability of Intercardia to consummate the transactions contemplated hereby or (d) violate any laws applicable to Intercardia or any of its respective assets, except for such violations which individually or in the aggregate would not adversely affect the ability of Intercardia to consummate the transactions contemplated hereby.

     6.6 Capital Stock of Intercardia. The authorized capital stock of Intercardia consists of (i) 40,000,000 shares of common stock, $.001 per share, of which 6,765,162 shares were duly and validly issued and outstanding, fully paid and non-assessable as of September 30, 1997; and (ii) 3,000,000 shares of preferred stock, $.01 per share, of which no shares are issued and outstanding. Except for options to purchase up to 1,299,923 shares of Intercardia Common Stock which were granted under Intercardia's Stock Option Plan and warrants to purchase 49,033 shares of Intercardia Common Stock, all of which are outstanding as of September 30, 1997, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Intercardia. Intercardia has reserved a sufficient number of shares of authorized Intercardia Common Stock for issuance in the First Installment. The shares of Intercardia Common Stock issuable at Closing pursuant to the Agreement and the Royalty Agreement have been duly authorized and, when issued and paid for at the Closing, will be validly issued, fully paid and non-assessable and free of any preemptive rights and of all restrictions on transfer except under applicable federal and state securities laws. The Intercardia Common Stock is authorized for trading on the Nasdaq National Market and no suspension of trading in the Intercardia Common Stock is in effect. Except as disclosed in the Intercardia SEC Reports and as contemplated by this Agreement, no holder of Intercardia Common Stock or any security convertible into or exchangeable for Intercardia Common Stock has any registration rights with respect to such securities.

     6.7 SEC Reports; Financial Statements. Since February 1996, Intercardia has filed (x) all forms, reports, statements and other documents required to be filed with (i) the Securities and Exchange Commission ("SEC") and Nasdaq including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all required Current Reports on Form 8-K, (E) all other reports or registration statements required under the Securities Act, or the Exchange Act, and (F) all amendments and supplements to all such reports and registration statements (collectively, the "Intercardia SEC Reports") and (ii) any applicable state securities and authorities; and (y) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities (all such forms, reports, statements and other documents in clauses (x) and (y) of this Section
6.7 being collectively referred to as the "Intercardia Reports"). The Intercardia Reports, including all Intercardia Reports filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Intercardia SEC Reports, the 1933 Act and the Exchange Act, as the case may be), (ii) accurately describe, in all material respects, as of their respective dates, the business then conducted by Intercardia and its Subsidiaries, and (iii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading. There is no fact known to Intercardia which has not been set forth in this Agreement or the Intercardia Reports which may have a material adverse effect on the assets, properties, results of operations or financial condition of Intercardia and its Subsidiaries (an "Intercardia Material Adverse Effect").

     6.8 Brokers and Finders. No broker, dealer or financial advisor (other than NationsBanc Montgomery Securities, Inc. ("NMSI")) is entitled to receive from Intercardia any broker's, finder's or investment banking or other fee in connection with this Agreement or the transactions contemplated hereby.

     6.9 Opinion of Financial Advisor. Intercardia has received the verbal opinion of NMSI to the effect that, as of the date of this Agreement, the proposed terms and conditions of the Merger (assuming the Initial Market Price is not less than $10.00 per share or more than $34.00 per share) are fair from a financial point of view to the holders of the Intercardia Common Stock.

                                   ARTICLE 7

                                   Covenants

     7.1 No Solicitation. (a) Interneuron and Transcell shall, and shall direct and use reasonable efforts to cause their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Intercardia that may be ongoing with respect to an Acquisition Proposal. Transcell and Interneuron shall not, and shall not authorize any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that Interneuron and Transcell shall be entitled to respond to unsolicited offers relating to an Acquisition Proposal in the exercise of the fiduciary duties of the Board of Directors of Transcell. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any person other than Intercardia relating to any direct or indirect acquisition or purchase of any of the assets or securities of Transcell except (x) in the ordinary course of business of Transcell consistent with the terms of this Agreement or (y) an acquisition or purchase that would not have a Transcell Material Adverse Effect.

     From the date of this Agreement until the Effective Time or, if the Merger is not consummated, for a period of two years following the date of this Agreement, and except as otherwise provided by the terms of this Agreement, Intercardia shall not solicit or encourage any officer, employee or consultant of Transcell to leave its employ or terminate any consulting relationship, for employment at, consultation with or any other role associated with the operations of Intercardia, or hire or offer employment to, or retain as a consultant any person whom Transcell employs, or retains as a consultant, provided, however, Intercardia shall be permitted to retain Dr. Daniel Kahne as a consultant for up to four (4) days per year so long as such consultation does not interfere with Dr. Kahne's consulting obligations to Transcell.

   7.2 Interim Operations.

     (a) From the date of this Agreement to the Effective Time, except as required pursuant to this Agreement, unless Intercardia has consented in writing thereto, Transcell shall:

      (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

      (ii) use its reasonable efforts to preserve intact its business organizations and goodwill, to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers and all other persons having business relationships with them except where the failure to do so would not have a Material Adverse Effect;

      (iii) deliver, within fifteen (15) business days after the end of each accounting month, monthly financial accounts prepared internally by Transcell's management, in the same format as heretofore furnished to Intercardia, for Transcell for and as of the end of each such month; and

      (iv) promptly notify Intercardia of any Litigation instituted or threatened against Transcell;

     (b) From the date of this Agreement to the Effective Time, unless Intercardia has consented in writing thereto, Transcell shall not:

      (i) amend its Certificate of Incorporation or Bylaws;

      (ii) issue, sell, pledge or otherwise dispose of any shares of its Authorized Capital Stock (other than issuances of Authorized Capital Stock in respect of any exercise of Transcell Options or Transcell Warrants or any conversion of Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock outstanding on the date hereof), or any securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire or with respect to any such shares of Authorized Capital Stock, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of Transcell for any such shares;

      (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof;

      (iv) other than pursuant to this Agreement, grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its Authorized Capital Stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan;


      (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its Outstanding Capital Stock;

      (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its Outstanding Capital Stock;

      (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, any Intellectual Property) except in the ordinary course of business;

      (viii) settle or compromise any pending or threatened Litigation without Intercardia's consent (which consent will not be unreasonably withheld or delayed);

      (ix) make any loan, extension of credit or capital contribution to, or purchase to acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (v) loans, extensions of credit, capital contributions, purchases, acquisitions or investments that are, individually and in the aggregate, of de minimis value, (w) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business (x) investments in cash and cash equivalents, (y) investments in wholly owned subsidiaries;

      (x) incur, assume or create any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness owed to Interneuron or incurred in the ordinary course of business for equipment financing or working capital purposes pursuant to Transcell's existing credit facilities; or amend in a manner materially adverse to Transcell any of Transcell's existing credit facilities;

      (xi) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations in the ordinary course of business consistent with the past practice of Transcell;

      (xii) make any material tax election (unless required by law or unless consistent with prior practice), settle or compromise any material income tax liability or amend any tax return;

      (xiii) waive or amend any term or condition of any confidentiality or "standstill" agreement to which Transcell is a party and which relates to a business combination with Transcell or the purchase of shares or assets of Transcell;

      (xiv) grant or amend any share-related or performance awards;

      (xv) except with respect to agreements which are terminable at will by Transcell without any material penalty to Transcell, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of Transcell;

      (xvi) adopt, amend or terminate any employee benefit plan or arrangement (except as expressly contemplated by this Agreement);

      (xvii) change any accounting principles or practices used by Transcell;

      (xviii) waive, relinquish, release or terminate any material right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited; or

      (xix) agree in writing or otherwise to take any of the foregoing actions.


   7.3 Stockholder Approvals; Information Statement.

     (a) Transcell shall (i) call a meeting of its stockholders (the "Transcell Stockholder Meeting") for the purpose of voting upon the Merger, (ii) hold the Transcell Stockholder Meeting as soon as practicable following the date of this Agreement, and (iii) subject to its fiduciary duties and to the provisions of
Section 8.1(b), recommend to its stockholders the approval of the Merger through its Board of Directors.

     (b) Transcell will, as soon as practicable following the date of this Agreement, prepare a proxy statement or information statement (any such statement, and amendments or supplements thereto, the "Information Statement"), with respect to the Transcell Stockholder Meeting. Transcell shall give Intercardia and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Information Statement prior to its being mailed to Transcell's stockholders. As promptly as practicable after the Information Statement has been reviewed and commented on by Intercardia, and upon receipt of clearance by the SEC of the Statement or any of Intercardia's other filings made in connection with the Merger, Transcell shall mail the Information Statement to the stockholders of Transcell. If at any time prior to the approval of this Agreement by Transcell's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, Transcell will prepare and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, Transcell shall be entitled to deliver a copy of Intercardia's Statement to its stockholders in lieu of an Information Statement to the extent such Statement complies with Transcell's disclosure obligations in connection with the Merger.

     (c) Transcell represents and warrants that the Information Statement at the time it is mailed to Transcell Stockholders will not contain any untrue statement of a material fact or omit or state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Transcell makes no representation or warranty as to any information included in the Information Statement which relates to or was provided by Intercardia. Intercardia represents and warrants that none of the information supplied by Intercardia for inclusion in the Information Statement will at the time distributed to stockholders of Transcell, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Transcell agrees to notify Intercardia a reasonable time prior to the distribution of the Information Statement of such distribution.


     (d) Intercardia shall (i) call a meeting of its stockholders (the "Intercardia Stockholder Meeting") for the purpose of, among other things, voting upon the Merger, (ii) hold the Intercardia Stockholder Meeting as soon as practicable following the date of this Agreement and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of the Merger.


     (e) Intercardia will, as soon as practicable following the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4, including a proxy statement and prospectus (such statement, and amendments or supplements thereto, the "Statement"), with respect to the registration of the Intercardia Common Stock issuable in connection with the Merger and the Intercardia Stockholder Meeting. Intercardia shall as soon as practicable subsequent to the Effective Time file appropriate registration statements relating to the issuance and resale of Intercardia Common Stock underlying the Transcell Options (and, if required, the Transcell Warrants). Intercardia shall give Transcell and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Statement prior to its being mailed to Intercardia's stockholders. As promptly as practicable after the Statement has been reviewed and commented on by Intercardia, and upon receipt of clearance by the SEC of the Statement, Intercardia shall mail the Statement to the stockholders of Intercardia. If at any time prior to the approval of this Agreement by Intercardia's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Statement, Intercardia will prepare and mail to its stockholders such an amendment or supplement.

     (f) Intercardia represents and warrants that the Statement will not, at the time it is mailed to Intercardia Stockholders, contain any untrue statement of a material fact or omit or state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Intercardia makes no representation or warranty as to any information included in the Statement which was provided by Interneuron or Transcell. Transcell represents and warrants that none of the information supplied by Transcell for inclusion in the Statement will at the time distributed to stockholders of Intercardia, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Intercardia agrees to notify Transcell a reasonable time prior to the distribution of the Statement of such distribution.

     (g) Interneuron shall cause all shares of Outstanding Capital Stock owned by Interneuron to be voted in favor of the Merger, and subject to the fiduciary duties of the Board of Directors of Transcell, Transcell shall use its reasonable efforts to obtain the Transcell Stockholder Approval.

     (h) Subject to the fiduciary duties of the board of directors of Intercardia as advised by outside counsel, Intercardia shall use its reasonable efforts to obtain Intercardia Stockholder Approval.

     7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Transcell and Intercardia shall cooperate and consult with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective

Time with, and which consents, approvals, permits, authorizations or waivers (collectively, "Consents") are required or to be obtained prior to the Effective Time from governmental entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents; efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Surviving Corporation shall take all such necessary action.

     7.5 Access to Information. Until the Closing, upon reasonable notice, Transcell shall, subject to the compliance with applicable laws and confidentiality obligations to third parties, (i) give Intercardia and its authorized representatives reasonable access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of Transcell and their accountants, (ii) permit Intercardia to make such copies and inspections thereof as Intercardia may reasonably request and (iii) furnish Intercardia with such financial and operating data and other information with respect to the business and properties of Transcell as Intercardia may from time to time reasonably request. Intercardia agrees that, unless and until the Closing has been consummated, it and its officers, directors, agents and representatives will hold in strict confidence any confidential or proprietary data or information obtained from Transcell or Interneuron with respect to the business or financial condition of Transcell. Information generally known in the biotechnology industry or which has been disclosed to Intercardia by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Intercardia will return to Transcell (or certify that it has destroyed) all copies of such data and information and all documents prepared from such data and information.

     7.6 Publicity. The initial press release relating to this Agreement shall be a joint press release in substantially the form attached hereto as Exhibit
7.6 and thereafter Interneuron, Transcell and Intercardia shall, subject to their respective legal obligations, obtain the prior consent of the other parties (which consent will not be unreasonably withheld or delayed) before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any national securities exchange with respect thereto.

     7.7 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

   7.8 Insurance; Indemnity.

     (a) Intercardia shall use reasonable efforts to maintain officers' and directors' liability insurance covering the parties who are currently covered in their capacities as officers and directors of Transcell with limits of $5,000,000 for coverage of acts or omissions prior to the Effective Time.

     (b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Transcell against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, Transcell and after the Effective Time the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

     7.9 Employees and Employee Benefit Plans. Through December 31, 1998, Intercardia shall maintain employee compensation policies and benefit plans for its employees (who were formerly with Transcell) that, in the aggregate, are similar to the compensation policies and benefit plans of Transcell as of the date hereof. From and after the Closing, Intercardia shall honor all existing employment agreements in accordance with the terms thereof as in effect on the date hereof or as the same may be amended with the consent of the employee party thereto and Intercardia. To the extent that employees of the Surviving Corporation become eligible to participate in any employee benefit plan of Intercardia after the Effective Time, Intercardia shall cause the service of such employees with Transcell completed prior to the Effective Time to be recognized under such employee benefit plan of Intercardia for all purposes of vesting and eligibility to participate thereunder.

     7.10 Reasonable Efforts. Subject to the terms and conditions of this Agreement, Interneuron, Intercardia, and Transcell shall use their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their reasonable efforts to satisfy the conditions contained in Article 8 hereof.

     7.11 Certain Notification. At all times until the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions specified in Article 8.

   7.12 Interneuron Obligations. Interneuron shall

     (a) as of Closing, contribute to Transcell's equity, with no cost to Transcell, all debt and open accounts payable owed to Interneuron by Transcell.


     (b) as of Closing, cancel and waive any rights it may have to any and all warrants to purchase Authorized Capital Stock.

     (c) as of Closing, release any and all security interests it may have in any Transcell asset, except for those in which Interneuron's guaranty remains after closing.

     7.13 Interneuron Royalty. At Closing, Intercardia and Interneuron will enter into an Assignment and Assumption and Royalty Agreement substantially in the form attached hereto as Exhibit 7.13 (the "Royalty Agreement"), pursuant to which (i) Interneuron will assign to Intercardia, and Intercardia will assume, any and all of Interneuron's rights and obligations to and in the Research Collaboration and License Agreement by and among Merck & Co., Inc., Transcell and Interneuron dated as of June 30, 1997 (the "Merck Agreement"), the Research Agreements by and between the Trustees of Princeton and Interneuron dated April 29, 1997, relating to "Construction of a Vancomycin Library" and "Towards a Map of the Active Site of MurG" (the "Princeton Research Agreements"), and the Side Agreement by and among Merck & Co., Inc., Transcell, the Trustees of Princeton University and Interneuron effective as of June 30, 1997 (the "Side Agreement"), the Agreement to License effective as of June 30, 1997 by and between Princeton and Interneuron ("Agreement to License") and any license agreement entered into under the Agreement to License (collectively, the "Intellectual Property Agreements"); and (ii) Interneuron shall agree to continue to guarantee (the "Guaranties") Transcell's building and equipment lease obligations until those obligations can be terminated on the terms and conditions set forth in the Royalty Agreement.

     In consideration for the above promises and assignment of rights by Interneuron, Intercardia will pay to Interneuron THREE MILLION DOLLARS ($3,000,000) in Intercardia Common Stock at Closing, based upon the Initial Market Price as determined according to Section 4.1(a)(iv) and certain royalties resulting from the commercialization of compounds under the Intellectual Property Agreements, on the terms and conditions set forth in the Royalty Agreement.

     7.14 SEC Filings and Transaction Costs. Intercardia, Interneuron and Transcell shall cooperate to assist Intercardia in preparing and filing an Intercardia registration statement (including the Statement) with the SEC. Each party shall pay its own legal, accounting, valuation and other costs associated with this transaction, but any transaction costs incurred by Transcell which are not paid prior to Closing will be paid by or reimbursed by Interneuron. Interneuron shall fund all of Transcell's operating costs through Closing, provided however, without Interneuron's approval, Interneuron's cumulative average monthly net funding requirements from October 1, 1997 until Closing shall not exceed $700,000 per month plus any payments made for costs incurred in connection with this Merger. As of Closing, Transcell shall not have any open accounts payable which have not been paid within thirty days of the invoice date, calculated in accordance with GAAP. Any and all payments due on all other Transcell liabilities shall be paid when due and shall be current as of Closing. Interneuron shall reimburse Intercardia for any amounts which, as of Closing, exceed these accounts payable and liability provisions.

     7.15 Authorization for Trading; Reporting Status. Intercardia shall cause the Intercardia Common Stock to be authorized for trading on the Nasdaq National Market at such time as it shall be required to file any additional listing application and shall file such additional listing application or other reports required in connection with such authorization on a timely basis. Intercardia shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and Intercardia shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. Intercardia shall use its best efforts to maintain, authorize and reserve a sufficient number of shares of authorized Intercardia Common Stock for issuance in the First Installment, the Second Installment and the Third Installment, including, if necessary, amending its Certificate of Incorporation.

     7.16 Intercardia Approval. Intercardia agrees not to withhold unreasonably its consent of any action proposed to be taken by Transcell for which Intercardia's consent is required under this Article VII.

     7.17 Tax Covenant. Intercardia shall take no action, without the consent of Interneuron, for a period of two (2) years subsequent to the Effective Time to disqualify the Merger from qualifying as a tax-free reorganization under
Section 368 of the Code. In particular (i) except for fractional share interests Intercardia has no plan or intention to reacquire any of the Intercardia Common Stock issuable in connection with the Merger and Intercardia has not created a stock repurchase program in connection with the Merger; (ii) Intercardia has no plan or intention to sell or otherwise dispose of any of the assets of Transcell acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code; and (iii) after the Merger, Intercardia will continue the historic business of Transcell or use a significant portion of Transcell's historic business assets in a business.


                                   ARTICLE 8

                                  Conditions

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, any one or more of which may be waived:

     (a) Stockholder Approvals. Intercardia Stockholder Approval and Transcell Stockholder Approval shall have been obtained.

     (b) Other Approvals. Other than the filing provided for by Section 1.3, all Consents and Regulatory Filings which are necessary for the consummation of the Merger, other than Consents and Regulatory Filings the failure to obtain or make which would, individually and in the aggregate, be immaterial to the Surviving Corporation or which would, individually and in the aggregate, not have a Material Adverse Effect on the Merger, shall have been filed, occurred or been obtained (all such Consents, Regulatory Filings and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.


     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. No action, suit, proceeding, writ, judgment, injunction, decree or similar order of any governmental authority or other person restraining, enjoining or otherwise preventing (or seeking to restrain, enjoin or otherwise prevent) the consummation of any of the transactions contemplated by this Agreement shall be pending or threatened.


     8.2 Conditions to Obligations of Intercardia. The obligation of Intercardia to effect the Merger is subject to the satisfaction of the following conditions unless waived by Intercardia:

     (a) Representations and Warranties. The representations and warranties of Transcell and Interneuron set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Intercardia shall have received a certificate signed on behalf of Transcell by its Chairman or Chief Executive Officer and its Chief Financial Officer or other acting executive officer performing duties equivalent to those of a "chief financial officer" to such effect. Transcell shall be entitled, as of the Closing Date, to supplement the representations and warranties set forth in this Agreement to reflect changes occurring between the date of this Agreement and the Closing by giving written notice to Intercardia on or before the Closing, provided, however, Intercardia shall not be obligated to effect the Merger to the extent that any such update would, individually or in the aggregate have a Material Adverse Effect on the Merger; provided however that, if the Closing occurs, neither Transcell nor any of its stockholders shall have any liability under Article 10 or otherwise for breach of representation or warranty with respect to matters disclosed in the amended or supplemented representations or warranties.

     (b) Performance of Obligations of Transcell. Transcell shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Intercardia shall have received a certificate signed on behalf of Transcell by its Chairman or Chief Executive Officer and its Chief Financial Officer or other acting executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

     (c) Burdensome Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity which, in connection with the grant of any Regulatory Approval, imposes any requirement upon Intercardia, or Transcell to (i) dispose of any asset which is material to such person, or
(ii) materially restrict or curtail the current operations or activities of such person or any of its affiliates.

     (d) FIRPTA Certificate. Intercardia shall have received such affidavits or certifications in form and substance reasonably satisfactory to Intercardia as are necessary to exempt the Merger from the provisions of section 1445 of the Code.

     (e) Price Protection. The Initial Market Price as determined by Section 4.1(a)(iv)(A) is not less than $10.00 per share or more than $34.00 per share.

     (f) Fairness Opinions. Intercardia shall have received and accepted the opinion of NMSI to the effect that, as of the date hereof, the consideration to be paid to the security holders of Transcell pursuant to this Agreement, is fair from a financial point of view, to Intercardia. Intercardia shall have received a copy of the Transcell fairness opinion prepared by Hempstead and shall in its sole discretion be satisfied with the contents of such opinion.

     (g) Princeton License. The license agreement currently being negotiated by Interneuron with Princeton University will be completed and all initial payments due thereunder upon execution of such agreement will be paid prior to Closing.

     (h) Limitation on Liabilities. As of Closing, the liabilities associated with Transcell's building obligations and capital lease obligations shall not exceed $491,000 and $1,509,000, respectively, without the written consent of Intercardia, unless incurred in the ordinary course of business.

     (i) SEC Matters. The SEC shall have declared effective the Statement for the registration of the Intercardia Common Stock constituting the Aggregate Merger Consideration under the 1933 Act. No stop order suspending the effectiveness of the Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Statement, shall have been initiated or to the knowledge of Intercardia threatened by the SEC. All necessary state securities and blue sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained and the Intercardia Common Stock constituting the Aggregate Merger Consideration shall have been listed with the Nasdaq National Market.

     (j) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all Outstanding Capital Stock, voting as a single class, at the Transcell stockholder meeting (the "Transcell Stockholder Approval") to adopt this Agreement shall have been obtained and shall be the only vote of the holders of any class or series of the Outstanding Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     (k) Absence of Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a Transcell Material Adverse Effect. As of the Closing Date, Intercardia shall have received a certificate to such effect signed on behalf of Transcell by its Chief Executive Officer and Chief Financial Officer.

     (l) Intercompany Agreement. The Intercompany Agreement between Interneuron and Transcell, dated as of June 30, 1997, shall have terminated.

     8.3 Conditions to Obligations of Transcell and Interneuron. The obligations of Transcell and Interneuron to effect the Merger are subject to the satisfaction of the following conditions unless waived by Transcell and
Interneuron:

     (a) Representations and Warranties. The representations and warranties of Intercardia set forth in this Agreement shall be true and correct in all material respects, in either case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Transcell shall have received a certificate signed on behalf of Intercardia by its Chief Executive Officer and Chief Financial Officer to such effect.

     (b) Performance of Obligations of Intercardia. Intercardia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Transcell shall have received a certificate signed on behalf of Intercardia by its Chief Executive Officer and its Chief Financial Officer to such effect.

     (c) Price Protection. The Initial Market Price as determined by Section 4.1(a)(iv)(A) is not less than $10.00 per share or more than $34.00 per share.

     (d) Fairness Opinion. Transcell shall have received and accepted the opinion of Hempstead to the effect that, as of the date hereof, the consideration to be paid to the security holders of Transcell pursuant to this Agreement, is fair from a financial point of view, to stockholders of Transcell (other than Interneuron). Transcell shall have received a copy of the Intercardia fairness opinion prepared by NMSI and shall in its sole discretion be satisfied with the contents of such opinion.

     (e) SEC Matters. The SEC shall have declared effective the Statement for the registration of the Intercardia Common Stock constituting the Aggregate Merger Consideration under the 1933 Act. No stop order suspending the effectiveness of the Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Statement, shall have been initiated or to the knowledge of Intercardia threatened by the SEC. All necessary state securities and blue sky permits approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained and the Intercardia Common Stock constituting the Aggregate Merger Consideration shall have been listed with the Nasdaq National Market.

     (f) Voting Requirements. The affirmative vote of the holders of a majority of the issued shares of Common Stock of Intercardia, voting as a single class, which are voted at a duly called Intercardia Stockholder Meeting (the "Intercardia Stockholder Approval"), to adopt this Agreement shall have been obtained and shall be the only vote of the holders of any class or series of shares of Intercardia necessary to approve and adopt this Agreement and the transactions contemplated hereby.

     (g) Confirmation. Intercardia shall confirm to Transcell that, as of the time of execution hereof and the time of the Closing, after a review of the Transcell Disclosure Letter, neither Clayton I. Duncan nor Richard W. Reichow has, in connection with their performance of due diligence related to the Merger, received or reviewed information which if omitted from the Transcell Disclosure Letter would at such date and time cause the Transcell Disclosure Letter to be incorrect or incomplete in any material respect and Transcell shall have received a certificate signed on behalf of Intercardia by Messrs. Duncan and Reichow to such effect.

     (h) Absence of Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in an Intercardia Material Adverse Effect. As of the Closing Date, Transcell shall have received a certificate to such effect signed on behalf of Intercardia by its Chief Executive Officer and Chief Financial Officer.


                                   ARTICLE 9

                        Termination; Amendment; Waiver

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Transcell Stockholder Approval or Intercardia Stockholder Approval:

     (a) by mutual written consent of Transcell, Interneuron and Intercardia;

     (b) by any of Transcell, Interneuron or Intercardia:

      (i) if the Merger shall not have been consummated by May 31, 1998, provided, that the right to terminate this Agreement pursuant to this
   Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

      (ii) if Transcell Stockholder Approval shall not have been obtained at a Transcell Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof (or pursuant to a written consent in lieu thereof);


      (iii) if Intercardia Stockholder Approval shall not have been obtained at an Intercardia Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

      (iv) if any governmental entity shall have issued a judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition (collectively, "Restraints") or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Restraint or other action shall have become final and nonappealable.

     (c) by Intercardia, if Transcell shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Transcell of such breach provided, that such 30-day period shall be extended for so long as Transcell shall be making all reasonable attempts to cure such breach, unless the breach is not susceptible of a cure.

     (d) by Intercardia, if Transcell, or any of its directors, employees, representatives or agents shall take any of the actions proscribed by Section 7.1, unless such action was taken by a director, employee, representative or Agent and was inadvertent, provided that, upon learning of such violation, Transcell forthwith gives Intercardia notice thereof and takes all reasonable action requested by Intercardia to cure such violation and to ensure future compliance with Section 7.1;

     (e) by Transcell, if Intercardia shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or if Intercardia shall have failed to satisfy the condition set forth in Section 8.3(b) prior to the date set forth in Section 9.1(b)(i) (and all other conditions set forth in Sections
8.1 (other than obtaining Intercardia Stockholder Approval) and 8.2 have been satisfied or waived), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 8.3(a) or (b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Intercardia of such breach, provided that such 30 day period shall be extended for so long as Intercardia shall be making all reasonable attempts to cure such breach unless the breach is not susceptible of a cure.

     9.2 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 9.1 hereof, this Agreement, except for the provisions of Sections 7.6, 9.2 and 11.5, shall terminate, without any liability on the part of any party to this Agreement for breach of this Agreement. Such a termination will not prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, reasonable attorneys' fees.

     9.3 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of Transcell, and Intercardia at any time before or after Transcell Stockholder Approval is obtained but, after such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of Transcell's stockholders hereunder without the approval of such stockholders as required by law. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.


     9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Boards of Directors of Transcell and Intercardia, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



                                   ARTICLE 10

                                Indemnification

     10.1 Indemnification of Intercardia. The stockholders of Transcell (hereinafter the "Exchanging Stockholders") agree to indemnify and hold harmless Intercardia and its successors and assigns (individually an "Acquiror Indemnitee", and collectively the "Acquiror Indemnitees") from, against, and in respect of the following:

     (a) any and all losses, damages, deficiencies or liabilities caused by or resulting or arising from: (i) any breach of the representations and warranties of Transcell contained in this Agreement; (ii) any failure by Transcell or Interneuron to perform or otherwise fulfill or comply with (X) if this Agreement shall have been terminated, any other covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Transcell or Interneuron, as applicable, prior to the Closing; or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Transcell or Interneuron, as applicable, after the Closing; or (iii) taxes due for periods ending prior to the Effective Time, including Payment Taxes; and

     (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Acquiror Indemnitees or in connection with investigating, defending, settling (with the consent of Interneuron, which shall not be unreasonably withheld) or prosecuting any action, suit, proceeding or claim against any of the Acquiror Indemnitors hereunder), directly incident to such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Acquiror Indemnitee in respect of which such Acquiror Indemnitee proposes to demand indemnification, such Acquiror Indemnitee shall notify Interneuron thereof within twenty (20) days after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Acquiror Indemnitee, and an explanation of the Acquiror Indemnitee's contentions and defenses with as much specificity and particularity as the circumstances permit. Subject to rights of or duties to any insurer or other third Person having liability therefor, Interneuron shall have the right within 20 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel; provided further, however, that if Transcell or Interneuron shall have exercised its right to assume such control, the Acquiror Indemnitees: (X) may, in their sole discretion and expense, employ counsel to represent them (in addition to counsel employed by Interneuron) in any such matter, and in such event counsel selected by Interneuron shall be required to reasonably cooperate with such counsel of the Acquiror Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Acquiror Indemnitee; and (Y) shall, at its own expense, make available to Interneuron those employees of the Acquiror Indemnitees whose assistance, testimony or presence is reasonably deemed by Interneuron necessary or beneficial to assist Interneuron in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of the Acquiror Indemnitees.

     10.2 Indemnification of Exchanging Stockholders. Intercardia agrees to indemnify and hold harmless the Exchanging Stockholders and their respective successors and assigns (individually a "Transferor Indemnitee", and collectively the "Transferor Indemnitees") from, against and in respect of:

     (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to: (i) any breach of the representations and warranties of Intercardia contained in this Agreement; and
(ii) any failure by Intercardia to perform or otherwise fulfill or comply with
(X) if this Agreement shall have been terminated or any covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by Intercardia prior to or in connection with the Closing; or (Y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Intercardia after the Closing; and

     (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees (whether or not incurred by the Transferor Indemnitees in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Intercardia hereunder), incident to any of the items referred to herein or such indemnification;

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Transferor Indemnitee in respect of which such Transferor Indemnitee proposes to demand indemnification, such Transferor Indemnitee shall notify Intercardia thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Transferor Indemnitees and an explanation of the Transferor Indemnitees' contentions and defenses with as much specificity and particularity as the circumstances permit, provided that the failure of the Transferor Indemnitee to give such notice shall not relieve Intercardia of its obligations under this Section 10.2 if the Transferor Indemnitee shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii) Intercardia shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Intercardia shall have the right within 10 days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel; provided further, however, that if Intercardia shall have exercised its right to assume such control, the Transferor
Indemnitees: (X) may, in their sole discretion and expense, employ one counsel to represent them (in addition to counsel employed by Intercardia) in any such matter, and in such event counsel selected by Intercardia shall be required to cooperate with such counsel of the Transferor Indemnitees in such defense, compromise or settlement for the purpose of informing and sharing information with such Transferor Indemnitees; and (Y) shall, at their own expense, make available to Intercardia those employees of Transcell whose assistance, testimony or presence is reasonably deemed by Intercardia necessary or beneficial to assist Intercardia or Interneuron in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of the Acquiror Indemnitees.

     10.3 Procedures Relating to Indemnification of Tax Claims. If an inquiry shall be made by any taxing authority, which, if successful, might result in an indemnity payment to any Acquiror Indemnitee relating to Payment Taxes (a "Tax

Claim"), Intercardia shall as promptly as reasonably practicable notify Interneuron in writing of such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Interneuron has been actually prejudiced as a result of such failure.

     With respect to any Tax Claim, Intercardia shall control proceedings in connection with such Tax Claim (including selection of counsel reasonably acceptable to Interneuron) and Interneuron shall be entitled to participate in any such proceedings and, without limiting the foregoing, Intercardia may pursue or forego administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and Intercardia may either pay the tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that (i) Interneuron shall have no liability for indemnification under this
Section 10 for any Tax Claims if any payment of the tax claimed was made by Intercardia without Interneuron's prior written consent, which consent shall not be unreasonably withheld, and (ii) Interneuron may, upon written request, assume control of such proceedings including, without limiting the generality of the foregoing, assuming the rights of Intercardia in the preceding clause and Intercardia shall be entitled to continue to participate in any such proceeding.

     Intercardia and Interneuron shall cooperate in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and in making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

     10.4 Remedies. Notwithstanding any provision to the contrary in this Agreement, the indemnification rights set forth in this Article 10, all of which are subject to the terms, limitations and restrictions of this Article 10, and the enforcement thereof and collection thereunder, shall be the exclusive remedy after Closing with respect to claims relating to the subject matter of this Agreement or certificates to be delivered at Closing hereunder. Such limitations set forth in this Section 10.4 shall not impair the rights of any of the parties to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement. In connection with the seeking of any non-monetary equitable relief, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties (subject to the provisions of Section 11.11 below), in addition to any other remedy to which they may be entitled, at law or in equity.

     10.5 Survival. Notwithstanding anything herein to the contrary, this
Article 10 shall survive termination of this Agreement without limitation; provided however, that this survival shall not extend a liability otherwise limited by Article 9, and no indemnifying party shall be liable for any claim for indemnification initially asserted by an indemnified party pursuant to any provision of this Agreement after the date which is eighteen (18) months after the Effective Time except for indemnification relating to Section 5.4 (relating in any manner to employment tax matters) and Section 5.10 (relating in any manner to Class A Common Stock or the calculation of Class A Common Stock Equivalents) which indemnity obligation shall survive without limitation so long as notice of such indemnity obligation is given to the indemnifying party on a timely basis.

   10.6 Limitation on Liability.

     (a) Notwithstanding any provision to the contrary in this Article 10, no claim, either individually or in the aggregate, for indemnification hereunder, shall be valid and assertable unless such claims in the aggregate are equal to or greater than $75,000 (the "Basket Deductible"), in which case, subject to the limitations set forth in Section 10.9(b), the indemnifying party shall be liable for amounts relating back to amounts in excess of $50,000.

     (b) In no event shall the aggregate liability of any of the Exchanging Stockholders for indemnification hereunder or otherwise arising out of or relating to this Agreement exceed the aggregate market value of his pro rata share of the Aggregate Merger Consideration as of the Closing Date; provided, however, the aggregate amount of the indemnity obligation under Article 10 (except those relating to a breach or breaches of Section 5.10, relating in any manner to Class A Common Stock or the calculation of Class A Common Equivalent Shares) shall not exceed One Million Five Hundred Thousand ($1,500,000) Dollars. Notwithstanding anything to the contrary stated above, the indemnity obligation relating to a breach or breaches of Section 5.4 relating in any manner to Payment Taxes shall not be an obligation of any Exchanging Stockholder other than Interneuron, as to whom it shall be unlimited. In no event shall the aggregate liability of Intercardia and Transcell for indemnification hereunder or otherwise arising out of or relating to this Agreement exceed One Million Five Hundred Thousand ($1,500,000) Dollars.

     (c) The Exchanging Stockholders shall have no claim or right to action against Transcell for recovery of any indemnity obligation hereunder;

     (d) Transcell hereby appoints Interneuron to act on behalf of the Exchanging Stockholders with respect to all matters under this Article 10.

     10.7 Calculation of Indemnification. The amount of indemnification payable by an indemnifying party under this Article 10 shall be (a) reduced by any insurance proceeds received by the indemnified party with respect to the claim for which indemnification is sought and (b) reduced by the amount of any net tax benefits realized by the indemnified party. If the amount to be netted under this Section 10.7 (the "Reduction Amount") from any payment required under this Article 10 is determined after payment by the indemnifying party of any amount otherwise required to be paid to an indemnified party pursuant to this Article 10, the indemnified party shall promptly upon such determination repay the Reduction Amount to the indemnifying party.


                                   ARTICLE 11

                              General Provisions

     11.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of eighteen (18) months, provided, however, that representation and warranties set forth in
Section 5.4 (relating in any manner to employment tax matters) and Section 5.10 (relating in any manner to Class A Common Stock or the calculation of Class A Common Stock Equivalents) shall survive the Effective Time without limitation

     11.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:



   If to Intercardia                      With a copy to:
      Post Office Box 14287               Wyrick Robbins Yates & Ponton LLP
      3200 East Highway 54                4101 Lake Boone Trail -- Suite 300
      Cape Fear Building, Suite 300       Raleigh, North Carolina 27607
      Research Triangle Park, NC 27709    Telephone: 919-781-4000
      Telephone: 919-558-8688             Facsimile: 919-781-4865
      Facsimile: 919-544-1245             Attention: Larry E. Robbins, Esq.
      Attention: Clayton I. Duncan

   If to Transcell:                       With a copy to:
      Transcell Technologies, Inc.        Bachner Tally Polevoy & Misher LLP
      8 Cedar Brook Drive                 380 Madison Avenue, 18th Floor
      Cranbury, NJ 08512                  New York, NY 10017
      Telephone: 609-655-6900             Telephone: 212-687-7000
      Facsimile: 609-655-6960             Facsimile: 212-682-5729
      Attention: Glenn L. Cooper, M.D.    Attention: Jill M. Cohen, Esq.
   If to Interneuron:                     With a copy to:
      Interneuron Pharmaceuticals, Inc.   Bachner Tally Polevoy & Misher LLP
      99 Hayden Avenue                    380 Madison Avenue, 18th Floor
      Lexington, MA 02173                 New York, NY 10017
      Attention: Glenn L. Cooper, M.D.    Telephone: 212-687-7000
      Facsimile: 617-862-3859             Facsimile: 212-682-5729
                                          Attention: Jill M. Cohen, Esq.


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3 Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit to the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.8, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4 Entire Agreement. This Agreement, the Disclosure Letter, the Schedules and the Exhibits, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto including, without limitation, the letter dated November 5, 1997 by and among Intercardia, Transcell and Interneuron.

     11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Transcell and Intercardia hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     11.6 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.7 Interpretation; Certain Definitions. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock or issued share capital, other than directors' qualifying shares, are beneficially owned by such other party.

     11.8 Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

     11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   11.10 Enforcement of Agreement.

     (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonably attorneys' fees and disbursements, and court costs.

     11.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     11.12 Knowledge. Intercardia hereby agrees that to the extent that any representation or warranty of Transcell contained in this Agreement is untrue or incorrect and Intercardia had actual knowledge of such untruth or inaccuracy prior to the execution of this Agreement, (i) Intercardia shall have no rights under this Agreement with respect to such untruth or inaccuracy and (ii) any such representation or warranty shall be deemed to be amended to the extent necessary to render it consistent with the actual knowledge of Intercardia; provided, however, the provisions of this Section 11.12 shall not apply to warranties or representations relating to Payment Taxes or the calculation of Class A Common Equivalent Shares. The knowledge of Intercardia shall be defined as the actual knowledge of Clayton I. Duncan or Richard W. Reichow.

     11.13 Further Action. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

     11.14 Arbitration. The parties agree that they shall attempt in good faith to settle any controversy or claim arising out of or relating to this Agreement, or any breach hereof by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be held in Wilmington, Delaware. Any arbitration award shall be final and conclusive and shall be binding upon the parties and a judgment may be entered in the highest state or federal court of Delaware having jurisdiction.

     11.15 Invalidity, Etc. Should any provision of this Agreement be held by a court of arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a party hereof and treated as though originally set forth in this Agreement. The parties further agreed that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and caused the same to be duly delivered on their behalf on the day and year first written above.


                                        TRANSCELL TECHNOLOGIES, INC.



                                        By: /s/ GLENN L. COOPER
                                           ------------------------------------

                                           Name: Glenn L. Cooper

                                           Title: Acting President & CEO


                                        INTERNEURON PHARMACEUTICALS INC.



                                        By: /s/ GLENN L. COOPER
                                           ------------------------------------

                                           Name: Glenn L. Cooper

                                           Title: Acting President & CEO


                                        INTERCARDIA, INC.



                                        By: /s/ CLAYTON I. DUNCAN
                                           ------------------------------------

                                           Name: Clayton I. Duncan

                                           Title: President & CEO

                                    ANNEX B

                              NMS FAIRNESS OPINION

March 2, 1998


Board of Directors
Intercardia, Inc.
P.O. Box 14287
3200 East Highway 54
Cape Fear Building, Suite 800
Research Triangle Park, NC 27709-4287

Gentlemen:

     We understand that Transcell Technologies, Inc., a Delaware corporation ("Seller"), and Intercardia, Inc., a Delaware corporation ("Buyer"), have entered into a Merger Agreement (the "Merger Agreement"), which contemplates a merger of Seller with and into Buyer, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that all of the outstanding shares of the capital stock of Seller will be converted into the right to receive over a 21-month period shares of the common stock, $0.001 par value per share ("Buyer Common Stock"), of Buyer with an estimated discounted present value as of the closing of the Merger of approximately $12.8 million, subject to certain adjustments set forth in the Merger Agreement. In addition, Interneuron Pharmaceuticals, Inc., a Delaware corporation ("Interneuron"), the majority stockholder of both Seller and Buyer, will agree to cancel certain indebtedness presently owing from Seller to Interneuron in connection with the closing of the Merger, and as a further term Buyer will agree to pay Interneuron a minimum royalty of $3.0 million payable in Buyer Common Stock in consideration for the assignment of certain rights by Interneuron to Buyer and the guarantee by Interneuron of certain lease obligations. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement. The Buyer Common Stock to be issued to the stockholders of Seller in the Merger taken together with the Buyer Common Stock to be issued to Interneuron in connection with the aforementioned assignment of rights and guarantee of lease obligations is collectively referred to herein as the "Total Consideration".

     You have asked for our opinion as investment bankers as to whether the Total Consideration to be paid by Buyer in connection with the Merger is fair to Buyer from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Buyer with respect to alternatives to the Merger or Buyer's underlying decision to proceed with or effect the Merger.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Buyer, including the consolidated financial statements of Buyer for recent years and interim periods to December 31, 1997 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer, including the financial statements of Seller for recent years and interim periods to September 30, 1997; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) compared Seller from a financial point of view with certain other companies in the biotechnology industry which we deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the biotechnology industry which we deemed to be comparable, in whole or in part, to the Merger; (v) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vi) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Buyer's management; and (vii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Buyer as to all legal and financial reporting matters with respect to Buyer, the Merger and the Merger

Agreement. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.


     In the ordinary course of our business, we actively trade the equity securities of Buyer and Interneuron for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Interneuron and Buyer and performed various investment banking services for Buyer, Interneuron and Seller.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Total Consideration to be paid by Buyer in connection with the Merger is fair to Buyer from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Total Consideration to Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission by Buyer in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report of valuation within the meaning of Section 11 of the Securities Act.

                                        Very truly yours,




                                        /s/ NationsBanc Montgomery Securities
                                        LLC

                                        NATIONSBANC MONTGOMERY SECURITIES LLC

                                    ANNEX C

                           HEMPSTEAD FAIRNESS OPINION


February 26, 1998


The Board of Directors
Transcell Technologies, Inc.
8 Cedar Brook Drive
Cranbury, NJ 08512

Gentlemen:

     You have asked us to render an opinion regarding the terms of a proposed transaction whereby Intercardia, Inc. ("Intercardia") will acquire all of the issued and outstanding capital stock and assume the stock option plan and the outstanding stock options and stock warrants of Transcell Technologies, Inc. ("Transcell"), a Delaware corporation, through a merger of Transcell with and into Intercardia (the "Merger").


     The basic terms and conditions of the Merger are outlined in a draft Agreement and Plan of Merger between Intercardia, Inc., Transcell Technologies, Inc. and Interneuron Pharmaceuticals, Inc. (the "Draft Merger Agreement"). We also discussed terms of the Merger with certain members of the management of Interneuron Pharmaceuticals, Inc. ("Interneuron") and Transcell. Interneuron owns a majority ownership position in the stock of Transcell. The remaining equity interests, including certain contingent equity interests, are held by a variety of investors, managers, employees and others (collectively referred to as the "Minority Interest Shareholders"). Specifically, our opinion addresses the fairness, from a financial point of view, of the Merger to the Minority Interest Shareholders of Transcell Technologies, Inc.


     Under the terms of the Merger, as expressed in the Draft Merger Agreement, all of the issued and outstanding capital stock of Transcell shall be canceled in exchange for the consideration (the "Aggregate Merger Consideration") to be paid by Intercardia. The total Aggregate Merger Consideration will be paid in common stock of Intercardia or in warrants or options to purchase Intercardia common stock. The proposed allocation of the Purchase Price among the Shareholders of Transcell, including the Minority Interest Shareholders, is described in detail in the Draft Merger Agreement.


     In connection with this opinion we have, among other things, (i) reviewed a Letter of Intent, dated November 5, 1997 sent by Intercardia to Dr. Glenn L. Cooper, which outlines proposed terms of the Merger; (ii) reviewed the Draft Merger Agreement as of February 26, 1998; (iii) conferred recently with Dr. Daniel Kahne, the founder of Transcell, and Dr. Michael J. Sofia, regarding the development, current status and potential of Transcell's business including the current status of a Research Collaboration and License Agreement by and among Merck & Co., Inc., Transcell Technologies, Inc. and Interneuron Pharmaceuticals, Inc.; (iv) reviewed certain unaudited financial statement information for Transcell including preliminary income statement data for the fiscal year ending September 30, 1997, and balance sheet data as of September 30, 1997; (v) reviewed additional financial statement information as of December 31, 1997; (vi) reviewed certain publicly available information, including SEC filings and analyst's reports pertaining to Interneuron, Transcell and Intercardia; and vii) conducted such other financial studies, analyses and investigations and reviewed such other factors we deemed appropriate for purposes of this opinion.


     In conducting our analysis, we considered a number of approaches to financial valuation, including market-based, earnings-based and asset based approaches. In particular, we reviewed pricing data pertaining to transactions in Transcell's capital stock, pricing data derived from publicly traded companies which we deemed relevant and pricing data derived from other industry transactions.

     In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all financial and other information supplied to us by Transcell or its parent company, Interneuron. Our opinion is based upon the economic, monetary and market conditions existing on the date of this letter. We have not been requested to make, nor have we made, an independent evaluation or appraisal of the individual assets and liabilities (contingent or otherwise) associated with Transcell, nor were we furnished with any such evaluations or appraisals. Estimates of value used in the course of developing this opinion are not appraisals and should not be misconstrued as appraisals.

     We have not been involved in the negotiation of the Merger. We have assumed that the Merger will be consummated on the terms and conditions described in the Draft Merger Agreement reviewed by us, and as described to us by the management of Interneuron and Transcell.

     It is understood that this letter is directed to inform the Board of Directors of Transcell Technologies, Inc. only and may not be used for any other purpose without the prior written consent of Hempstead & Co. Inc.

     Based on the foregoing and other considerations which we deemed pertinent, we are of the opinion that as of the current date, the proposed terms of the Merger, as described in the body of this letter and in the Draft Merger Agreement, are fair, from a financial point of view, to the Minority Interest Shareholders of Transcell Technologies, Inc.

                                        Very truly yours,



                                        /s/ Hempstead & Co. Inc.

                                        HEMPSTEAD & CO. INC.

                                    ANNEX D

                               SECTION 262 OF THE
                       DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;


         (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Section 145 ("Section 145") of the DGCL, provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

     Article Seventy of Intercardia's Certificate of Incorporation provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorney's fees, and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of Intercardia. The indemnification provided by Intercardia's Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

     Section 102(b)(7) of the DGCL, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of Intercardia's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

     The Company maintains liability insurance through Interneuron insuring the Company's officers and directors against liabilities that they may incur in such capacities.


     Intercardia's Investors' Rights Agreements provide for cross-indemnification of the stockholders of Intercardia whose shares with registration rights are included in a registration under the Act, and of Intercardia, its officers and directors for certain liabilities arising in connection with such registration.


     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling Intercardia pursuant to the foregoing provisions, Intercardia has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     At present, there is no pending litigation or proceeding involving a director or officer of Intercardia as to which indemnification is being sought nor is Intercardia aware of any threatened litigation that may result in claims for indemnification by any officer or director.

                               Item 21. Exhibits




  Exhibit No.                                                      Description
--------------- -----------------------------------------------------------------------------------------------------------------
        2.1     Agreement and Plan of Merger, dated as of March 2, 1998, among the Registrant, Interneuron Pharmaceuticals,
                Inc. and Transcell Technologies, Inc. (see page A-1).
       3.1(a)   Certificate of Incorporation, as currently in effect.
       3.2(a)   Bylaws, as currently in effect.
       4.1(a)   Form of Common Stock certificate.
      10.1(a)   Form of Intercardia, Inc. Investors' Rights Agreement.
      10.2(a)   Letter of Understanding between Cardiovascular Pharmacology Engineering and Consultants, Inc. and the VA
                Cooperative Studies Program, dated March 18, 1994; related Memorandum of Agreement for Conduct of the
                Trial "Beta-Blocker Evaluation of Survival Trial"; and related Agreement No. 1 Y01HC 402004-00, dated
                September 8, 1994, as amended.
      10.3(a)   Agreement between Bristol-Myers Squibb Company and Cardiovascular Pharmacology Engineering and
                Consultants, Inc., dated December 6, 1991, as amended.
      10.4(a)*  License Agreement between Duke University and Aeolus Pharmaceuticals, Inc., dated July 21, 1995.
      10.5(a)   Consulting Agreement between Myocor, Inc. and Intercardia, Inc., dated October 1, 1994.
      10.6(a)   Employment Agreement between Clayton I. Duncan and Intercardia, Inc., dated January 3, 1995, as amended.
      10.7(a)   Acquisition Agreement relating to the acquisition by Intercardia, Inc. of 80% of CPEC, dated May 13, 1994, as amended.
      10.8(f)   Intercardia, Inc. 1994 Stock Option Plan, as amended.
      10.9(a)   Office Lease between Highwoods/Forsyth Limited Partnership and Intercardia, Inc., dated April 24, 1995.
     10.10(a)   Master Equipment Lease between Phoenix Leasing Incorporated and Intercardia, Inc., dated June 12, 1995, and related Sublease and Acknowledgment of Assignment to Aeolus Pharmaceuticals, Inc.
     10.11(a)*  Development and Marketing Collaboration and License Agreement between Astra Merck Inc., Intercardia, Inc.
                and CPEC, Inc., dated December 4, 1995.
     10.12(b)   Intercardia, Inc. 1995 Employee Stock Purchase Plan.
     10.13(a)   Employment Agreement between David P. Ward, M.D. and Intercardia, Inc., dated November 1, 1995.
     10.14(a)   Employment Agreement between Richard W. Reichow and Intercardia, Inc., dated November 1, 1995.
     10.15(a)   Intercompany Services Agreement between Interneuron Pharmaceuticals, Inc. and Intercardia, Inc., dated
                December 4, 1995.
     10.16(a)   Tax Allocation Agreement between Interneuron Pharmaceuticals, Inc. and Intercardia, Inc., dated December 4,
                   1995.
     10.17(a)   Letter regarding Intercardia's right of first refusal with respect to CPEC stock, dated January 18, 1996.
     10.18(b)   Development Agreement between Global Pharm, Inc., Intercardia, Inc. and CPEC, Inc., dated January 26, 1996.
     10.19(b)   Lease Amendment Number One, dated March 6, 1996, to Office Lease between Highwoods/Forsyth Limited
                Partnership and Intercardia, Inc.
     10.20(c)*  Agreement for Feasibility Study, Amendment Number One thereto, and related License Agreement, each dated
                April 15, 1996, among Jago Pharma AG, Jagotec AG, Intercardia, Inc. and CPEC, Inc.
     10.21(d)*  Agreement among Intercardia, Inc., CPEC, Inc. and Knoll AG dated December 19, 1996.
     10.22(e)   Lease Amendment Number Two, dated March 14, 1997, to Office Lease between Highwoods/Forsyth Limited
                Partnership and Intercardia, Inc.
     10.23(f)   Sponsored Research Agreement between The University of North Carolina at Chapel Hill and Renaissance Cell
                Technologies, Inc. dated September 4, 1997.
     10.24(f)   Sponsored Research Agreement between National Jewish Medical and Research Center and Aeolus
                Pharmaceuticals, Inc., dated September 11, 1997.
     10.25(f)*  Development, Manufacturing, Marketing and License Agreement between Knoll AG, Intercardia, Inc. and
                CPEC, Inc., effective as of December 19, 1996.
     10.26(f)   Employment Agreement between Clayton I. Duncan and Intercardia, Inc., dated December 15, 1997.
      21.1 (f)  List of Subsidiaries.
      23.1      Consent of Coopers & Lybrand L.L.P. relating to Intercardia.
    23.1.1      Consent of Coopers & Lybrand L.L.P. relating to Intercardia.
      23.2      Consent of Coopers & Lybrand L.L.P. relating to Transcell.
      23.3      Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).
      24.1      Power of Attorney (see page S-1).


---------
     * Confidential treatment requested.

(a) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-08209).

(b) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

(c) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

(d) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

(e) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

(f) Incorporated by reference to the similarly numbered Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.


Item 22. Undertakings

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the foregoing paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Intercardia being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Research Triangle Park, State of North Carolina, on this 6th day of April 1998.



                                        INTERCARDIA, INC.




                                          /s/ Clayton I. Duncan
                                          -------------------------------------
                                          Clayton I. Duncan,

                                          President and Chief Executive Officer



                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Clayton
I. Duncan and Richard W. Reichow, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





                Signature                                  Capacity                      Date
----------------------------------------  ----------------------------------------- --------------
  /s/  CLAYTON I. DUNCAN                  Director, President and Chief Executive   April 6, 1998
  ----------------------------------
  Clayton I. Duncan                       Officer (Principal Executive Officer)
  /s/  RICHARD W. REICHOW                 Senior Vice President, Chief Financial    April 6, 1998
  ----------------------------------
  Richard W. Reichow                      Officer and Treasurer (Principal
                                          Financial and Accounting Officer)
  /s/  GLENN L. COOPER, M.D.              Director                                  April 6, 1998
  ----------------------------------
  Glenn L. Cooper, M.D.
  /s/  JOSEPH J. RUVANE, JR.              Director                                  April 6, 1998
  ----------------------------------
  Joseph J. Ruvane, Jr.
  /s/  DAVID B. SHARROCK                  Director                                  April 6, 1998
  ----------------------------------
  David B. Sharrock

*******************************************************************************
                                   APPENDIX



                               INTERCARDIA, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                                     PROXY


     The undersigned, a stockholder of Intercardia, Inc., a Delaware corporation ("Intercardia"), hereby constitutes and appoints Clayton I. Duncan and Richard W. Reichow, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the annual meeting of stockholders of Intercardia to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on May 6, 1998, commencing at 9:30 a.m., Eastern Time, and any adjournment(s) thereof (the "Meeting"). The undersigned hereby directs this proxy to be voted as follows:


   1. The approval of the Merger Agreement, as described in the accompanying Proxy Statement/Prospectus:

 Vote for [ ]  Vote against [ ]  Abstain [ ]

   2. The election of four directors:


      [ ] FOR ALL NOMINEES                 [ ] WITHHOLD AUTHORITY TO
         LISTED BELOW (except as           VOTE FOR ALL NOMINEES
         marked to the contrary below)     LISTED BELOW

       INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name listed below.

                   Clayton I. Duncan, Glenn L. Cooper, M.D.,
                   Joseph J. Ruvane, Jr., David B. Sharrock

     3. The approval of amendments to the 1994 Stock Option Plan to, among other things, increase the number of shares reserved for issuance thereunder from 1,500,000 to 2,500,000 shares as described in the accompanying Proxy Statement/Prospectus:

 Vote for [ ]  Vote against [ ]  Abstain [ ]


     4. The ratification of the appointment of Coopers & Lybrand L.L.P. as the independent auditors of Intercardia for the fiscal year ending September 30, 1998:

 Vote for [ ]  Vote against [ ]  Abstain [ ]

     DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES LISTED ABOVE, FOR PROPOSAL 1, FOR PROPOSAL 3 AND FOR PROPOSAL 4.


     This Proxy will be voted as directed above. In the absence of any direction, this Proxy will be voted for the Intercardia's slate of nominees for director, for Proposals 1, 3 and 4, and with discretion to vote upon such other matters as may be brought before the Meeting. Any proxy heretofore given by the undersigned for the Meeting is hereby revoked and declared null and void and without any effect whatsoever.


                                        DATED:              , 1998

                                                          (SEAL)

                                        [Please sign exactly as name appears on
                                        certificate(s)]


                                      ----------------------------------------
                                        Print name and title, if appropriate


                                                          (SEAL)

                                        [Please sign exactly as name appears on
                                        certificate(s)]


                                      ----------------------------------------
                                        Print name and title, if appropriate

                         TRANSCELL TECHNOLOGIES , INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                                     PROXY


     The undersigned, a stockholder of Transcell Technologies, Inc., a Delaware corporation ("Transcell"), hereby constitutes and appoints Glenn L. Cooper, M.D. attorney and proxy with full power of substitution to act and vote all shares of the undersigned at the special meeting of stockholders of Transcell to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on May 6, 1998, commencing at 9:00 a.m., Eastern Time, and any adjournment(s) thereof (the "Meeting"). The undersigned hereby directs this proxy to be voted as follows:


   1. The approval of the Merger Agreement, as described in the accompanying Proxy Statement/Prospectus:


 Vote for [ ]  Vote against [ ]  Abstain [ ]

     DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 1.

     This Proxy will be voted as directed above. In the absence of any direction, this Proxy will be voted for Proposal 1, with discretion to vote upon such other matters as may be brought before the Meeting. Any proxy heretofore given by the undersigned for the Meeting is hereby revoked and declared null and void and without any effect whatsoever.



                                        DATED:              , 1998

                                                          (SEAL)

                                        [Please sign exactly as name appears on
                                        certificate(s)]


                                      ----------------------------------------
                                        Print name and title, if appropriate


                                                          (SEAL)

                                        [Please sign exactly as name appears on
                                        certificate(s)]


                                      ----------------------------------------
                                        Print name and title, if appropriate